UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CORAUTUS GENETICS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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70 Mansell Court, Suite 100, Roswell, GA 30076 Phone: 404.526.6200 Fax: 404.526.6218 www.corautus.com

                    , 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Corautus Genetics Inc. to be held at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308, on                     , 2007, at 10:00 a.m., local time.

Corautus Genetics Inc. and VIA Pharmaceuticals, Inc., a privately-held Delaware corporation and which we refer to as VIA, have entered into a merger agreement, dated February 7, 2007, pursuant to which a wholly-owned subsidiary of Corautus will merge with and into VIA such that VIA will continue as the surviving company. If the merger is consummated, VIA will become a wholly-owned subsidiary of Corautus and outstanding shares of VIA common stock and VIA preferred stock will automatically be converted into the right to receive shares of Corautus common stock. Each outstanding option to purchase shares of VIA common stock that is not exercised prior to the consummation of the merger will be assumed by Corautus at the effective time of the merger and will become an option to purchase shares of Corautus common stock. The shares of Corautus common stock that holders of VIA’s equity securities will be entitled to receive pursuant to the merger are expected to represent approximately 77.59% of the fully-diluted shares of the combined company immediately following the consummation of the merger based on Corautus having a net cash balance of $11.25 million at closing. The actual number of shares of Corautus common stock that holders of VIA’s equity securities will be entitled to receive pursuant to the merger is subject to upward or downward adjustment based on Corautus’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger.

At the special meeting, among other things, you will be asked to approve (a) the issuance of shares of our common stock to the stockholders of VIA, pursuant to the terms of the merger agreement, and the resulting change of control that will occur in connection with the share issuance and (b) amendments to our certificate of incorporation to (i) increase the authorized number of shares of our common stock from 100,000,000 to 200,000,000, (ii) effect a reverse stock split of our common stock, and (iii) change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.,” as described in the accompanying proxy statement.

After careful consideration, our board of directors has determined that the merger with VIA and the related merger agreement are advisable, fair to and in the best interests of our stockholders, has approved the merger agreement, the issuance of common stock and the three amendments to our certificate of incorporation described in the accompanying proxy statement, and has recommended that you vote for these proposals. VIA is a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease, which, if the merger is consummated, will become the business of Corautus. Our board believes that, although the merger with VIA represents a change in the scientific focus of our business, the merger affords our existing stockholders an opportunity for future value.

The accompanying proxy statement provides a detailed description of the proposed merger, and a copy of the merger agreement is attached to the proxy statement as Annex A. In addition, the proxy statement provides you with important information regarding the other proposals that require your vote. I urge you to read the proxy statement materials in their entirety and consider them carefully. Please pay particular attention to the “Risk Factors” for a discussion of the risks related to the merger.

Whether or not you are able to attend the special meeting, please complete, date, execute and return the enclosed proxy card in the accompanying postage-paid envelope as soon as possible. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

Richard E. Otto

President, Chief Executive Officer and Director

CORAUTUS GENETICS INC.

70 Mansell Court, Suite 100

Roswell, Georgia 30076

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2007

NOTICE HEREBY IS GIVEN that a special meeting of stockholders of Corautus Genetics Inc. will be held at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308, on                     , 2007, at 10:00 a.m., local time, for the purposes of considering and voting upon:

1.	A proposal to approve the issuance of shares of our common stock, par value $0.001 per share, to the holders of equity securities of VIA Pharmaceuticals, Inc., a privately-held Delaware corporation, pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated February 7, 2007, by and among Corautus, VIA Pharmaceuticals, Inc. and Resurgens Merger Corp., a Delaware corporation and our wholly-owned subsidiary, and the resulting change of control that will occur in connection with the share issuance.

2.	A proposal to approve an amendment to our certificate of incorporation to increase the authorized shares of our common stock from 100,000,000 to 200,000,000.

3.	A proposal to approve an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within a range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced.

4.	A proposal to approve an amendment to our certificate of incorporation to change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.”

5.	A proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 4.

6.	Such other business as properly may come before the special meeting or any adjournments or postponements thereof.

Our board of directors is not aware of any other business to be presented to a vote of the stockholders at the special meeting. Information relating to the above matters is set forth in the attached proxy statement. Our board of directors has fixed                     , 2007 as the record date for the special meeting. Only stockholders of record of our common stock, Series D Preferred Stock and Series E Preferred Stock at the close of business on the record date are entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof. A list of these stockholders entitled to vote at the special meeting will be open for examination by any stockholder for any purpose related to the special meeting during ordinary business hours for a period of ten days before the special meeting at our offices, located at 70 Mansell Court, Suite 100, Roswell, Georgia 30076.

Proposal Nos. 2 and 4 are dependent on the approval of Proposal No. 1. As such, if the merger described in Proposal No. 1 is not consummated, then the amendment to authorize additional shares described in Proposal No. 2 and the name change described in Proposal No. 4 will not be effected.

By Order of the Board of Directors.

Richard E. Otto

President, Chief Executive Officer and Director

Roswell, Georgia

                    , 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, DATE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

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SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information that is important to you. You should read this entire document and the other documents referenced in it for a more complete understanding of the merger and the other transactions contemplated by the merger agreement. In particular, you should read the documents accompanying this proxy statement, including the merger agreement, which is attached as Annex A, the opinion of Morgan Keegan & Company, Inc., which is attached as Annex B, and the proposed amendments to our certificate of incorporation attached as Annexes C through E. We are soliciting proxies for our special meeting and asking our stockholders to consider and vote upon all of the proposals described in this proxy statement.

The Companies

Corautus Genetics Inc.

70 Mansell Court, Suite 100

Roswell, Georgia 30076

(404) 526-6200

Corautus Genetics Inc., a corporation organized under the laws of the State of Delaware and headquartered in Atlanta, Georgia is a development stage company dedicated to the development of innovative products in the life sciences industry. We are publicly traded on the NASDAQ Capital Market under the symbol “VEGF.” See “Business of Corautus.”

Resurgens Merger Corp.

70 Mansell Court, Suite 100

Roswell, Georgia 30076

(404) 526-6200

Resurgens Merger Corp., a corporation organized under the laws of the State of Delaware, is a direct wholly-owned subsidiary of Corautus. Resurgens Merger Corp. was formed on February 5, 2007 exclusively for the purpose of completing the merger and does not engage in any operations.

VIA Pharmaceuticals, Inc.

750 Battery Street, Suite 330

San Francisco, California 94111

(415) 283-2200

VIA Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware and headquartered in San Francisco, California is a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease. See “Business of VIA.”

The Special Meeting

Special Meeting Time and Date	10:00 a.m., local time, on , 2007

Special Meeting Location	303 Peachtree Street Suite 5300 Atlanta, Georgia 30308

Record Date	, 2007

Proposal No. 1—Approval of Issuance of Common Stock in the Merger and Resulting Change of Control

The Merger

On February 7, 2007, we entered into an Agreement and Plan of Merger and Reorganization with Resurgens Merger Corp., our wholly-owned subsidiary, and VIA Pharmaceuticals, Inc. Subject to the satisfaction or waiver of the conditions to closing in the merger agreement, Resurgens Merger Corp., will merge with and into VIA such that VIA will be the surviving corporation. As a result and upon consummation of the merger, VIA will become our wholly-owned subsidiary. See “Approval of Issuance of Common Stock in the Merger and Resulting Change of Control” and “Terms of the Merger Agreement.”

The Share Issuance

Our board of directors recommends that our stockholders approve the issuance of our common stock to the holders of VIA’s equity securities pursuant to the terms of the merger agreement. As part of the merger, and subject to stockholder approval, holders of VIA common stock and preferred stock will be issued shares of our common stock, and VIA options that are not exercised prior to the consummation of the merger will be assumed by us at the effective time of the merger and will become options to purchase shares of our common stock. In addition, any outstanding shares of VIA common stock that are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with VIA will be exchanged for shares of our common stock, which shall to the same extent be unvested and subject to the same repurchase option or risk of forfeiture as the VIA restricted common stock. We are asking our stockholders to approve the issuance of our common stock to the holders of VIA capital stock as well as the issuance of our common stock upon the exercise of options that we will assume from VIA. See “Approval of Issuance of Common Stock in the Merger and Resulting Change of Control” and “Terms of the Merger Agreement.”

The total number of shares of our common stock to be issued if the merger is completed (including upon exercise of VIA options that we will assume) will be determined based on our net cash balance, as calculated pursuant to the merger agreement, at the time of closing. Assuming a net cash balance of $11.25 million, we currently expect to issue an aggregate of 112,121,084 shares of our common stock and to assume options to purchase an aggregate of 12,158,490 shares of our common stock, if the merger is completed. See “Approval of Issuance of Common Stock in the Merger and Resulting Change of Control” and “Terms of the Merger Agreement—Merger Consideration.”

According to the NASDAQ Stock Market rules, the merger with VIA will constitute a change of control transaction, or “reverse merger,” requiring the combined company to meet the NASDAQ Capital Market’s initial listing requirements at the time of closing. These requirements include that the combined company’s stockholders’ equity immediately after the merger exceeds $5.0 million, that the combined company’s common stock satisfies a $4.00 per share minimum bid price immediately after closing of the merger and that the combined company maintain a public float of common stock of at least $5.0 million. NASDAQ has proposed that the $5.0 million public float requirement be increased to $15.0 million. In order to meet the minimum bid requirement, we are asking you in Proposal No. 3 to approve an amendment to our certificate of incorporation to effectuate a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced, which is intended to have the effect of increasing the stock price above $4.00 per share. VIA is filing an initial listing application with the NASDAQ Capital Market (symbol: VIAP), which if approved, will take effect immediately following the merger. If the combined company is unable to obtain a new listing on the NASDAQ Capital Market, the combined company may seek to have its stock quoted on the NASD’s OTC Bulletin Board, which provides significantly less liquidity than the NASDAQ Capital Market. See “Approval of Issuance of Common Stock in the Merger and Resulting Change of Control—Potential De-Listing of our Common Stock from the NASDAQ Capital Market” and “Risk Factors—Risks Related to the Securities Market and Ownership of the Combined Company’s Common Stock—The combined company’s shares of common stock may not be approved for listing on the NASDAQ Capital Market, which would adversely affect your ability to sell your shares of the combined company’s common stock.”

Change of Control

We anticipate that the current holders of VIA’s equity securities will own approximately 77.59% of the fully-diluted shares of the combined company immediately following the consummation of the merger based on us having a net cash balance of $11.25 million at closing. The actual number of shares of our common stock that holders of VIA’s equity securities will be entitled to receive pursuant to the merger is subject to upward or downward adjustment based on our net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger and the aggregate fully-diluted number of shares of each of VIA and Corautus outstanding immediately prior to the closing. As a result, the current holders of VIA’s equity securities will have the voting power sufficient to control all major corporate decisions immediately after the merger is completed. See “Approval of Issuance of Common Stock in the Merger and Resulting Change of Control” and “Terms of the Merger Agreement—Merger Consideration.”

Vote Required

Approval of the issuance of our common stock in the merger and the resulting change of control will require the affirmative vote of the holders of a majority in voting power of our common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) present, in person or represented by proxy, and entitled to vote at the special meeting and voting together as a single class.

Conditions to Closing

The conditions to the merger include the approval by our stockholders of the issuance of shares of our common stock pursuant to the merger agreement and the resulting change of control, and amendments to our certificate of incorporation to increase our authorized common stock, effect a reverse stock split of our common stock, and change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.,” as well as the other conditions described in “Approval of Issuance of Common Stock in the Merger and Resulting Change of Control” and “Terms of the Merger Agreement—Conditions to Completion of the Merger.”

Fairness Opinion

In connection with the proposed merger, our financial advisor, Morgan Keegan & Company, Inc., delivered a written opinion to our board of directors that, as of February 6, 2007, subject to the factors, assumptions and limitations set forth therein, the consideration to be paid by us in connection with the merger is fair to our stockholders from a financial point of view. The full text of the written opinion of the financial advisor is attached to this proxy statement as Annex B. Morgan Keegan’s opinion does not constitute a recommendation to any stockholder as to how to vote with respect to any matter relating to the proposed merger. See “Approval of Issuance of Common Stock in the Merger and Resulting Change of Control—Opinion of our Financial Advisor.”

U.S. Federal Income Tax Consequences

We and VIA intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a result, we expect that the merger will have no U.S. federal income tax consequences for us or our current stockholders. See “Approval of Issuance of Common Stock in the Merger and Resulting Change of Control—Material U.S. Federal Income Tax Consequences of the Merger.”

Business of Corautus After the Merger	Upon the completion of the merger, our principal business will be VIA’s current business, namely the development of compounds for the treatment of cardiovascular disease. See “Business of VIA.”

Board of Directors and Management of Corautus after the Merger

Upon completion of the merger, the existing management of VIA will become our management, and we anticipate that our board of directors will consist of seven directors, three of whom will be current directors of VIA and one of whom will be a current director of Corautus. The remaining three directors will be designated by VIA. See “Terms of the Merger Agreement—Board of Directors and Officers of the Combined Company.”

Proposal No. 2—Approval of the Amendment to Increase the Authorized Shares of Common Stock

The Amendment

Our board of directors recommends that our stockholders approve an amendment to our certificate of incorporation to increase our authorized common stock from 100,000,000 shares to 200,000,000 shares. Our authorized preferred stock is currently 5,000,000 shares.

If this amendment is approved, our total authorized capital stock would be 205,000,000 shares. See “Approval of the Amendment to Increase the Authorized Shares of Capital Stock.”

Vote Required

Approval of the amendment to increase our authorized shares requires (i) the affirmative vote of the holders of a majority in voting power of our outstanding common stock voting as a single class, and (ii) the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class.

Proposal No. 3—Approval of the Amendment to Effect a Reverse Stock Split of our Common Stock

The Amendment

Our board of directors recommends that our stockholders approve an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced. See “Approval of the Amendment to Effect a Reverse Stock Split of our Common Stock.”

Board Discretion to Implement

If approved by the stockholders, the board would have discretion until December 31, 2007 to implement a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced. The actual timing for implementation of the reverse stock split would be determined by our board of directors based upon its evaluation as to when such action would be most advantageous to Corautus and our stockholders; however, if the issuance of our common stock in connection with the merger agreement is approved, we contemplate that the reverse stock split would be effected immediately prior to the closing of the merger. Furthermore, notwithstanding stockholder approval, our board of directors would also have the discretion not to implement a reverse stock split. If the board were not to implement a reverse stock split by December 31, 2007, stockholder approval would again be required prior to implementing any reverse stock split. See “Approval of Amendment to Effect a Reverse Stock Split of our Common Stock.”

Vote Required

Approval of the amendment to effect a reverse stock split requires (i) the affirmative vote of the holders of a majority in voting power of our outstanding common stock voting as a single class, and (ii) the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class.

Proposal No. 4—Approval of Amendment to Change Our Name to “VIA Pharmaceuticals, Inc.”

The Amendment	The merger agreement provides that our name after the merger will be “VIA Pharmaceuticals, Inc.” Our board of directors recommends that our stockholders approve the proposed amendment to our certificate of incorporation to change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.” to be effective immediately following the closing of the merger. See “Approval of Amendment to Change Our Name to “VIA Pharmaceuticals, Inc.”

Vote Required

Approval of the amendment to our certificate of incorporation to change our name to “VIA Pharmaceuticals, Inc.” requires the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class.

Proposal No. 5—Approval of Adjournment

Adjournment Proposal

If we fail to receive a sufficient number of votes to approve Proposal Nos. 1 through 4, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1 through 4. We are asking our stockholders to vote in favor of adjournment of the special meeting if such proposal is presented at the special meeting. See “Approval of Adjournment.”

Vote Required

Adjournment of the special meeting requires the affirmative vote of the holders of a majority in voting power of our common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) present, in person or represented by proxy, and entitled to vote at the special meeting and voting together as a single class.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the special meeting and the merger. This section, however, only provides summary information. You should carefully read this entire proxy statement, its annexes and the documents referred to in this proxy statement.

The Special Meeting

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement for a special meeting of stockholders because we have agreed to a business combination with VIA pursuant to the terms of an Agreement and Plan of Merger and Reorganization among us, Resurgens Merger Corp., our wholly-owned subsidiary, and VIA, dated February 7, 2007, which we refer to in this proxy statement as the merger agreement, as described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, our stockholders must approve:

1.	the issuance of shares of our common stock, par value $0.001 per share, to the holders of equity securities of VIA, pursuant to the terms of the merger agreement and the resulting change of control that will occur in connection with the share issuance;

2.	an amendment to our certificate of incorporation to increase the authorized shares of our common stock from 100,000,000 to 200,000,000;

3.	an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced; and

4.	an amendment to our certificate of incorporation to change the name of “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.” to be effective immediately following the closing of the merger.

This proxy statement contains important information about the merger, the issuance of our common stock pursuant to the merger agreement and the resulting change of control that will occur in connection with the share issuance, and the proposed amendments to our certificate of incorporation. You should read it carefully.

Your vote is important. We encourage you to vote as soon as possible by signing and returning the enclosed proxy.

Q:	When and where is the special meeting of stockholders?

A:	The special meeting will be held at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308 at 10:00 a.m., local time, on , 2007.

Q: What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

1.	Proposal No. 1—approval of the issuance of our common stock pursuant to the merger agreement and the resulting change of control that will occur in connection with the share issuance;

2.	Proposal No. 2—approval of an amendment to our certificate of incorporation to increase the authorized shares of common stock from 100,000,000 to 200,000,000;

3.	Proposal No. 3—approval of an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced;

4.	Proposal No. 4—approval of an amendment to our certificate of incorporation to change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.” to be effective immediately following the closing of the merger;

5.	Proposal No. 5—approval of the adjournment of the special meeting, if necessary, to permit further solicitation of proxies, if there are not sufficient votes in favor of Proposal Nos. 1-4; and

6.	such other business as properly may come before the special meeting or any adjournments or postponements thereof.

Proposal Nos. 2 and 4 are dependent on the approval of Proposal No. 1. As such, if the merger described in Proposal No. 1 is not consummated, then the amendment to authorize additional shares described in Proposal No. 2 and the name change described in Proposal No. 4 will not be effected.

Q:	How does Corautus’ Board of Directors recommend that I vote on the proposals?

A:	After careful consideration, our board of directors recommends that our stockholders vote:

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“FOR” Proposal No. 1 to approve the issuance of shares of our common stock, par value $0.001 per share, to the holders of equity securities of VIA, pursuant to the terms of the merger agreement, and the resulting change of control that will occur in connection with the share issuance;

•	“FOR” Proposal No. 2 to approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000;

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“FOR” Proposal No. 3 to authorize an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by the board of directors and publicly announced;

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“FOR” Proposal No. 4 to approve an amendment to our certificate of incorporation to change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.” to be effective immediately following the closing of the merger; and

•	“FOR” Proposal No. 5 to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 4.

The reasons why our board of directors recommends these proposals are discussed in greater detail throughout this proxy statement.

Q:	Who is entitled to vote?

A:	The securities that can be voted at the special meeting consist of our common stock, $0.001 par value per share, our Series D Preferred Stock, $0.001 par value per share, and our Series E Preferred Stock, $0.001 par value per share, with each share of common stock entitling its holder to one vote on each matter submitted to the stockholders, and each share of Series D Preferred Stock and Series E Preferred Stock entitling its holder to vote with the common stock on all matters submitted to stockholders as if such share of Series D Preferred Stock or Series E Preferred Stock was converted into the common stock on the record date. As of February 28, 2007, each share of Series D Preferred Stock entitled its holder to cast approximately 1.025236 shares of common stock, which means each share of Series D Preferred Stock is entitled to cast approximately 1.025236 votes as compared to each share of common stock having one vote per share. As of February 28, 2007, each share of Series E Preferred Stock entitled its holder to one vote. Boston Scientific Corporation is the sole holder of our outstanding Series D Preferred Stock and Series E Preferred Stock. Our outstanding shares of Series C Preferred Stock are not entitled to vote at the special meeting.

You are entitled to vote your shares of stock if our stockholder records show that you held your stock as of the close of business on                     , 2007, which is the record date for determining the holders of stock who are entitled to receive notice of and to vote at the special meeting. On                     , 2007, 19,728,854 shares of common stock were outstanding and eligible to be voted at the special meeting, 1,385,377 shares of Series D Preferred Stock were outstanding and eligible to be voted at the special meeting, and 2,475,659 shares of Series E Preferred Stock were outstanding and eligible to be voted at the special meeting. Because the Series D Preferred Stock is entitled to approximately 1.025236 votes per share, there are a total of approximately 23,624,851 votes eligible to be cast at the special meeting.

Q:	What stockholder approvals are required to approve the share issuance in the merger and the resulting change of control that will occur in connection with the share issuance, and the three amendments to the certificate of incorporation?

A:	The presence, in person or by proxy, of a majority in voting power of the outstanding shares of our common stock and the Series D and Series E Preferred Stock (on an as-converted to common stock basis) is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted towards a quorum. The approvals required to approve the Proposals are as follows:

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Proposal No. 1—approval of the issuance of our common stock pursuant to the merger agreement and the resulting change of control that will occur in connection with the share issuance—the vote required to approve Proposal No. 1 is governed by the NASDAQ Stock Market rules and requires the affirmative vote of the holders of a majority in voting power of our common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) present, in person or represented by proxy, and entitled to vote at the special meeting and voting together as a single class.

•

Proposal No. 2—approval of an amendment to our certificate of incorporation to increase the authorized shares of our common stock from 100,000,000 to 200,000,000—the vote required to approve Proposal No. 2 is governed by Delaware law and requires (i) the affirmative vote of the holders of a majority in voting power of our outstanding common stock voting as a single class, and (ii) the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class.

•

Proposal No. 3—approval of an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced—the vote required to approve Proposal No. 3 is governed by Delaware law and requires (i) the affirmative vote of the holders of a majority in voting power of our outstanding common stock voting as a single class, and (ii) the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class.

•

Proposal No. 4—approval of an amendment to our certificate of incorporation to change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.”—the vote required to approve Proposal No. 4 is governed by Delaware law and requires the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class.

•

Proposal No. 5—approval of the adjournment of the special meeting to permit further solicitation of votes—the vote required to approve Proposal No. 5 is governed by Delaware law and requires the affirmative vote of the holders of a majority in voting power of our common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) present, in person or represented by proxy, and entitled to vote at the special meeting and voting together as a single class.

Concurrently with the signing of the merger agreement, Boston Scientific Corporation, the sole holder of the outstanding Series D Preferred Stock and Series E Preferred Stock, and certain other Corautus stockholders, together holding approximately 33% of the outstanding Corautus voting stock, entered into voting agreements whereby they agreed to vote in favor of the share issuance in the merger and the resulting change of control that will occur in connection with this share issuance, and to approve the three amendments to our certificate of incorporation.

Q:	How do I cast my vote if I am a holder of record?

A:	After carefully reading and considering the information contained in this proxy statement, if you are a holder of record, you may vote in person at the special meeting or by submitting a proxy for the meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope.

IF YOU SIGN, DATE AND SEND YOUR PROXY AND DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED “FOR” EACH PROPOSAL DESCRIBED IN THE PROXY STATEMENT, INCLUDING THE ISSUANCE OF SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE RESULTING CHANGE OF CONTROL THAT WILL OCCUR IN CONNECTION WITH THE SHARE ISSUANCE, AND THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION.

Q:	If my shares are held in “street name” will someone else vote my shares for me?

A:	If you hold your shares in “street name” (which means your shares are held of record by a broker, bank or nominee), you must provide the record holder of your shares with instructions on how to vote your shares. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, such person or entity may not be permitted to vote your shares. Also, under the rules of the New York Stock Exchange and American Stock Exchange, which we refer to as the Exchanges, that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the Exchanges. These votes by brokerage firms are considered as votes cast in determining the outcome of any discretionary proposal. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the special meeting for each proposal. Broker non-votes will have the same effect as “AGAINST” votes for any proposal except Proposal Nos. 1 and 5. For Proposal Nos. 1 and 5, broker non-votes will have no effect and will not be counted towards the vote total.

Q:	When should I send in my proxy card?

A:	You should send in your proxy card by mail as soon as possible so that your shares will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. Any stockholder delivering a proxy has the power to revoke it at any time before it is voted (1) by giving written notice to Jack W. Callicutt, Senior Vice President and Chief Financial Officer, at 70 Mansell Court, Suite 100, Roswell, GA 30076, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the special meeting. Please note, however, that under the rules of the Exchanges and the NASDAQ Stock Market, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the special meeting only in accordance with applicable rules and procedures of the Exchanges and the NASDAQ Stock Market, as employed by the beneficial owner’s brokerage firm.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person. If you hold shares in “street name” through a broker or other nominee, you must provide a legal proxy executed by your broker or other nominee to vote your shares at the meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

The Merger

Q:	Why is Corautus proposing the merger with VIA?

A:	Our previous focus was evaluating Vascular Endothelial Growth Factor-2, or VEGF-2, for the treatment of cardiovascular disease and peripheral artery disease. In October 2006, following an analysis of clinical trial data, our board of directors determined that it was in the best interests of our company and our stockholders to cease conducting further clinical trials for VEGF-2 for the treatment of cardiovascular and peripheral artery disease. In November 2006, our board of directors decided to chart a new course for Corautus, reduce our cash spending and identify other life sciences technologies that we could acquire or in-license or other life sciences opportunities. The merger agreement with VIA is the culmination of those efforts. We believe that the combination with VIA affords our existing stockholders an opportunity for future value that, in our board of directors’ opinion, is currently unavailable given our existing technology. VIA is a biotechnology company focused on the development of compounds that target inflammation in the blood vessel wall as an innovative approach to the treatment of cardiovascular disease, which, if the merger is completed, will become our business.

Q:	What will happen in the merger?

A:	Before entering into the merger agreement, we formed Resurgens Merger Corp. as our wholly-owned subsidiary. Resurgens will merge with and into VIA, and VIA will continue as the surviving company. If the merger is consummated, VIA will become a wholly-owned subsidiary of Corautus. Upon completion of the merger, each outstanding share of VIA common and preferred stock will be automatically converted into the right to receive the number of shares of our common stock determined in accordance with the exchange ratio set forth in the merger agreement. In addition, all outstanding options to purchase shares of VIA common stock that are not exercised prior to the consummation of the merger will be assumed by Corautus at the effective time of the merger and will become options to purchase shares of our common stock, also determined in accordance with the exchange ratio set forth in the merger agreement. Any outstanding shares of VIA common stock that are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with VIA, will be exchanged for shares of our common stock, which shall to the same extent be unvested and subject to the same repurchase option or risk of forfeiture as the VIA restricted common stock.

The shares of Corautus common stock that holders of VIA’s equity securities will be entitled to receive (or purchase, in the case of optionholders) pursuant to the merger are expected to represent approximately 77.59% of the fully-diluted shares of the combined company immediately following the consummation of the merger based on Corautus having a net cash balance of $11.25 million at closing. The actual number of shares of our common stock that holders of VIA’s equity securities will be entitled to receive pursuant to the merger is subject to upward or downward adjustment based on our net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger and the aggregate fully-diluted number of shares of each of Corautus and VIA outstanding immediately prior to the closing of the merger. In all cases, immediately following the merger, the former VIA stockholders will have the voting power sufficient to control all major corporate decisions of the combined company. See “Approval of Issuance of Common Stock in the Merger and Resulting Change of Control” and “Terms of the Merger Agreement—Merger Consideration.”

Q:	What will I receive for my shares in the merger?

A:	Corautus stockholders will not be exchanging or receiving any consideration for their shares in the merger. Upon completion of the merger, you will continue to own our common stock. Because we will issue shares to the current VIA stockholders, however, the percentage ownership interest that your shares represent in us will be reduced. Further, in connection with the reverse stock split described herein, your current holdings will be reduced in share number based upon the ratio our board of directors determines.
Q:	Will the issued and outstanding shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock of Corautus convert into shares of common stock in connection with the merger?

A:	We currently have 2,000 shares of Series C Preferred Stock issued and outstanding, all of which shares are held by Baxter Healthcare Corporation. Pursuant to the applicable provisions of the Amended and Restated Certificate of Designation of Preferences and Rights of Series C Preferred Stock, the Series C Preferred Stock is convertible into shares of common stock, at the option of the holder, on or after June 13, 2010. Each share of Series C Preferred Stock is convertible into a number of shares of common stock equal to (1) $1,000 divided by (2) 110% of the fair market value of our common stock on the date of conversion. Although the holder of Series C Preferred Stock is not presently entitled to convert the shares into common stock at its option, pursuant to the terms of the merger agreement, we have agreed to use our commercially reasonable efforts to cause the holder of Series C Preferred Stock to convert its shares into a number of shares of common stock to be negotiated by us and Baxter prior to the consummation of the merger. To date, the holder of Series C Preferred Stock has not agreed to convert such shares into common stock prior to the consummation of the merger. If the holder of Series C Preferred Stock does not agree to convert the shares into common stock prior to the consummation of the merger, all 2,000 shares of Series C Preferred Stock will remain issued and outstanding following the merger.

We currently have 1,385,377 shares of Series D Preferred Stock and 2,475,659 shares of Series E Preferred Stock issued and outstanding, all of which shares are held by Boston Scientific Corporation. The holder of all outstanding shares of Series D Preferred Stock and Series E Preferred Stock has agreed to convert all of such shares of Series D Preferred Stock and Series E Preferred Stock into 9,131,215 shares of common stock immediately prior to the consummation of the merger. Following the merger, there will be no issued and outstanding shares of Series D Preferred Stock or Series E Preferred Stock.

Q:	What will be the composition of our board of directors after the merger?

A:	Immediately following the merger, we anticipate that our board of directors will consist of seven directors, three of whom are current directors of VIA, one of whom is a current director of Corautus and three of whom will be designated by VIA. See “Approval of Issuance of Common Stock in the Merger and Resulting Change of Control” and “Terms of the Merger Agreement—Board of Directors and Officers of the Combined Company.”

Q:	What are the U.S. federal income tax consequences of the merger to me?

A:

We and VIA intend for the merger to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. As a result, the merger is not expected to have any U.S. federal income tax consequences for our current stockholders. See “Approval of Issuance of Common Stock in the Merger and Resulting Change of Control—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	Why am I being asked to approve amendments to our certificate of incorporation?

A:	The amendments to our certificate of incorporation are necessary in order for us to complete the merger. For example, if our stockholders do not approve the proposals to increase the authorized number and/or reverse stock split of our common stock, we will not have enough shares authorized and available to issue our common stock to VIA’s stockholders as contemplated by the merger agreement.

Q:	Are there risks I should consider in deciding whether to vote to approve the issuance of Corautus shares pursuant to the merger agreement and the resulting change of control that will occur in connection with the share issuance?

A:	Yes. In evaluating the issuance of shares of our common stock pursuant to the merger agreement, you should carefully consider the factors discussed in “Risk Factors” and the other matters discussed in this proxy statement.

Q:	Where will my shares of common stock be listed after completion of the merger?

A:	Our common stock is currently listed on the NASDAQ Capital Market (symbol: VEGF). However, on May 25, 2006, we received a notice from NASDAQ indicating that we were not in compliance with the NASDAQ Stock Market’s requirements for continued listing because, for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4310(c)(4). We were granted 180 calendar days, or until November 21, 2006, to have a 10 consecutive day period whereby the closing bid price of our common stock was at least $1.00 per share to regain compliance with the minimum bid price rule. On November 22, 2006, we received an additional notice from NASDAQ indicating that we were still not in compliance with the minimum bid price requirement for continued listing. The notice provides us with an additional 180 calendar days, or until May 21, 2007, to regain compliance with the NASDAQ Stock Market’s requirements for continued listing because we complied with all other initial inclusion criteria for the NASDAQ Capital Market as of November 14, 2006.

On December 8, 2006, we received notification from NASDAQ that our common stock would be delisted from NASDAQ on December 19, 2006 unless we requested an appeal no later than December 15, 2006 because, in NASDAQ’s determination, we were not currently engaged in active business operations and are therefore a “public shell.” On December 15, 2006, we appealed the “public shell” determination and requested an oral hearing, which occurred on February 8, 2007. During the oral hearing, we requested relief from the “public shell” determination for a 90-day period, or until May 9, 2007, in order to complete the proposed merger. The NASDAQ hearing panel has not rendered a decision as of this date. The maximum amount of relief time we can receive from NASDAQ is 180 days from the date NASDAQ originally sent the delisting determination letter (December 8, 2006), which means the 180-day period expires on June 6, 2007.

In addition, according to the NASDAQ rules, our merger with VIA will constitute a change of control transaction, or “reverse merger,” requiring the combined company to meet NASDAQ’s initial listing requirements at the time of closing of the merger. VIA is filing an initial listing application with the NASDAQ Capital Market (symbol: VIAP), which if approved, will take effect immediately following the merger. These requirements include that the combined company’s stockholders’ equity immediately after the merger exceeds $5.0 million, that the combined company’s common stock satisfies a $4.00 per share minimum bid price immediately after closing of the merger and that the combined company maintain a public float of common stock of at least $5.0 million. NASDAQ has proposed that the $5.0 million public float requirement be increased to $15.0 million, which increase would apply to the combined company. In order to meet the minimum bid requirement, we are asking you in Proposal No. 3 to approve an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced, which is intended to have the effect of increasing the stock price above $4.00 per share. Even if we meet the minimum bid price as a result of the reverse stock split, we may not meet all other initial listing requirements. If the combined company is unable to obtain a new listing on the NASDAQ Capital Market, the combined company may seek to have its stock quoted on the NASD’s OTC Bulletin Board, which is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Capital Market, or in a non-NASDAQ over-the-counter market, such as the “pink sheets.” Quotes for stocks included on the OTC Bulletin Board/pink sheets are not as widely listed in the financial sections of newspapers as are those for the NASDAQ Capital Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of the combined company’s common stock may be unable to resell their securities at any price.

Q:	When does Corautus expect to complete the merger?

A:	We currently expect to complete the merger during the second quarter of 2007.

Q:	Should I send in my share certificates?

A:	No, not yet. After completion of the merger and the reverse stock split, you will, if applicable, receive instructions regarding how to receive cash in lieu of any fractional shares of our common stock resulting from the reverse stock split.

Shortly after the effective date of the reverse stock split, each holder of an outstanding certificate representing shares of common stock will receive from our exchange agent for the reverse stock split, instructions for the surrender of such certificate to the exchange agent. Such instructions will include a form of transmittal letter to be completed and delivered to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate that prior to the reverse stock split represented shares of common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the reverse stock split represented any shares of common stock shall be deemed at and after the reverse stock split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock. Stockholders should not send their stock certificates until they receive a transmittal letter.

The holder of unexchanged certificates will not be entitled to receive any dividends or other distributions payable by us after the effective date of the reverse stock split until the old certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest.

Q:	Do I have appraisal rights?

A:	No. Our stockholders do not have appraisal rights under Delaware law in connection with the merger.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, the issuance of shares pursuant to the merger agreement, the amendments to our certificate of incorporation or any of the other proposals, or about how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact either:

Corautus Genetics Inc.

70 Mansell Court,

Suite 100

Roswell, Georgia 30076

Attention: Jack W. Callicutt

Phone: (404) 526-6210

Or

InvestorCom, Inc

110 Wall Street

New York, New York 10005

Attention: John Grau

Phone: (212) 668-0800

Q:	Who is soliciting my proxy and bearing the cost of this proxy solicitation?

A:	Corautus is making the solicitations made in this proxy statement. We will pay the solicitation costs, which includes the cost of printing and distributing proxy materials and soliciting of votes. Our directors, officers and employees may solicit proxies without additional compensation. In addition, we have retained InvestorCom, Inc. to assist us in the solicitation of proxies at an estimated cost of up to $10,000, plus expenses. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders who hold our shares in “street name.”

Q:	Where can I find more information about the companies?

A:	You can find more information about us from various sources described under “Where You Can Find More Information” below. Because VIA is a privately-held company that does not file reports with the SEC, there is limited information publicly available about VIA, other than what has been provided in this proxy statement.

SELECTED UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL DATA OF VIA AND CORAUTUS

The following selected unaudited pro forma condensed combined financial data was prepared using the guidelines for an asset acquisition under SFAS 141. For accounting purposes, VIA is considered to be acquiring Corautus in the merger. VIA’s and Corautus’ unaudited pro forma condensed combined balance sheet data assumes that the merger was consummated on December 31, 2006, and combines VIA’s and Corautus’ historical consolidated balance sheets as of December 31, 2006. VIA’s and Corautus’ unaudited pro forma condensed combined statement of operations data assumes that the merger was consummated as of January 1, 2006. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2006 combines VIA’s and Corautus’ historical consolidated statement of operations for the year ended December 31, 2006.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the year ended December 31, 2006 are derived from the unaudited pro forma condensed combined financial data and should be read in conjunction with that data. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement.

Year Ended December 31, 2006
Unaudited Pro Forma Condensed Combined Statement of Operations Data:

Revenues	$83,333
Research and development	15,330,397
General and administration	8,813,761
Operating loss	(24,060,825)
Net loss available to common stockholders	(24,483,988)
Basic and diluted net loss per share	$(0.19)

Weighted average shares outstanding	131,843,086

As of December 31, 2006
Unaudited Pro Forma Condensed Combined Balance Sheet Data:

Cash, cash equivalents and short-term investments	$19,300,946
Working capital	9,882,083
Total assets	19,690,006
Long term obligations, less current portion	6,827
Accumulated deficit	(23,262,028)
Stockholders' Equity	10,153,209

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following information does not give effect to the proposed reverse stock split of Corautus common stock described in Proposal No. 3.

The data below reflects the historical net loss and book value per share of Corautus common stock and the historical net loss and book value per share of VIA common stock in comparison with the combined unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Corautus with VIA on a purchase basis assuming that the merger was consummated on December 31, 2006.

You should read the tables below in conjunction with the audited financial statements and related notes of Corautus and VIA included in this proxy statement and the unaudited pro forma condensed combined financial data and related notes to such financial statements included elsewhere in this proxy statement.

CORAUTUS

Year Ended December 31, 2006
Historical Per Common Share Data:
Net loss per common share—basic and diluted	$(0.80)
Book value per share	$0.66

VIA

Year Ended December 31, 2006
Historical Per Common Share Data:
Net loss per common share—basic and diluted	$(7.36)
Book value per share	$(4.91)

VIA AND CORAUTUS

Year Ended December 31, 2006
Combined Unaudited Pro Forma Per Common Share Data:
Net loss per common share—basic and diluted	$(0.19)
Book value per share	$0.07

RISK FACTORS

You should carefully consider the following risk factors in determining how to vote at the special meeting.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, set forth below are cautionary statements identifying important factors that could cause actual events or results to differ materially from any forward-looking statements made by us or on our behalf, whether oral or written. We wish to ensure that any forward-looking statements are accompanied by meaningful cautionary statements in order to maximize to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause actual events or results to differ materially from our forward-looking statements.

In addition to the other information included in this proxy statement (including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements”), you should consider carefully the matters described below in evaluating the proposed merger and the other proposals on which the merger is contingent, as well as our business, the business of VIA and the proposed business of the combined company. Additional risks and uncertainties that are not presently known to us or VIA or that we do not currently believe to be important to you may also adversely affect the merger, our business or the combined company’s business following the merger.

Risks Related to the Merger

The number of shares that VIA stockholders will be entitled to receive at closing of the merger is dependent upon the net cash balance of Corautus at closing. The lesser the amount of Corautus’ net cash at closing, the greater the number of shares of Corautus common stock VIA stockholders will be entitled to receive in the merger and the more your ownership percentage in the combined company will be diluted.

As of the date of this proxy statement and assuming the merger closes in the second quarter of 2007, Corautus anticipates having approximately $11.25 million of net cash at closing. As a result, Corautus currently anticipates that holders of VIA’s equity securities will be entitled to receive in the aggregate approximately 124,279,574 shares of Corautus common stock and options to purchase Corautus common stock at closing and will own approximately 77.59% of the capital stock of the combined company (on a fully-diluted basis), with current Corautus equityholders owning approximately 22.41% of the capital stock of the combined company (on a fully-diluted basis) at closing. The merger agreement provides that the exchange ratio is subject to upward and downward adjustment based on the net cash balance of Corautus (as calculated pursuant to the merger agreement) at the closing of the merger and the aggregate fully-diluted number of shares of each of Corautus and VIA outstanding immediately prior to the closing of the merger. If the net cash balance of Corautus at the closing of the merger is below $11.25 million, the exchange ratio will be adjusted to increase the number of shares of Corautus common stock that holders of VIA’s equity securities will be entitled to receive pursuant to the merger, which would further dilute current Corautus stockholders’ ownership in the combined company. If the net cash balance of Corautus at the closing of the merger is below $11.0 million, Corautus would be unable to satisfy a closing condition for the merger, and VIA may elect not to consummate the merger. If the net cash balance of Corautus at the closing of the merger is greater than $11.25 million, the exchange ratio will be adjusted to decrease the number of shares of Corautus common stock that holders of VIA’s equity securities will be entitled to receive pursuant to the merger, which would dilute current VIA equity holders’ ownership in the combined company. The items that will constitute Corautus’ net cash balance at the closing of the merger are subject to many factors, many of which are outside of Corautus’ control. The following table sets forth the approximate percentage ownership of the combined company that VIA equity holders and current Corautus equity holders would be expected to hold immediately following the closing of the merger, assuming net cash balances of Corautus at the closing of the merger of $11.0 million, $11.25 million, $11.5 million, $11.75 million, $12.0 million, $12.25 million and $12.5 million.

Corautus’ Net Cash Balance at Closing	Corautus Stockholders’ Approximate Ownership Percentage in the Combined Company at Closing	VIA Stockholders’ Approximate Ownership Percentage in the Combined Company at Closing
$11,000,000	22.02%	77.98%
$11,250,000	22.41%	77.59%
$11,500,000	22.79%	77.21%
$11,750,000	23.17%	76.83%
$12,000,000	23.55%	76.45%
$12,250,000	23.92%	76.08%
$12,500,000	24.29%	75.71%

The ownership percentages set forth above represent ownership percentages of the combined company at the time of closing of the merger. The combined company will require substantial additional funding shortly after consummation of the merger. Any such financing will further dilute your ownership percentage in the combined company. See “Risk Factors—Risks Related to the Combined Company’s Financial Results and Need for Financing—The combined company will require substantial additional funding shortly after the consummation of the merger, which may not be available to the combined company on acceptable terms, or at all. Any such financing will dilute your ownership interest in the combined company.”

Because the lack of a public market for VIA’s capital stock makes it difficult to evaluate the fairness of the merger, the stockholders of VIA may receive consideration in the merger that is greater than or less than the fair market value of VIA’s capital stock.

The outstanding capital stock of VIA is privately-held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of VIA. Since the percentage of Corautus equity to be issued to VIA stockholders was determined based on negotiations between the parties, it is possible that the value of Corautus common stock to be issued to VIA stockholders in connection with the merger will be greater than the fair market value of VIA. Alternatively, it is possible that the value of the shares of Corautus common stock to be issued in connection with the merger will be less than the fair market value of VIA.

The exchange ratio is not adjustable based on the market price of Corautus common stock and if the market price of Corautus common stock increases, the aggregate value of the shares of Corautus common stock that VIA stockholders will be entitled to receive pursuant to the merger could be significantly higher.

The merger agreement has set the exchange ratio for the VIA capital stock and such exchange ratio is only adjustable upward or downward depending solely upon Corautus’ net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger, not the market price of Corautus common stock or any change in the financial condition or prospects of VIA. Accordingly, any changes in the market price of Corautus common stock or any change in the financial condition or prospects of VIA will not affect the number of shares that VIA stockholders will be entitled to receive pursuant to the merger.

The proposed reverse stock split will decrease the number of shares of common stock issued, which may adversely impact the liquidity of the combined company’s common stock and may cause the price of the combined company’s common stock to decline following the merger.

Pursuant to Proposal No. 3, Corautus stockholders are being asked to approve an amendment to Corautus’ Certificate of Incorporation to effect a reverse stock split of Corautus’ common stock within the range of 1:5 to 1:20, the final ratio to be determined by the Corautus board of directors and publicly announced. The approval of Proposal No. 3 by the Corautus stockholders is a condition to Corautus’ and VIA’s obligation to complete the merger. If Proposal No. 3 is approved, and upon the effectiveness of the amendment to Corautus’ Certificate of Incorporation effecting the reverse stock split, or the split effective time, outstanding shares of Corautus common stock between a range of 5 to 20 will be reclassified and combined into one share of common stock, the exact stock split ratio within the 1:5 to 1:20 range to be determined by the Corautus board of directors prior to the split effective time and publicly announced by Corautus. The Corautus board’s decision regarding the exact split ratio will be based on a number of factors, including market conditions, existing and expected trading prices for Corautus’ and the combined company’s common stock and the split necessary to meet the listing requirements of the NASDAQ Capital Market. If Proposal No. 3 is approved, the reverse stock split is likely to be effected immediately prior to the closing of the merger. Because the proposed reverse stock split would reduce the number of shares of Corautus common stock issued, the reverse stock split may also negatively impact the liquidity of the trading market for the combined company’s common stock, which could make it difficult for you to resell shares of the combined company’s common stock at or above the price you paid, or at all. Such diminished liquidity in the combined company’s common stock may also cause the price of the combined company’s common stock to decline.

Some of Corautus’ officers and directors have interests in the merger that may be different from yours and may influence them to support the merger without regard to your interests.

Certain officers and directors of Corautus participate in arrangements that provide them with interests in the merger that may be different from yours, including, among others, severance benefits, the acceleration of stock and stock option vesting and continued indemnification. Specifically, pursuant to the terms of the option agreements by and between Corautus and our current directors, each director will receive acceleration of his or her options upon consummation of the merger. As a result, as of the date hereof, options to purchase 609,563 shares will vest because of the merger. Additionally, our Senior Vice President and Chief Financial Officer will receive a severance payment in the amount of $210,000 upon consummation of the merger. These interests, among others, may influence the officers and directors of Corautus to support or approve the merger.

Failure to complete the merger may result in Corautus paying a termination fee to VIA and could harm Corautus’ future business and operations and cause the price of Corautus’ common stock to decline.

If the merger is not completed, Corautus may be subject to the following risks:

•

if the merger agreement is terminated, under certain circumstances Corautus will be required to pay VIA a termination fee of $425,000, plus an amount equal to VIA’s reasonable documented out-of-pocket expenses incurred in connection with the merger agreement up to $425,000;

•	the price of Corautus stock may decline; and

•	our costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid, even if the merger is not completed.

In addition, if the merger agreement is terminated and Corautus’ or VIA’s board of directors determines to seek another business combination, there can be no assurance that Corautus will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by VIA in the merger. In such circumstances, Corautus’ board of directors may elect to attempt to complete another strategic transaction like the merger or take the steps necessary to liquidate all of Corautus’ remaining assets, and in such cases, the consideration that Corautus receives for its remaining assets may be less attractive than the consideration to be received by Corautus’ stockholders pursuant to the merger agreement.

If the conditions to the merger are not met, the merger may not occur.

Even if the necessary approvals are obtained from the stockholders of Corautus and VIA, specified conditions must be satisfied or waived for the merger to be consummated. These conditions, which are described in detail in the merger agreement, include:

•	Corautus having net cash at closing, determined in accordance with the merger agreement, of at least $11.0 million;

•

the issuance of Corautus’ common stock in the merger, the change of control, the amendments to Corautus’ certificate of incorporation to increase the authorized shares of capital stock and to effect a reverse stock split, and the amendment to Corautus’ certificate of incorporation to change its name to VIA Pharmaceuticals, Inc. having been approved and adopted by our stockholders;

•

the representations and warranties of the other party set forth in the merger agreement being true and correct as of the date of the agreement and the date the merger occurs, except for (i) those representations and warranties that address matters only as of a particular date and (ii) breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse effect on the other party;

•

the other party to the merger agreement having performed or complied with all of the agreements and covenants required by the merger agreement to be performed by such party at or before completion of the merger;

•	no material adverse effect with respect to the other party to the merger agreement having occurred;

•	each party receiving lock-up agreements from those persons identified in the merger agreement;

•	the amendments to Corautus’ certificate of incorporation increasing the authorized capital stock and effecting a reverse stock split having become effective; and

•

Corautus receiving an opinion from its financial advisor, Morgan Keegan & Company, Inc., that the merger is fair to Corautus’ stockholders from a financial point of view as of the execution date of the merger agreement.

Each of the conditions listed above may be waived by the party or parties whose obligations to complete the merger are so conditioned. For purposes of these conditions, the merger agreement provides that “material adverse effect” means any circumstance that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition or results of operation of the other party, taken as a whole, subject to certain exceptions as stated in the merger agreement. We cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and we may lose some or all of the intended benefits of the merger.

Risks Related to Corautus’ Business

If the merger with VIA is not completed, Corautus may not have continuing business operations.

Our board of directors has authorized the termination of our operations and clinical trials related to VEGF-2, which was our only product candidate. Additionally, we are in the process of terminating many of our intellectual property license agreements. Should our stockholders not approve the proposals to allow us to complete the merger, we may not have any ongoing business operations, and our board of directors will need to consider other alternatives, including liquidation and dissolution.

Corautus’ business to date has been largely dependent on the success of VEGF-2 in the treatment of cardiovascular and vascular disease, which were the subjects of the Phase IIb GENASIS clinical trial that we terminated in 2006. Although we ceased the development of VEGF-2 and have reduced our workforce, we may be unable to successfully manage our remaining resources, including available net cash, while we seek to wind-down operations related to VEGF-2 and implement the merger with VIA. If we are unable to reduce the expenses related to our VEGF-2 operations, our cash position will be significantly reduced, and we may not meet the condition to closing the merger that we have at least $11 million in net cash.

Corautus’s Phase IIb GENASIS clinical trial testing the safety and efficiency of VEGF-2 in patients with cardiovascular and vascular disease was discontinued during 2006 based upon the recommendation of the independent Data and Safety Monitoring Board, or DSMB, with oversight responsibility for these clinical trials. The DSMB concluded that the clinical trial data were unlikely to provide significant evidence of achievement of the primary endpoint for VEGF-2-treated patients versus patients who received placebo. We had previously devoted substantially all of our research, development and clinical efforts and financial resources to the development of VEGF-2. In connection with the termination of our clinical trial for VEGF-2, we announced a realignment of our business activities, including significant workforce reductions, and incurred approximately $1.4 million of severance and related costs in 2006, the substantial majority of which were cash expenditures. As a result of the discontinuation of our clinical trials, we are in the process of terminating many of our remaining intellectual property license agreements, development programs and manufacturing operations for VEGF-2.

If the merger with VIA is not consummated and we were to liquidate and dissolve, no distributions would be made to common stockholders.

If the merger with VIA is not completed and we were to liquidate and dissolve, we cannot predict when, or if, we would be able to make a distribution to our stockholders. However, our Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock have preferences to distributions upon liquidation that exceed the amount of cash now available, and we anticipate that upon liquidation all of our assets would be distributed to the holders of our preferred stock, and the holders of common stock would receive no distributions.

If the merger with VIA is not consummated, we will need substantial additional funding to identify and develop product candidates or life science opportunities and for our future operations.

In the event the merger with VIA is not consummated, we will need to identify other business opportunities or develop other product candidates, which will require a commitment of substantial funds to conduct the costly and time-consuming research and due diligence, pre-clinical and clinical testing necessary to obtain regulatory approvals and bring our product candidates to market. We will need to raise substantial additional capital to fund our future operations. We cannot be certain that additional financing will be available on acceptable terms, or at all. To the extent we raise additional funds by issuing equity securities, our existing stockholders will be diluted. If additional funds are raised through the issuance of debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock and preferred stock. Moreover, we may enter into financing transactions at prices that represent a substantial discount to market price. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the market price of our common stock.

If the merger with VIA is not consummated, we may continue to incur the expense of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the merger with VIA is not completed and we were to liquidate and dissolve, then to curtail such expenses, we might seek relief from the Securities and Exchange Commission, or the SEC, for a substantial portion of the periodic reporting requirements under the Exchange Act after filing our certificate of dissolution upon stockholder approval of a plan of liquidation. There can be no assurance that we would be able to obtain such relief and that we would not deplete our cash in an effort to comply.

We may not have the staff or infrastructure necessary to develop or exploit life science opportunities or product candidates that we may identify, or efficiently wind-down operations.

On October 30, 2006, our board of directors determined that it was in the best interests of the company to significantly reduce our workforce. That workforce has now been reduced to two employees and one part-time consultant. Identifying life sciences opportunities, conducting clinical trials, and obtaining development, manufacturing and distribution partners requires knowledgeable and experienced employees as well as a developed infrastructure. In the event the merger with VIA is not consummated, we may not have sufficient staff or infrastructure to identify new life sciences opportunities or develop and commercialize product candidates based upon such life science opportunities, and we may be unsuccessful in outsourcing the work that could have been performed by employees. Additionally, if the merger with VIA is not consummated, we may not have an adequate workforce to efficiently implement the staged wind-down of our business.

We are highly dependent on key management personnel.

We are highly dependent on the principal members of our management staff, particularly our President and Chief Executive Officer and Chief Financial Officer. Our President and Chief Executive Officer ceased being a full-time employee on January 1, 2007 and serves as a part-time consultant. As a result of the termination of our VEGF-2 business, it may be difficult to adequately incent our remaining two employees to continue working for us. The loss of either of these employees or our consultant could have a material adverse effect on our ability to identify new business opportunities if the merger with VIA is not consummated.

We may be unable to maintain our listing on the NASDAQ Capital Market. Failure to maintain our listing could adversely affect our business, and the liquidity of our common stock would be seriously limited.

Our common stock is currently traded on the NASDAQ Capital Market. To maintain a listing on NASDAQ, we must maintain minimum listing requirements, including certain levels of stockholders’ equity, market capitalization, and minimum bid price for our common stock. Currently, we do not satisfy certain of these requirements. Additionally, NASDAQ may consider, among other things, nature of the business, financial integrity and future outlook of a company in considering whether to de-list a company. If our common stock is de-listed from NASDAQ, it could reduce the liquidity of our common stock, decrease the market price of our common stock and negatively impact our ability to obtain additional capital. As discussed above, we currently are not in compliance with the NASDAQ Stock Market’s requirements for continued listing because the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4310(c)(4). We have until May 21, 2007, to regain compliance with the NASDAQ Stock Market’s requirements for continued listing.

Additionally, we received a notification from NASDAQ that our common stock would be delisted from the NASDAQ Capital Market because NASDAQ believes we currently are not engaged in active business operations and are therefore a “public shell.” On March 23, 2007, we received a decision from the NASDAQ hearing panel providing us until April 17, 2007 to mail proxy materials to our stockholders regarding the merger, and until May 21, 2007 to consummate such transaction. There are no assurances that we can meet these deadlines, and failure to meet these deadlines could result in the loss of our listing on the NASDAQ Capital Market.

Risks Related to the Combined Company’s Financial Results and Need for Financing

VIA has incurred losses since inception and anticipates that the combined company will continue to incur losses for the foreseeable future. The combined company may never achieve or sustain profitability.

VIA is a clinical-stage biotechnology company with a limited operating history and a single product candidate in clinical trials, VIA-2291. VIA is not profitable and has incurred losses in each year since its inception in 2004. VIA does not currently have any products that have been approved for marketing, and the combined company will continue to incur research and development and general and administrative expenses related to its operations. VIA’s net loss for the periods ended December 31, 2004, 2005 and 2006 was approximately $1.1 million, $8.8 million, and $8.6 million, respectively. As of December 31, 2006, VIA had an accumulated deficit of approximately $18.5 million. VIA expects to continue to incur losses for the foreseeable future, and for these losses to increase as VIA continues its research and development activities, seeks regulatory approvals for its product candidates, and commercializes any approved products. These losses have caused, and will continue to cause, among other things, the combined company’s stockholders’ equity and working capital to decrease. To date, VIA has not derived any revenue. VIA does not anticipate that it will generate revenue from the sale of products for the foreseeable future. If VIA’s product candidates, including VIA-2291, fail in clinical trials or do not gain regulatory approval, or if the combined company’s future products do not achieve market acceptance, the combined company may never become profitable. Even if the combined company achieves profitability in the future, it may not be able to sustain profitability in subsequent periods.

The combined company will require substantial additional funding shortly after the consummation of the merger to continue operating its business, which may not be available to the combined company on acceptable terms, or at all. Any such financing will dilute your ownership interest in the combined company.

The combined company will need to raise substantial additional capital to continue its research, development and commercialization activities. As of December 31, 2006, VIA had cash and cash equivalents of approximately $3.3 million. As of the date of this proxy statement and assuming the merger closes in the second quarter of 2007, Corautus anticipates having approximately $11.25 million of net cash at closing. VIA believes that its cash on hand plus Corautus’ net cash at closing will not be sufficient to meet the combined company’s cash requirements beyond December 31, 2007. VIA currently estimates that the combined company will need to raise approximately $20-40 million in financing in 2007. The combined company plans to retain the development and commercialization rights to its product candidates, including VIA-2291, until the completion of Phase II clinical trials, which will require substantial expenditures by the combined company. To meet these capital needs, VIA has engaged an investment banker to advise it on its financing efforts for the combined company. We expect that any such capital raise will occur promptly following the consummation of the merger.

The combined company will need to raise substantial additional capital to:

•	fund clinical trials and seek regulatory approvals;

•	pursue the development of additional product candidates;

•	expand the combined company’s research and development activities;

•	access manufacturing and commercialization capabilities;

•	implement additional internal systems and infrastructure;

•	maintain, defend and expand the scope of the combined company’s intellectual property portfolio; and

•	hire additional management and research, development and clinical personnel.

The combined company’s future funding requirements will depend on many factors, including but not limited to:

•	the rate of progress and cost of the combined company’s clinical trials, preclinical studies and other discovery, research and development activities;

•	the costs associated with establishing manufacturing and commercialization capabilities;

•	the costs of acquiring or investing in product candidates and technologies;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the costs and timing of seeking and obtaining U.S. Food and Drug Administration (“FDA”) and other regulatory approvals;

•	the effect of competing technological and market developments; and

•	the economic and other terms and timing of any collaboration, licensing or other arrangements into which the combined company may enter.

Until the combined company can generate a sufficient amount of revenue to finance its cash requirements, which the combined company may never do, the combined company expects to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. Sales of additional equity securities will reduce your ownership percentage in the combined company. The combined company does not know whether additional financing will be available on acceptable terms, or at all. To date, VIA has been dependent on a single investor for substantially all of its financing and in the past has experienced difficulties in identifying and raising capital from additional third-party investors. If the combined company is not able to secure additional equity or debt financing when needed, the combined company may have to enter into a strategic collaboration for one or more of the combined company’s product candidate programs at an earlier stage of development than would otherwise be desired. This could lower the economic value of these collaborations to the combined company. In addition, the combined company may have to delay, reduce the scope of, or eliminate one or more of its clinical trials or research and development programs, or ultimately, cease operations.

VIA’s independent registered public accounting firm has expressed doubt as to its ability to continue as a going concern.

As a result of VIA’s losses to date, expected losses in the future, limited capital resources and accumulated deficit, VIA’s independent registered public accounting firm concluded that there is substantial doubt as to VIA’s ability to continue as a going concern, and accordingly, qualified their report on VIA’s December 31, 2006 consolidated financial statements in the form of an explanatory paragraph describing conditions that raise substantial doubt about VIA’s ability to continue as a going concern. VIA’s, and following the merger the combined company’s, ability to continue as a going concern is dependent upon its ability to obtain financing and achieve a level of revenues adequate to support its capital and operating requirements. The factors described in VIA’s auditor’s report and footnote 1 to VIA’s financial statements may make it more difficult for the combined company to obtain the additional necessary financing, and there can be no assurance that the combined company will be able to attain such financing on favorable terms, or at all. As described above, we and VIA expect that the combined company will continue to incur significant losses for the foreseeable future, and the combined company may never achieve or sustain profitability. In the event that the combined company is unable to continue as a going concern, it may cease operations or may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, VIA’s management has not considered these alternatives and has not recorded any reductions in the carrying values of any of its recorded assets.

Risks Related to the Combined Company’s Business

VIA is, and the combined company will be, at an early stage of development. VIA has never generated, and the combined company may never generate, revenues from commercial sales of its products and the combined company may not have products to market for several years, if ever.

Since VIA’s inception in June 2004, VIA has dedicated substantially all of its resources to research and clinical development of compounds for clinical trials. Because none of VIA’s current or potential products have been finally approved by any regulatory authority, VIA currently has no products for sale and has not generated any revenues to date. VIA, and therefore the combined company, does not expect to generate any revenues until it receives final regulatory approval, or launches one of its products for sale (most likely in collaboration with another more established biotechnology or pharmaceutical company).

VIA is in two Phase II clinical trials for VIA-2291, which are scheduled for completion in early 2008. The first Phase II clinical trial for VIA-2291 is currently enrolling patients in Italy with significant stenosis of the carotid artery who are scheduled to undergo a carotid endarterectomy, or CEA, a surgical procedure to remove plaque in the lining of the carotid artery, after three months of treatment with a once-a-day dose of VIA-2291 or placebo. The second Phase II clinical trial, conducted concurrently with the CEA clinical trial, is enrolling acute coronary syndrome, or ACS, patients who experienced a recent heart attack.

If these Phase II clinical trials are successful, substantial additional investment in at least one Phase III clinical trial will be required, and will require significant time. We and VIA cannot guarantee that the combined company will be successful in completing either the Phase II or Phase III clinical trials, or that it will be able to successfully negotiate a strategic collaboration with a large biotechnology or pharmaceutical company. The combined company’s revenues, if any, will be derived from products that we and VIA do not expect to be commercially available for several years, if at all. The development of VIA-2291 and other product candidates may be discontinued at any stage of the clinical trial programs and the combined company may never generate revenue from any of its product candidates. Accordingly, there is no assurance that the combined company will ever generate revenues.

Clinical trials are expensive, time-consuming and subject to delay, particularly in the cardiovascular area due to the large number of patients who must be enrolled and treated in clinical trials. As a result, there is a high risk that the combined company’s drug development activities will not result in regulatory approval, or that such approval will be delayed, thereby reducing the likelihood of successful commercialization of products.

Clinical trials are very expensive and difficult to design and implement. This is especially true for trials related to the cardiovascular indications which VIA is, and the combined company will be, pursuing, in part because they require a large number of patients. The clinical trial process is also time-consuming. For example, if the two current Phase II clinical trials for VIA-2291 are successfully completed, the combined company will need to initiate at least one Phase III clinical trial which will continue for at least 3 years, but may take significantly longer to complete. VIA currently expects that such a Phase III clinical trial will require the enrollment of between 4,000 and 6,000 patients at an estimated total cost of approximately $100.0 million to $150.0 million. If the results of the Phase III clinical trial do not achieve a reduction of major adverse cardiovascular events (“MACE”) at the level of statistical significance of p<0.0125, VIA and the combined company would likely be required to conduct additional Phase III clinical trials or narrow the labeling of its product based on results achieved, thereby delaying or preventing the commercial launch of VIA-2291. Until the combined company can generate a sufficient amount of revenue to finance its cash requirements, which the combined company may never do, the combined company expects to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. The combined company does not know whether additional financing will be available on acceptable terms, or at all. Sales of additional equity securities will reduce your ownership percentage in the combined company.

VIA currently plans to engage its independent statisticians and the Data Safety Monitoring Board to perform an administrative analysis related to its VIA-2291 Phase II clinical trials in late 2007 to review the clinical trial data which will remain blinded to the combined company. This analysis will contain preliminary patient efficacy and safety data for VIA-2291. If the results of the administrative analysis are unfavorable, VIA may be required to modify or discontinue its Phase II clinical trials of VIA-2291, thereby delaying or preventing completion of subsequent clinical trials, and any commercial launch of VIA-2291.

The commencement and completion of the combined company’s clinical trial activities, including the administrative analysis and completion of the CEA and ACS trials, as well as any future clinical trial activities, could be delayed or prevented by several factors, including:

•	delays in obtaining regulatory approvals to commence a clinical trial;

•	delays in identifying and reaching agreement on acceptable terms with prospective clinical research organizations and clinical trial sites;

•	delays in obtaining institutional review board approval to conduct a clinical trial at a prospective site;

•	slower than expected rates of patient recruitment and enrollment for a variety of reasons, including competition from other clinical trial programs for the treatment of similar indications;

•	complexities in managing the CEA trial which is enrolling and treating patients in Italy;

•	lack of effectiveness during clinical trials;

•	unforeseen safety issues;

•	uncertain dosing issues;

•

unforeseen difficulties developing the advanced manufacturing techniques, including adequate process controls, quality controls, and quality assurance testing, required to scale up production of the combined company’s product candidates to commercial levels;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow VIA’s clinical protocols.

The combined company will not know whether the CEA and ACS clinical trials will end on time and whether its future Phase III clinical trial(s), if any, will begin on time, need to be restructured or be completed on schedule, if at all. Significant delays in clinical trials will impede the combined company’s ability to commercialize its product candidates and generate revenue, and could significantly increase its development costs, all of which could severely harm the combined company’s business.

Failure to recruit and enroll patients for the CEA and ACS clinical trials, as well as any future clinical trials, will cause the development of the combined company’s product candidates to be delayed.

The combined company may encounter delays if it is unable to recruit and enroll enough patients to complete its current CEA and ACS clinical trials, as well as any future clinical trials. As of February 26, 2007, 8 patients have been enrolled in the CEA trial, which is expected to include 60 patients, and 12 patients have been enrolled in the ACS trial, which is expected to include 200 patients. Patient enrollment depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, competition from other clinical trial programs for the treatment of similar indications and the eligibility criteria for the trial. Any delays in planned patient enrollment in the future may result in increased costs, delay or prevent collaborations with biotechnology or pharmaceutical companies, delay or prevent regulatory approval or harm the combined company’s ability to develop and commercialize current or future product candidates.

VIA’s Phase II clinical trials of VIA-2291 primarily target biomarkers as endpoints, and the results of any Phase II clinical trials may not be indicative of success in Phase III clinical trials that will target outcomes such as heart attack and stroke. The results of previous clinical trials may not be predictive of future results, and VIA’s current, and the combined company’s future, clinical trials may not satisfy the requirements of the FDA or other non-U.S. regulatory authorities.

The data collected during the (i) prior clinical trials involving VIA-2291 (which was formerly known as ABT-761) conducted by Abbott Laboratories (“Abbott”) prior to VIA’s licensing of VIA-2291 from Abbott in August 2005, and (ii) ongoing CEA and ACS clinical trials for VIA-2291, do not provide evidence of whether VIA-2291 will prove to be an effective treatment to reduce the rate of MACE in the prospective treatment population. In order to prove or disprove the validity of VIA’s assumption about the efficacy of VIA-2291, the combined company will need to conduct at least one Phase III trial, which will be at least three years in duration from the recruitment of the first patient, although this time may increase due to unforeseen circumstances. Each Phase III clinical trial must demonstrate that there is a statistically significant reduction in the number of MACE in patients treated with VIA-2291 compared to patients taking a placebo. Until data from the Phase III trial can be collected and analyzed, the combined company will not know whether VIA-2291 is an effective treatment.

Even if the combined company achieves positive results in its CEA and ACS Phase II clinical trials, these results do not necessarily predict final Phase III clinical results. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in late-stage clinical trials, even after achieving positive results in earlier trials. Negative or inconclusive results, or adverse medical events during a clinical trial, could cause the FDA or the combined company to terminate a clinical trial or require the combined company to repeat a clinical trial.

The combined company’s clinical trials could be delayed, suspended or stopped.

The combined company will not know whether future clinical trials will begin on time or whether the combined company will complete any of its clinical trials on schedule or at all. Product development costs to the combined company and potential future collaborators will increase if the combined company has delays in testing or approvals, or if the combined company needs to perform more or larger clinical trials than planned. Significant delays, suspension or termination of clinical trials would adversely affect the combined company’s financial results and the commercial prospects for the combined company’s products, and would delay or prevent the combined company from achieving profitable operations.

VIA currently relies, and the combined company will continue to rely, on third parties, primarily i3 Research, to conduct its clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, the combined company may be unable to obtain, or may experience delays in obtaining, regulatory approval, or may not be successful in commercializing the combined company’s planned and future products.

VIA relies on third parties, primarily i3 Research, to conduct its clinical trials, including its two current Phase II clinical trials for VIA-2291. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, the combined company may not be able to obtain regulatory approval for, or commercialize its product candidates on, its anticipated timeline, or at all.

The combined company intends to rely primarily on third-party clinical research organizations, or CROs, to oversee its current Phase II, and planned Phase III, clinical trials for VIA-2291, and the combined company will depend on independent clinical investigators, medical institutions and contract laboratories to conduct its clinical trials. The combined company is responsible for ensuring that each of its clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires the combined company to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. The combined company’s reliance on third parties that the combined company does not control does not relieve it of these responsibilities and requirements. If the combined company’s CROs or independent investigators fail to devote sufficient time and resources to the combined company’s drug development programs, or if their performance is substandard, it will delay the approval of the combined company’s FDA applications and commercialization of the combined company’s product candidates.

VIA will need to provide additional information to the FDA regarding pre-clinical and clinical safety issues raised during prior trials of VIA-2291 that could result in delays in future FDA approvals.

During pre-clinical animal testing and clinical trials of ABT-761 (now VIA-2291) conducted by Abbott, safety issues with regards to tumors in animals and higher incidence of liver function abnormality in clinical trials in humans were identified. The liver function abnormalities were demonstrated to be reversible with discontinuance of the drug in Abbott’s trials. VIA believes that lower doses used in VIA’s clinical trials will address and minimize both of these safety concerns, although there can be no assurance that actual results achieved in VIA’s clinical trials will be favorable. The FDA has requested that VIA provide additional materials and information regarding the incidence of tumors in animals. Safety issues could delay the FDA’s approval of any Phase III clinical trial, which could have a material adverse effect on VIA’s and the combined company’s business.

VIA-2291 is VIA’s only product candidate currently in clinical trials. The combined company’s efforts to identify, develop and commercialize new product candidates beyond VIA-2291 will be at an early stage and will be subject to a high risk of failure.

VIA’s product candidates are in various stages of development and are prone to the risks of failure inherent in drug development. The combined company will need to complete significant additional clinical trials before the combined company can demonstrate that the combined company’s product candidates are safe and effective to the satisfaction of the FDA and other non-U.S. regulatory authorities. Clinical trials are expensive and uncertain processes that take years to complete. Failure can occur at any stage of the process, and successful early clinical trials do not ensure that later clinical trials will be successful. Current and future pre-clinical products have increased risk as there is no assurance that products will be identified that will qualify for, and be successful in, clinical trials. Furthermore, the data generated from the gene expression database and analysis tool that VIA licenses from Stanford University may not provide information that is ultimately useful in identifying compounds or pathways of interest, and the combined company may expend significant resources on research or target compounds that ultimately do not qualify for, or are not successful in, clinical trials. Product candidates may fail to show desired efficacy and safety traits despite having progressed through initial clinical trials. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials where costs of clinical trials are significant, even after obtaining promising results in earlier trials. In addition, a clinical trial may prove successful with respect to a secondary endpoint, but fail to demonstrate clinically significant benefits with respect to a primary endpoint. Failure to satisfy a primary endpoint in a Phase III clinical trial would generally mean that a product candidate would not receive regulatory approval without a subsequent successful Phase III clinical trial which the combined company may not be able to fund, and may be unable to complete.

If the combined company is unable to form and maintain the collaborative relationships that its business strategy requires, its product development programs will suffer, and the combined company may not be able to develop or commercialize its product, or achieve profitable operations.

A key element of the combined company’s business strategy will be to collaborate with third parties, particularly leading biotechnology and pharmaceutical companies, in the development and commercialization of the combined company’s product candidates. The combined company expects to seek collaborations for the development and commercialization of its product candidates in the future. The timing and terms of any collaboration will depend on the evaluation by prospective collaborators of the trial results and other aspects of the product’s safety and efficacy profile. If the combined company is unable to reach agreements with suitable collaborators for any product candidate, it would be forced to fund the entire development and commercialization of such product candidate, and the combined company may not have the resources to do so. If the two current Phase II clinical trials for VIA-2291 are successfully completed, the combined company will need to initiate at least one Phase III clinical trial which will continue for at least 3 years, but may take significantly longer to complete. VIA currently expects that such a Phase III clinical trial will require the enrollment of between 4,000 and 6,000 patients at an estimated a total cost of approximately $100.0 million to $150.0 million. If results of the Phase III clinical trial do not achieve the targeted reduction of MACE at the level of required statistical significance of p<0.0125, the FDA may require VIA and the combined company would likely be required to either conduct additional Phase III clinical trials or narrow the labeling of its product based on results achieved, thereby delaying or preventing the commercial launch of VIA-2291. If resource constraints require the combined company to enter into a collaboration early in the development of a product candidate, the combined company may be forced to accept a more limited share of any revenues such product may eventually generate. The combined company faces significant competition in seeking appropriate collaborators. Moreover, these collaboration arrangements are complex and time-consuming to negotiate and document. The combined company may not be successful in its efforts to establish collaborations or other alternative arrangements for any product candidate, may be unable to raise required capital to fund clinical trials, and therefore, may be unable to achieve profitable operations.

Even if the combined company receives regulatory approval to market VIA-2291 and its other product candidates, such products may not gain the market acceptance among physicians, patients, healthcare payors and the medical community.

Any products, including VIA-2291, that the combined company may develop may not gain market acceptance among physicians, patients, healthcare payors and the medical community even if they ultimately receive regulatory approval. If these products do not achieve an adequate level of acceptance, the combined company, or future collaborators, may not be able to generate material product revenues and the combined company may not become profitable. The degree of market acceptance of any of the combined company’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	demonstration of efficacy and safety in clinical trials;

•	the prevalence and severity of any side effects;

•

the introduction and availability of generic substitutes for any of the combined company’s products, potentially at lower prices (which, in turn, will depend on the strength of the combined company’s intellectual property protection for such products);

•	potential or perceived advantages over alternative treatments;

•	the timing of market entry relative to competitive treatments;

•	the ability to offer the combined company’s product candidates for sale at competitive prices;

•	relative convenience and ease of administration;

•	the strength of marketing and distribution support;

•	sufficient third party coverage or reimbursement; and

•	the product labeling or product insert (including any warnings) required by the FDA or regulatory authorities in other countries.

The combined company will rely on third parties to manufacture and supply its product candidates.

VIA does not, and the combined company is unlikely to, own or operate manufacturing facilities for clinical or commercial production of product candidates. The combined company will not have any experience in drug formulation or manufacturing, and it will lack the resources and the capability to manufacture any of the combined company’s product candidates on a clinical or commercial scale. The combined company expects to depend on third-party contract manufacturers, primarily Torcan Chemical Limited and Pharmaceutical Manufacturing Research Services Inc., for the foreseeable future. Any performance failure on the part of the combined company’s contract manufacturers could delay clinical development, regulatory approval or commercialization of the combined company’s current or future product candidates, depriving the combined company of potential product revenue and resulting in additional losses.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control (including stability of the product candidate and quality assurance testing), shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. If the combined company’s third-party contract manufacturers were to encounter any of these difficulties or otherwise fail to comply with their obligations to the combined company or under applicable regulations, the combined company’s ability to provide product candidates to patients in its clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of the combined company’s clinical trials, increase the costs associated with maintaining the combined company’s clinical trial program and, depending upon the period of delay, require the combined company to commence new trials at significant additional expense or terminate the trials completely.

The combined company may be subject to costly claims related to its clinical trials, or clinical trials performed by Corautus or VIA prior to the merger, and may not be able to obtain adequate insurance.

Because VIA currently conducts clinical trials in humans, the combined company will face the risk that the use of its current or future product candidates will result in adverse side effects. During pre-clinical animal testing and clinical trials of ABT-761 (now VIA-2291) conducted by Abbott Laboratories, or Abbott, safety issues with regards to tumors in animals and higher incidence of liver function abnormality in clinical trials in humans were identified. The liver function abnormalities were demonstrated to be reversible with discontinuance of the drug in Abbott’s trials. VIA believes that lower doses used in VIA’s clinical trials will address and minimize both of these safety concerns, however, the combined company cannot predict the possible harms or side effects that may result from its clinical trials. Although VIA currently has, and the combined company intends to maintain, clinical trial liability insurance for up to $10.0 million, such insurance may be insufficient to cover any such adverse events. The combined company does not know whether it will be able to continue to obtain clinical trial coverage on acceptable terms, or at all. The combined company may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limit of, its insurance coverage. There is also a risk that third parties, which the combined company has agreed to indemnify, could incur liability. Any litigation arising from the combined company’s clinical trials, even if the combined company is ultimately successful in its defense, would consume substantial amounts of the combined company’s financial and managerial resources and may create adverse publicity, which may result in significant damages and may adversely impact the combined company’s ability to raise required capital or achieve profitable operations.

If the combined company is unable to retain its management, research, development, clinical teams and scientific advisors or to attract additional qualified personnel, the combined company’s product operations and development efforts may be seriously jeopardized.

The loss of the services of any principal member of VIA’s management and research, development and clinical teams could significantly delay or prevent the achievement of the combined company’s scientific and business objectives. The employment agreement for Dr. Lawrence K. Cohen, VIA’s Chief Executive Officer,

provides that his employment is terminable at will at any time with or without cause or notice by either VIA or Dr. Cohen. The employment agreement for Dr. Adeoye Olukotun, VIA’s Chief Medical Officer, provides that his employment is terminable at will at any time with or without cause or notice either by VIA or Dr. Olukotun. Competition among biotechnology companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to the combined company’s success. The combined company may be unable to attract and retain key personnel on acceptable terms, if at all. VIA does not maintain “key person” life insurance on any of its officers, employees or consultants.

VIA has relationships with consultants and scientific advisors who will continue to assist the combined company in formulating and executing its research, development, regulatory and clinical strategies. VIA’s consulting agreements typically have provisions for hourly billing, non-disclosure of confidential information, and the assignment to VIA of any inventions developed within the scope of services to VIA. The consulting and scientific advisory agreements are typically terminable by either party on 30 days’ or shorter notice. These consultants and scientific advisors are not VIA’s employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the combined company. The combined company will have only limited control over the activities of these consultants and scientific advisors and can generally expect these individuals to devote only limited time to the combined company’s activities. VIA relies heavily on these consultants to perform critical functions in key areas of its operations. VIA also relies on these consultants to evaluate potential compounds and products, which may be important in developing a long-term product pipeline for the combined company. Consultants also assist VIA in preparing and submitting regulatory filings. VIA’s scientific advisors provide scientific and technical guidance on cardiovascular drug discovery and development. Failure of any of these persons to devote sufficient time and resources to the combined company’s programs could harm its business. In addition, these advisors may have arrangements with other companies to assist those companies in developing technologies that may compete with the combined company’s products.

If the combined company’s competitors develop and market products that are more effective than the combined company’s product candidates or others it may develop, or obtain regulatory and marketing approval for similar products before the combined company does, the combined company’s commercial opportunity may be reduced or eliminated.

The development and commercialization of new pharmaceutical products which target inflammation in the blood vessel for the treatment of cardiovascular disease is competitive, and the combined company will face competition from numerous sources, including major biotechnology and pharmaceutical companies worldwide. Many of the combined company’s competitors have substantially greater financial and technical resources, and development, production and marketing capabilities than VIA does. In addition, many of these companies have more experience than VIA in pre-clinical testing, clinical trials and manufacturing of compounds, as well as in obtaining FDA and foreign regulatory approvals. The combined company will also compete with academic institutions, governmental agencies and private organizations that are conducting research in the same fields. Competition among these entities to recruit and retain highly qualified scientific, technical and professional personnel and consultants is also intense. As a result, there is a risk that one of the competitors of the combined company will develop a more effective product for the same indication for which the combined company is developing a product or, alternatively, bring a similar product to market before the combined company can do so. Failure of the combined company to successfully compete will adversely impact the ability to raise additional capital and ultimately achieve profitable operations.

The combined company may be subject to damages resulting from claims that VIA or its employees, have wrongfully used or disclosed alleged trade secrets of VIA’s or its employees’ former employers.

Many of VIA’s employees were previously employed at biotechnology or pharmaceutical companies, including VIA’s competitors or potential competitors. Although VIA has not received any claim to date, the combined company may be subject to claims that these employees or VIA have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of such employees former employers. Litigation may be necessary to defend against these claims. If the combined company fails in defending such claims, in addition to paying monetary damages, the combined company may lose valuable intellectual property rights or personnel or may be unsuccessful in identifying, developing or commercializing current or future products.

Risks Related to the Combined Company’s Intellectual Property

The combined company’s failure to protect adequately or to enforce its intellectual property rights or secure rights to third party patents could materially harm its proprietary position in the marketplace or prevent the commercialization of its products.

The combined company’s success will depend in large part on its ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into its technologies and products. The patents and patent applications in VIA’s existing patent portfolio are either owned by VIA or licensed to VIA. The combined company’s ability to protect its product candidates from unauthorized use or infringement by third parties depends substantially on its ability to obtain and maintain valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, the combined company’s ability to obtain and enforce patents is uncertain and involves complex legal and factual questions for which important legal principles are unresolved.

The combined company may not be able to obtain patent rights on products, treatment methods or manufacturing processes that it may develop or to which the combined company may obtain license or other rights. Even if the combined company does obtain patents, rights under any issued patents may not provide it with sufficient protection for the combined company’s product candidates or provide sufficient protection to afford the combined company a commercial advantage against its competitors or their competitive products or processes. It is possible that no patents will be issued from any pending or future patent applications owned by the combined company or licensed to the combined company. Others may challenge, seek to invalidate, infringe or circumvent any patents the combined company owns or licenses. Alternatively, the combined company may in the future be required to initiate litigation against third parties to enforce its intellectual property rights. The cost of this litigation could be substantial and the combined company’s efforts could be unsuccessful. Changes in patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of the combined company’s intellectual property or narrow the scope of the combined company’s patent protection.

The combined company’s patents also may not afford protection against competitors with similar technology. VIA and the combined company may not have identified all patents, published applications or published literature that affect its business either by blocking the combined company’s ability to commercialize its product candidates, by preventing the patentability of its products or by covering the same or similar technologies that may affect the combined company’s ability to market or license its product candidates. For example, patent applications filed with the United States Patent and Trademark Office, or USPTO, are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications filed with the USPTO remain confidential for the entire time prior to issuance as a U.S. patent. Patent applications filed in countries outside the United States are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Therefore, the combined company or its licensors might not have been the first to invent, or the first to file, patent applications on the combined company’s product candidates or for their use. The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States and many companies have encountered significant difficulties in protecting and defending these rights in foreign jurisdictions. If the combined company encounters such difficulties in protecting or is otherwise precluded from effectively protecting its intellectual property rights in either the United States or foreign jurisdictions, the combined company’s business prospects could be substantially harmed.

Because VIA exclusively licensed VIA-2291 from Abbott, any dispute with Abbott may materially harm the combined company’s ability to develop and commercialize VIA-2291.

In August 2005, VIA licensed exclusive worldwide rights to its product candidate, VIA-2291, from Abbott, or the Abbott License. VIA does not have, nor has it ever had, any material disputes with Abbott regarding the Abbott License. However, if there is any future dispute between the combined company and Abbott regarding the parties’ rights under the Abbott License agreement, the combined company’s ability to develop and commercialize VIA-2291 may be materially harmed. Any uncured, material breach under the Abbott License could result in the combined company’s loss of exclusive rights to VIA-2291 and may lead to a complete termination of the Abbott License and force the combined company to cease product development efforts for VIA-2291.

If Abbott elects to maintain or enforce proprietary rights under the Abbott License, the combined company will depend on Abbott for the maintenance and enforcement of certain intellectual property rights related to VIA-2291 and will have limited control, if any, over the amount or timing of resources that Abbott devotes on the combined company’s behalf.

VIA currently depends, and the combined company will depend, on Abbott to protect certain proprietary rights covering VIA-2291, or the VIA-2291 Rights, pursuant to the terms of the Abbott License. Abbott is responsible for maintaining issued patents and prosecuting patent applications in all countries where such patents and patent applications were pending as of the date of the Abbott License. Abbott is also responsible for seeking to obtain all available extensions or restorations of the VIA-2291 Rights. Although VIA has, and the combined company will have, limited, if any, control over the amount or timing of resources that Abbott devotes or the priority Abbott places on maintaining these patent rights to the combined company’s advantage, VIA expects Abbott to comply with its obligations pursuant to the Abbott License and devote resources accordingly. However, if Abbott decides that it no longer wants to maintain any of the patents licensed under the Abbott License, Abbott is required to afford VIA the opportunity to do so at VIA’s expense. If Abbott elects not to maintain any of the licensed patents, and if the combined company does not assume the maintenance of the licensed patents in sufficient time to make required payments or filings with the appropriate governmental agencies, the combined company risks losing the benefit of all or some of those patent rights.

While VIA currently intends to take actions reasonably necessary to enforce its patent rights, such enforcement depends, in part, on Abbott to protect the VIA-2291 Rights. Abbott has the first right to bring and pursue a third-party infringement action related to the VIA-2291 Rights. VIA has, and the combined company will have, the right to cooperate with Abbott in third-party infringement suits involving the VIA-2291 Rights. If Abbott declines to prosecute such a claim, the combined company will have the right but not the obligation to bring suit and/or pursue any such infringement action as it determines, in its discretion, to be appropriate.

Abbott, VIA and/or the combined company may also be notified of alleged infringement and be sued for infringement of third-party patents or other proprietary rights related to the VIA-2291 Rights. Abbott has the right but not the obligation to defend and control the defense of an alleged third-party patent infringement claim or suit asserting that VIA-2291 infringes third-party patent rights directed to the composition of matter or the use of VIA-2291 in the treatment and/or prevention of diseases in humans, if Abbott is made a party to such suit. If Abbott so elects, VIA or the combined company may have limited, if any, control or involvement over the defense of these claims, and Abbott, VIA and/or the combined company could be subject to injunctions and temporary or permanent exclusionary orders in the United States or other countries. VIA has, and the combined company will have, the sole responsibility to defend and control the defense of all other claims of infringement by a third party. If Abbott elects not to defend a claim it has the first right to defend against, or if the claim is one that VIA has the responsibility to defend against, Abbott is required to reasonably assist VIA in its defense. VIA has, and the combined company will have, limited, if any, control over the amount or timing of resources, if any, that Abbott devotes, or the priority Abbott places on defense of such third-party claims of infringement.

If the combined company fails to comply with its obligations and meet certain milestones related to its intellectual property licenses with third parties, the combined company could lose license rights that are important to its business.

The combined company’s commercial success depends on not infringing the patents and proprietary rights of other parties and not breaching any collaboration, license or other agreements that VIA and/or the combined company has entered into with regard to its technologies and product candidates. For example, VIA’s license agreement with Stanford University, entered into in March 2005, grants VIA an exclusive, worldwide license to use a comprehensive gene expression database and analysis tool to study the impact of candidate therapeutic interventions on the molecular mechanisms underlying atherosclerosis, provided that VIA meets certain milestones and works to diligently develop, manufacture and sell licensed products under the agreement. Stanford University may terminate the license agreement if VIA fails to cure a material breach, including a failure by VIA to meet the specified milestones, within 90 days after providing notice of such breach. In addition to diligently developing, manufacturing and selling licensed product and diligently developing markets for licensed products, VIA must complete the following milestones:

•	prior to June 30, 2007, select five (5) genes identified by the gene expression database for further investigation as potential biomarkers;

•	prior to June 30, 2008, nominate a development candidate identified by the gene expression database;

•	prior to June 30, 2010, file an Investigational New Drug application with the FDA for a development candidate; and

•	prior to June 30, 2012, initiate testing of human blood samples using VIA’s investigational biomarkers.

VIA has also entered into a license agreement with Abbott pursuant to which VIA is required to use commercially reasonable efforts, at its own expense, to (a) initiate and complete the clinical development of VIA-2291, (b) obtain all required regulatory approvals in major markets, and (c) obtain and carry out subsequent worldwide marketing, distribution and sale of VIA-2291 in such major markets. Prior to the first commercial sale of VIA-2291, VIA is required to furnish Abbott with an annual written report summarizing the progress of VIA’s efforts to implement the pre-clinical/clinical development plan.

Third parties may own or control intellectual property that the combined company may infringe.

If a third party asserts that the combined company infringes such third party’s patents, copyrights, trademarks, trade secrets or other proprietary rights, the combined company could face a number of issues that could seriously harm the combined company’s competitive position, including:

•

infringement and other intellectual property claims, which would be costly and time-consuming to litigate, whether or not the claims have merit, and which could delay the regulatory approval process and divert management’s attention from the combined company’s business;

•

substantial damages for past infringement, which the combined company may have to pay if a court determines that the combined company has infringed a third party’s patents, copyrights, trademarks, trade secrets or other proprietary rights;

•

a court prohibiting the combined company from selling or licensing the combined company’s technologies or future products unless such third party licenses its patents, copyrights, trademarks, trade secrets or other proprietary rights to the combined company, which it is not required to do; and

•

if a license is available from a third party, the requirement that the combined company pay substantial royalties or grant cross licenses to the combined company’s patents, copyrights, trademarks, trade secrets or other proprietary rights.

The combined company’s commercial success will depend in part on its ability to manufacture, use, sell and offer to sell its products without infringing patents or other proprietary rights of others.

The combined company may not be aware of all patents or patent applications that potentially impact its ability to manufacture (or have manufactured by a third party), use or sell any of its product candidates or proposed product candidates. For example, patent applications are filed with the USPTO but not published until 18 months after their effective filing date. Further, the combined company may not be aware of published or granted conflicting patent rights. Any conflicts resulting from other patent applications and patents of third parties could significantly reduce the coverage of the combined company’s patents and limit the combined company’s ability to obtain meaningful patent protection. If others obtain patents with conflicting claims, the combined company may be required to obtain licenses to these patents or to develop or obtain alternative technology. The combined company may not be able to obtain any licenses or other rights to patents, technology or know-how necessary to conduct the company’s business as described in this proxy statement. Any failure to obtain such licenses or other rights could delay or prevent the combined company from developing or commercializing its product candidates and proposed product candidates, which could materially affect the combined company’s business.

Additionally, litigation or patent interference proceedings may be necessary to enforce any of the combined company’s patents or other proprietary rights, or to determine the scope and validity or enforceability of the proprietary rights of others. The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to the combined company. Any adverse outcome could subject the combined company to significant liabilities, require the company to license disputed rights from others, or require the combined company to cease selling its future products.

Risks Related to the Combined Company’s Industry

VIA’s product candidates are, and the combined company’s product candidates will be, subject to extensive regulation, which can be costly and time-consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize such product candidates.

VIA is, and the combined company will be, subject to extensive and rigorous government regulation in the United States and foreign countries. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in foreign jurisdictions, which regulations differ from jurisdiction to jurisdiction. The combined company will not be permitted to market its product candidates in the United States until it receives approval of a new drug application, or NDA, from the FDA, or in any foreign jurisdiction until the combined company receives the requisite approval from the applicable regulatory authorities in such jurisdiction. VIA has not submitted an NDA or received marketing approval for VIA-2291 or any of its other product candidates in the United States or any foreign jurisdiction. Obtaining approval of an NDA is a lengthy, expensive and uncertain process. The FDA also has substantial discretion in the drug approval process, including the ability to delay, limit, condition or deny approval of a product candidate for many reasons. For example:

•	the FDA may not deem a product candidate safe and effective;

•	the FDA may not find the data from pre-clinical studies and clinical trials sufficient to support approval;

•	the FDA may not approve of the combined company’s third-party manufacturers’ processes and facilities;

•	the FDA may change its approval policies or adopt new regulations; or

•	the FDA may condition approval on additional clinical studies, including post-approval clinical studies.

These requirements vary widely from jurisdiction to jurisdiction and make it difficult to estimate when the combined company’s product candidates will be commercially available, if at all. If the combined company is delayed or fails to obtain required approvals for its product candidates, the combined company’s operations and financial condition would be damaged.

The process of obtaining these approvals is expensive, often takes many years, and can vary substantially based upon the type, complexity and novelty of the products involved. Approval policies or regulatory requirements may change in the future and may require the combined company to resubmit its clinical trial protocols to institutional review boards for re-examination, which may impact the costs, timing or successful completion of a clinical trial. In addition, although members of VIA’s management have drug development and regulatory experience, as a company VIA has not previously filed the applications necessary to gain regulatory approvals for any product. This lack of experience may impede the combined company’s ability to obtain regulatory approval in a timely manner, if at all, for its product candidates for which development and commercialization is the combined company’s responsibility. The combined company will not be able to commercialize its product candidates in the United States until it obtains FDA approval and in other jurisdictions until the combined company obtains approval by comparable governmental authorities. Any delay in obtaining, or inability to obtain, these approvals would prevent the combined company from commercializing its product candidates and the combined company’s ability to generate revenue will be delayed.

Even if any of the combined company’s product candidates receives regulatory approval, it may still face future development and regulatory difficulties.

Even if U.S. regulatory approval is obtained, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies. The combined company’s product candidates will also be subject to ongoing FDA requirements governing the labeling, packaging, storage, advertising, promotion, recordkeeping and submission of safety and other post-marketing information. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices. If the combined company or a regulatory agency discovers problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturer or the combined company, including requiring withdrawal of the product from the market or suspension of manufacturing. If the combined company or the manufacturing facilities for the combined company’s product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	impose civil or criminal penalties;

•	suspend regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications filed by the combined company or its collaborators;

•	impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products or require a product recall.

The FDA and other regulatory agencies actively enforce regulations prohibiting the promotion of a drug for a use that has not been cleared or approved by the FDA. Use of a drug outside its cleared or approved indications is known as “off-label” use. Physicians may use the combined company’s products for off-label uses, as the FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine. However, if the FDA or another regulatory agency determines that the combined company’s promotional materials or training constitutes promotion of an off-label use, it could request that the combined company modify its training or promotional materials or subject the combined company to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties.

In order to market any products outside of the United States, the combined company and its collaborators must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other jurisdictions might differ from that required to obtain FDA approval. The regulatory approval process in other jurisdictions may include all of the risks detailed above regarding FDA approval in the United States Regulatory approval in one jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one jurisdiction may negatively impact the regulatory process in others. Failure to obtain regulatory approval in other jurisdictions or any delay or setback in obtaining such approval could have the same adverse effects described above regarding FDA approval in the United States, including the risk that product candidates may not be approved for all indications requested, which could limit the uses of product candidates and adversely impact potential royalties and product sales, and that such approval may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post-approval follow-up studies.

If the combined company or any of its manufacturers or other partners fails to comply with applicable foreign regulatory requirements, the combined company and such other parties may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Legislative or regulatory reform of the healthcare system may affect the combined company’s ability to sell its products profitably.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system in ways that could impact upon the combined company’s ability to sell its products profitably. In recent years, new legislation has been enacted in the United States at the federal and state levels that effects major changes in the healthcare system, either nationally or at the state level. These new laws include a prescription drug benefit for Medicare beneficiaries and certain changes in Medicare reimbursement. Given the recent enactment of these laws, it is still too early to determine their impact on the biotechnology and pharmaceutical industries and the combined company’s business. Further, federal and state proposals are likely. More recently, administrative proposals are pending and others have become effective that would change the method for calculating the reimbursement of certain drugs. The adoption of these proposals and pending proposals may affect the combined company’s ability to raise capital, obtain additional collaborators or profitably market its products. Such proposals may reduce the combined company’s revenues, increase its expenses or limit the markets for its products. In particular, the combined company expects to experience pricing pressures in connection with the sale of its products due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

Risks Related to the Securities Market and Ownership of the Combined Company’s Common Stock

The combined company’s shares of common stock may not be approved for listing on the NASDAQ Capital Market, which would adversely affect your ability to sell your shares of the combined company’s common stock.

According to the NASDAQ rules, Corautus’ merger with VIA will constitute a change of control transaction, or “reverse merger,” requiring the combined company to meet NASDAQ’s initial listing requirements at the time of closing of the merger. These requirements include a number of quantitative criteria, including a requirement that the combined company’s stockholders’ equity immediately after the merger exceeds $5.0 million, that the combined company’s common stock satisfies a $4.00 per share minimum bid price immediately after closing of the merger and that the combined company maintain a public float of common stock of at least $5.0 million. NASDAQ has proposed that the $5.0 million public float requirement be increased to $15.0 million, which increase would apply to the combined company. Corautus’ common stock is currently trading significantly below the $4.00 per share minimum bid price. In order to meet the minimum bid requirement, Corautus is asking its stockholders in Proposal No. 3 to approve an amendment to Corautus’ certificate of incorporation to effect a reverse stock split of Corautus’ common stock, at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by Corautus’ board of directors and publicly announced, which is intended to have the effect of increasing the stock price above $4.00 per share. There can be no assurance that following the reverse stock split the combined company’s common stock will trade at a price above the $4.00 minimum bid price. Even if the minimum bid price requirement is satisfied, there can be no assurance that the combined company will either meet, or be able to maintain, the quantitative listing requirements of NASDAQ.

In addition to the quantitative requirements, the combined company will be required to meet all of the qualitative requirements of the NASDAQ Capital Market, including corporate governance and independent board member requirements. VIA is in the process of identifying additional independent directors to serve on the board of the combined company. If VIA is unable to identify independent directors who are willing to serve on the combined company’s board prior to consummation of the merger, the combined company will not meet the independence requirements and its common stock will not be approved for listing. Even if the combined company meets the stated quantitative and qualitative criteria for listing on the NASDAQ Capital Market, NASDAQ may choose to exercise its discretion and may not approve the combined company’s initial listing application, or may change the quantitative or qualitative listing criteria at any time.

If the combined company is unable to obtain a new listing on the NASDAQ Capital Market, the combined company may seek to have its stock quoted on the NASD’s OTC Bulletin Board, which is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Capital Market, or in a non-NASDAQ over-the-counter market, such as the “pink sheets.” Quotes for stocks included on the OTC Bulletin Board/pink sheets are not as widely listed in the financial sections of newspapers as are those for the NASDAQ Capital Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of the combined company’s common stock may be unable to resell their securities at any price.

If the combined company is forced to move trading of its common stock to the NASD’s OTC Bulletin Board, the combined company’s common stock will be a “penny stock” under Rule 3a51-1 under the Securities Exchange Act of 1934, or the Exchange Act. Compliance with the penny stock requirements would make it more difficult for you to resell your shares to third parties or to dispose of them in the public market or otherwise. Securities broker-dealers would not be permitted to recommend the combined company’s common stock and would only be permitted to trade in it on an unsolicited basis. Additionally, Section 15(g) of the Exchange Act and Rule 15g-2 require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to:

•	obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

•

reasonably determine, based on that information, that transactions in penny stock are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;

•	provide the investor with a written statement setting forth the basis on which the broker-dealer made this determination; and

•	receive a signed and dated copy of this statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

If the combined company’s common stock is not approved for listing on the NASDAQ Capital Market, the price of the combined company’s common stock may decline and the liquidity of the common stock may be significantly reduced. In addition, failure to maintain a NASDAQ Capital Market listing may negatively affect the combined company’s ability to obtain necessary additional equity or debt financing on favorable terms or at all.

The combined company’s stock price could decline significantly based on the results and timing of its clinical trials.

VIA currently expects to engage its independent statisticians and the Data Safety Monitoring Board to perform an administrative analysis related to its VIA-2291 Phase II clinical trials in late 2007. VIA also currently expects to announce results from the CEA and ACS Phase II clinical trials of VIA-2291 in early 2008. Results of the administrative analysis or Phase II clinical trials of VIA-2291 may not be viewed favorably by the combined company or third parties, including investors, analysts and potential collaborators. In addition, the combined company may not be successful in completing the administrative analysis or the Phase II clinical trials or commencing its Phase III clinical trial of VIA-2291 on the currently projected timetable, if at all. Biotechnology and pharmaceutical company stock prices have declined significantly when clinical trial results were unfavorable or perceived negatively, or when clinical trials were delayed or otherwise did not meet expectations. Failure to initiate or delays in the combined company’s administrative analysis or clinical trials of VIA-2291 or any of its other product candidates or unfavorable results or negative perceptions regarding the administrative analysis or any such clinical trials, could cause the combined company’s stock price to decline significantly.

Bay City Capital, VIA’s principal stockholder, will have significant influence over the combined company, and your interests may conflict with the interests of Bay City Capital.

Immediately following the merger, it is anticipated that Bay City Capital, VIA’s principal stockholder, will beneficially own approximately 71.5% of the combined company’s common stock, assuming Corautus delivers $11.25 million of net cash at closing. As a result, Bay City Capital, will be able to exert a significant degree of influence or actual control over the combined company’s management and affairs and over matters requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets, and any other significant corporate transaction. The interests of Bay City Capital, may not always coincide with the interests of the combined company or its other stockholders. For example, Bay City Capital, could delay or prevent a change of control of the combined company even if such a change of control would benefit the combined company’s other stockholders. The significant concentration of stock ownership may adversely affect the trading price of the combined company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

A significant portion of the combined company’s outstanding common stock may be sold into the market in the near future. Substantial sales of the combined company’s common stock, or the perception that such sales are likely to occur, could cause the price of the combined company’s common stock to decline.

The holders of 112,304,356 shares of the combined company’s common stock, including shares underlying warrants, will have rights, subject to certain conditions, to require the combined company to file registration statements covering their shares or to include their shares in registration statements that the combined company may file for itself or other stockholders. In connection with the conversion of Boston Scientific Corporation’s shares of its Series D Preferred Stock and Series E Preferred Stock into 9,131,215 shares of common stock immediately prior to the consummation of the merger, we expect to grant registration rights to Boston Scientific for these shares of common stock issuable to it upon conversion. In addition, to the extent Baxter Healthcare Corporation agrees to convert its 2,000 shares of Series C Preferred Stock into an agreed upon number of shares of common stock, we expect to grant registration rights with respect to the number of shares into which such Series C Preferred Stock would convert. To date, Baxter has not agreed to convert its shares of Series C Preferred Stock into shares of common stock prior to the consummation of the merger. If the combined company registers their shares of common stock following the expiration of the lock-up agreements entered into in connection with the merger, these holders will have the ability to sell these shares in the public market. The combined company intends to file a registration statement covering the resale of the shares of common stock underlying options granted to VIA’s employees and consultants pursuant to stock incentive plans and shares of common stock that it may issue in the future under these plans. These shares generally can be freely sold in the public market upon issuance. Sales of a large number of these shares in the public market, or the perception that such sales are likely to occur, could cause the price of the combined company’s common stock to decline and could make it more difficult for the combined company to raise additional financing due to the additional overhang represented by these registered and to-be registered shares of common stock.

VIA is a private company and has not been subject to the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, the NASDAQ Capital Market or other corporate governance requirements. As a result, the combined company will incur substantial costs in order to comply with these requirements.

VIA is a private company and has not been subject to the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, the NASDAQ Capital Market or other corporate governance requirements. As a result, the combined company will incur significant legal, accounting and other expenses to ensure that VIA’s business operations meet these requirements. Implementing the controls and procedures required to comply with the various SEC and NASDAQ regulations may place a significant burden on the combined company’s management and internal resources. The diversion of management’s attention and any difficulties encountered in such an implementation could result in delays in the combined company’s clinical trials and product development programs and could otherwise harm the combined company’s business, financial condition and operating results.

VIA, as a private company, has not been subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. If the combined company is unable to favorably assess the effectiveness of its internal controls over financial reporting, or if the combined company’s independent registered public accounting firm are unable to provide an unqualified attestation report on the combined company’s assessment, the price of the combined company’s common stock could be adversely affected.

Following the merger, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the combined company’s management will be required to report on the effectiveness of its internal control over financial reporting as of December 31, 2007, including VIA’s internal control over financial reporting, in its Annual Report on Form 10-K for the fiscal year ending December 31, 2007, and the combined company’s independent auditor will be required to attest to the effectiveness of the combined company’s internal control over financial reporting, as of December 31, 2008, including VIA’s internal control over financial reporting, in its Annual Report on Form 10-K for the fiscal year ending December 31, 2008. VIA, as a private company, has not been subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. VIA has not yet begun the process of analyzing its internal controls and preparing for the evaluation needed to comply with Section 404. During this process, if management identifies one or more material weaknesses in VIA’s internal control over financial reporting that are not remediated, the combined company will be unable to assert that its internal control is effective. Any failure to have effective internal control over financial reporting could cause investors to lose confidence in the accuracy and completeness of the combined company’s financial reports, which could lead to a substantial price decline in the combined company’s common stock.

In addition, although we believe that Corautus currently has adequate finance and accounting systems, procedures and controls for its business on a standalone basis, following the merger the combined company will need to upgrade the existing, and implement additional, procedures and controls to incorporate VIA’s business operations. These updates may require significant time and expense, and there can be no guarantee that the combined company will be successful in implementing them. If the combined company is unable to complete the required modifications to its internal control reporting or if the combined company’s independent registered public accounting firm is unable to provide the combined company with an unqualified report as to the effectiveness of its internal control over financial reporting, investors could lose confidence in the reliability of the combined company’s internal control over financial reporting, which could lead to a substantial price decline in the combined company’s common stock.

If shares of Corautus’ non-voting Series C Preferred Stock are converted into shares of common stock, your ownership percentage in the combined company will be diluted.

As of the date of this proxy statement, Corautus has 2,000 shares of non-voting Series C Preferred Stock issued and outstanding, all of which are held by Baxter Healthcare Corporation. Pursuant to the Amended and Restated Certificate of Designation of Preferences and Rights of Series C Preferred Stock, the applicable provisions of the Series C Preferred Stock is convertible into shares of common stock, at the option of the holder, on or after June 13, 2010. Each share of Series C Preferred Stock is convertible into a number of shares of common stock equal to (1) $1,000 divided by (2) 110% of the fair market value of the common stock on the conversion date. Although the holder of Series C Preferred Stock is not presently entitled to convert these shares into common stock at its option, pursuant to the terms of the merger agreement, Corautus agreed to use its commercially reasonable efforts to cause the holder of the Series C Preferred Stock to convert its shares into a to-be negotiated upon number of shares of common stock prior to the consummation of the merger. If the holder of Series C Preferred Stock agrees to convert these shares into common stock, your ownership percentage in the combined company will be diluted, and may be significantly diluted depending on the number of shares of common stock into which such Series C Preferred Stock converts, which number is not determinable as of the date of this proxy. If the holder of Series C Preferred Stock does not agree to convert its shares prior to the consummation of the merger, such holder will be entitled to convert its shares of Series C Preferred Stock on or after June 13, 2010 as described above, and your ownership percentage may be significantly diluted at the time of such conversion.

The combined company’s operating results and stock price may fluctuate significantly.

The combined company’s results of operations are expected to be subject to quarterly fluctuations. The combined company’s level of revenues, if any, and results of operations at any given time, will be based primarily on the following factors:

•	the status of development of VIA-2291 and the combined company’s other product candidates;

•

the time at which the combined company enters into development and license agreements with strategic collaborators that provide for payments to the combined company, and the timing and accounting treatment of payments to the combined company, if any, under those agreements;

•

whether or not the combined company achieves specified development or commercialization milestones under any agreement that the combined company enters into with collaborators and the timely payment by commercial collaborators of any amounts payable to the combined company;

•	the addition or termination of research programs or funding support;

•	the timing of milestone and other payments that the combined company may be required to make to others; and

•	variations in the level of expenses related to the combined company’s product candidates or potential product candidates during any given period.

These factors may cause the price of the combined company’s stock to fluctuate substantially. VIA believes that quarterly comparisons of the combined company’s financial results are not necessarily meaningful and should not be relied upon as an indication of the combined company’s future performance.

The stock price of the combined company’s common stock is likely to be volatile and you may lose all, or a substantial portion, of your investment.

The trading price of the combined company’s common stock following completion of the merger is likely to be volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond the combined company’s control including, among others, market perception of the merger and VIA’s business operations, the combined company’s need for substantial additional financing shortly following the closing of the merger, and the reverse stock split. In addition, the stock market in general, and the market for biotechnology and development-stage pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Such fluctuations may be even more pronounced in the trading market shortly following this merger. These broad market and industry factors may seriously harm the market price of the combined company’s common stock, regardless of the combined company’s actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against the combined company, could result in substantial costs and a diversion of management’s attention and resources.

Neither Corautus nor VIA has ever paid cash dividends on its common stock, and we do not anticipate that the combined company will pay any cash dividends on its common stock in the foreseeable future.

Neither Corautus nor VIA has ever declared or paid cash dividends on its common stock. We do not anticipate that the combined company will pay any cash dividends on its common stock in the foreseeable future. The combined company intends to retain all available funds and any future earnings to fund the development and growth of its business. As a result, capital appreciation, if any, of the combined company’s common stock will be your sole source of gain for the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases these forward looking statements can be identified by the use of words such as “anticipate,” “believe,” “can,” “seek,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “potential,” “predict,” or “should” or the negative of these terms or other similar terms. You should read statements that contain these words carefully. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict, including, among others, the following:

•	information concerning possible or assumed future results of the combined company;

•	uncertainties as to the timing of the merger, approval of the merger by our stockholders and the satisfaction of closing conditions to the merger;

•	the amount of net cash that Corautus anticipates it will hold on the closing date of the merger;

•	the competitive environment of the biotechnology and pharmaceutical industries;

•	whether the combined company can successfully discover, develop and commercialize new products and the degree to which these gain market acceptance;

•	the success and timing of the combined company’s pre-clinical studies and clinical trials;

•	the combined company’s ability to obtain and maintain intellectual property protection for its product candidates;

•	the commencement and outcome of any legal proceeding instituted against Corautus and others in connection with the merger; and

•	regulatory developments in the United States and foreign countries.

Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                     , 2007

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors to be voted at the special meeting of stockholders and at any adjournments or postponements thereof. The special meeting will be held at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308, on                     , 2007, at 10:00 a.m., local time. The matters to be considered and asked upon at the meeting are described below in this proxy statement. When used in this proxy statement, the terms “we,” “us,” “our” and “Corautus” refer to Corautus Genetics Inc.

The principal executive office of Corautus is located at 70 Mansell Court, Roswell, Georgia 30076. The approximate date on which this proxy statement and form of proxy card are first being sent or given to stockholders is                     , 2007.

Purposes of the Special Meeting

The purposes of the special meeting are for our stockholders to consider and vote on the following proposals:

1.	the issuance of shares of our common stock, par value $0.001 per share, to the holders of equity securities of VIA, pursuant to the terms of the merger agreement, and the resulting change of control that will occur in connection with the share issuance;

2.	an amendment to our certificate of incorporation to increase the authorized shares of our common stock from 100,000,000 to 200,000,000;

3.	an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within a range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced;

4.	an amendment to our certificate of incorporation to change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.”, to be effective immediately following the closing of the merger;

5.	the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 4; and

6.	such other business as properly may come before the special meeting or any adjournments or postponements thereof.

Proposal Nos. 2 and 4 are dependent on the approval of Proposal No. 1. As such, if the merger described in Proposal No. 1 is not consummated, then the amendment to authorize additional shares described in Proposal No. 2 and the name change described in Proposal No. 4 will not be effected.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

You are entitled to vote at the special meeting if our stockholder records show that you held our common stock, $0.001 par value per share, our Series D Preferred Stock, $0.001 par value per share, or our Series E Preferred Stock, $0.001 par value per share, as of the close of business on                     , 2007, which is the record date for determining the holders of stock who are entitled to receive notice of and to vote at the special meeting. Each share of common stock entitles its owner to one vote on each matter submitted to the stockholders, and each share of Series D Preferred Stock and Series E Preferred Stock entitles its owner to vote with the common stock on all matters submitted to stockholders as if such share of Series D Preferred Stock or Series E Preferred Stock

was converted into common stock on the record date. As of February 28, 2007, each share of Series D Preferred Stock entitled its holder to approximately 1.025236 shares of common stock, which means each share of Series D Preferred Stock is entitled to cast approximately 1.025236 votes as compared to each share of common stock having one vote per share. As of February 28, 2007, each share of Series E Preferred Stock entitled its holder to one vote. Boston Scientific Corporation is the sole holder of Series D Preferred Stock and Series E Preferred Stock. Our outstanding shares of Series C Preferred Stock are not entitled to vote at the special meeting.

On                     , 2007, 19,728,854 shares of common stock were outstanding and eligible to be voted at the special meeting, 1,385,377 shares of Series D Preferred Stock were outstanding and eligible to be voted at the special meeting, and 2,475,659 shares of Series E Preferred Stock were outstanding and eligible to be voted at the special meeting. Because the Series D Preferred Stock is entitled to cast approximately 1.025236 votes per share, there are a total of approximately 23,624,851 votes eligible to be cast at the special meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority in voting power of the outstanding shares of our common stock and the Series D and Series E Preferred Stock (on an as-converted to common stock basis) is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted towards a quorum. The required vote for the Proposals are as follows:

For Proposal No. 1—approval of the issuance of our common stock pursuant to the merger agreement and the resulting change of control that will occur in connection with the share issuance—the vote required to approve Proposal No. 1 is governed by the NASDAQ Stock Market rules and requires the affirmative vote of the holders of a majority in voting power of our common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) present, in person or represented by proxy, and entitled to vote at the special meeting and voting together as a single class. You may vote in favor of Proposal No. 1 or against the proposal or may abstain from voting. Abstentions will be counted towards the vote total and will have the same effect as voting against the proposal. Broker non-votes, if any, will have no effect and will not be counted towards the vote total.

For Proposal No. 2—approval of an amendment to our certificate of incorporation to increase the authorized shares of our common stock from 100,000,000 to 200,000,000—the vote required to approve Proposal No. 2 is governed by Delaware law and requires (i) the affirmative vote of the holders of a majority in voting power of our outstanding common stock voting as a single class, and (ii) the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class. You may vote in favor of Proposal No. 2 or against the proposal or may abstain from voting. Abstentions and broker non-votes will be considered in determining the number of votes required to obtain the necessary majority vote, and will have the same legal effect as voting against the proposal.

For Proposal No. 3—approval of an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced—the vote required to approve Proposal No. 3 is governed by Delaware law and requires (i) the affirmative vote of the holders of a majority in voting power of our outstanding common stock voting as a single class, and (ii) the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class. You may vote in favor of Proposal No. 3 or against the proposal or may abstain from voting. Abstentions and broker non-votes will be considered in determining the number of votes required to obtain the necessary majority vote, and will have the same legal effect as voting against the proposal.

For Proposal No. 4—approval of an amendment to our certificate of incorporation to change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.”—the vote required to approve Proposal No. 4 is governed by Delaware law and requires the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class. You may vote in favor of Proposal No. 4 or against the proposal or may abstain from voting. Abstentions and broker non-votes will be considered in determining the number of votes required to obtain the necessary majority vote, and will have the same legal effect as voting against the proposal.

For Proposal No. 5—approval of the adjournment of the special meeting to permit further solicitation of votes—the vote required to approve Proposal No. 5 is governed by Delaware law and requires the affirmative vote of the holders of a majority in voting power of our common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) present, in person or represented by proxy, and entitled to vote at the special meeting and voting together as a single class. You may vote in favor of Proposal No. 5 or against the proposal or may abstain from voting. Abstentions will be counted towards the vote total and will have the same effect as voting against the proposal. Broker non-votes, if any, will have no effect and will not be counted towards the vote total.

Under the rules of the New York and American Stock Exchanges, or the Exchanges, that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the Exchanges. These votes by brokerage firms are considered as votes cast in determining the outcome of any discretionary proposal. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the special meeting for each proposal and the number of votes required to obtain the necessary majority vote in Proposal Nos. 2 through 4, and will have the same legal effect as voting against the proposal; however, broker non-votes will have no effect and will not be counted towards the vote total for Proposals Nos. 1 and 5. We believe that Proposal No. 5 is discretionary.

Voting of Shares

You may vote by proxy or in person at the special meeting. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the meeting, you must bring to the meeting a proxy from the record holder of the shares authorizing you to vote at the meeting.

Shares of our stock represented by properly executed proxies received at or before the meeting and not revoked will be voted in the manner specified on such proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” each of the proposals. If any other matters are properly brought before the special meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment. Properly executed proxies marked “ABSTAIN,” will be counted for purposes of determining whether there is a quorum at the meeting and will be considered in determining the number of votes required to obtain the necessary majority vote, and will have the same legal effect as voting against each proposal.

The enclosed proxy provides that you may vote your shares of common stock and preferred stock “FOR,” “AGAINST” or “ABSTAIN” from voting with respect to each of the proposals.

As of February 28, 2007, our directors and executive officers held or controlled approximately 439,221 shares of our common stock, constituting approximately 2.2% of the outstanding common stock. Each of our current directors and executive officers who owns shares of our common stock has entered into a voting agreement with VIA pursuant to which he or she has agreed to vote his or her shares in favor of all proposals. In addition, other stockholders owning approximately 31% of our voting stock have agreed to vote their shares in favor of all proposals.

Voting By Proxy Holders

You should specify your choices with regard to each of the proposals on the enclosed proxy card. All properly executed proxy cards delivered to us in time to be voted at the special meeting and not revoked will be voted at the special meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” all proposals. If any other matters properly come before the special meeting, the persons named as proxies will vote upon such matters according to their best judgment.

Recommendation of our Board of Directors

Our board of directors determined that the merger of our wholly-owned subsidiary with and into VIA and the related merger agreement are advisable, fair to and in the best interests of our stockholders, has approved the merger agreement, the share issuance and the resulting change in control of Corautus, and the three amendments to our certificate of incorporation, and has recommended that you vote “FOR” all of the proposals listed herein.

How to Revoke Your Proxy

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted (1) by giving written notice to Jack W. Callicutt, Senior Vice President and Chief Financial Officer, at 70 Mansell Court, Suite 100, Roswell, Georgia, 30076, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the special meeting. Please note, however, that under the rules of the Exchanges and the NASDAQ Stock Market, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the special meeting only in accordance with applicable rules and procedures of the Exchanges and the NASDAQ Stock Market, as employed by the beneficial owner’s brokerage firm.

Cost of This Proxy Solicitation

Corautus is making the solicitations made in this proxy statement. In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them, and we will reimburse them for the reasonable, out-of-pocket expenses they incur in doing so. Corautus has retained the services of InvestorCom, Inc. to provide proxy advisory services and solicit proxies for a fee of up to $10,000, plus expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Corautus Genetics Inc.

70 Mansell Court,

Suite 100

Roswell, Georgia 30076

Attention: Jack W. Callicutt

Phone: (404) 526-6210

Or

InvestorCom, Inc.

110 Wall Street

New York, New York 10005

Attention: John Grau

Telephone: (212) 668-0800

APPROVAL OF ISSUANCE OF COMMON STOCK IN THE MERGER AND RESULTING CHANGE OF CONTROL

(Proposal No. 1)

The Merger and Share Issuance

On February 7, 2007, we entered into an Agreement and Plan of Merger and Reorganization, or merger agreement, with Resurgens Merger Corp., our wholly-owned subsidiary, and VIA. Subject to the satisfaction or waiver of the conditions to closing in the merger agreement, Resurgens Merger Corp. will merge with and into VIA such that VIA will be the surviving corporation. As a result, VIA will become our wholly-owned subsidiary.

As part of the merger, and subject to stockholder approval, holders of VIA common stock and preferred stock will be issued shares of our common stock, and VIA options that are not exercised prior to the consummation of the merger will be assumed by us at the effective time of the merger and will become options to purchase shares of our common stock. In addition, any outstanding shares of VIA common stock that are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with VIA will be exchanged for shares of our common stock, which shall to the same extent be unvested and subject to the same repurchase option or risk of forfeiture as the VIA restricted common stock. We are asking our stockholders to approve the issuance of our common stock to the holders of VIA capital stock as well as the issuance of our common stock upon the exercise of options that we will assume from VIA. See “Terms of the Merger Agreement.”

The total number of shares of our common stock to be issued if the merger is completed (including upon exercise of VIA options that we will assume) will be determined based on our net cash balance, as calculated pursuant to the merger agreement, at the time of closing. Assuming a net cash balance of $11.25 million, we currently expect to issue an aggregate of 112,121,084 shares of our common stock and to assume options to purchase an aggregate of 12,158,490 shares of our common stock, if the merger is completed. See “Terms of the Merger Agreement—Merger Consideration.”

Background of the Merger

Corautus is a development stage company dedicated to the development of innovative products in the life sciences industry. Corautus, formerly known as GenStar Therapeutics Corporation and Urogen Corp., was formed as a Delaware corporation on June 30, 1995. Prior to November 1, 2006, Corautus was primarily focused on the clinical development of gene therapy products using a vascular growth factor gene, Vascular Endothelial Growth Factor 2 (VEGF-2), for the treatment of severe cardiovascular disease. Corautus was the sponsor of a Phase IIb clinical trial to study the efficacy of VEGF-2 for the treatment of severe cardiovascular disease, known as the GENASIS trial. In addition, Corautus supported initial clinical trials studying the efficacy of VEGF-2 for the treatment of peripheral artery disease and diabetic neuropathy.

On March 14, 2006, we announced that in conjunction with Boston Scientific Corporation, we had temporarily suspended patient treatments in our GENASIS clinical trial. Boston Scientific requested the voluntary suspension as a result of three reported serious adverse events of pericardial effusion, which did not appear to be related to the VEGF-2 biologic. We notified the FDA of the voluntary suspension prior to making the public announcement, and in a subsequent teleconference, we were informed that the FDA had placed the trial on clinical hold.

As part of the process to address the clinical hold, the independent Data Monitoring Committee, or DMC, reviewed safety information. To better consider safety in the context of risk/benefit in this trial, the DMC also requested and subsequently reviewed a limited amount of available unblinded summary efficacy data related to the increase in exercise tolerance time, or ETT, which is measured by a patient’s performance on a treadmill. The DMC recommended to us that, based on available efficacy data, enrollment should be terminated under the current protocol as the DMC saw very little chance for significant efficacy as to the primary endpoint. On April 10, 2006, we announced that we had accepted the DMC’s recommendation that enrollment in the GENASIS trial be terminated and notified the FDA of the termination of enrollment.

As a consequence of the termination of the GENASIS trial, we began to consider alternative strategies, including additional trials for VEGF-2, VEGF-2 in combination with other cell therapies, as well as other investigational approaches involving other genes, other indications, other technologies and other delivery systems. We began to expend resources to identify other alternatives, and our management delivered preliminary assessments to our board of directors at the May 10 - 11, 2006 board meeting. Further updates on alternatives were made to the board and discussed at board meetings on June 21, 2006, July 7, 2006, August 17, 2006 and September 25, 2006.

During July and August, 2006, we conducted extensive statistical analysis from the results of the GENASIS trial to determine the likelihood that a successful VEGF-2 trial could be structured with a different primary endpoint. Our management proposed a bridging study to the board for consideration at the August 17, 2006 board meeting. This would have involved a small study using VEGF-2 in a cardiac trial but with a different primary endpoint, again using the Boston Scientific catheter as the delivery vehicle. Our board of directors decided that an additional VEGF-2 study was not feasible because Corautus, given the unsuccessful prior trial, would be unable to raise additional funds to undertake the study, and there was no assurance that Boston Scientific would allow its catheter to be used in such a trial without substantial additional testing, the timing and funding of which could not be assured. Similarly, our board of directors did not believe that trials for other indications, such as peripheral artery disease and diabetic neuropathy or Buerger’s disease would be sufficient to support Corautus in the absence of a cardiac use.

Corautus also considered and rejected liquidation as an option. At the time of consideration the preferences of the outstanding shares of preferred stock exceeded the liquidation value of the cash and other assets of Corautus. Thus, holders of our common stock would not receive a distribution in the event of liquidation. Corautus did not want to select an alternative that provided no distribution to the holders of our common stock.

On August 10, 2006, we announced that we were devoting increased time and resources to identifying, evaluating and negotiating potential strategic alternatives aimed at broadening our development pipeline and delivering value for our stockholders.

On October 10, 2006, we announced the final efficacy results from our GENASIS clinical trial did not achieve a statistically significant difference from placebo in any active dose group for the primary efficacy endpoint.

On October 30, 2006, our board of directors determined that it was in the best interests of Corautus and its stockholders not to conduct further clinical trials for VEGF-2 for the treatment of cardiovascular and peripheral vascular disease. The board of directors authorized Corautus to immediately reduce its cash spending and to continue identifying other life sciences technologies that it could acquire or in-license, or other life sciences opportunities.

Because it could not continue to build Corautus around VEGF-2, its sole technology, and because it did not want to liquidate, which would yield no return to the common stockholders due to the preferred stockholders’ liquidation preference, our board concluded that the most viable option was to use the assets of the company to support a new technology. While early stage technologies could be in-licensed, our board was of the view that we could not raise capital if its only product candidate was early stage. The board of directors further determined that given Corautus’ cash position, it would be unlikely to be able to acquire a later-stage company or technology where the existing shareholders remained in control. Thus, merger with a later-stage company became the priority even if our existing shareholders failed to retain control.

Since April 2006, we have identified approximately 100 life sciences companies or technologies as potential candidates for a business combination transaction with us and preliminarily evaluated the merits and likelihood of entering into a transaction with each such entity on terms favorable to our stockholders.

Our Vice President of Business Development initially assumed the lead role in this effort. In addition, we engaged the Mattson Jack Group and members of a leading medical research institution to identify promising technologies and potential opportunities. Mattson Jack scanned, filtered and identified a larger number of companies by various search criteria. Members of our board also suggested companies to consider. Once identified, companies were screened by publicly available information, and potentially attractive companies were contacted, generally by the Vice President of Business Development. Parties interested in engaging in discussions executed non-disclosure agreements. We then engaged in high-level preliminary due diligence, both as to business and scientific issues, with the scientific issues being undertaken generally by our Chief Scientific Officer. As the process continued, we identified companies, conducted more detailed due diligence, and classified each company in one of the following categories: “High Interest--Active Review”, “Under Review-in Process” and “No Longer Active Interest”. The Chief Executive Officer and Chief Financial Officer continually reviewed these categorizations with the board at every board meeting. While our consideration of each target company was impacted for distinct reasons, our principal concerns were: the early stage of a company and the difficulty in obtaining funding, the lack of promise or intellectual property protection with respect to the science, the target company’s unwillingness to attribute much value to Corautus and its desire to consider a transaction based only upon Corautus’ market capitalization.

Initially, we considered potential merger partners that could use all or part of our infrastructure of management, scientific and clinical personnel. As we began to reduce our workforce to save costs, we considered only those companies with existing management and structure. Once a company passed a threshold level of due diligence, site visits were arranged. We engaged in site visits with approximately 7 companies. As companies became more serious candidates the process was undertaken directly by the Chief Executive Officer and Chief Financial Officer. In September, 2006 the focus of discussion had centered upon a privately- held biosciences company. We engaged in serious discussions, conducted mutual site visits, exchanged terms sheets, and had scientific representatives of the other company engage in due diligence meetings with our scientific advisors. The board was updated on this opportunity, which was then considered our leading opportunity, at its meeting of September 27, 2006. This potential company and another were reported on extensively at the October 30, 2006 board meeting. The board ultimately rejected this leading candidate because the science lacked sufficient promise. We continued to review other candidates.

On October 20, 2006 VIA’s CEO, Dr. Lawrence K. Cohen, called Victor W. Schmitt, an individual known by both Dr. Cohen and VIA’s principal stockholder, Bay City Capital Fund IV, L.P., Mr. Schmitt, a member of our board, provided VIA’s contact information to our business development officer who was managing inbound inquiries about potential merger candidates. VIA’s management and representatives of Bay City Capital LLC had ongoing discussions during the last week of October with Corautus regarding the process and criteria for evaluating potential merger candidates, likely timelines for completing transactions, and the process for selecting investment bankers with experience in completing both merger transactions and subsequent financings.

On October 30, 2006, we and VIA executed a mutual non-disclosure agreement that allowed both companies to exchange information, on a confidential basis, in order to more fully determine if a potential merger transaction should be pursued further. Following execution of this agreement, an initial call was held on November 3, 2006, in which both companies’ management teams provided general background regarding their operations, and their current processes for evaluating potential merger candidates.

During November 2006, we continued to investigate several potential merger candidates and held detailed discussions with several parties, including VIA. In addition to potential terms and conditions of a merger transaction, we focused on understanding the business, technologies and management teams of each of the potential merger partners. By the end of November, based on this process, we had narrowed the field of potential candidates to two and determined to pursue further discussions with VIA and one other potential merger partner.

From November 3, 2006 through November 30, 2006, we and VIA held numerous conference calls to further our mutual understanding of each other’s business, shared various documents including financial information, budget information, investor slide presentations, capitalization tables, and held an in-person meeting on November 16, 2006 at VIA’s offices in San Francisco, California, where several VIA scientists discussed in more detail the nature of VIA’s current clinical programs and plans for expanding its pipeline of pre-clinical and clinical compounds. During this period, VIA disclosed the details of its licenses, the prior trials conducted by Abbott, the state of its intellectual property, its plans for clinical trials, the background of its management, the potential commercial opportunity, its historic financing efforts, its investor base, and its relationship and support from Bay City Capital. We disclosed the status of our clinical trials, our shareholder base, our cash position and other assets, active and threatened litigation matters and the extent and nature of our liabilities.

On November 29, 2006, VIA’s CEO and CFO informed the VIA board of directors of the progress of initial discussions with us and evaluated proposals from three potential investment banking advisors. The VIA board concluded that VIA should engage Lazard Frères & Co. LLC as its advisors for merger and acquisition and financing advice. VIA entered into a confidentiality agreement with Lazard November 30, 2006.

On December 6, 2006, VIA’s CEO, and CFO, James G. Stewart, along with a representative of Bay City Capital LLC, met in San Diego, California with our CEO, CFO, Chief Scientific Officer and two additional board members. The purpose of this meeting was to discuss further the process and timelines regarding a potential merger transaction, and to review in more detail VIA’s business strategy, current clinical compounds, and pipeline of potential pre-clinical and clinical compounds. In this meeting we advised VIA that our board wanted to more fully understand VIA’s business and operations to evaluate potential interest in a transaction. We indicated that the process was intended to culminate in a board decision to choose between two merger candidates that was forecast to be made in January 2007. The meeting with the VIA representatives was one of two that we had with potential merger partners that day. As disclosed to VIA and the other company, we were engaged in due diligence on both VIA and the other company at the same time, with the intent that if both proved promising, both would be presented to our board around the end of the year.

From December 8, 2006 through January 3, 2007, our management team, along with our legal advisors, McKenna Long & Aldridge LLP, or McKenna Long, obtained diligence materials and various background information to gain more thorough understanding of VIA and the other company under consideration. During this period, we also disclosed our business information to VIA and the other company.

On December 13, 2006, VIA delivered a “preliminary proposal” outlining key terms of a potential transaction, and noting that VIA would require a period of exclusivity to allow mutual negotiation of key terms of a potential agreement. We received a similar proposal from the other company. The preliminary proposals were refined and put in a more detailed term sheet form with both VIA and the other company, and during the last two weeks of December 2006, multiple discussions took place between us and VIA, and us and the other company to negotiate the basic terms of each term sheet. In particular, we revised the proposal received from VIA outlining key potential provisions and the period of exclusivity and delivered the revised proposal to VIA on December 26, 2006.

We and VIA, along with our respective legal advisors, McKenna Long and Latham & Watkins LLP, or Latham, held a conference call December 27, 2006 to more thoroughly understand key provisions of the VIA proposal and substantive changes from VIA’s initial proposal. We advised VIA that our board meeting was scheduled the following day for an update on the status of negotiations with VIA and the other company then under consideration.

At the December 28, 2006 meeting of our board, our management reported on VIA and the other merger candidate. Management reported that we had obtained independent scientific reports on each of VIA and the other company and that intellectual property due diligence from Kilpatrick Stockton LLP was underway. Our board was informed of the status of the negotiations of the terms sheets with each company and that the science, intellectual property and potential business terms of each would be the subject of a board meeting to be held on January 4, 2007 in San Diego, California.

From December 29, 2006 to January 2, 2007, we had numerous phone calls with VIA and the other company to resolve open issues, share additional diligence materials, and clarify key provisions related to a potential merger. These included our likely “net cash” at closing, conversion rights of our preferred stockholders, details of combined pro-forma capitalization tables after any proposed merger, and impact of recent NASDAQ communications which could result in the loss of our NASDAQ listing.

On January 2, 2007, VIA delivered a revised term sheet that eliminated certain proposed closing conditions that had been included in VIA’s prior proposals - including, eliminating any requirement that Corautus maintain its NASDAQ listing, that the Series C Preferred Stock convert in connection with the merger, or that the closing of the merger be contingent on a successful equity financing of the combined company. In addition, VIA proposed a 60-day mutual exclusivity period during which the parties would work to enter into a definitive merger agreement.

On January 3, 2007, VIA further revised its proposal to increase the ownership percentage of combined company common stock allocated to our stockholders and suggested a process for adjusting the ownership percentage based upon the actual amount of “net cash” at closing. In addition, VIA’s revised proposal also eliminated any adjustment to the immediate post-merger ownership percentages based on whether we were able to maintain our NASDAQ listing.

Throughout the same period we were also having continued discussions with and refinements of the proposed term sheet with the other company.

On January 4, 2007, our board met to consider the proposals of VIA and the other company. Management reported on the science and intellectual property due diligence review of both companies and the business terms of the alternative proposals. At the conclusion of extensive discussion, our board preferred the VIA transaction provided that our management was able to resolve certain open items, and the meeting was recessed until those issues could be resolved. Subsequent to the meeting, we and our legal counsel, McKenna Long, held a telephonic conference with VIA management and a representative of Bay City Capital LLC at which those issues were addressed.

On January 4, 2007, the VIA board met to approve the revised proposal and key terms open to be resolved following the our Board meeting. The term sheet was approved by VIA’s board.

On January 5, 2007, our board resumed deliberations and, after further discussion, approved a non-binding term sheet with VIA. Immediately thereafter, a letter providing for a 30-day exclusivity period was signed by us and VIA to which the non-binding term sheet was attached.

On January 8, 2007, VIA’s legal counsel, Latham, distributed an initial list of additional diligence documents required by VIA, and from January 8, 2007 through January 30, 2007, we provided various written materials, copies of public filings, and other materials responsive to the requested diligence materials. Numerous conference calls involving VIA and our management team, and our respective legal counsel, Latham and McKenna Long, were held to clarify questions regarding diligence.

On January 9, 2007, our legal counsel, McKenna Long, distributed an initial list of additional diligence documents required by us, and from January 10, 2007 through January 30, 2007, VIA provided various written materials, copies of legal documents, and other materials responsive to the requested diligence materials. Numerous business, scientific and regulatory conference calls were held to answer questions raised by our management and legal counsel, McKenna Long.

On January 16, 2007, we noticed that an abnormally high trading volume of our common stock had traded on the NASDAQ Capital Market and that the price for our common stock had increased from $0.38 at the opening of the market to $0.44 at the closing of the market. We and VIA, together with our respective legal counsel, McKenna Long and Latham, discussed this matter and determined to continue to observe market activity the following day. Although neither we nor VIA were able to identify any source of unauthorized disclosure, in light of the continued high trading volume and increase in the price of our common stock during the morning of January 17, 2007, we issued a press release to announce that, in accordance with our previously stated intention to identify other life science opportunities, we were in discussions regarding a potential business combination with a “privately-held biotech company”. In this announcement, we noted that there could be no assurance that a definitive agreement would be reached or that an acquisition would be consummated. Further, we noted that we did not intend to make any further public comment regarding these discussions unless the parties entered into a definitive agreement or the discussions were terminated. We also stated that it was our general policy not to comment upon or respond to market rumors or speculation or otherwise disclose the existence of discussions regarding significant corporate transactions. During the following several days, we observed a continued high trading volume and increase in the price of our common stock.

VIA regulatory and finance personnel, as well as VIA regulatory consultants, Regulatory Professionals, Inc., met with us in Atlanta, Georgia on January 17 and January 18, 2007 to review detailed records related to previous and currently ongoing, clinical trials related to our business. In order to follow up on questions raised during the initial visit, VIA regulatory counsel, Latham, spent additional time reviewing materials in Atlanta on January 22, 2007.

On January 22, 2007, our management and legal counsel, McKenna Long, held a telephonic diligence call with a representative of Lazard Freres, VIA’s investment advisor, to discuss Lazard’s view of the marketplace for companies similar to the combined company, the likelihood of raising additional capital, and the likely market valuation of proposed future financings.

On January 22, 2007, we engaged Morgan Keegan & Co., Inc. to render a “fairness opinion” to our board with regard to the proposed merger with VIA. Morgan Keegan delivered a final report and a fairness opinion to our board on February 2, 2007.

On January 23, 2007, an initial draft of a merger agreement was distributed by VIA’s legal counsel, Latham. Through February 6, 2007, numerous draft documents were exchanged, and there were telephonic conferences to resolve business issues identified by VIA and us, and our respective legal counsel, Latham and McKenna Long, in preparing the merger agreement. Issues addressed and resolved included mechanics of equity ownership and exchange ratio calculations, definition of “net cash,” substance of representations and warranties, details of schedules attached to the agreement, mutual costs and break up fees in the event that the merger is not completed, details regarding voting agreements and lock up agreements, and price protection alternatives to our stockholders that would be triggered by upcoming substantial financings of the combined company.

On January 25, 2007, our management and legal counsel, McKenna Long, held a diligence call with a representative of an investment bank hired by VIA during 2006 to assist in raising a private round of venture capital. The purpose of the call was to discuss the nature of the bank’s relationship with VIA and the bank’s inability to identify and raise capital from additional investors for VIA.

On January 27, 2007, counsel to VIA, Latham, corresponded with our counsel, McKenna Long, proposing a unilateral termination fee of $750,000 and an expense reimbursement of up to $750,000.

On January 28, 2007, our legal counsel, McKenna Long, distributed a mark-up of the merger agreement to VIA counsel, Latham. In this draft, we counter-proposed a mutual termination fee of $350,000. Based on extensive negotiations over the course of the next several days, our review of other similar transactions, and input from our board, we agreed to a mutual termination fee of $425,000 and an expense reimbursement cap of $425,000, each payable in the event that the merger agreement is terminated under certain specified circumstances.

On February 1, 2007, VIA and our management, along with our respective legal counsel, Latham and McKenna Long, held a conference call to summarize and finalize open items with respect to the merger agreement.

On February 2, 2007, the VIA board and our board each met and approved the merger of VIA with our subsidiary, subject to the resolution of the remaining open issues.

From February 2, 2007 through February 6, 2007, VIA and our management, and respective legal counsel, Latham and McKenna Long, held conference calls and meetings to resolve open items. These issues primarily related to the definition of “net cash”, the conversion of our preferred stock, certain proposed post-closing matters and termination fees/expense reimbursement. Also during this time, the provisions of stockholder voting agreements and lock-up agreements were negotiated with input from Boston Scientific Corporation, its in-house legal counsel and Baxter Healthcare Corporation and its legal counsel, Mayer Brown Rowe & Maw LLP. Morgan Keegan delivered a subsequent fairness opinion, dated February 6, 2007, to our board of directors.

On February 7, 2007, VIA, Corautus and our merger subsidiary, Resurgens Merger Corp., executed the definitive merger agreement. Also on this date, VIA’s principal stockholder, Bay City Capital Fund IV, L.P., executed and delivered a voting agreement/proxy agreeing to vote its shares of VIA stock in favor of the merger agreement and related transactions. Similarly, on this date, the following Corautus stockholders, directors and officers executed and delivered a voting agreement/proxy agreeing to vote shares of Corautus voting stock held by them in favor of the merger agreement and related transactions: Boston Scientific Corporation, Baxter Healthcare Corporation, Richard E. Otto, Robert T. Atwood, Jack W. Callicutt, Yawen L. Chiang, Eric N. Falkenberg, James C. Gilstrap, John R. Larson, F. Richard Nichol, Ivor Royston and Victor W. Schmitt.

On February 8, 2007, we issued a press release and filed a Form 8-K announcing the execution of the merger agreement.

Reasons for the Merger

At its meeting on February 2, 2007, our board of directors determined that the merger and the merger agreement are advisable, fair to and in the best interests of our stockholders, approved the merger agreement, the share issuance and the proposed amendments to our certificate of incorporation, and recommended that you vote in favor of the share issuance and the resulting change of control and the proposed amendments.

In reaching its determination to approve the merger agreement and the transactions contemplated thereby, and to recommend that our stockholders approve Proposal Nos. 1 through 4, our board identified several potential benefits for us and our stockholders, including:

•	the combination with VIA would result in a combined company with the potential for a viable business product;

•

the combination affords our existing common stockholders an opportunity for future value that our board of directors believes is currently unavailable given our existing technology and the liquidation preference presently held by the holders of our Series C, Series D and Series E Preferred Stock; and

•	the potential for growth in VIA’s specific business market segment, which consists of a large, unmet medical need.

Our board consulted with our management, as well as our financial advisor and legal counsel in reaching its decision to approve the merger agreement and the transactions contemplated thereby. The factors that the Corautus board considered include:

•	the benefits described above;

•

historical information concerning VIA’s business, financial performance, financial condition, operations and management, including the performance of Bay City Capital LLC, which is VIA’s primary investor and stockholder;

•	our management’s view of VIA and its current business prospects;

•

our management’s view of the financial condition, results of operations and business of VIA and Corautus before and after giving effect to the merger and information regarding the merger’s potential effect on our stockholder value;

•	reports from our management and legal, financial, scientific and clinical advisors regarding the results of the due diligence investigation of VIA;

•	the opinion of our financial advisor, Morgan Keegan & Company, Inc., as to the fairness to our stockholders, from a financial point of view, of the consideration to be paid in the merger;

•	our board’s belief that the terms of the merger agreement are fair and reasonable;

•

the terms and conditions of the merger agreement, including the conditions to closing, the termination fee payable by us under certain circumstances, and our ability to terminate the merger agreement for a superior proposal;

•	the qualification of the merger as a tax-free transaction for U.S. federal income tax purposes; and

•	the lack of other business opportunities for us following the implementation of the wind-down of our VEGF-2 business, especially given our diminishing cash position.

Additionally, we viewed favorably that VIA had ongoing Phase II trials, with the compound having been tested in earlier large scale trials for another indication (asthma) that generated a considerable volume of safety information. VIA had experienced management and was backed by a well-funded and successful venture capital firm with an established record. Further, VIA was not burdened with significant debt so that the assets of the combined company and funds that could be raised from future offerings could be primarily dedicated to advancing the clinical trials and scientific efforts. Corautus also had been previously represented in earlier offerings by VIA’s investment banker and had confidence in such investment bank’s ability to raise capital successfully.

Our board of directors also identified and considered various potentially negative factors in its deliberations concerning the merger agreement and the transactions contemplated thereby, including:

•	the limited operating history of VIA;

•	the risks related to the immediate and substantial dilution of the equity interests and voting power of our stockholders upon completion of the merger;

•	the risks related to the ability of VIA’s current stockholders to significantly influence the combined company’s business after the completion of the merger;

•

the risk that the combined company may be unable to raise needed additional capital in the near term and that such additional capital, even if available, will be further dilutive to our stockholders and may be at a lower valuation than used in our merger with VIA;

•	the risk of future competition in VIA’s business segment;

•	the risk that VIA may be unable to successfully implement its business strategy and growth plan;

•	the risk that the clinical trials needed for VIA to generate revenues may cost considerably more and may take considerably longer than currently projected and could ultimately be unsuccessful; and

•	certain of the risks described above under “Risk Factors.”

After due consideration, our board concluded that the potential benefits of the merger to our stockholders outweighed the risks associated with the merger.

Although not exhaustive, this discussion of the information and factors considered by our board comprises the material factors considered. In view of the wide variety of factors considered in connection with the board’s evaluation of the merger and related transactions, our board did not quantify or otherwise assign relative weights to the factors described. Rather, our board made its determination based on the totality of the information it considered and the exercise of its reasoned business judgment as to the best interests of our stockholders. Our board cannot assure you that any of the expected results, opportunities or other benefits described in this section will be achieved as a result of the merger.

Effects of the Share Issuance

The shares of Corautus common stock that holders of VIA equity securities will be entitled to receive (or purchase, in the case of optionholders) pursuant to the merger are expected to represent approximately 77.59% of the fully-diluted shares of the combined company immediately following the consummation of the merger based on Corautus having a net cash balance of $11.25 million at closing. The actual number of shares of Corautus common stock that holders of VIA equity securities will be entitled to receive pursuant to the merger is subject to upward or downward adjustment based on our net cash balance, as calculated pursuant to the merger agreement, at the closing of the merger and the aggregate fully-diluted number of shares of each of Corautus and VIA outstanding immediately prior to the closing of the merger. In all cases, immediately following the merger, the former VIA stockholders will have the voting power sufficient to control all major corporate decisions of the combined company.

Anticipated Accounting Treatment

For accounting purposes, VIA is considered to be acquiring Corautus in the merger. Accordingly, the acquisition will be accounted for as an asset purchase by VIA for accounting and financial reporting purposes, in accordance with generally accepted accounting principals in the United States. The purchase price will be allocated among the fair values of our assets and liabilities. The total estimated purchase price will be allocated to the tangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values, with the excess of purchase price over the fair value of net assets acquired expensed upon closing of the merger.

Representatives of our independent registered public accounting firm, Ernst & Young LLP are expected to be present at the special meeting, will have an opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.

Material U.S. Federal Income Tax Consequences of the Merger

We expect the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code. We expect that there will be no material federal income tax consequences from the merger for Corautus or Corautus stockholders. The issuance, under Proposal No. 1, of Corautus shares to VIA stockholders in the merger will be tax free to Corautus.

Potential De-Listing of our Common Stock from the NASDAQ Capital Market

Although our common stock is currently listed on the NASDAQ Capital Market, a regular trading market for our common stock may not exist or be sustained in the future, in which case you should consider your investment in our common stock illiquid. On May 25, 2006, we received a notice from the NASDAQ Stock Market indicating that we were not in compliance with the NASDAQ Stock Market’s requirements for continued listing because, for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4310(c)(4). We had until November 21, 2006, to achieve compliance with the minimum requirements for continued listing. On November 22, 2006, we received a notice from the NASDAQ Stock Market indicating that we remained in non-compliance with the NASDAQ Stock Market’s requirements for continued listing because we had failed to achieve a bid price of our common stock above $1.00 per share. However, because we met all criteria for initial listing on the NASDAQ Capital Market at that time (other than the bid price requirement), we were granted an additional 180 days, or until May 21, 2007, to regain compliance with the NASDAQ Stock Markets requirements for continued listing.

On December 8, 2006, we received a further notification from NASDAQ that our common stock would be delisted from the NASDAQ Capital Market on December 19, 2006 unless we requested an appeal no later than December 15, 2006. In its notification, NASDAQ stated that it believes we currently are not engaged in active business operations and are therefore a “public shell,” which, in NASDAQ’s determination, could be detrimental to the interests of the investing public. Marketplace Rule 4300 provides NASDAQ with discretionary authority to apply more stringent criteria for continued listing and terminate the inclusion of particular securities based on any event that occurs, that in the opinion of NASDAQ, makes inclusion of the securities in NASDAQ inadvisable or unwarranted, even though the securities meet all enumerated criteria for continued inclusion in NASDAQ.

On December 15, 2006, Corautus appealed the NASDAQ Staff’s “public shell” determination to a NASDAQ Listing Qualifications Panel. On February 8, 2007, Corautus presented its arguments to the Qualifications Panel. During the oral hearing, we requested relief from the "public shell" determination for a 90-day period, or until May 9, 2007, in order to complete the proposed merger. The NASDAQ hearing panel has not rendered a decision as of this date. The maximum amount of relief time we can receive from NASDAQ is 180 days from the date NASDAQ originally sent the delisting determination letter (December 8, 2006), which means the 180-day period expires on June 6, 2007. Our common stock will continue to trade on NASDAQ pending the panel’s decision. There can be no assurance that the panel will approve our request for continued listing.

In addition, according to the NASDAQ rules, our merger with VIA will constitute a change of control transaction, or “reverse merger,” requiring the combined company to meet NASDAQ’s initial listing requirements at the time of closing of the merger. VIA is filing an initial listing application with the NASDAQ Capital Market (symbol: VIAP), which if approved, will take effect immediately following the merger. These requirements include that the combined company’s stockholders’ equity immediately after the merger exceeds $5.0 million, that the combined company’s common stock satisfies a $4.00 per share minimum bid price immediately after closing of the merger, and that the combined company maintain a public float of common stock of at least $5.0 million. NASDAQ has proposed that the $5.0 million public float requirement be increased to $15.0 million, which increase would apply to the combined company. In order to meet the minimum bid requirement, we are asking you in Proposal No. 3 to approve an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced, which is intended to have the effect of increasing the stock price above $4.00 per share. Even if we meet the minimum bid price as a result of the reverse stock split, there can be no assurance that the combined company will either meet, or maintain, the quantitative listing requirements of NASDAQ.

In addition to the quantitative requirements, the combined company will be required to meet all of the qualitative requirements of the NASDAQ Capital Market, including the corporate governance and independent board member requirements. VIA is in the process of identifying additional independent directors to serve on the board of the combined company. If VIA is unable to identify independent directors who are willing to serve on the combined company’s board prior to consummation of the merger, the combined company will not meet the independence requirements and its common stock will not be approved for listing. Even if the combined company meets the stated quantitative and qualitative criteria for listing on the NASDAQ Capital Market, NASDAQ may choose to exercise its discretion and may not approve the combined company’s initial listing application, or may change the quantitative or qualitative listing criteria at any time.

If the combined company is unable to obtain a new listing on the NASDAQ Capital Market, the combined company may seek to have its stock quoted on the NASD’s OTC Bulletin Board, which is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Capital Market, or in a non-

NASDAQ over-the-counter market, such as the “pink sheets.” Quotes for stocks included on the OTC Bulletin Board/pink sheets are not as widely listed in the financial sections of newspapers as are those for the NASDAQ Capital Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of the combined company’s common stock may be unable to resell their securities at any price. See “Risk Factors — Risks Related to the Securities Market and Ownership of the Combined Company’s Common Stock.”

Regulatory Approvals for the Completion of the Merger

As of the date of this proxy statement, we are not required to make filings or obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, we must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Capital Market in connection with the issuance of shares of Corautus common stock pursuant to the merger and the filing of this proxy statement with the SEC.

NASDAQ Requirement for Stockholder Approval

NASDAQ’s qualitative listing requirements requires that we obtain the approval of our stockholders in connection with any transaction, other than a public offering, involving the sale or issuance by us of common stock, or securities convertible into or exercisable for common stock:

•

equal to or in excess of 20% of our common stock, or 20% of the voting power of our securities, outstanding before the issuance of the common stock or securities convertible into common stock in such transaction; or

•	when the issuance of such securities will result in a change of control in our company.

As a result, even though stockholder approval of the issuance of our common stock in the merger is not required under the terms of the General Corporation Law of the State of Delaware, stockholder approval is required under the NASDAQ rules.

Vote Required

The approval of the share issuance, and the change of control that will occur as a result of the share issuance, requires the affirmative vote of the holders of a majority in voting power of our common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) present, in person or represented by proxy, and entitled to vote at the special meeting and voting together as a single class. Abstentions will be counted towards the vote total and will have the same effect as voting against the proposal. Broker non-votes, if any, will have no effect and will not be counted towards the vote total.

Appraisal Rights

Holders of our common stock and preferred stock will not have appraisal rights under Delaware law in connection with the merger, the issuance of our common stock in connection with the merger or the resulting change of control.

Appraisal rights are available to dissenting holders of VIA capital stock under Delaware law. Shares of VIA capital stock that are issued and outstanding immediately prior to the merger and that are held by stockholders who have properly demanded appraisal for such shares will not be converted into shares of our common stock at the time of the merger. Rather, such dissenting shares shall be converted into the right to receive such consideration as may be determined to be due in accordance with applicable Delaware law unless the holders of such dissenting shares fail to perfect, effectively withdraw or otherwise lose their appraisal rights. All dissenting shares held by VIA stockholders who fail to prefect, effectively withdraw or otherwise lose their appraisal rights will be deemed to be converted into shares of our common stock upon consummation of the merger.

Recommendation of our Board of Directors

As discussed above, at a meeting on February 2, 2007, our board of directors determined that the merger and the merger agreement are advisable, fair to and in the best interests of our stockholders, approved the merger agreement, the share issuance and the resulting change in control of Corautus, and the proposed amendments to our certificate of incorporation, and recommended that you vote in favor of the share issuance and the resulting change of control and the proposed amendments.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

Opinion of our Financial Advisor

Under an engagement letter dated January 22, 2007, Corautus engaged Morgan Keegan & Company, Inc. to deliver an opinion to our board as to the fairness, from a financial point of view, of the merger to our stockholders. Morgan Keegan is a nationally recognized investment banking firm and was selected by Corautus based on its reputation and experience in investment banking in general and its recognized expertise in the valuation of businesses. On February 2, 2007, at the special meeting of our board of directors, Morgan Keegan delivered to our board of directors its oral opinion (which was subsequently confirmed in a written opinion, dated February 6, 2007) that, as of such date and based on and subject to the matters set forth therein, the merger consideration to be paid by Corautus pursuant to the merger agreement is fair, from a financial point of view, to Corautus stockholders.

You should consider the following when reading the discussion of the opinion of Morgan Keegan herein:

•	You are urged to read carefully the entire opinion of Morgan Keegan, which is attached as Annex B to this proxy statement and is incorporated herein by reference;

•

Morgan Keegan’s advisory services and opinion were provided to our board of directors for its information in its consideration of the merger and was directed only to the fairness to our stockholders, from a financial point of view, of the merger consideration to be paid by Corautus pursuant to the merger agreement; and

•	Morgan Keegan’s opinion does not constitute a recommendation as to how any stockholder of Corautus common stock should vote with respect to the merger.

Morgan Keegan’s opinion was made only to our board of directors, and pursuant to our agreement with Morgan Keegan, Morgan Keegan is not liable to any other party, including our stockholders, in rendering its opinion. Whether Morgan Keegan can assert this contractual defense is subject to state law and would be determined by a court of competent jurisdiction should the issue arise. Resolution of such issue will have no effect on the rights and responsibilities of our board of directors under applicable state law. Further, the availability of such defense to Morgan Keegan would have no effect on the rights and responsibilities of either Morgan Keegan or our board of directors under federal securities laws. Although Morgan Keegan evaluated the fairness to our stockholders, from a financial point of view, of the merger consideration to be paid by Corautus pursuant to the merger agreement, the merger consideration itself was determined by Corautus and VIA through arm’s-length negotiations. Corautus did not provide specific instructions to, or place any limitations on, Morgan Keegan with respect to the procedures to be followed or factors to be considered by Morgan Keegan in performing its analyses or providing its opinion.

Morgan Keegan also held discussions with members of the senior management of Corautus and VIA regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Morgan Keegan:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to Corautus and VIA;

•

reviewed certain internal financial and operating information relating to Corautus and VIA, including VIA’s 2007 operating budget and a preliminary valuation of VIA-2291 dated June 2006 prepared by a financial advisor to VIA’s principal stockholder;

•	reviewed the financial terms of the merger;

•	reviewed the financial terms, to the extent publicly available, of similar transactions that it deemed relevant;

•	reviewed certain publicly available information relating to certain companies it deemed appropriate in analyzing Corautus and VIA;

•	reviewed the current market environment generally and the biotechnology industry environment in particular; and

•	considered such other market information and financial studies, and financial, economic and market data as it deemed relevant.

Morgan Keegan assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion and did not assume any obligation independently to verify such information. Morgan Keegan assumed that the financial statements and other financial and operating data, including financial forecasts and projections, had been reasonably prepared on basis reflecting the best currently available estimates and judgments of the management of VIA. Morgan Keegan did not make any independent valuation, inspection or appraisal of the assets or liabilities of VIA, nor was it furnished with any such appraisals or valuations. In addition, Morgan Keegan was informed that it is the intention of the parties that the merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances. Morgan Keegan’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. In addition, Morgan Keegan did not express any opinion as to the actual value of the Corautus common stock or the prices at which the Corautus common stock would trade following the date of its opinion.

Morgan Keegan, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Morgan Keegan provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Corautus for its own account or for the accounts of customers. Morgan Keegan may provide investment banking services to Corautus and its subsidiaries in the future.

Morgan Keegan received a non-contingent fee of $150,000 for rendering their opinion to our board. Additionally, we agreed to reimburse Morgan Keegan for their reasonable expenses, and indemnify Morgan Keegan for certain liabilities that may arise in connection with the rendering of the opinion. Morgan Keegan consented to the use of the opinion in this proxy statement.

The following is a summary of the material financial analyses used by Morgan Keegan in reaching its opinion and does not purport to be a complete description of the analyses performed by Morgan Keegan. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about February 2, 2007, and is not necessarily indicative of current market conditions. Readers should understand that the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Morgan Keegan. The summary of the financial analyses includes information presented in tabular format. In order to understand fully the financial analyses used by Morgan Keegan, these tables must be read together with the text of each summary. The tables alone do not describe completely the financial analyses.

Peer Group Analysis

Morgan Keegan compared financial, market and operating information of VIA to comparable companies chosen based on their similarities in terms of drug type, target market, stage of development and overall business characteristics. The companies selected include Atherogenics, CV Therapeutics, deCODE Genetics, Lipid Sciences and Liponex (collectively, the “Peer Group”).

Specifically, Morgan Keegan:

•	compared VIA’s invested capital with that of the Peer Group;

•	calculated valuation multiples by analyzing the Peer Group’s financial information; and

•	applied these valuation multiples to VIA’s invested capital.

The results of that analysis are set forth in the following table:

Peer Group Analysis

($ in millions)

Company Name	Ticker	Market Capitalization[1]	Net Debt	Enterprise Value[2]	Invested Capital[3]	EV / Invested Capital
Lipid Sciences	LIPD	$43.4	$(13.1)	$30.2	$70.3	0.4x
Liponex	TSX:LPX	38.4	(7.0)	31.4	7.7	4.1x
Atherogenics	AGIX	418.7	114.0	532.7	319.4	1.7x
CV Theraputics	CVTX	778.4	39.6	827.1	1,053.9	0.8x
deCODE Genetics	DCGN	$228.3	$36.3	$264.6	$354.8	0.7x
			Mean	$337.2	$361.2	1.5x
			Median	264.6	319.4	0.8x
			Low	30.2	7.7	0.4x
			High	$827.1	$1,053.9	4.1x

[1]	Includes effect of dilutive shares using treasury method.
[2]	Represents Market Value plus Net Debt, Minority Interest and Preferred Stock.
[3]	Invested Capital net of Cash as of company’s latest financials.

Based on the terms of the merger agreement and Corautus’ assumed net cash at closing of $13.0 million, Morgan Keegan calculated the implied market value of VIA to be $39.0 million. VIA’s assumed net cash at closing was $4 million. Thus, Morgan Keegan calculated VIA’s implied enterprise value at $35 million. VIA’s invested capital is $25.2 million. These figures provide an Enterprise Value to Invested Capital multiple of 1.4x, which falls within the range of multiples in the Peer Group.

Precedent Transactions Analysis

Morgan Keegan identified 799 biotechnology transactions, of which 53 transactions were related to cardiovascular disease and inflammation markets, and six provided data relevant to our analysis. Morgan Keegan reviewed the financial terms, to the extent publicly available, of these six mergers and acquisition transactions involving companies similar to VIA in terms of drug type, target market, stage of development and overall business characteristics. Morgan Keegan refers to these transactions as the selected biotechnology company transactions.

The transactions reviewed were:

Announcement Date	Acquiror/Target	Transaction Value	Therapeutic Area	Invested Capital	TV/Invested Capital
9/29/06	Amgen / Avidia	$380.0	Inflammation	$75.8	5.0x
4/3/2006	EPIX / Predix	125.0	Cardiovascular	103.0	1.2x
9/27/2004	Exelixis / X-Ceptor	24.4	Cardiovascular / Metabolic	25.0	1.0x
2/10/2004	Nanogen / SynX Pharma	12.3	Cardiovascular	2.2	5.6x
2/25/2003	Dendreon / Corvas	81.0	Cardiovascular / Cancer	196.2	0.4x
1/16/2003	JNJ / 3-Dimensional	$129.7	Cardiovascular	$120.4	1.1x
				Mean	2.4x
				Median	1.1x
				Low	0.4x
				High	5.6x

2/2/2007	Corautus / VIA	$39.0	Cardiovascular	$25.2	1.5x

Based upon a transaction value of $39.0 million (per the terms of the merger agreement and assumed net cash at closing of $13.0 million) and a VIA invested capital amount of $25.2 million, Morgan Keegan calculated the transaction value to invested capital multiple as 1.5x, which falls within the range of comparative transactions.

Discounted Cash Flow Analysis

Morgan Keegan performed a discounted cash flow analysis on its projected cash flows of VIA through December 31, 2032 after performing research into the potential market for VIA-2291 and reviewing and analyzing VIA’s 2007 operating budget and a preliminary valuation model for VIA-2291. Morgan Keegan discounted the free cash flows back to present value using a Weighted Average Cost of Capital of 18.3% base and upper and lower bounds of 20.3% and 16.3%, respectively, which was calculated from the below biotechnology peer group: Affymetrix, Inc., Amgen, Inc., Applera Corporation, AtheroGenics, Inc., Biogen Idec Inc., Celgene Corporation, Cephalon, Inc., CV Therapeutics, Inc., deCODE Genetics, Inc., Genentech, Inc., Genzyme, Gilead Sciences, Inc., Human Genome Sciences, Inc., ICOS Corporation, ImClone Systems Incorporated, InterMune, Inc., Invitrogen Corporation, Lipid Sciences, Inc., Liponex, Inc., MedImmune, Inc., Millennium Pharmaceuticals, Inc., Millipore Corporation, Nektar Therapeutics, PDL BioPharma Inc., and Vertex Pharmaceuticals Incorporated. The Weighted Average Cost of Capital was refined by incorporating a micro-cap risk premium of 4.0% per Ibbotson Associates, which was added to the risk free rate and market risk premium. After calculating the net present value of the projected cash flows, Morgan Keegan then applied a risk adjustment factor based on VIA’s probability of success in Phase II of development per historical averages from the National Institute of Health and the FDA Center for Drug Evaluation and Research. VIA’s estimated cash at closing was then added to the Phase II risk adjusted net present value to determine the implied value of the merger target. Morgan Keegan applied this methodology to two scenarios: one in which VIA develops and markets VIA-2291 itself and one in which the drug is out-licensed and commercialization is completed by a partner.

The following are the cash flow forecasts for VIA as calculated by Morgan Keegan. These cash flows are speculative and are based on numerous assumptions concerning the potential market for the drug, market penetration rates, pricing and inflation rates for the drug, the drug’s product life cycle, costs for developing and producing the drug, and royalty expenses and income.

The assumptions and estimates underlying the cash flow forecasts are inherently uncertain and are subject to significant business, economic, and competitive risks and uncertainties that could cause the actual results to differ materially from those used in the cash flow forecast, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in VIA’s business, financial condition or results of operations. Accordingly, the cash flow forecasts may not be indicative of VIA’s future performance and actual results may differ materially from those presented in the cash flow forecasts. Inclusion of the cash flow forecasts in this proxy statement should not be regarded as a representation by any person that the results contained in such forecasts will be achieved.

Cash Flows in millions for business model in which VIA produces and sells VIA-2291:

2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
$(15)	$(30)	$(33)	$(33)	$(33)	$(33)	$(33)	$(23)	$(775)	$(1,073)	$(670)	$295	$956

2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
$1,592	$1,840	$2,026	$2,137	$2,005	$1,851	$1,675	$1,473	$1,244	$985	$692	$364	$(14)

Cash Flows in millions for business model in which VIA out-licenses VIA-2291:

2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
$(15)	$(20)	$(33)	$(33)	$(33)	$(33)	$(33)	$8	$40	$43	$143	$245	$219

2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
$302	$321	$341	$361	$336	$307	$274	$235	$192	$143	$88	$34	$(14)

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Morgan Keegan’s opinion. In arriving at its fairness determination, Morgan Keegan considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Morgan Keegan made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analyses is directly comparable to VIA or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected data. The analyses were prepared solely for purposes of Morgan Keegan providing its opinion to our board of directors as to the fairness to our stockholders, from a financial point of view, of the merger consideration to be paid by Corautus pursuant to the merger agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties or their respective advisors, none of Corautus, Morgan Keegan or any other person assumes responsibility if future results are materially different from those forecast. As described above, the opinion of Morgan Keegan to the board of directors was among many factors taken into consideration by the board of directors in making its determination to approve the merger agreement.

TERMS OF THE MERGER AGREEMENT

This section of the proxy statement is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement. This summary does not purport to be complete and may not contain all of the information that is important to you. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

The Merger and Effective Date of the Merger

The merger agreement provides that our wholly-owned subsidiary, Resurgens Merger Corp., will merge with and into VIA. VIA will survive the merger as our wholly-owned subsidiary. The closing of the merger will occur no later than five business days after the last of the conditions to the merger agreement has been satisfied or waived, or at another time as we and VIA agree. As soon as practicable after the closing, we and VIA will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon the filing of such certificate or at such later time as may be specified in such certificate and as agreed by us and VIA. We currently expect that the closing of the merger will take place in the second calendar quarter of 2007. However, because the merger is subject to stockholder approvals and other conditions to closing, we cannot predict exactly when the closing will occur.

Merger Consideration

Conversion of Securities

If the merger is completed, each share of VIA common stock and preferred stock outstanding immediately prior to the merger, other than any dissenting shares, automatically will be converted into the right to receive a number of shares of our common stock equal to a specified exchange ratio. For further information on the exchange ratio, please see Section 1.7 of the merger agreement, which is attached to this proxy statement as Annex A. If any shares of VIA common stock outstanding immediately prior to the merger are unvested or subject to any repurchase option or risk of forfeiture under an agreement with VIA, then the shares of our common stock issued in exchange for such shares of restricted VIA common stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture.

In addition, if the merger is completed, each outstanding option to purchase VIA common stock outstanding and unexercised immediately prior to the merger will be converted into an option to purchase the number of shares of our common stock equal to the number of shares of VIA common stock subject to such option multiplied by the exchange ratio, at an exercise price per share equal to the per share exercise price of VIA common stock for such option divided by the exchange ratio.

As further described herein, we anticipate that immediately following completion of the merger, the current holders of VIA’s equity securities will own a majority of our common stock.

Determination of Merger Consideration and Exchange Ratio

The merger consideration payable to VIA stockholders in exchange for the VIA capital stock is based upon the amount of net cash (as calculated pursuant to the merger agreement) we have at the time of closing and the aggregate fully-diluted number of shares of each of VIA and Corautus outstanding immediately prior to the closing. The merger agreement provides that each share of VIA common stock and preferred stock (and options to purchase shares of VIA common stock) will convert into the right to receive (or purchase, as applicable) that number of shares of our common stock based on an exchange ratio. While the exact exchange ratio will not be calculable until immediately prior to the closing of the merger, the exchange ratio is defined in the merger agreement to result in our stockholders immediately prior to the merger owning between 22.02% and 27.80% of the combined company immediately following the closing. The exchange ratio is subject to adjustment depending on the amount of net cash we have at closing, which adjustment provisions assume an anticipated net cash range of $11.0 million to $15.0 million. If we have net cash of $11.0 million at closing, our stockholders immediately prior to the merger would own 22.02% of the combined company immediately following the closing. Similarly, if we have net cash of $15.0 million at closing, our stockholders immediately prior to the merger would own 27.80% of the combined company immediately following the closing. Net cash amounts between $11.0 million and $15.0 million result in ownership percentages as follows (with percentages for intermediate net cash amounts to be calculated on a straight-line basis):

Net Cash of Corautus at Closing	Corautus Stockholder Ownership Percentage Post-Merger
$15,000,000	27.80%
$14,750,000	27.46%
$14,500,000	27.12%
$14,250,000	26.78%
$14,000,000	26.43%
$13,750,000	26.09%
$13,500,000	25.73%
$13,250,000	25.38%
$13,000,000	25.00%
$12,750,000	24.66%
$12,500,000	24.29%
$12,250,000	23.92%
$12,000,000	23.55%
$11,750,000	23.17%
$11,500,000	22.79%
$11,250,000	22.41%
$11,000,000	22.02%

If we have net cash below $11.0 million at closing, we would be unable to satisfy a closing condition of the merger and VIA could elect not to consummate the transaction. Alternatively, in the event that we have net cash in excess of $15.0 million at closing, which we believe is unlikely, there would be no further adjustment to the Corautus stockholder ownership percentage of the combined company, which is capped at 27.80%. We will publicly announce the final exchange ratio following the closing of the merger.

In addition to our net cash balance, the exchange ratio will depend on the aggregate number of shares of each of VIA and Corautus outstanding immediately prior to the closing (determined on a fully-diluted basis in accordance with the merger agreement). The actual beneficial percentage ownership of our stockholders in the combined company immediately following the merger will depend on a variety of factors, including whether and when options to acquire common stock of the combined company are exercised, any shares of restricted stock are forfeited, and/or shares of our preferred stock are converted into common stock.

As of the date of this proxy statement and assuming the merger closes in the second quarter of 2007, we anticipate having approximately $11.25 million of net cash at closing. As a result, we currently anticipate that holders of VIA’s equity securities will be entitled to receive approximately 124,279,574 shares of Corautus common stock and options to purchase Corautus common stock at closing and will own approximately 77.59% of the capital stock of the combined company (on a fully-diluted basis), with our current stockholders owning approximately 22.41% of the capital stock of the combined company (on a fully-diluted basis) at closing.

Fractional Shares

No fractional shares of our common stock will be issued in exchange for shares of VIA capital stock at the closing of the merger. In lieu of fractional shares, we will pay cash to each VIA stockholder for any remaining fraction equal to such fraction multiplied by the closing price of a share of our common stock on the NASDAQ Capital Market, or other market on which our common stock then trades, on the date the merger becomes effective.

Each option to purchase shares of VIA common stock assumed by us will be rounded down to the nearest number of whole shares of our common stock, and the per share exercise price will be rounded up to the nearest whole cent.

Board of Directors and Officers of the Combined Company

The merger agreement provides that, immediately after the merger, our board of directors will consist of a fixed number of directors to be determined by VIA. We expect that the number of directors immediately following the merger will be seven directors, three of whom will be the current VIA directors, (Lawrence K. Cohen, Fred B. Craves and Douglass B. Given), one of whom will be a continuing current Corautus director (John R. Larson) and three of whom will be designated by VIA prior to the closing of the merger. On the date of the merger, we must deliver resignations for all of our directors with the exception of Mr. Larson who will remain on the board of directors. The merger agreement also provides that a majority of the directors, or such greater number as may be required by applicable exchange rules, must be independent as defined in such exchange rules.

In addition, the merger agreement provides that our current Chief Financial Officer, Jack W. Callicut, will be retained following the merger until his employment agreement is terminated or, if earlier, his death, disability, removal, or resignation. If the merger occurs, we expect that Lawrence K. Cohen, Chief Executive Officer and President of VIA, will become the Chief Executive Officer and President of the combined company. We also expect that James G. Stewart, Chief Financial Officer of VIA, will become the Chief Financial Officer of the combined company and that Adeoye Olukotun will become the Chief Medical Officer of the combined company.

Reverse Stock Split, Increase in Authorized Common Stock and Name Change

The merger agreement requires us to increase the number of authorized shares of our common stock and effect a reverse stock split of our common stock prior to the consummation of the merger with VIA. In addition, we are required to amend our certificate of incorporation to effect a corporate name change from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.” to become effective upon the closing of the merger.

Operation of Business Before the Merger

During the period between the signing of the agreement and the merger, we and VIA agreed that each party will conduct its business in the ordinary course in substantially the same manner as previously conducted and to take certain other agreed upon actions. In addition, we and VIA agreed to refrain from taking certain actions specified in the merger agreement without the prior written consent of the other party. For further information, please see Section 4.2 and Section 4.3 of the merger agreement, which is attached to this proxy statement as Annex A.

No Solicitation

In the merger agreement, we and VIA have agreed that each party and their respective subsidiaries will not, nor will either company authorize or permit any of its directors, officers, investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•

knowingly solicit, initiate, encourage, induce or facilitate the communication, making or announcement of any acquisition proposal or acquisition inquiry or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•	furnish any information regarding such party to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal or, with respect to us, effect any material change in the recommendation of our board of directors; or

•

execute or enter into any letter of intent or similar document or any contract relating to any acquisition transaction or enter into any agreement in principle requiring such party to abandon, terminate or fail to consummate the merger or breach its obligations under the merger agreement.

In the event that either party receives an offer, proposal or request of the type discussed above, it has agreed to immediately notify the other party and provide information as to the identity of the offeror and the specific terms of such offer or proposal, and such other information related thereto as the other party may reasonably request.

Notwithstanding these restrictions, prior to obtaining stockholder approval, each party may furnish information and enter into discussions or negotiations in response to an unsolicited, bona fide written acquisition proposal when the party’s board of directors determines in good faith that it constitutes, or is reasonably likely to result in, a superior proposal (as defined in the merger agreement) and the failure to take such action would result in a breach of the fiduciary duties of the board of directors. To the extent Corautus determines that such offer constitutes a superior proposal (as defined in the merger agreement), we have agreed to give VIA a period of five business days to negotiate with us regarding modifications to the merger agreement.

Meetings of Stockholders and Proxy Statement

We are obligated under the merger agreement to take all actions necessary under applicable law to hold and convene a meeting of our stockholders for purposes of voting on the issuance of shares of our common stock in connection with the merger and the resulting change of control, and the amendments to our certificate of incorporation to increase the authorized capital stock, to effect a reverse stock split and to change our name to “VIA Pharmaceuticals, Inc.” Further, we are required to promptly distribute a proxy statement relating to such stockholder approvals.

VIA was obligated under the merger agreement to hold and convene a meeting of stockholders for purposes of considering the approval of the merger and the adoption of the merger agreement or to obtain stockholder approval by written consent. In lieu of holding a stockholders meeting, the holders of the requisite number of issued and outstanding shares of capital stock of VIA have acted by written consent as permitted by Delaware law to approve the merger and adopt the merger agreement. Accordingly, no further action by VIA or its stockholders is required to consummate the merger.

Indemnification and Insurance of Directors and Officers

The merger agreement provides that, for a period of six years following the effective time of the merger, the combined company shall, to the fullest extent permitted by Delaware law, indemnify and hold harmless all present and former directors and officers of Corautus and VIA against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Corautus or VIA, whether asserted or claimed prior to, at or after the effective time of the merger. Each indemnified director or officer of Corautus or VIA, as the case may be, will be entitled to advancement of expenses incurred in the defense of any such claims, action, suit proceeding or investigation from the combined company upon receipt by the combined company from such indemnified person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by Delaware law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of each of Corautus and VIA (as the surviving corporation of the merger) will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Corautus and VIA than are presently set forth in the certificate of incorporation and bylaws of Corautus and VIA, as applicable.

The merger agreement also provides that each of Corautus and VIA, at its election, may purchase “tail” coverage for up to six years from the consummation of the merger relating to its current directors’ and officers’ liability insurance policies maintained by Corautus or the combined company, respectively (provided that Corautus may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring on or prior to the consummation of the merger.

Additional Agreements

Vesting of Warrants and Options for Our Directors and Officers

The merger agreement provides that the vesting of all options and warrants for shares of our capital stock held by our directors and officers on the date of the agreement will be accelerated such that these options and warrants will be fully-vested and exercisable upon the completion of the merger.

Lock-Up Agreements

We and VIA are obligated under the merger agreement to use commercially reasonable efforts to cause certain designated stockholders to enter into lock-up agreements, pursuant to which such stockholders will agree not to sell or transfer their shares of our common stock for a period of 270 days after the merger.

Voting Agreements

Concurrent with the execution of the merger agreement, the directors and officers of Corautus who owns common stock, as well as certain of its major stockholders, entered into voting agreements (including irrevocable proxies) pursuant to which, among other things, each of them agreed to vote in favor of the share issuance and the resulting change of control, and the three amendments to our certificate of incorporation.

Preferred Stock Conversion

We are obligated under the merger agreement to use our commercially reasonable efforts to cause all outstanding shares of our preferred stock to be converted into shares of our common stock prior to the merger.

Representations and Warranties

The merger agreement contains various representations and warranties of VIA, Corautus and our wholly-owned subsidiary, Resurgens Merger Corp. The representations and warranties are generally reciprocal, such that VIA and Corautus are making substantially similar representations with respect to most matters.

The representations and warranties have been made solely for the benefit of the parties in connection with the merger agreement and are not intended to be relied upon by any other person, including our stockholders. In addition, the representations and warranties are qualified by specific disclosures made to the other parties in connection with the merger agreement, will not survive the closing and may not form the basis for any claims under the merger agreement after the merger is completed. Moreover, the representations and warranties are subject to materiality standards contained in the merger agreement, which may differ from what you may regard as material, and are made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Conditions to Completion of the Merger

Each party’s obligation to effect the merger and consummate the transactions under the merger agreement is subject to the satisfaction or waiver of various conditions, which include the following:

•	the merger agreement and the merger have been approved and adopted by the stockholders of VIA;

•

the issuance of our common stock in the merger, the change of control, the amendments to our certificate of incorporation to increase the authorized shares of capital stock and to effect a reverse stock split, and the amendment to our certificate of incorporation to change our name to VIA Pharmaceuticals, Inc. have been approved and adopted by our stockholders;

•

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger is in effect or makes the consummation of the merger illegal;

•	any waiting period applicable to the consummation of the merger and required by law has expired or been terminated;

•	any government authorization or other consent required by law has been obtained and is in effect;

•

no legal proceeding is pending or has been threatened by a governmental body which indicates that it will take action challenging the merger or the other transactions contemplated in the merger agreement, seeking damages or other relief from the parties in connection with the merger, seeking to limit a party’s ability to exercise ownership rights with respect to our capital stock, seeking to compel either party to dispose or hold separate any material assets or otherwise materially affecting either party’s right to own its assets or operate its business;

•

the representations and warranties of the other party set forth in the merger agreement are true and correct as of the date of the agreement and the date the merger occurs, except for (i) those representations and warranties that address matters only as of a particular date and (ii) breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse effect on the other party;

•

the other party to the merger agreement has performed or complied with all of the agreements and covenants required by the merger agreement to be performed by such party at or before completion of the merger;

•	no material adverse effect with respect to the other party to the merger agreement has occurred;

•	the other party to the merger agreement has obtained the consents, approvals and waivers necessary under the merger agreement;

•	each party has received lock-up agreements from those persons identified in the merger agreement;

•	the other party has delivered a certificate of good standing from the Secretary of State of the State of Delaware attesting to the other party’s good standing in that state;

•	each party has received an opinion from tax counsel that the merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•

each party has received audited financial statements of the other party for the year ending December 31, 2006 (with respect to Corautus) and for the period from inception through December 31, 2006 (with respect to VIA), and such financial statements do not contain any material adverse differences from the financial statements previously delivered to the other party.

Each of the conditions listed above may be waived by the party or parties whose obligations to complete the merger are so conditioned. For purposes of these conditions, the merger agreement provides that “material adverse effect” means any circumstance that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition or results of operation of the other party, taken as a whole, subject to certain exceptions as stated in the merger agreement.

In addition to the above, VIA’s obligation to effect the merger and consummate the transactions under the merger agreement is subject to the satisfaction or waiver of each of the following additional conditions:

•	VIA has received written resignations executed by the directors of Corautus who are not to continue as directors pursuant to the merger agreement;

•	neither our principal executive officer or principal financial officer has failed to provide any necessary certification required under Rule 13a-14 under the Exchange Act and 18 U.S.C. § 1350;

•	we have net cash at closing, determined in accordance with the merger agreement, of at least $11.0 million;

•

our board of directors is constituted as required in the merger agreement, with three individuals currently serving as directors of VIA, one current director of Corautus, and three additional directors to be designated by VIA;

•	each of the individuals designated by VIA have been appointed as officers of Corautus;

•	the amendments to our certificate of incorporation increasing the authorized capital stock and effecting a reverse stock split have become effective; and

•

we have received an opinion from our financial advisor, Morgan Keegan & Company, Inc., that the merger is fair to our stockholders from a financial point of view as of the execution date of the merger agreement.

Termination

The merger agreement may be terminated at any time before the completion of the merger whether before or after stockholder approvals have been obtained:

•	by mutual written consent authorized by our board of directors and VIA’s board of directors;

•

by either us or VIA, if the merger is not completed by September 30, 2007, except that this right of termination is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before that date;

•

by either us or VIA, if there is a final order or action of any court or other government authority preventing consummation of the merger, provided such party has used its reasonable best efforts to reverse any such order or action;

•

by either us or VIA if our stockholders have taken a final vote on the issuance of our common stock pursuant to the merger and the resulting change of control and the amendments to our certificate of incorporation described in this proxy statement and such matters have not been approved by our stockholders, except that this right of termination is not available to us if the failure to obtain the required stockholder vote is caused by our action or failure to act and such action or failure to act also constitutes a breach of the merger agreement;

•

by VIA if there is any material change in our board of directors’ recommendations concerning the merger, if we fail to hold a stockholder meeting to vote on the merger transactions within sixty days after this proxy statement is filed with the SEC, if we deliver VIA notice of a superior proposal to the terms of the merger, or if we fail to comply with our non-solicitation obligations;

•

by us if VIA fails to comply with its non-solicitation obligations, if there is any material change in the recommendations of VIA’s board of directors concerning the merger or if VIA fails to hold a stockholder meeting to vote on the merger transactions or obtain a written consent from its stockholders approving the merger transactions;

•

by VIA upon a material breach of any representation, warranty, covenant or agreement of Corautus or our wholly-owned subsidiary Resurgens Merger Corp. in the merger agreement and such breach has not been cured by the earlier of thirty days after notice from VIA and September 30, 2007, or if we cease to exercise commercially reasonable efforts to cure such breach;

•

by us upon a material breach of any representation, warranty, covenant or agreement of VIA in the merger agreement and such breach has not been cured by the earlier of thirty days after notice from us and September 30, 2007, or if VIA ceases to exercise commercially reasonable efforts to cure such breach; or

•	by VIA if we do not have net cash of at least $11.0 million at any time prior to the merger.

Fees and Expenses

Generally, each party will pay its own fees and expenses incurred in connection with the merger agreement, whether or not the merger is completed. However, we are required to pay VIA a non-refundable fee in the amount of $425,000 plus an amount equal to VIA’s reasonable documented out-of-pocket expenses in connection with the merger agreement, which out-of-pocket expenses may not exceed $425,000, in the event the merger agreement is terminated:

•

by VIA because of a material change in our board’s recommendations concerning the merger, our failure to hold a stockholder meeting to vote on the merger transactions within sixty days after this proxy statement is filed with the SEC, our notice to VIA of a superior proposal, or our failure to comply with our non-solicitation obligations; or

•

by either us or VIA under certain specified conditions if we consummate an alternative acquisition transaction or enter into a definitive agreement for an alternative acquisition transaction within 12 months after the termination of the merger agreement.

Additionally, we are entitled to receive from VIA a non-refundable fee in the amount of $425,000 plus an amount equal to our reasonable documented out-of-pocket expenses in connection with the merger agreement, which out-of-pocket expenses may not exceed $425,000, in the event we terminate the merger agreement because VIA failed to comply with its non-solicitation obligations, VIA changed its Board recommendation concerning the merger or VIA failed to convene a meeting of the VIA stockholders (or obtain VIA stock holder approval by written consent).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Change in Control Payments

In November 2006, we entered into an employment agreement with our current Senior Vice President and Chief Financial Officer, Jack W. Callicutt, which provides for benefits in the event of a termination of his employment after a change in control of Corautus. Under the terms of such agreement, upon a change in control of Corautus and the subsequent termination of Mr. Callicutt’s employment by us without cause or by Mr. Callicutt for good reason, Mr. Callicutt will receive a severance payment equal to his annual salary.

In addition, we entered into an arrangement with our Controller and Office Manager, Cathy Fitts, which provides for benefits in the event of a termination of her employment after a change in control of Corautus. Under the terms of such agreement, upon a change in control of Corautus and the subsequent termination of Ms. Fitts’s employment by us without cause or by Ms. Fitts for good reason, Ms. Fitts will receive a severance payment equal to $75,000.

Ownership Interests; Vesting of Options

As of February 28, 2007, all directors and executive officers of Corautus, together with their affiliates, beneficially owned approximately 2.1% of our outstanding common stock. Concurrent with the execution of the merger agreement, our directors and officers, as well as certain major stockholders, entered into voting agreements (including irrevocable proxies) in which, among other things, each of them agreed to vote in favor of the share issuance and resulting change in control and each of the proposed amendments to our certification of incorporation.

The following table sets forth information with respect to the current beneficial ownership of our common stock, our Series D Preferred Stock and Series E Preferred Stock by each person, or group of affiliated persons, who beneficially owns more than 5% of such stock. The percentage of class for the common stock is based on 19,728,854 shares of our common stock outstanding on February 28, 2007, the percentage of class for the Series D Preferred Stock is based on 1,385,377 shares of Series D Preferred Stock that are convertible into 1,420,339 shares of common stock as of February 28, 2007, and the percentage of class for the Series E Preferred Stock is based on 2,475,659 shares of Series E Preferred Stock that are convertible into 2,475,659 shares of common stock as of February 28, 2007. Beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership of Class(1)	Percent of Class
Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760	Common Stock	2,105,264(2)	10.7%
Human Genome Sciences, Inc. 14200 Shady Grove Road Rockville, Maryland 20850	Common Stock	1,585,099(3)	8.0%
Baxter Healthcare Corporation One Baxter Parkway Deerfield, Illinois 60015	Common Stock	1,383,162(4)	7.0%
Richard E. Otto	Common Stock	1,654,292(5)	7.8%
Robert T. Atwood	Common Stock	1,639,822(6)	7.7%
Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760	Series D Preferred Stock	1,385,377(7)	100%
Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760	Series E Preferred Stock	2,475,659(8)	100%

(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days, through the exercise of any stock option or other right.
(2)	Based on Schedule 13G/A filed by Boston Scientific Corporation on August 15, 2005.
(3)	Based on Schedule 13D filed by Human Genome Sciences, Inc. on February 14, 2003.
(4)	Based on Schedule 13G filed by Baxter Healthcare Corporation on February 13, 2004. Excludes 2,000 shares of non-voting Series C Preferred Stock that will be convertible into Corautus common stock, which, pursuant to the applicable provisions of the Amended and Restated Certificate of Designation of Preferences and Rights of Series C Preferred Stock, are convertible into shares of common stock, at the option of the holder, on or after June 13, 2010. The amount of common stock to be received upon conversion of the Series C Preferred Stock cannot be determined at this time.
(5)	Includes 8,242 shares beneficially owned by Richard and Kathleen Otto and 49,675 shares held directly by Richard E. Otto and 1,596,375 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(6)	Includes 53,178 shares beneficially owned by Robert T. Atwood and 1,586,644 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(7)	Based on conversion price as of February 28, 2007, the Series D Preferred Stock is convertible into 1,420,339 shares of Corautus common stock. The Series D Preferred Stock votes with the common stock on all matters as if the Series D Preferred Stock was converted into common stock. On an as-converted-to-common-stock basis, the Series D Preferred Stock represents beneficial ownership of 6.7% of the class of common stock.
(8)	Based on conversion price as of February 28, 2007, the Series E Preferred Stock is convertible into 2,475,659 shares of Corautus common stock. The Series E Preferred Stock votes with the common stock on all matters as if the Series D Preferred Stock was converted into common stock. On an as-converted-to-common-stock basis, the Series D Preferred Stock represents beneficial ownership of 11.1% of the class of common stock.

The following table sets forth information with respect to the beneficial ownership of our voting stock as of February 28, 2007 by each of our directors, each of our named executive officers and former named executive officers and all of our directors and executive officers as a group. Beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Consequently, shares of common stock subject to options or warrants currently exercisable or that become exercisable within 60 days of February 28, 2007 are deemed outstanding for purposes of the number of shares beneficially owned and for purposes of computing the percentage ownership of the person owning those options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Name of Director, Nominee or Executive Officer	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Richard E. Otto	Common Stock	1,654,292	(2)	7.8%
Robert T. Atwood	Common Stock	1,639,822	(3)	7.7%
Jack W. Callicutt	Common Stock	151,000	(4)	*
Yawen L. Chiang	Common Stock	291,426	(5)	1.48%
Eric N. Falkenberg	Common Stock	165,846	(6)	*
James C. Gilstrap	Common Stock	232,589	(7)	1.18%
John R. Larson	Common Stock	207,194	(8)	*
F. Richard Nichol	Common Stock	84,077	(9)	*
B. Lynne Parshall	Common Stock	76,617	(10)	*
Ivor Royston	Common Stock	242,466	(11)	1.23%
Victor W. Schmitt	Common Stock	134,251	(12)	*
Total Directors and Executive Officers as a group	Common Stock	4,879,580		24.73%

(*)	Represents less than one percent.
(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of February 28, 2007, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares shown as beneficially owned.
(2)	Includes 8,242 shares beneficially owned by Richard and Kathleen Otto and 49,675 shares held directly by Richard E. Otto and 1,596,375 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(3)	Includes 53,123 shares beneficially owned by Robert T. Atwood and 1,586,644 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(4)	Includes 1,000 shares beneficially owned by Jack W. Callicutt and 150,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(5)	Includes 4,285 shares beneficially owned by Yawen L. Chiang and 287,141 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(6)	Includes 35,000 shares beneficially owned by Eric N. Falkenberg and 103,846 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(7)	Includes 83,473 shares beneficially owned by James C. Gilstrap and 149,116 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(8)	Includes 65,870 shares beneficially owned by John R. Larson and 141,324 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(9)	Includes 1,000 shares beneficially owned directly by F. Richard Nichol and 83,077 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(10)	Includes 76,617 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(11)	Includes 126,963 shares beneficially owned directly by Ivor Royston, M.D. and 115,503 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(12)	Includes 14,820 shares beneficially owned directly by Victor W. Schmitt and 119,431 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.

Pursuant to the terms of the option agreements by and between Corautus and its current directors, each director will receive an acceleration of his or her options upon a change of control. As of February 28, 2007, the members of our board of directors held options exercisable for an aggregate of 4,543,113 shares of our common stock, of which 3,933,550 shares already are vested and 609,563 shares will become vested upon the consummation of the merger with VIA.

Issuance of Shares Based Upon Conversion Price Adjustments

Pursuant to the Certificate of Designation of Preferences and Rights of the Corautus Series D Preferred Stock and the Certificate of Designation of Preferences and Rights of the Corautus Series E Preferred Stock, such preferred stock is convertible into our common stock at the election of the stockholder. The conversion ratio for this conversion initially was set at 1:1, meaning that a stockholder will receive one share of common stock for each share of preferred stock. This preferred stock is entitled to an adjustment to the conversion ratio on certain events, including the issuance of common stock for consideration to Corautus less than specified in the Certificates of Designation for such preferred stock.

The issuance of our common stock pursuant to the merger agreement will cause an adjustment in the conversion ratio for the preferred stock. Prior to the merger, each share of Series D Preferred Stock is convertible into 1.025236 shares of our common stock, or 1,420,339 shares in the aggregate, and each share of Series E Preferred Stock is convertible into one share of our common stock, or 2,475,659 in the aggregate. Giving effect to the issuance of the common stock pursuant to the merger, the holders of Series D Preferred Stock would be entitled to 5,205,173 shares of common stock upon conversion of the Series D Preferred Stock, and the holders of Series E Preferred Stock would be entitled to an aggregate of 3,926,042 shares of common stock upon conversion of the Series E Preferred Stock. We have entered into an agreement with Boston Scientific Corporation whereunder they have agreed as to the number of shares of common stock into which the Series D and Series E preferred stock convert if they agree to convert immediately prior to the closing.

Indemnification of Officers and Directors

The merger agreement provides that, for a period of six years following the effective time of the merger, the combined company shall to the fullest extent permitted by Delaware law, indemnify and hold harmless all present and former directors and officers of Corautus and VIA against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Corautus or VIA, whether asserted or claimed prior to, at or after the effective time of the merger. Each indemnified director or officer of Corautus or VIA, as the case may be, will be entitled to advancement of expenses incurred in the defense of any such claims, action, suit proceeding or investigation from the combined company upon receipt by the combined company from such indemnified person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by Delaware law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of each of Corautus and VIA (as the surviving corporation of the merger) will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Corautus and VIA than are presently set forth in the certificate of incorporation and bylaws of Corautus and VIA, as applicable.

The merger agreement also provides that Corautus, at its election, may purchase “tail” coverage for up to six years from the consummation of the merger relating to the current directors’ and officers’ liability insurance policies maintained by Corautus (provided that Corautus may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring on or prior to the consummation of the merger.

PRO FORMA SECURITY OWNERSHIP OF COMBINED COMPANY AFTER THE MERGER

The following table provides information, after giving pro forma effect to the merger, with respect to the anticipated beneficial ownership of the common stock of the combined company by:

•	each person expected to be a director or executive officer of the combined company;

•

each person expected to be the beneficial owner of more than 5% of our common stock anticipated to be outstanding after the merger (based on such person’s current beneficial ownership of Corautus or VIA equity securities, as applicable); and

•	all such directors and executive officers as a group.

Pursuant to the terms of the merger agreement, the merger consideration payable to VIA stockholders in exchange for the VIA capital stock is based upon the amount of net cash (as calculated pursuant to the merger agreement) Corautus has at the time of closing and the aggregate fully-diluted number of shares of each of VIA and Corautus outstanding immediately prior to the closing. The merger agreement provides that each share of VIA common stock and preferred stock (and options to purchase shares of VIA common stock) will convert into the right to receive (or purchase, as applicable) that number of shares of Corautus common stock based on an exchange ratio. While the exact exchange ratio will not be calculable until immediately prior to the closing of the merger, the information in the table below assumes that the exchange ratio is 5.529203 based on Corautus having $11.25 million of net cash at closing of the merger and the aggregate fully-diluted number of shares of each of VIA and Corautus outstanding immediately prior to the merger being the same number of shares as was outstanding on February 28, 2007. An exchange ratio of 5.529203 means that each share of VIA common stock and preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into 5.529203 shares of Corautus common stock (subject to fractional shares being cashed-out as provided for in the merger agreement) at the effective time. The number of shares of Corautus common stock expected to be issued to holders of VIA common stock and Series A Preferred Stock set forth below and used to calculate the applicable beneficial ownership percentage reflects the assumed exchange ratio of 5.529203. For a further discussion of how the exchange ratio will be determined at closing, see “Approval of Issuance of Shares in the Merger—Terms of the Merger Agreement—Merger Consideration.”

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. The percentage of beneficial ownership is based on the assumption that there will be an aggregate of 140,981,153 shares of common stock outstanding following the merger, representing the sum of: (1) 19,728,854 shares of Corautus common stock outstanding as of February 28, 2007, (2) 5,205,173 shares expected to be issued upon conversion of all outstanding shares of Series D Preferred Stock immediately prior to consummation of the merger, (3) 3,926,042 shares expected to be issued upon conversion of all outstanding shares of Series E Preferred Stock immediately prior to consummation of the merger, (4) 11,340,622 shares of Corautus common stock expected to be issued to holders of VIA’s issued and outstanding shares of common stock at the effective time of the merger (assuming an exchange ratio of 5.529203 and based on the number of VIA common stock issued and outstanding as of February 28, 2007), and (5) 100,780,462 shares of Corautus common stock expected to be issued to holders of VIA’s issued and outstanding shares of Series A Preferred Stock at the effective time of the merger (assuming an exchange ratio of 5.529203 and based on the number of VIA Series A Preferred Stock issued and outstanding as of February 28, 2007). Shares of our common stock that may be issued upon conversion of our Series C Preferred Stock are not included the aggregate number of shares of our common stock expected to be outstanding following the merger because the holder of these shares, Baxter Healthcare Corporation, does not have the right to effect a conversion until June 13, 2010. In the event that we reach an agreement with Baxter regarding conversion of the outstanding Series C Preferred Stock prior to the closing and such shares are converted, any shares of our common stock issued upon such conversion will reduce the beneficial ownership percentages set forth in the table below. The share numbers in the table below also do not give effect to the proposed reverse stock split of our common stock as contemplated by Proposal No. 3.

Shares of our common stock and VIA’s common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of February 28, 2007 are considered outstanding and beneficially owned by the person holding the options and warrants for the purpose of computing the pro forma beneficial ownership percentage of that person but are not treated as outstanding for the purpose of computing the pro forma beneficial ownership percentage of any other person.

The address of each individual listed below is c/o VIA Pharmaceuticals, Inc., 750 Battery Street, Suite 330, San Francisco, California 94111.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders of the Combined Company:

Bay City Capital LLC(1)	100,750,101	71.5%
Boston Scientific Corporation(2)	11,236,479	8.0%

Expected Directors and Executive Officers of the Combined Company:

Fred B. Craves	—	—
Douglass B. Given	1,827,600	1.3%
John R. Larson(3)	178,347	*
Lawrence K. Cohen(4)	2,954,861	2.1%
James G. Stewart(5)	1,382,300	1.0%
Adeoye Olukotun(6)	1,491,652	1.1%
All directors and executive officers as a group (6 persons)(7)	7,834,760	5.5%

(1)	Bay City Capital LLC is the manager of Bay City Capital Management IV LLC. Bay City Capital Management IV LLC is the general partner of Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P., which are expected to own of record 98,624,260 and 2,125,841 shares, respectively, of the combined company’s common stock upon consummation of the merger. Bay City Capital LLC has sole voting and investment power over the shares held of record by Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. Fred B. Craves, a member of VIA’s board of directors and who will serve as a member of the combined company’s board of directors, is the founder, chairman of and a manager of Bay City Capital LLC. Dr. Craves also owns 22.0588% of the membership interests in Bay City Capital LLC. Douglass Given, the chairman of VIA’s board and who will serve as chairman of the combined company’s board, is a partner of Bay City Capital LLC. Each of Drs. Craves and Given disclaims beneficial ownership of the shares held by Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P., except to the extent of their respective proportionate pecuniary interests therein. The address of Bay City Capital LLC is 750 Battery Street, Suite 400, San Francisco, CA 94111.
(2)	The address of Boston Scientific Corporation is One Boston Scientific Place, Natick, MA 01760.
(3)	Includes options to purchase 112,477 shares of common stock that are exercisable within 60 days of February 28, 2007.
(4)	Includes (i) options to purchase 1,174,955 shares of common stock which are exercisable within 60 days of February 28, 2007 and (ii) 816,248 unvested shares acquired upon early exercise of vested options, which shares are subject to repurchase by the combined company upon termination of employment.
(5)	Includes 1,382,301 unvested shares acquired upon early exercise of vested options, which shares are subject to repurchase by the combined company upon termination of employment.
(6)	Includes options to purchase 604,756 shares of common stock which are exercisable within 60 days of February 28, 2007.
(7)	Includes options to purchase 1,892,188 shares of common stock which are exercisable within 60 days of February 28, 2007.

BUSINESS OF CORAUTUS

Overview

Corautus is a development stage company dedicated to the development of innovative products in the life sciences industry. Corautus, formerly known as GenStar Therapeutics Corporation and Urogen Corp., was formed as a Delaware corporation on June 30, 1995. Prior to November 1, 2006, Corautus was primarily focused on the clinical development of gene therapy products using a vascular growth factor gene, Vascular Endothelial Growth Factor 2 (VEGF-2), for the treatment of severe cardiovascular disease. Corautus was the sponsor of a Phase IIb clinical trial to study the efficacy of VEGF-2 for the treatment of severe cardiovascular disease, known as the GENASIS trial. In addition, Corautus supported initial clinical trials studying the efficacy of VEGF-2 for the treatment of peripheral artery disease and diabetic neuropathy.

Our gene therapy treatment approach was based upon the research of the late Dr. Jeffrey Isner, former Chief of Vascular Medicine and Cardiovascular Research at Caritas St. Elizabeth’s Medical Center of Boston, Inc. Our VEGF-2 product candidates were designed to induce therapeutic angiogenesis, which is the stimulation of blood vessel formation, to restore blood flow to ischemic, or oxygen deprived, muscle caused by cardiovascular or peripheral vascular disease. In this way, we sought to treat a cause of the underlying condition rather than the symptoms of the disease. Our approach to therapeutic angiogenesis involved the injection of naked plasmid DNA, or DNA that is formulated without modifying materials such as liposomes or pegylation, directly into the ischemic muscle.

We enrolled 30 Class III and Class IV angina patients in our Phase I clinical trial. From our investigator’s published data, a significant improvement in angina class was noted at the two-year follow-up; no patients evaluated as having Class IV angina; only three were evaluated as having Class III angina; and the remaining were evaluated as having Class I or II angina. Our 19 patient Phase I/IIa trial was a multicenter, randomized study testing VEGF-2 in two dosages (200 and 800 microgram) plus a placebo. The investigators reported a significant improvement in symptoms of angina, including an average increase in exercise tolerance time of almost two minutes in the VEGF-2 treated patients, a reduction of angina class, and a reduction in frequency of angina episodes in the VEGF-2 treated patients compared to the placebo patients.

We initiated the GENASIS trial on August 31, 2004. GENASIS was a multicenter, randomized, four-arm, double-blind study of up to 404 patients in approximately 30 institutions in the United States evaluating the efficacy and safety of three doses (20, 200, 800 micrograms) of VEGF-2 versus placebo percutaneously delivered via the Stiletto™ catheter. Prior to cessation, 295 patients were treated in the GENASIS clinical trial. The primary endpoint of the GENASIS trial was the improvement in exercise tolerance time on a treadmill 90 days following patient treatment, with additional follow-up at 6 and 12 months.

On March 14, 2006, we announced that in conjunction with Boston Scientific Corporation, we had temporarily suspended patient treatments in our GENASIS clinical trial. Boston Scientific requested the voluntary suspension as a result of three reported serious adverse events of pericardial effusion, which did not appear to be related to the VEGF-2 biologic. We notified the FDA of the voluntary suspension prior to making the public announcement, and in a subsequent teleconference, we were informed that the FDA had placed the trial on clinical hold.

As part of the process to address the clinical hold, the independent Data Monitoring Committee, or DMC, reviewed safety information. To better consider safety in the context of risk/benefit in this trial, the DMC also requested and subsequently reviewed a limited amount of available unblinded summary efficacy data related to the increase in exercise tolerance time, or ETT, which is measured by a patient’s performance on a treadmill. The DMC recommended to us that, based on available efficacy data, enrollment should be terminated under the current protocol as the DMC saw very little chance for significant efficacy as to the primary endpoint. On April 10, 2006, we announced that we had accepted the DMC’s recommendation that enrollment in the GENASIS trial be terminated and notified the FDA of the termination of enrollment.

Corautus locked the database on August 14, 2006 for the 295 patients treated in the GENASIS clinical trial. The efficacy and safety analyses performed on the database included 295 patients at 3 months, 241 patients at 6 months and 103 patients at 12 months. On October 10, 2006 Corautus announced that the final efficacy results from its GENASIS clinical trial did not achieve a statistically significant difference from placebo in any active dose group for the primary efficacy endpoint. The primary efficacy endpoint in the GENASIS clinical trial was an improvement of at least one minute in ETT from baseline to three months. The data indicated considerable overlap in results between the active and placebo groups for the secondary endpoints as well, and no clear dose effect was seen. In general, a majority of patients in all treatment arms (active and placebo) significantly improved from their baseline status in both primary and secondary efficacy endpoints; however, there was no significant separation from the placebo in any active dose group.

Collaborative Efforts and Intellectual Property

We established a portfolio of licensed patents, intellectual property rights and technologies relating to the development and use of the VEGF-2 technology for the gene therapy treatment. We did not own any of the patents or patent applications relating to our core VEGF-2 technology. We held exclusive licenses, through our wholly-owned subsidiary Vascular Genetics Inc., from Human Genome Sciences, Inc. and Vical Incorporated, and non-exclusive licenses from Caritas St. Elizabeth’s and Boston Scientific to certain U.S. patents, pending U.S. patent applications, and corresponding foreign patent applications.

In connection with the anticipated refocus of our business away from VEGF-2 and towards VIA’s product candidates, we are terminating all of our material agreements relating to VEGF-2 except that we will continue to license from Caritas St. Elizabeth’s, and sublicense to Boston Scientific Corporation, a certain patent relating to the delivery of gene therapeutics to heart tissue.

Our Business Strategy

As previously mentioned, on October 30, 2006, our board of directors determined that it was in the best interests of the company and its stockholders to not conduct further clinical trials for VEGF-2 for the treatment of cardiovascular and peripheral vascular disease. The board of directors authorized management to immediately reduce its cash spending and to continue identifying other life sciences technologies that it could acquire or in-license, or other life sciences opportunities.

We have been actively seeking new product opportunities, as well as a merger or business combination, due to the refocus of our business away from our VEGF-2 product candidates. As discussed in this proxy statement, on February 7, 2007, we entered into a merger agreement with VIA. If the merger is not completed, we will need to consider other alternatives, which could include liquidation and dissolution. Due to liquidation preferences of our Series C, Series D, and Series E Preferred Stock, in the event of liquidation, all cash held by Corautus would be distributed to the holders of preferred stock.

Employees

During the fourth quarter of 2006, in connection with our board of directors’s determination to reduce cash spending, we significantly reduced our workforce. We currently have two employees, both in the administrative operations. In addition, we have consulting arrangements with three of our former officers.

MARKET FOR CORAUTUS’ COMMON STOCK

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “VEGF.” Prior to October 13, 2004, our common stock was traded on the American Stock Exchange under the symbol “CAQ.” As of                     , 2007, there were approximately              registered holders of record of common stock. For detailed information regarding the beneficial ownership of certain stockholders of the combined company upon consummation of the merger, see the section entitled “Pro Forma Security Ownership of Combined Company After the Merger” in this proxy statement.

We have never paid any cash dividends on our common stock to date. We currently anticipate that we will retain all future earnings, if any, to fund the development and growth of our business and do not anticipate paying any cash dividends for at least the next five years, if ever.

The following table shows for the periods indicated the high and low closing prices for our common stock on the NASDAQ Capital Market.

	HIGH	LOW
FISCAL YEAR ENDED December 31, 2005:
First Quarter	$5.74	$3.99
Second Quarter	$5.00	$3.58
Third Quarter	$5.85	$3.79
Fourth Quarter	$4.61	$3.88

FISCAL YEAR ENDED December 31, 2006:
First Quarter	$5.26	$3.32
Second Quarter	$3.51	$0.67
Third Quarter	$0.88	$0.65
Fourth Quarter	$0.68	$0.32
FISCAL YEAR ENDED December 31, 2007:
First Quarter (through March XX, 2007)	$—	$—

On                     , 2007, the last reported sale price of our common stock was $0.            .

Because the market price of Corautus common stock is subject to fluctuation, the market value of the shares of Corautus common stock that VIA securityholders will be entitled to receive in the merger may increase or decrease.

Assuming successful application for initial listing with the NASDAQ Capital Market, following the consummation of the merger, Corautus common stock will be listed on the NASDAQ Capital Market and will trade under the combined company’s new name, “VIA Pharmaceuticals, Inc.” and new trading symbol, “VIAP.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CORAUTUS GENETICS INC.

The selected historical consolidated financial data as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 and for the period from July 1, 1991 (inception) to December 31, 2006 are derived from Corautus’ consolidated financial statements prepared using accounting principles generally accepted in the United States, referred to as GAAP, which have been audited by Ernst & Young LLP, independent registered public accounting firm, and are included in this proxy statement. The selected historical consolidated financial data as of December 31, 2004, 2003 and 2002 and for the years ended December 31, 2003 and 2002 are derived from Corautus’ consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, and are not included in this proxy statement. The financial data should be read in conjunction with “Corautus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Corautus’ consolidated financial statements and related notes appearing elsewhere in this proxy statement. The historical results are not necessarily indicative of results to be expected in any future period.

	Year ended December 31,					July 1, 1991 (inception) to December 31, 2006
	2006	2005	2004	2003	2002
Statement of Operations Data:

REVENUES:
Revenues	$83,333	$83,333	$83,333	$34,722	$1,120,438	$2,827,068
Cost of revenues	—	—	—	—	—	821,878

Net service revenues	83,333	83,333	83,333	34,722	1,120,438	2,005,190

OPERATING COSTS AND EXPENSES:
Impairment and related charges	92,843	—	—	19,240,319	636,433	27,091,890
Research and development	9,614,175	15,949,455	6,593,395	3,217,327	9,066,519	67,625,094
General and administration	6,213,722	3,896,674	3,681,173	7,939,065	3,670,159	33,477,095

Total operating costs and expenses	15,920,740	19,846,129	10,274,568	30,396,711	13,373,111	128,194,079

OPERATING LOSS	(15,837,407)	(19,762,796)	(10,191,235)	(30,361,989)	(12,252,673)	(126,188,889)

OTHER INCOME (EXPENSE), NET
Interest income	976,516	814,603	250,866	57,800	585,914	4,878,010
Interest expense	(497,860)	(831,471)	(451,705)	(123,415)	(461,410)	(3,720,858)
Other income (expense), net	—	42,821	10,101	19,458	74,586	137,708

Total other income (expense)	478,656	25,953	(190,738)	(46,157)	199,090	1,294,860

NET LOSS	$(15,358,751)	$(19,736,843)	$(10,381,973)	$(30,408,146)	$(12,053,583)	$(124,894,029)
Series E Preferred stock dividend	(498,350)	—	—	—	—	(498,350)

Net loss available to common stockholders	$(15,857,101)	$(19,736,843)	$(10,381,973)	$(30,408,146)	$(12,053,583)	$(125,392,379)

Basic and diluted net loss per share	$(0.80)	$(1.16)	$(0.79)	$(3.31)	$(3.54)

Weighted average shares outstanding	19,722,002	16,954,398	13,140,362	9,195,964	3,407,754

	Year ended December 31,
	2006	2005	2004	2003	2002
Consolidated Balance Sheet Data
Cash, cash equivalents and short-term investments	$15,963,586	$30,961,876	$24,486,882	$8,911,994	$4,912,033
Working capital	13,630,710	27,291,267	22,626,480	6,750,542	2,060,607
Total assets	16,417,073	31,511,413	26,014,656	10,534,035	10,621,056
Long-term liabilities	631,945	16,835,338	12,206,998	5,197,233	1,253,143
Accumulated deficit	(121,168,236)	(105,809,485)	(86,072,642)	(75,690,669)	(45,282,523)
Total stockholders’ equity	13,047,212	10,562,232	11,231,920	2,491,200	6,096,829

CORAUTUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are subject to a variety of risks and uncertainties including those set forth under “Risk Factors” in this proxy statement. The statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. See the section titled “Risk Factors.”

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, accrued liabilities and stock-based compensation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect the significant judgments and estimates used in the preparation of our consolidated financial statements (see Note 1 to our consolidated financial statements).

Revenue Recognition

Grant revenue is recognized as the research expenses related to the grants are incurred. Contract revenue arising from collaborative research agreements is recognized either (i) ratably over the term of the agreement, which approximates the performance of services, for contracts specifying payment for services over a given period, or (ii) as services are performed under the agreement, for contracts specifying payment on a per full-time employee basis. All amounts received under collaborative research agreements or research grants are not refundable, regardless of the success of the underlying research.

Accrued Liabilities

As part of the process of preparing our financial statements, we are required to estimate expenses that we believe we have incurred, but have not yet been billed for. This process involves identifying services and activities that have been performed by third-party vendors on our behalf and estimating the level to which they have been performed and the associated cost incurred for such service as of each balance sheet date in our financial statements. Examples of expenses for which we accrue based on estimates we make include fees for professional services, such as those provided by certain clinical research organizations and investigators in conjunction with clinical trials, and fees owed to contract manufacturers in conjunction with the manufacture of material for planned clinical trials and commercial use. We must sometimes estimate the date on which certain services commence and/or the level of services performed on or before a given date and the cost of such services. We make these estimates based upon the facts and circumstances known to us at the time and in accordance with U.S. generally accepted accounting principles.

Stock Based Compensation

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors including employee stock options and employee stock purchases under the Employee Stock Purchase Plan (“ESPP”) based on estimated fair values. SFAS 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statements of Operations. We adopted SFAS 123(R) using the modified prospective transition method which requires the application of the accounting standard starting from January 1, 2006. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and under this method, no stock-based compensation expense for employee stock options was recognized in the prior periods in our Consolidated Statements of Operations because the exercise price of our stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant. In accordance with the modified prospective transition method we used in adopting SFAS 123(R), our results of operations prior to fiscal year 2006 have not been restated to reflect, and do not include, the impact of SFAS 123(R).

The value of options, warrants, or stock awards issued to non-employees have been determined in accordance with SFAS No. 123(R), Accounting for Stock Based Compensation, and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and are periodically remeasured as the options vest, if required. Warrants for common stock are initially valued at the date of issuance and are recorded to the expense category related to the services provided.

Use of Estimates

The preparation of the financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Results of Operations

Revenues

Total revenues for the years ended December 31, 2006, 2005 and 2004 were approximately $83,000, $83,000, and $83,000, respectively. These revenues were from the sublicense of certain patents to Boston Scientific Corporation as part of Boston Scientific’s investment in Corautus. Product revenues are contingent on, among other matters, the success of our product candidates in clinical trials, and currently we do not have any product candidates. Therefore, we do not anticipate revenues from product sales unless we acquire product candidates.

Research and Development and Acquired In-Process Technology

Research and development expenses decreased $6.3 million to $9.6 million for the year ended December 31, 2006 compared to approximately $15.9 million for the year ended December 31, 2005. Research and development expenses increased $9.3 million to $15.9 million for the year ended December 31, 2005 compared to approximately $6.6 million for the year ended December 31, 2004.

The decrease in research and development expense was primarily caused by the termination in 2006 of our GENASIS Phase IIb clinical trial that began in Fall of 2004, including reduction in costs for patient treatment costs and clinical research organization costs and by costs incurred under the manufacturing agreement in developing processes and procedures for the intended production of our clinical material for planned Phase III clinical trial and commercial use, which will no longer occur. Also included in 2006 were severance expenses associated with the reduction in workforce of research and development personnel of approximately $582,000.

The increase in research and development expense in 2005 over 2004 was primarily caused by our GENASIS Phase IIb clinical trial that began in Fall of 2004, including patient treatment costs and clinical research organization costs and by costs incurred under the manufacturing agreement in developing processes and procedures for the intended production of our clinical material for planned Phase III clinical trial and commercial use.

We currently do not have any products in clinical testing, nor do we have any plans to initiate clinical trials outside of continuing VIA’s clinical trials if the merger is consummated. We estimate that it will take many years to complete clinical testing of any of products and obtain regulatory approvals, if we are to initiate clinical trials and are able to obtain approvals. We anticipate that research and development expenses will increase in the event we conduct clinical testing in the future.

General and Administrative Expenses

General and administrative expenses increased $2.3 million for the year ended December 31, 2006 to approximately $6.2 million compared to approximately $3.9 million for the year ended December 31, 2005. General and administrative expenses increased $216,000 for the year ended December 31, 2005 to approximately $3.9 million compared to approximately $3.7 million for the year ended December 31, 2004.

General and administrative expenses include the costs of our administrative personnel and consultants, office lease expenses and other overhead costs, including legal and accounting costs. The increase in general and administrative expense for the year ended December 31, 2006 compared to the year ended December 31, 2005 relates primarily to costs associated with our planned common stock offering in March 2006, which was terminated due to the suspension of enrollment in our GENASIS clinical trial, in addition to non-cash stock-based compensation costs and severance expenses relating to the reduction in workforce in the fourth quarter of 2006. The terminated offering costs primarily consisted of legal, accounting, printing, filing fees, and travel totaling approximately $695,000. We recorded non-cash stock-based compensation costs of $994,000 in 2006 and none in 2005. Severance expense in the fourth quarter of 2006 for general and administrative personnel was approximately $811,000. The increase in general and administrative expense in 2005 over 2004 relates primarily to increases in personnel costs.

Write-off of Property and Equipment

The write-off of property and equipment of approximately $93,000 in 2006 is related to the write down and disposal of certain office furniture and equipment and lab equipment subsequent to our board of directors decision to pursue other life sciences opportunities, and the relocation to smaller office space.

Interest Income and Expense

Interest income increased $162,000 for the year ended December 31, 2006 to approximately $977,000 compared to approximately $815,000 for the year ended December 31, 2005. Interest income increased $564,000 for the year ended December 31, 2005 to approximately $815,000 compared to approximately $251,000 for the year ended December 31, 2004. Interest income is a result of investment of excess cash in auction rate securities, money market accounts, and certificates of deposit. The increase in interest income is due to increases in the balances in those investments and in the investment yield.

Interest expense decreased $333,000 for the year ended December 31, 2006 to approximately $498,000 compared to approximately $831,000 for the year ended December 31, 2005. Interest expense increased

$379,000 for the year ended December 31, 2005 to approximately $831,000 compared to approximately $452,000 for the year ended December 31, 2004. The decrease in interest expense in 2006 compared to 2005 is primarily due to Boston Scientific Corporation’s exchange of all of its Promissory Notes, with an aggregate principal amount of $15.0 million, together with accrued interest of $1.6 million on June 30, 2006, for 2.5 million shares of the Company’s Series E Preferred Stock. The increase in interest expense in 2005 over 2004 is due to the timing of issuance of the notes payable partially offset by lower interest on capital lease obligations.

Liquidity and Capital Resources

From inception through December 31, 2006, we have primarily financed our operations through private placements of equity and convertible debt securities, our strategic alliance with Boston Scientific Corporation and through our partnership with Baxter Healthcare. We have raised approximately $16.4 million in convertible debt offerings (including $15.0 million from Boston Scientific Corporation), $55.5 million in private equity financings, $16.0 million in net proceeds from the Boston Scientific Corporation investment in our common and preferred stock and received equity funding of $14.9 million related to our relationship with Baxter Healthcare.

Net cash used by operating activities in 2006 was approximately $15.4 million and primarily consists of expenditures for research and development and general and administrative expenses. Net cash provided by investing activities of $15.3 million during 2006 consists of sales of short-term investments, purchases of short-term investments and the purchase of property and equipment. Net cash provided by financing activities of $400,000 during 2006 consists primarily of proceeds from the private sales of common stock, the exercise of stock options, and proceeds from convertible debt, offset by repayments of capital leases.

As of December 31, 2006, we had cash, cash equivalents and short-term investments totaling approximately $16.0 million. Our operations to date have consumed substantial amounts of cash and have generated insignificant revenues. The negative cash flow from operations is expected to continue. The development of any products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring our products to market and to establish manufacturing and marketing capabilities. Our future capital requirements will depend on many factors including the progress of our research and development programs; the progress, scope and results of our preclinical and clinical testing; the time and cost involved in obtaining regulatory approvals; the cost of manufacturing for our proposed products; the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; competing technological and market developments; and our ability to establish and maintain collaborative and other arrangements with third parties, such as licensing and manufacturing agreements, and the cost of such arrangements.

We will be seeking this additional funding either through collaborative arrangements or through public or private equity or debt financings. We cannot be certain that additional financing will be available on acceptable terms, or at all. We do not have any commitments or arrangements assuring us of any additional funds in the future, and there is no assurance that we will be able to obtain additional capital on acceptable terms, or at all. Failure to successfully address ongoing liquidity requirements will have a material adverse effect upon our business. In the event that we are unable to obtain additional capital, we will be required to take actions that will harm our business and our ability to achieve cash flow in the future. To the extent we raise additional cash by issuing equity securities, our existing stockholders will be diluted. If additional funds are raised through the issuance of debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock and preferred stock.

Contractual Obligations

The following is a summary of our contractual obligations as of December 31, 2006:

		Payments due by Period
Contractual Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Capital lease	2,000	2,000	—	—	—
Operating lease	21,000	21,000	—	—	—

Total	$23,000	$23,000	—	—	—

The contractual obligations under the Boehringer Ingelheim Austria GmbH manufacturing agreement are not included in the above table because we have the right to terminate this agreement without owing additional amounts of money. We intend to terminate this agreement prior to the close of the merger.

New Accounting Pronouncements

In March 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”), which replaces Accounting Principles Board (“APB”) Opinion No. 20, Accounting Changes, and SFAS 3, Reporting Accounting Changes in Interim Financial Statement, and changes the requirements for the accounting for and the reporting of a change in accounting principle. SFAS 154, which became effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, had no effect on the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, aimed at improving the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. SFAS 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect that the adoption of SFAS 155 will have any impact on its financial position and results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies when tax benefits should be recorded in financial statements, requires certain disclosures of uncertain tax matters and indicates how any tax reserves should be classified in a balance sheet. The Company has not determined the impact, if any, the adoption of FIN 48, which is effective for fiscal years beginning after December 15, 2006, will have on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in its first quarter of fiscal 2008. The Company has not determined the impact, if any, the adoption of SFAS 157 will have on its financial position and results of operations.

BUSINESS OF VIA

Overview

VIA Pharmaceuticals, Inc., or VIA, incorporated in Delaware in June 2004 and headquartered in San Francisco, California, is a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease. Specifically, VIA’s approach to the treatment of cardiovascular disease involves targeting inflammation in the blood vessel wall, which is an underlying cause of atherosclerosis and its complications. Atherosclerosis is a common cardiovascular disease that results from chronic inflammation and the build-up of plaque in arterial blood vessel walls. Plaque consists of inflammatory cells, cholesterol and cellular debris. Atherosclerosis, depending on the location of the artery it affects, may result in major adverse cardiovascular events, or MACE, such as heart attack and stroke, which are the leading causes of death worldwide.

VIA is building a drug development pipeline consisting of both pre-clinical and clinical-stage small molecule drugs that target various stages of vascular inflammation. VIA’s clinical studies integrate several technologies to provide clinical proof-of-concept as early as possible in the clinical development process. These include the measurement of biomarkers (specific biochemicals in the body with a particular molecular feature that makes them useful for measuring the progress of a disease or the effects of treatment), medical imaging of the coronary vessel wall to evaluate plaque density, and atherosclerotic plaque bioassays (measurements of indicators of atherosclerotic plaque inflammation believed to promote MACE). Once VIA has established proof-of-concept, it plans to consider business collaborations with larger biotechnology or pharmaceutical companies for the late-stage clinical development and commercialization of its compounds.

In March 2005, VIA entered into an exclusive, worldwide license agreement, or the Stanford License, with Stanford University, or Stanford, to use a comprehensive gene expression database and analysis tool to identify novel, and prioritize known, molecular targets for the treatment of vascular inflammation and to study the impact of candidate therapeutic interventions on the molecular mechanisms underlying atherosclerosis, or the Stanford Platform. VIA’s Chief Scientific Officer and one of its founders, Thomas Quertermous, M.D., developed the Stanford Platform at Stanford during the course of a four-year, $30.0 million research study, or the Stanford Study. The Stanford Study initially utilized human tissue samples made available from the Stanford heart transplant program to characterize human plaque at the level of gene expression and identify the inflammatory genes and pathways involved in the development of atherosclerosis and associated complications in humans. To develop the Stanford Platform, the Stanford Study performed similar experiments on vascular tissue samples from mice prone to developing atherosclerosis and identified genes and pathways associated with the development of atherosclerosis that mice and humans have in common, or the Overlap Genes. The Stanford Platform allows VIA to analyze the expression of the Overlap Genes following the administration of candidate drugs to atherosclerotic-prone mice, and thus provides a useful tool for studying the effects of therapeutic intervention in the development of cardiovascular disease. The Stanford License permits VIA to utilize the various components of the Stanford Platform to evaluate established pharmaceutical compounds, study relevant observations from cardiovascular-related literature and profile compounds it has targeted for acquisition or licensing. VIA’s ability to utilize the Stanford Platform provides it with useful insight into the molecular pathways most relevant to the disease process. In addition, it enables VIA to determine the potential utility of compounds for the treatment of vascular inflammation in humans.

In 2005, VIA identified 5-Lipoxygenase (“5LO”), as a key target of interest for treating atherosclerosis. 5LO is a key enzyme in the biosynthesis of leukotrienes, which are important mediators of inflammation and involved in the development and progression of atherosclerosis. In addition, cardiovascular-related literature has also identified 5LO as a key target of interest for treating atherosclerosis and preventing heart attack and stroke. Following such identification, VIA identified a number of late-stage 5LO inhibitors that had been in clinical trials conducted by large biotechnology and pharmaceutical companies primarily for non-cardiovascular indications, including ABT-761, a compound developed by Abbott Laboratories, or Abbott, for use in treatment of asthma. Abbott abandoned its ABT-761 clinical program in 1996 after the U.S. Food and Drug Administration, or FDA, approved a similar Abbott compound for use in asthma patients. Abbott made no further developments to ABT-761 from 1996 to 2005. In August 2005, VIA entered into an exclusive, worldwide license agreement, or the Abbott License, with Abbott to develop and commercialize ABT-761 for any indication. VIA subsequently renamed the compound VIA-2291. In March 2006, VIA submitted an investigational new drug application for VIA-2291, the VIA-2291 IND, under its name with the FDA and in 2006, began two Phase II proof-of-concept studies of VIA-2291.

VIA-2291 is a potent, selective and reversible inhibitor of 5LO that VIA is developing as a once-daily, oral drug to treat inflammation in the blood vessel wall. In March 2006, VIA filed an Investigational New Drug, or IND application with the FDA outlining its Phase II clinical program which consists of two trials for VIA-2291. Each of these clinical trials was initiated during 2006 to study the safety and efficacy of VIA-2291 in patients with existing cardiovascular disease. Using biomarkers of inflammation, medical imaging techniques and bioassays of plaque, VIA will evaluate and determine VIA-2291’s ability to reduce vascular inflammation in atherosclerotic plaque. Based on scientific literature, VIA anticipates that reduced vascular inflammation will result in decreased MACE. The ability of VIA-2291 to reduce MACE will ultimately be assessed in VIA’s Phase III clinical trials.

In January 2007, VIA expanded its product pipeline with the acquisition of certain patent applications, know-how and related assets (including, compounds and quantities of physical materials and reagents) related to a library of over 2,000 phosphodiesterase, or PDE, inhibitor small molecule compounds, or the Neuro3D Compounds, from Neuro3D, S.A., a French corporation, or Neuro3D. VIA believes that inhibitors of certain classes of PDEs, in particular PDE4, may be novel compounds for the treatment of inflammation related to atherosclerosis. VIA has initiated pre-clinical testing of certain Neuro3D Compounds following standard industry evaluation of parameters, such as target specificity, animal safety and bioavailability.

To further expand its product candidate pipeline, VIA continues to engage in discussions regarding the purchase or license of additional pre-clinical or clinical compounds that it believes may be of interest in treating inflammation related to atherosclerosis. In September 2006, the Company entered into a collaboration with University of Liverpool for the purpose of identifying novel targets for the treatment of vascular inflammation. The collaboration agreement with the University of Liverpool provides VIA with certain rights to intellectual property generated during the collaboration and access to information on novel targets identified.

Business Strategy

VIA’s objective is to become a leading biotechnology company focused on discovering, developing and commercializing novel drugs for the treatment of inflammation in the blood vessel wall as an innovative approach to treatment of cardiovascular disease. The key elements of VIA’s business strategy are as follows:

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Obtain regulatory approval for its lead product candidate, VIA-2291. VIA intends to continue devoting most of its efforts to completing the clinical development of, and obtaining regulatory approval for, VIA-2291 for the treatment of inflammation in the blood vessel wall.

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Maximize the value of its lead product candidate, VIA-2291. VIA seeks to develop VIA-2291 for the treatment of atherosclerosis and secondary prevention of acute coronary syndrome, or ACS, in patients who have experienced a recent heart attack. VIA is applying its clinical development expertise to conduct and successfully complete its clinical trials for VIA-2291. VIA anticipates that the development of VIA-2291 may be expanded to include primary prevention of ACS and stroke.

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Pursue the clinical development of its Neuro3D product candidates. VIA intends to evaluate the Neuro3D Compounds and identify and develop those compounds that may be effective in the treatment and prevention of atherosclerosis in cardiovascular patients.

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Expand its portfolio of small molecule product candidates through acquisitions and in-licensing. VIA intends to continue to discover and develop orally bio-available, small molecule compounds for the treatment of vascular inflammation identified or validated through information gained through its proprietary technologies, including the Stanford Platform, publicly available information and internal expertise. VIA’s strategy is to continue to acquire and license pre-clinical and clinical small molecule compounds targeting pathways for treatment of vascular inflammation. VIA believes this strategy will enable it to build a valuable drug development pipeline.

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Maximize economic value for its product candidates under development. VIA intends to maximize the value of its product candidates through independent development, licensing and other partnership and collaboration opportunities with large biotechnology or pharmaceutical companies.

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Enhance and Protect its intellectual property portfolio. VIA plans to pursue, license and acquire additional intellectual property protection as required to enhance and protect its existing and future portfolio and to enable it to maximize the commercial lifespan of its compounds and technology.

Inflammation and Disease

Inflammation is a normal response of the body to protect tissues from infection, injury or disease. The inflammatory response begins with the production and release of chemical agents by cells in the infected, injured or diseased tissue. These agents cause redness, swelling, pain, heat and loss of function. Inflamed tissues generate additional signals that recruit white blood cells to the site of inflammation. White blood cells destroy any infective or injurious agent, and remove cellular debris from damaged tissue. This inflammatory response usually promotes healing but, if uncontrolled, may become harmful.

The inflammatory response can be either acute or chronic. Acute inflammation lasts at most only a few days. The treatment of acute inflammation, where therapy typically includes the administration of aspirin and other non-steroidal anti-inflammatory drugs, provides relief of pain and fever for patients. In contrast, chronic inflammation lasts weeks, months or even indefinitely and results in tissue damage. In chronic inflammation, the inflammation becomes the problem rather than the solution to infection, injury or disease. Chronically inflamed tissues continue to generate signals that attract white blood cells from the bloodstream. When white blood cells migrate from the bloodstream into the tissue they amplify the inflammatory response. This chronic inflammatory response can break down healthy tissue in a misdirected attempt at repair and healing.

Evidence of the key role of chronic inflammation in diverse disease states, such as atherosclerosis and arthritis, is mounting. For many of these diseases, the existing anti-inflammatory treatments are incomplete and limited in use. As more physicians believe that inflammation is a root cause of a wide range of chronic diseases, VIA believes that the market will require safer and more effective anti-inflammatory treatments.

Atherosclerosis is the result of chronic inflammation and the buildup of plaque in arterial blood vessel walls. Plaque consists of inflammatory cells, cholesterol and cellular debris. Atherosclerosis, depending on its severity and the location of the artery it affects, may result in a heart attack or stroke.

Atherosclerosis in the blood vessels of the heart is called coronary artery disease or heart disease. It is the leading cause of death in the United States, claiming more lives each year than all forms of cancer combined. Recent estimates from the American Heart Association’s “Heart Disease and Stroke Statistics—2007 Update” indicate that approximately 15.8 million Americans were diagnosed with atherosclerosis in 2004. Approximately 7.9 million of these cases were patients with a history of heart attacks and a high risk of MACE. When atherosclerosis becomes severe enough to cause complications, physicians must treat the complications which can include angina, heart attack, abnormal heart rhythms, heart failure, kidney failure, stroke or obstructed peripheral arteries. Many of the patients with established atherosclerosis are treated aggressively for their associated risk factors, which include elevated triglyceride levels, high blood pressure, smoking, diabetes, obesity and physical inactivity. In addition, most patients suffering from atherosclerosis have concomitant high cholesterol, and as a result, the current treatment regime focuses primarily on cholesterol reduction. Additionally, these patients are routinely treated with anti-hypertensives to lower blood pressure and anti-platelet drugs to help prevent the formation of blood clots. There are currently no medications available for physicians to directly treat the underlying chronic inflammation of the blood vessel wall associated with atherosclerosis.

Carotid artery disease is the narrowing of the carotid arteries caused by the buildup of plaque inside the blood vessels causing decreased blood flow to the brain and an increased risk of stroke. VIA believes that the anti-inflammatory products it develops may also have utility in the treatment of inflammation in carotid artery disease and may reduce the risk of stroke in patients.

Peripheral artery disease is a vascular disorder that affects approximately 8.0 million Americans, (including an estimated 12% to 20% of Americans age 65 and older), and is associated with significant morbidity and mortality. The initial symptoms include intermittent pain in the legs while walking or exercising, due to the narrowing by atherosclerotic plaques of one or more major arteries in the legs. The restriction of blood flow leads to insufficient oxygenation of muscle tissue. As the disease worsens, it can lead to tissue damage, ulceration and gangrene, and in extreme cases may require the amputation of the affected limb. The disease is under-diagnosed, and the current mainstay of treatment is surgery to bypass the occluded vessels. Currently, no drug treatment is available that targets the underlying causes of peripheral artery disease or prevents its progression. VIA believes that compounds it is developing may be useful in treatment of vascular inflammation in patients suffering from peripheral artery disease.

VIA-2291

VIA’s lead product candidate is VIA-2291, a small molecule drug that targets inflammation in the blood vessel wall, a primary disease process in atherosclerosis. VIA-2291 is a potent, selective and reversible inhibitor of 5LO, which is a key enzyme in the biosynthesis of leukotrienes (important mediators of inflammation involved in the development and progression of atherosclerosis). VIA is developing VIA-2291 as a once-daily, oral drug to target inflammation in the blood vessel wall. The goal of the VIA-2291 program is to treat inflammation in atherosclerotic plaques of patients with existing disease, thus decreasing their risk of MACE, including heart attack and stroke.

The potential market for VIA-2291 comprises the approximately 15.8 million patients in the United States who are diagnosed annually with coronary artery disease, according to the American Heart Association. VIA’s initial focus within this patient population is the approximately 1.5 million patients who are discharged annually from the hospital after suffering from an episode of ACS and who have a high risk of MACE.

VIA is undertaking the clinical development of VIA-2291 for the secondary prevention of MACE in ACS patients. On March 30, 2006, VIA filed IND 72,381 for VIA-2291 under its name with the FDA and in 2006, began two Phase II proof-of-concept studies of VIA-2291: the first study focuses on patients undergoing CEA surgical procedures, while the second focuses on patients with ACS who recently experienced heart attack and remain at increased risk for MACE. Prior to that, Abbott conducted an initial preclinical and clinical development program for ABT-761 (now VIA-2291) under IND 48,839.

Abbott previously tested VIA-2291 in more than 1,100 patients in over 29 clinical trials for the treatment of asthma. During pre-clinical animal testing conducted by Abbott, and clinical trials of ABT-761 (now VIA-2291), safety issues with regards to tumors in animals and higher incidence of liver function abnormality in humans were identified. The liver function abnormalities were demonstrated to be reversible with discontinuance of the drug in Abbott’s trials. VIA believes that lower doses used in VIA’s clinical trials will address and minimize both of these safety concerns. Based upon the data from these trials, VIA believes that VIA-2291 will be well tolerated in its ongoing clinical trials at the doses planned.

The first Phase II clinical study of VIA-2291 is currently enrolling patients with significant stenosis of the carotid artery who will undergo a carotid endarterectomy, or CEA, after three months of treatment with VIA-2291 or placebo. A CEA is a surgical procedure to remove plaque in the lining of the carotid artery to allow for normal blood flow to the brain. VIA plans to enroll 60 patients in this study at up to five clinical sites in Italy. As of February 26, 2007, VIA had enrolled eight patients. This Phase II clinical study is designed to demonstrate efficacy and mechanism of action of VIA-2291 in the vessel wall, and has the unique advantage of providing access to atherosclerotic tissue for direct evaluation of VIA-2291’s effect on inflammation, through a panel of assays and histological examinations. The study also takes advantage of the Standard Platform by evaluation of gene expression profiles of excised plaque tissue and peripheral blood. The study will include measures of leukotrienes and serum biomarkers of inflammation that are indicative of increased risk of MACE.

The second Phase II clinical study, which VIA is conducting concurrently with the first Phase II clinical study, is enrolling ACS patients who experienced a recent heart attack. VIA plans to enroll 200 patients in this study at up to 15 clinical sites in the United States and Canada. As of February 26, 2007, VIA had enrolled 12 patients. Patients are treated once daily with one of three dose levels of VIA-2291 or placebo. The study is designed to establish dose and safety data in the ACS patient population, and will include measures of leukotrienes and biomarkers of inflammation, gene expression profiling, and medical imaging of the coronary vessel wall to evaluate plaque density in patients in the VIA-2291 groups and placebo groups.

In addition, VIA continues to gather information related to its current Phase II clinical trials and is investigating the possibility of an additional Phase II clinical trial which would utilize fluorodeoxyglucose-positron emission tomography scans, or FDG-PET Scans, to produce images of actual vascular plaque inflammation, and thus, further assess the efficacy and safety of VIA-2291.

VIA currently anticipates that it will complete each of its Phase II clinical trials in early 2008. VIA is planning to have its statisticians and Data Safety Monitoring Board, or the DSMB, perform an Administrative Analysis and review of one of the Phase II clinical trials in late 2007 to determine the progress in the clinical program and the patient safety of VIA-2291 with respect to patients who have completed treatment. This analysis will contain preliminary patient efficacy and safety data for VIA-2291. If the results of the Administrative Analysis are unfavorable, VIA may be required to modify or discontinue its Phase II clinical trials of VIA-2291, thereby delaying or preventing completion of subsequent clinical trials, and any commercial launch of VIA-2291.

Abbott Exclusive License Agreement

In August 2005, VIA entered into an exclusive, worldwide license agreement with Abbott for the development and commercialization of a patented compound and related technology, formerly known as ABT-761 and subsequently renamed VIA-2291, claimed in U.S. Patent No. 5,288,751 and EU Patent No. 667,855. In exchange for such license, VIA agreed to make certain payments to Abbott related to: (i) the grant of the license, (ii) the transfer of the licensed technology, (iii) the achievement of certain development milestones (i.e., the first dosing of a Phase III clinical trial patient, and regulatory approval to commence sale of a licensed product in United States, Japan or specified European countries), and (iv) the achievement of certain worldwide sales milestones. Abbott will be entitled to an aggregate of $19.0 million in payments if all development milestones are achieved and $27.0 million in payments if all worldwide sales milestones are paid. To date, VIA has paid Abbott $2.0 million for the grant of the license and $1.0 million for the transfer of the licensed technology. However, no development or worldwide sales milestones have been achieved.

VIA is also required to pay Abbott a royalty (subject to certain step-down and offset provisions) during the term of the agreement, ranging from 3% to 6.5% of aggregate worldwide annual net sales. VIA may sublicense its rights under the agreement to third parties, and the agreement continues on a jurisdiction-by-jurisdiction basis until there are no remaining royalty payment obligation in such jurisdiction. Upon completing payment of all royalty obligations due under the agreement, VIA will have a perpetual, irrevocable and fully-paid exclusive license to commercialize VIA-2291 for any indication.

Stanford License Agreement

In March 2005, VIA entered into the Stanford License to use the Stanford Platform. In exchange for the Stanford License, VIA agreed to make certain royalty payments to Stanford related to the issuance and sublicense of the Stanford License and payments corresponding to the achievement of certain development and regulatory milestones. The royalty rate varies from 1% to 6% of net sales depending on the type of product sold and whether VIA holds an exclusive right to the Stanford License at the time of sale. VIA may grant sublicenses under the Stanford License but is required to pay Stanford 2% to 20% of the sublicense revenues depending on the date of the sublicense agreement. Further, such sublicensing-related payments will be reduced by 50% when the Stanford License becomes non-exclusive. VIA is also required to make milestone payments to Stanford for each VIA licensed product that uses the Stanford License as the product reaches various development and regulatory milestones. The Stanford License for non-therapeutic applications becomes non-exclusive after October 17, 2011 and terminates upon the expiration of the last licensed patent. The term of the exclusive license for therapeutic applications is indefinite, but VIA may terminate the agreement on 30 days’ notice.

Neuro3D

VIA acquired certain patent applications, know-how and related assets (including compound libraries and quantities of physical materials and reagents) related to the Neuro3D Compounds from Neuro3D pursuant to an agreement entered into in January 2007, and amended in February 2007, for an aggregate purchase price of $1.8 million payable in two installments. In January 2007, VIA paid Neuro3D the first installment of $1.6 million. VIA is required to pay Neuro3D the second installment of $0.2 million, at the earlier of (i) the initiation by VIA of an IND-enabling study for a Neuro3D Compound; and (ii) January 25, 2008. Certain of the Neuro3D Compounds have been used in clinical trials for indications in the central nervous system. However, these trials were discontinued prior to Neuro3D’s termination of its operations in February 2007.

VIA will focus its research and development activities on identifying the compounds of highest interest for treatment of atherosclerotic-related inflammation. VIA’s experts and advisors believe that inhibitors of certain classes of PDEs, in particular PDE4, may be novel targets for the treatment of inflammation related to atherosclerosis. It intends to evaluate the pre-clinical and clinical Neuro3D Compounds to determine the potential compounds of interest for further clinical development. Further, VIA plans to initiate pre-clinical and clinical testing of certain Neuro3D Compounds for potential cardiovascular indications following standard industry evaluation of parameters such as target specificity, animal safety and bioavailability. VIA hopes to identify a lead compound from the Neuro3D Compounds and work towards filing an IND with the FDA during early 2008.

Collaboration Agreement with the University of Liverpool

In September 2006, VIA entered into a collaborative research agreement with the University of Liverpool in England to identify novel targets of inflammation. Pursuant to this agreement, VIA is entitled to a non-exclusive license to practice any resulting inventions, and obtained the first right of negotiation for exclusive licenses to such inventions. In addition, VIA is permitted to utilize the knowledge gained from the research collaboration to improve its selection of compounds for development. VIA will pay to the University of Liverpool the sum of $50,000 for employment and other direct and indirect costs associated with research conducted under the agreement as invoiced by the University from time to time. This agreement will continue in effect until August of 2007.

Option Agreement with Santen Pharmaceutical

In March 2007, VIA entered into an Option and License Agreement with Santen Pharmaceutical Co. Ltd., a Japanese pharmaceutical company, or Santen, pursuant to which VIA paid Santen a $25,000 option fee to acquire an exclusive, twelve-month option to enter into an worldwide license agreement related to certain patent rights, know-how and related compounds generally characterized as leukotriene A4 hydrolase inhibitors held by Santen. In the event VIA exercises its option, VIA is required to make an additional payment of $350,000 upon execution of the license agreement and certain milestone payments associated with the development of the compounds as defined within the agreement.

Patents and Intellectual Property

Protection of assets by means of patents and other instruments conferring proprietary rights is an essential element of VIA’s business strategy. VIA primarily relies on patent law, trade secret law and contract law to protect its proprietary information and technology as well as to establish and maintain market exclusivity. In regard to patents, VIA actively seeks patent protection in the United States and other jurisdictions to protect technology, inventions and improvements to inventions that are commercially important to the development of its business.

In 2005, VIA exclusively licensed technology from Stanford, and subsequently filed a patent application in the United States covering methods and compositions for the diagnosis, monitoring and development of therapeutics for treatment of atherosclerotic plaque. This patent application covers the technologies and processes underlying VIA’s use of the Stanford Platform. If granted, the patent will expire in the United States in 2026.

In addition in 2005, VIA exclusively licensed from Abbott various U.S. and European Union, or EU, composition of matter patents related to VIA-2291, or the Abbott Patents. The Abbott Patents will expire in 2012 in the United States and 2013 in the European Union.

In 2006, VIA also applied for a patent claiming the use of VIA-2291 and its derivatives for the prevention and treatment of cardiovascular disease. If approved, this patent will expire in 2026 and thereby provide VIA with market exclusivity for VIA-2291 at the dose range and for the indications for which approval is currently being sought.

In 2007, as part of the Neuro3D asset acquisition, VIA acquired the ownership rights in Neuro3D patent applications related to inhibitors of PDE4 and PDE2. VIA intends to prosecute these patent applications and file additional patent applications as appropriate as its research and development of the Neuro3D PDE4 inhibitors progresses.

The United States Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, provides for the restoration of up to five years of patent term for a patent that covers a new product or its use, to compensate for time lost from the effective life of the patent due to the regulatory review process of the FDA. An application for patent term restoration is subject to approval by the U.S. Patent and Trademark Office in conjunction with the FDA. If VIA’s clinical trials of VIA-2291 are successful, and VIA ultimately receives the FDA’s approval to market the drug prior to the expiration of the Abbott Patent in November 2012, VIA intends to work with Abbott to seek an extension of the term of the Abbott Patent under the Hatch-Waxman Act.

Other jurisdictions have statutory provisions similar to those of the Hatch-Waxman Act that afford both patent extensions and market exclusivity for drugs that have obtained market authorizations, such as European Supplementary Protection Certificates that extend effective patent life and European data exclusivity rules that create marketing exclusivity for certain time periods following marketing authorization. European data exclusivity is longer than the equivalent NCE marketing exclusivity in the United States, possibly as long as 11 years. VIA believes that if it obtains marketing authorization for VIA-2291 in Europe or other jurisdictions with similar statutory provisions, it may be eligible for patent term extension and marketing exclusivity under these provisions and VIA intends to seek such privileges.

VIA’s commercial success will depend in part on its ability to manufacture, use and sell its product candidates and proposed product candidates without infringing on the patents or other proprietary rights of third parties. VIA may not be aware of all patents or patent applications that may impact its ability to make, use or sell any of its product candidates or proposed product candidates. For example, U.S. patent applications do not publish until 18 months from their effective filing date. Further, VIA may not be aware of published or granted conflicting patent rights. Any conflicts resulting from patent applications and patents of others could significantly affect the validity or enforceability of VIA’s patents and limit its ability to obtain meaningful patent protection. If others obtain patents with competing claims, VIA may be required to obtain licenses to these patents or to develop or obtain alternative technology. VIA may not be able to obtain any licenses or other rights to patents, technology or know-how necessary to conduct its business as described in this proxy statement. Any failure to obtain such licenses or other rights could delay or prevent VIA from developing or commercializing its product candidates and proposed product candidates, which could materially affect VIA’s business.

Litigation or patent interference proceedings may be necessary to enforce VIA’s patent or other proprietary rights, or to determine the scope and validity or enforceability of the proprietary rights of others. The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to VIA. Any adverse outcome could subject VIA to significant liabilities, require it to license disputed rights from others or to cease selling its future products.

Trademarks

VIA has not yet applied to register any of its trademarks with the USPTO. VIA will take any and all actions that it deems necessary to protect the trademarks and/or service marks that it uses or intends to use in connection with its business.

Clinical Trials

In January 2006, VIA entered into a master services agreement with i3 Research, a division of Ingenix Pharmaceutical Services, Inc., or i3, pursuant to which i3 has agreed to assist VIA in certain product development and activities relating to certain of VIA’s clinical studies as described in task orders executed by the parties from time to time. In exchange for such services, VIA has agreed to pay i3 fees to be agreed in each task order. The agreement terminates in January 2009 unless earlier terminated by one of the parties pursuant to the terms of the agreement.

Manufacturing

VIA has entered into manufacturing agreements with third party contract manufacturing organizations (“CMOs”) that comply with current Good Manufacturing Practice (“cGMP”) guidelines for bulk drug substance and oral formulations of VIA-2291 and VIA’s other product candidates needed to support both ongoing and planned clinical trials, as well as commercial marketing of the product following regulatory approval.

In October 2005, VIA entered into a master services agreement with Torcan Chemical Limited, or Torcan, pursuant to which Torcan has agreed to manufacture the active pharmaceutical ingredient related to VIA-2291, or the VIA-2291 API, for use in VIA’s ongoing clinical trials as described in statements of work executed by the parties from time to time. In exchange for such services, VIA has agreed to pay Torcan fees to be agreed in each statement of work. The agreement may be terminated upon the mutual written consent of the parties, by VIA upon 30 days’ written notice to Torcan or by Torcan if VIA materially breaches the agreement and fails to cure such breach within 60 days’ from receipt of prior written notice from Torcan.

In October 2005, VIA entered into a manufacturing contract with Pharmaceutical Manufacturing Research Services, Inc., or PMRS, pursuant to which PMRS has agreed to manufacture and package capsules of various strengths using the VIA-2291 API as well as placebo. In addition, PMRS has agreed to perform stability studies on the VIA-2291 and placebo capsules to ensure the stability of the product over time in a variety of environmental conditions. In exchange for such services, VIA has agreed to pay PMRS approximately $496,000. The agreement may be terminated by VIA for any reason at any time or by either party upon the material breach by the other which is not cured within 60 days’ from receipt of prior written notice by the other party.

Sales and Marketing

VIA plans to collaborate with large biotechnology or pharmaceutical companies to commercialize approved products that VIA develops to target patients or prescribing physicians in broad markets. VIA believes that collaborating with large companies that have significant marketing and sales capabilities provides for optimal penetration into broad markets, particularly into those areas that are highly competitive.

Competition

VIA faces intense competition in the development of atherosclerotic-related inflammatory compounds and 5LO inhibitors, particularly from biotechnology and pharmaceutical companies. Certain of these companies may, using other approaches, identify and decide to pursue the discovery and development of new drug targets or disease pathways that VIA has identified through its research. Many of VIA’s competitors, either alone or with collaborative partners, have substantially greater financial resources and larger research and development operations than VIA does. These competitors may discover, characterize or develop important genes, drug targets or drug candidates with respect to atherosclerotic-related compounds and 5LO inhibitors before VIA does or they may obtain regulatory approvals of their drugs more rapidly than VIA does.

In addition, VIA believes that certain companies may have pre-clinical programs underway targeting atherosclerotic-related inflammation. Many of these entities have substantially greater resources, longer operating histories and greater marketing and financial resources than VIA does. They may, therefore, succeed in commercializing products before VIA that compete on the basis of efficacy, safety and price.

VIA also faces competition from other biotechnology and pharmaceutical companies focused on alternative treatments for atherosclerosis, such as anti-oxidants, antibodies against oxidized LDL and compounds to raise HDL. Any product that VIA successfully develops may compete with these other approaches and may be rendered obsolete or noncompetitive.

VIA’s competitors may obtain patent protection or other intellectual property rights that could limit VIA’s rights to use its technologies or databases, or commercialize its products. In addition, VIA faces, and will continue to face, intense competition from other companies for collaborative arrangements with biotechnology and pharmaceutical companies, for establishing relationships with academic and research institutions and for licenses to proprietary technology.

VIA’s ability to compete successfully will depend, in part, on its ability to: develop proprietary products; develop and maintain products that reach the market first, and are technologically superior to and more cost effective than other products on the market; obtain patent or other proprietary protection for its products and technologies; attract and retain scientific and product development personnel; obtain required regulatory approvals; and manufacture, market and sell products that VIA develops. Developments by third parties may render VIA’s product candidates obsolete or noncompetitive. These competitors, either alone or in collaboration, may succeed in developing technologies or products that are more effective than those developed by VIA.

Governmental Regulation

VIA plans to develop prescription-only drugs for the foreseeable future. Prescription drug products are subject to extensive pre- and post-market regulation by the FDA, including regulations that govern the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, advertising and promotion of such products under the Federal Food Drug and Cosmetic Act, or FDCA, and its implementing regulations, and by comparable agencies and laws in foreign jurisdictions. The European Union has vested centralized authority in the European Medicines Evaluation Agency and Committee on Proprietary Medicinal Products to standardize review and approval across EU member nations. Failure to comply with applicable FDA, EU or other requirements may result in civil or criminal penalties, recall or seizure of products, partial or total suspension of production or withdrawal of the product from the market.

FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug, can be marketed in the United States. All applications for FDA approval must contain, among other things, information relating to pharmaceutical formulation, stability, manufacturing, processing, packaging, labeling, and quality control.

New Drug Application (NDA)

Approval by the FDA of a new drug application is generally required before a drug may be marketed in the United States. This process generally involves:

•	completion of preclinical laboratory and animal testing in compliance with the FDA’s good laboratory practice, or GLP, regulations;

•	submission to the FDA of an investigational new drug application, or IND, for human clinical testing which must become effective before human clinical trials may begin;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug product for each intended use;

•	satisfactory completion of an FDA pre-approval inspection of the facility or facilities at which the product is produced to assess compliance with the FDA’s current cGMP guidelines; and

•	submission to, and approval by, the FDA of an NDA.

The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and VIA cannot be certain that the FDA will grant any approvals for its product candidates on a timely basis, if at all.

Preclinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals. The results of preclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. VIA’s submission of an IND may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center and it must monitor the study until completed. The FDA, the IRB, or the sponsor (i.e, VIA) may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive GCP, or Good Clinical Practice requirements, including regulations for informed consent.

VIA is also subject to various laws and regulations regarding laboratory practices and the experimental use of animals in connection with its research. In these areas, as elsewhere, the FDA has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals, any one or more of which could have a material adverse effect on VIA.

For purposes of an NDA submission and approval, human clinical trials are typically conducted in the following three sequential phases, which may overlap:

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Phase I: Studies are initially conducted in a limited population to test the product candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in patients, such as cancer patients.

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Phase II: Studies are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to evaluate the efficacy of the product for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials. In some cases, a sponsor may decide to run what is referred to as a “Phase IIb” evaluation, which is a second, confirmatory Phase II trial that could, if positive and accepted by the FDA, serve as a pivotal trial in the approval of a product candidate.

•

Phase III: These are commonly referred to as pivotal studies. When Phase II evaluations demonstrate that a dose range of the product may be effective and has an acceptable safety profile, Phase III trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically-dispersed clinical trial sites.

•

Phase IV: In some cases, the FDA may condition approval of an NDA for a product candidate on the sponsor’s agreement to conduct additional post-approval clinical trials to further assess the drug’s safety and effectiveness after NDA approval and commercialization. Such post approval trials are typically referred to as Phase IV studies.

Clinical trials, including the adequate and well-controlled clinical investigations conducted in Phase III, are designed and conducted in a variety of ways. Phase III studies are often randomized, placebo-controlled and double-blinded. A “placebo-controlled” trial is one in which one group of patients, referred to as an “arm” of the trial, receives the drug being tested while another group receives a placebo, which is a substance known not to have pharmacologic or therapeutic activity. In a “double-blind” study, neither the researcher nor the patient knows which arm of the trial is receiving the drug or the placebo. “Randomized” means that upon enrollment patients are placed into one arm or the other at random by computer. Other controls also may be used by which the test drug is evaluated against a comparator. For example, “parallel control” trials generally involve studying a patient population that is not exposed to the study medication (i.e., is either on placebo or standard treatment protocols). In such studies experimental subjects and control subjects are assigned to groups upon admission to the study and remain in those groups for the duration of the study. Not all studies are highly controlled. An “open label” study is one where the researcher and the patient know that the patient is receiving the drug. A trial is said to be “pivotal” if it is designed to meet statistical criteria with respect to pre-determined “endpoints,” or clinical objectives, that the sponsor believes, based usually on its interactions with the relevant regulatory authority, will be sufficient to demonstrate safety and effectiveness meeting regulatory approval standards. In most cases, two “pivotal” clinical trials are necessary for approval.

The results of product development, preclinical studies and clinical trials are submitted to the FDA as part of an NDA. NDAs must also contain extensive manufacturing information. Once the submission has been accepted for filing, by law the FDA has 180 days to review the application and respond to the applicant. In 1992, under the Prescription Drug User Fee Act, or PDUFA, the FDA agreed to specific goals for improving the drug review time and created a two-tiered system of review times—Standard Review and Priority Review. Standard Review is applied to a drug that offers at most, only minor improvement over existing marketed therapies. The 2002 amendments to PDUFA set a goal that a Standard Review of an NDA be accomplished within ten months. A Priority Review designation is given to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. A Priority Review means that the time it takes the FDA to review an NDA is reduced such that the goal for completing a Priority Review initial review cycle is six months. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The FDA may deny approval of an NDA if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or an additional pivotal Phase III clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and FDA may interpret data differently than VIA does. Once issued, the FDA may withdraw product approval if ongoing regulatory requirements are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing, including Phase IV studies, and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these postmarketing programs. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label. Further, if there are any modifications to the drug, including changes in indications, labeling, or manufacturing processes or facilities, VIA may be required to submit and obtain FDA approval of a new or supplemental NDA, which may require VIA to develop additional data or conduct additional preclinical studies and clinical trials.

The FDA has expanded its expedited review process in recognition that certain severe or life-threatening diseases and disorders have only limited treatment options. Fast track designation expedites the development process, but places greater responsibility on a drug company during Phase IV clinical trials. The drug company may request fast track designation for one or more indications at any time during the IND process, and FDA must respond within 60 days. Fast track designation allows the drug company to develop product candidates faster based on the ability to request an accelerated approval of the NDA. For accelerated approval the clinical effectiveness is based on a surrogate endpoint in a smaller number of patients. In addition, the drug company may request priority review at the time of the NDA submission. If FDA accepts the NDA submission as a priority review, the time for review is reduced from one year to six months. VIA plans to request fast track designation and/or priority review, as appropriate, for its product candidates.

PDUFA, which has been reauthorized twice and is likely to be reauthorized again before VIA’s submission of an NDA, requires the payment of user fees with the submission of NDAs. These application fees are substantial ($896,200 in the FDA’s Fiscal Year 2007) and will likely increase in future years. If VIA obtains FDA approval for its product candidates, it could obtain five years of Hatch-Waxman marketing exclusivity for product candidates containing no active ingredient (including any ester or salt of the active ingredient) previously approved by the FDA. Under this form of exclusivity, third parties would be precluded from submitting a drug application which refers to the previously approved drug and for which the safety and effectiveness investigations relied upon by the new applicant were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use for a period of five years. This form of exclusivity does not block acceptance and review of stand-alone NDAs supported entirely by data developed by the applicant or to which the applicant has a right of reference.

VIA and its contract manufacturers are required to comply with applicable cGMP guidelines. cGMP guidelines require among other things, quality control, and quality assurance as well as the corresponding maintenance of records and documentation. The manufacturing facilities for VIA’s products must demonstrate that they meet GMP guidelines to the satisfaction of the FDA pursuant to a pre-approval inspection before they can manufacture products. VIA and its third-party manufacturers are also subject to periodic inspections of facilities by the FDA and other authorities, including procedures and operations used in the testing and manufacture of its products to assess its compliance with applicable regulations.

Failure to comply with statutory and regulatory requirements subjects a manufacturer to possible legal or regulatory action, including warning letters, the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations, and civil and criminal penalties. Adverse experiences with the product must be reported to the FDA and could result in the imposition of market restriction through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

Other Regulatory Requirements

Following approval of a drug candidate, the FDA imposes a number of complex regulations on entities that advertise and promote pharmaceuticals, which include, among others, standards for direct-to-consumer advertising, prohibitions on off-label promotion, and restrictions on industry-sponsored scientific and educational activities, and promotional activities involving the internet. The FDA has very broad enforcement authority under the FDCA, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing entities to correct deviations from FDA standards, a requirement that future advertising and promotional materials be pre-cleared by the FDA, and state and federal civil and criminal investigations and prosecutions.

Any products VIA manufactures or distributes under FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Safety issues uncovered by such reporting may result in it having to recall approved products or FDA withdrawing its approval for such products, which could have a material adverse effect on VIA. Failure to make such reports as required by FDA may result in fines and civil penalties, suspension of approvals, the seizure or recall of products, and the withdrawal of approvals, any one or more of which could have a material adverse effect on VIA.

Outside the United States, VIA’s ability to market a product is contingent upon receiving marketing authorization from the appropriate regulatory authorities. The requirements governing marketing authorization, pricing and reimbursement vary widely from jurisdiction to jurisdiction. At present, foreign marketing authorizations are applied for at a national level, although within the EU registration procedures are available to companies wishing to market a product in more than one EU member state. The regulatory authority generally will grant marketing authorization if it is satisfied that VIA has presented it with adequate evidence of safety, quality and efficacy.

Research and Development

VIA’s research and development expenses in 2006, 2005 and 2004 were $5.7 million, $6.3 million and $0.3 million, respectively. VIA plans to increase its research and development expenses as it continues to invest in its clinical programs and works to identify additional compounds of interest in its clinical pipeline. VIA plans to focus its near-term research and development efforts on the continued development of the products in its current development pipeline, which include VIA-2291 and the Neuro3D Compounds and other potential preclinical or clinical compounds that it may consider acquiring or licensing.

Employees

As of February 28, 2007, VIA had 15 full-time employees, including seven in research and development. Of these employees, four have Ph.D.s, three have M.D.s and two have Masters degrees. VIA believes that its employee relations are good.

Advisors

VIA has established a scientific advisory board, a drug assessment board and a clinical advisory board to provide guidance and counsel on aspects of VIA’s business. These three boards convene as a group approximately once a year and individual members are contacted as required. Members of the three boards provide input on product research and development strategy, assist in targeting future pathways of interest, provide industry perspectives and background and assist in education and publication plans.

VIA’s advisors are as follows:

Scientific Advisors

Each of the scientific advisors has a particular area of scientific expertise with respect to inflammation and is responsible for advising VIA’s executives on scientific issues related to potential compounds.

Name	Specialty	Employment/Current Positions
Israel Charo, M.D., Ph.D.	Inflammatory pathways in atherosclerosis, chemokines	Associate Director, Gladstone Institute of Cardiovascular Disease, University of California, San Francisco

Marco Conti, M.D.	Phosphodiesterase biology and pharmacology	Professor Obstetrics & Gynecology, Stanford Medical School

Colin Funk, Ph.D.	Leukotrienes and lipoxygenase in inflammation and atherosclerosis	Professor, Department of Pharmacology, Queens University, Canada

Christopher Glass, M.D., Ph.D.	Regulation of macrophage gene expression, including macrophage-specific genes involved in atherosclerosis	Professor, Cellular and Molecular Medicine, University of California, San Diego

Garret FitzGerald, M.D.	Cardiovascular pharmacology, molecular mechanisms of atherosclerosis	Chairman Pharmacology, University of Pennsylvania

Tod Klingler, Ph.D.	Bioinformatics, genomic analysis and computational biology	VP Information Sciences, XDx, Inc.

Drug Advisors

Each of the drug advisors was a former vice president (or more senior executive) at a large pharmaceutical company. They are responsible for evaluating the potential of each drug VIA identifies.

Name	Specialty	Background
Saul Cherkofsky, Ph.D., CMC	Product Development	Former Executive Director, Pharmaceuticals, DuPont Merck

Alex Giaquinto, Ph.D.	Regulatory	Former Senior VP Worldwide Director of Regulatory Affairs, Schering-Plough

Felix de la Iglesia, M.D.	Toxicology, Product Development	Former VP Worldwide Pre-Clinical Safety, Warner Lambert

Peter Myers, Ph.D.	Chemistry, Product Development	Former VP Chemistry Research, Glaxo

Leonard Post, Ph.D.	Discovery, Research & Development	Former VP Discovery, Parke-Davis

Clinical Advisors

Each of the clinical advisors has prior experience with clinical trials. They are responsible for advising VIA with respect to its clinical trials.

Name	Specialty	Employment/Current Positions
Marc Pfeffer, M.D.	Pathophysiology and clinical management of progressive cardiac dysfunction following heart attack or hypertension	Professor, Department of Medicine, Harvard Medical School
Jean-Claude Tardif, M.D.	Therapies to stop progression or induce regression of atherosclerosis	Director, Research Center, Montreal Heart Institute

Available Information

VIA’s internet website is located at http://www.viapharmaceuticals.com. The reference to VIA’s website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this document.

Executive Officers and Directors of VIA

Set forth below are the names and certain information with respect to each of VIA’s current directors and executive officers:

Name	Age	Position
Lawrence K. Cohen	53	President, Chief Executive Officer and Director
James G. Stewart	54	Senior Vice President, Chief Financial Officer and Secretary
Adeoye Olukotun	62	Chief Medical Officer
Douglass B. Given	54	Chairman of the Board of Directors
Fred B. Craves	61	Director

Lawrence K. Cohen, Ph.D., has served as President, Chief Executive Officer and a director of VIA since VIA’s formation in 2004. Previously, he was the Chief Executive Officer of Zyomyx, Inc., a privately-held biotechnology company focused on protein chip technologies. Dr. Cohen joined Zyomyx in 1999 as Chief Operating Officer, where he was responsible for all internal activities, including research and development, business development, financing and operations. Dr. Cohen received a Ph.D. in Microbiology from the University of Illinois and completed his postdoctoral work in Molecular Biology at the Dana-Farber Cancer Institute and the Department of Biological Chemistry at Harvard Medical School.

James G. Stewart has served as Senior Vice President, Chief Financial Officer and Secretary of VIA since November 2006. Since 1988, Mr. Stewart has held a number of senior financial and operating roles with privately-held, venture backed companies in a number of industries, including telecommunications, corporate ethics and governance, semiconductor equipment and wireless sensors. From April 2005 to August 2006, Mr. Stewart served as Senior Vice President, Chief Financial Officer at Advanced Cell Technology, a public biotechnology company focused on stem cell derived products. From August 2004 to March 2005, Mr. Stewart served as Chief Financial Officer and Executive Vice President Administrator at LRN, a private venture capital-backed company focused on corporate governance matters. From April 2002 to July 2004, he served as Chief Financial Officer of SS8 Networks, Inc., a private venture capital-backed telecommunications company. From March 2001 to March 2002, Mr. Stewart served as Chief Financial Officer of Graviton, Inc., a private venture capital-backed technology company. From February 1999 to March 2001, Mr. Stewart served as Chief Financial Officer at Ventro Corporation, a public business-to-business marketplace company, where he was responsible for raising significant capital in the Company’s initial public offering and subsequent debt offering. From June 1995 to February 1999 Mr. Stewart served as Chief Financial Officer of CN Biosciences, Inc., a public life sciences company where he was responsible for the Company’s initial public offering and management of finance and other operating responsibilities culminating in the successful sale of the business to Merck KgaA Darmstadt. Prior to CN Biosciences, Mr. Stewart held key finance and operating responsibilities at two other companies after leaving Ernst & Young (formerly Arthur Young & Co.) where he ultimately served as an audit partner after 13 years with the firm. Mr. Stewart holds a B.A. from the University of Southern California.

Adeoye Olukotun, M.D., M.P.H., F.A.C.C., has served as Chief Medical Officer of VIA since VIA’s formation in 2004. Dr. Olukotun is a board-certified cardiologist and has more than 25 years of experience in clinical research and drug development in the pharmaceutical industry. Dr. Olukotun has been instrumental in the submission of more than 14 New Drug Applications, Premarket Authorization Applications, and 510k Applications. Dr. Olukotun also played leading roles in the SAVE study involving captopril (Capoten®) and the WOSCOPS, LIPID and CARE studies of pravastatin (Pravachol®). He has published more than 40 articles in peer-reviewed scientific journals. Before joining VIA, Dr. Olukotun founded CR Strategies, LLC, a clinical research and development consulting firm in Princeton, New Jersey, and served as its Chief Executive Officer from 2000 to 2003. He also was Chief Medical Officer of Esperion Therapeutics, Inc., a cardiovascular drug development company, until its acquisition by Pfizer in 2004. Dr. Olukotun received his M.D. from Albert Einstein College of Medicine and obtained a M.P.H. from Harvard University School of Public Health. He is a Fellow of the American College of Cardiology.

Fred B. Craves, Ph.D., has served as a director of VIA since January 2005. Dr. Craves is the founder and Managing Director of Bay City Capital, a manager of investment funds in the life sciences industry, and serves as a member of the board of directors and Chairman of the executive committee. Before founding Bay City Capital, he spent over 20 years leading and managing biotechnology and pharmaceutical companies. Previously, he was Executive Vice President of Schering Berlin, a pharmaceutical company, and Chief Executive Officer and President of Berlex Biosciences, a research, development and manufacturing organization. He founded Burrill & Craves, a merchant bank focused on biotechnology and emerging pharmaceutical companies. He was also the founding Chairman of the Board and Chief Executive Officer of Codon and co-founder of Creative Biomolecules, both biotechnology companies. Dr. Craves is a member of the board of directors of Poniard Pharmaceuticals, a biopharmaceutical company focused on oncology, and is Vice Chairman of Reliant Pharmaceuticals, a pharmaceutical company. He also serves as a member of The J. David Gladstone Institutes’ Advisory Council and is a member of the Board of Trustees of Loyola Marymount University in Los Angeles. Dr. Craves earned a B.S. in Biology from Georgetown University and a Ph.D. in Pharmacology and Toxicology from the University of California, San Francisco.

Douglass B. Given, M.D., Ph.D., M.B.A., has served as the Chairman of VIA’s Board since its formation in 2004. Dr. Given is a partner at Bay City Capital LLC, a manager of investment funds in the life sciences industry, which was founded in June 1997. From July 2001 to June 2003, Dr. Given served as the Chief Executive Officer and director of NeoRx Corporation, a drug development company. Dr. Given was Corporate Senior Vice President and Chief Technology Officer of Mallinckrodt, Inc. from August 1999 to October 2000. Dr. Given serves on advisory boards to the University of Chicago for Biological Sciences, the University of Chicago Pritzker School of Medicine and Johns Hopkins Bloomberg School of Public Health. Dr. Given is the Chairman of Vivaldi Biosciences, an anti-viral and vaccine development company. He is a director of several biopharmaceutical companies, including Sembiosys Genetics and Aksys, Ltd. Dr. Given earned an M.D. and Ph.D. from the University of Chicago and an M.B.A. from the Wharton School, University of Pennsylvania. He was a fellow in Internal Medicine and Infectious Diseases at Harvard Medical School and Massachusetts General Hospital.

VIA’S REASONS FOR THE MERGER

The following discussion of VIA’s reasons for the merger contains a number of forward-looking statements that reflect the current views of VIA with respect to future events that may have an effect on the company’s future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

At its meeting on February 2, 2007, following detailed presentations by VIA’s management and discussions with outside advisors, the members of VIA’s board of directors attending the meeting in person and by telephone unanimously approved the merger agreement with Corautus and declared its advisability. In the course of making its decision to approve the merger agreement, the VIA Board consulted with VIA’s management, as well as its outside legal counsel and its financial advisors. The VIA Board considered, among other things, the following material factors at its February 2, 2007 meeting and certain prior meetings referred to in the section entitled “Background of the Merger.”

In the course of reaching its decision to approve the merger agreement, the VIA Board considered the following factors as generally supporting its decision:

•

its understanding of VIA’s business, operations, financial condition, earnings and prospects on a stand-alone basis and forecasted combined basis; including the availability and cost of additional capital to finance its businesses and development of its products;

•

its understanding of the current and prospective business environment in which VIA operates, including applicable economic conditions, the competitive and regulatory environment for biotechnology and pharmaceutical development service providers generally, the technological trends in the biotechnology and pharmaceutical development industry, and the likely effect of these factors on the combined company or, in the alternative, on VIA on a stand-alone basis; the VIA Board considered in particular that the competitive nature of the biotechnology and pharmaceutical development industry made it more likely that VIA’s prospects for growth would be enhanced if its business was well capitalized;

•

its understanding of Corautus’ business, operations, financial condition (including net cash on hand), earnings and prospects on a stand-alone basis, in light of relevant factors, including the decision of Corautus to wind down its business operations related to the GENASIS trial and VEGF-2;

•	VIA’s need for capital to fund its clinical trials, and the available cash obtained through a combination with Corautus that would satisfy a portion of that need;

•	the expected ownership by the current holders of VIA’s equity securities in the combined company;

•

the terms and conditions of the merger agreement, including the nature of the parties’ representations, warranties, covenants and agreements; in particular, the VIA Board believed, after reviewing the merger agreement with its legal advisors, that the merger agreement offered VIA reasonable assurances as to the likelihood of completion of the merger, did not contain unusual conditions or other provisions, and did not impose unreasonable burdens on VIA, including the circumstances under which the merger agreement could be terminated and the impact of such a termination;

•

the proposed board and management arrangements of the combined company, under which the current executives officers of VIA will become the executive officers of the combined company and combined company’s board will consist of seven directors, three of whom are current directors of VIA, one of whom is a current director of Corautus and three of whom will be designated by VIA;

•

historical information concerning VIA’s business, financial condition, results of operations, earnings, technology positions, management, competitive position and prospects on a stand-alone basis and forecasted combined basis;

•	the relative exchange ratio provided in the merger agreement for the holders of VIA common stock and VIA Series A Preferred Stock;

•

current financial market conditions, including relative valuations of pharmaceutical development companies and credit market considerations, which were generally perceived as favorable in the context of this acquisition;

•	the impact of the merger on the employees of VIA, which was generally anticipated to be positive because of the broader opportunities that would be available to the employees;

•

the increased liquidity and ability to raise additional capital from the exchange of securities of a private company for publicly traded securities of Corautus, including the historical trading volume and prices of Corautus common stock and the fact that Corautus common stock is listed on the NASDAQ Capital Market, even though there are risks to maintaining the NASDAQ listing;

•	the opportunity for VIA stockholders to participate in the long-term value of VIA’s product candidate development programs through the ownership of common stock in a public company;

•

the lack of material regulatory consents required to consummate the merger and the belief of VIA’s management that the merger would otherwise be consummated in accordance with the terms of the merger agreement;

•

the expectation that the merger would qualify as a reorganization for U.S. federal income tax purposes and that, as a result, the exchange of VIA common and preferred stock for Corautus common stock in the merger would be tax-free to holders of VIA common and preferred stock;

•	reports from management and its advisors as to the results of their due diligence investigation of Corautus; and

•	the expectation that the merger could be completed within a reasonable time frame.

The VIA Board also considered a number of potentially negative factors in its deliberations concerning the merger agreement, including:

•

the risk that, because the exchange ratio under the merger agreement would be adjusted for changes in the net cash of Corautus, the per share value of the consideration to be paid to the current holders of VIA’s equity securities at closing could be significantly less than the per share value of the consideration if the closing occurred on the date of signing the merger agreement;

•

Corautus’ existing capitalization structure, including preferred stock with significant liquidation preferences, that may continue to remain outstanding after the merger and could affect the combined company’s future financing activities;

•	the difficulties and management challenges inherent in completing the merger and the substantial expenses to be incurred in connection with the merger;

•

the risk that Corautus’ costs related to the winding up of the GENASIS trial and in concluding this transaction may not meet VIA’s expectations and therefore the combined company may have less cash available at closing than expected;

•	the risk that the merger might not be consummated and the possible adverse implications for VIA’s business, operations, investors relations and employee morale under such circumstances;

•	the risk that the combined company will not meet new or existing NASDAQ Capital Market listing requirements at and after the closing of the merger or otherwise be able to maintain listing on NASDAQ;

•	the possibility that the effort required to consummate the merger might adversely affect the ability of VIA to meet its existing business performance targets;

•	the restrictions on VIA’s ability to pursue alternatives to the merger; and

•	certain of the risks described under “Risk Factors” beginning on page 15.

The VIA Board also reviewed Corautus’ SEC filings, numerous publicly available third party analyses and newspaper articles regarding the pharmaceutical development industry in general and Corautus’ business prospects and financial condition in particular.

The VIA Board considered the fact that Corautus’ net cash is subject to adjustment prior to the closing of the merger and that the terms of the merger agreement include termination rights triggered in the event Corautus’ net cash falls below $11.0 million. The VIA Board determined that this structure was appropriate and the risk acceptable in view of: the relative intrinsic values and financial performance of VIA and Corautus and the percentage of the combined company to be owned by former holders of VIA common stock; the inclusion in the merger agreement of other structural protections such as the ability to terminate the merger agreement in the event of a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Corautus; and VIA’s ability, under the limited circumstances specified in the merger agreement, to consider and participate in discussions and negotiations with respect to alternative proposals.

The foregoing discussion of the information and factors that the VIA Board considered is not intended to be exhaustive, but is meant to include the material factors that the VIA Board considered. In view of the complexity and wide variety of factors, both positive and negative, that the VIA Board considered, the VIA Board did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. In addition, individual members of the VIA Board may have given different weights to different factors.

In considering the various factors, individual members of the VIA Board considered all of these factors as a whole, and concluded that, on balance, the positive factors outweighed the negative factors and that they supported a determination to approve the merger agreement and declare its advisability.

MARKET PRICE OF AND DIVIDENDS ON THE VIA COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

VIA is a private company and its common stock and preferred stock are not publicly traded. As of February 28, 2007, VIA had 20 stockholders of record of its common stock and six stockholders of record of its preferred stock. For detailed information regarding the beneficial ownership of certain stockholders of the combined company upon consummation of the merger, see the section entitled “Pro Forma Security Ownership of Combined Company after the Merger” in this proxy statement.

VIA has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future.

SELECTED HISTORICAL FINANCIAL DATA OF VIA PHARMACEUTICALS, INC.

The selected historical financial data as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2006 and 2005, and for the periods from June 14, 2004 (date of inception) to December 31, 2004 and from June 14, 2004 (date of inception) to December 31, 2006, are derived from the audited consolidated financial statements of VIA, included in this proxy statement. The financial data should be read in conjunction with “VIA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and VIA’s financial statements and related notes appearing elsewhere in this proxy statement. The historical results are not necessarily indicative of results to be expected in any future period.

	Year ended December 31,			Period From June 14, 2004 (date of inception) to December 31, 2004		Period From June 14, 2004 (date of inception) to December 31, 2006
	2006	2005
Statement of Operations Data:

REVENUES:
Revenues	$—	$		$		$
Cost of revenues	—		—		—		—

Net service revenues	—		—		—		—

OPERATING COSTS AND EXPENSES:
Research and development	5,716,222		6,335,350		327,627		12,379,199
General and administration	2,507,196		2,116,660		709,524		5,333,380

Total operating costs and expenses	8,223,418		8,452,010		1,037,151		17,712,579

OPERATING LOSS	(8,223,418)		(8,452,010)		(1,037,151)		(17,712,579)

OTHER INCOME (EXPENSE)
Interest income	96,668		36,558		3,571		136,797
Interest expense	(498,758)		(388,768)		(51,344)		(938,870)
Other income (expense)	(1,379)		—		—		(1,379)

Total other income (expense)	(403,469)		(352,210)		(47,773)		(803,452)

NET LOSS	$(8,626,887)		$(8,804,220)		$(1,084,924)		$(18,516,031)

Basic and diluted net loss per share	$(7.36)		$(8.04)		$(3.25)

Weighted average shares outstanding	1,171,511		1,095,040		334,239

	As of December 31,
	2006	2005	2004
Consolidated Balance Sheet Data
Cash and Cash Equivalents	$3,337,360	$442,867	$1,119,575
Working capital	(6,145,031)	(10,009,104)	(1,064,262)
Total assets	3,726,420	686,856	1,131,400
Capital lease obligations - non-current	2,051	4,946	—
Long-term obligations	6,827	4,946	25,000
Accumulated deficit	(18,516,031)	(9,889,144)	(1,084,924)
Total stockholders’ deficit	(5,873,905)	(9,879,471)	(1,082,239)

Additional Financial Information of

VIA Pharmaceuticals, Inc.

Prospective Financial Information

VIA Pharmaceuticals, Inc. does not as a matter of course make public projections as to future sales, earnings, or other results. However, VIA’s management prepared the prospective financial information set forth below to present its 2007 operating budget, which was prepared by VIA management in January 2007. In connection with Corautus’ due diligence of VIA, VIA provided the 2007 operating budget to Corautus. VIA’s 2007 operating budget was also provided to Corautus’ financial advisor, Morgan Keegan & Company, Inc. The 2007 operating budget represented management’s best estimate at the time it was prepared of VIA’s projected operating results for fiscal 2007, subject to key assumptions described below, and was prepared solely for VIA’s internal planning purposes.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the Securities and Exchange Commission, Generally Accepted Accounting Principles or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of VIA’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of VIA’s management’s knowledge and belief, the expected course of action and expected future financial performance of VIA. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. The financial projections are included below solely for the purpose of giving Corautus’ stockholders access to the same non-public information that was provided to Corautus’ board of directors and Morgan Keegan.

Neither Deloitte & Touche LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of VIA or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

In developing the projections, VIA’s management made several key assumptions, including continued progress with the VIA-2291 Phase II clinical trials, VIA’s ability to attract and retain personnel, continued good relations with regulatory authorities and excluding consideration of events outside of the normal course of business, including merger and acquisition activity. The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by VIA’s management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause VIA’s actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in VIA’s business, financial condition or results of operations. Accordingly, the prospective results may not be indicative of VIA’s future performance and actual results may differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

VIA does not generally publish business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, neither VIA nor the combined company intends to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, VIA does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

Prospective Financial Statement Data

Prospective financial statement data for the fiscal year ended December 31, 2007 is set forth below. The projections should be read together with the information contained in the “Selected Historical Financial Data of VIA Pharmaceuticals, Inc.” set forth on page 108 of this proxy statement.

(in thousands)

2007
Revenue	—
Total Operating Expenses	$19,826

Net Loss	$(18,956)

VIA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of VIA’s financial condition and results of operations should be read in conjunction with “Selected Historical Financial Data” and VIA’s financial statements and related notes appearing elsewhere in this proxy statement. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. VIA’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this proxy statement.

Overview

Background

VIA Pharmaceuticals, Inc. (“VIA”), incorporated in Delaware in June 2004 and headquartered in San Francisco, California, is a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease. Specifically, VIA’s approach to the treatment of cardiovascular disease involves targeting inflammation in the blood vessel wall, which is an underlying cause of atherosclerosis and its complications. Atherosclerosis, depending on its severity and the location of the artery it affects, may result in major adverse cardiovascular events, such as heart attack and stroke. During 2005, the Company in-licensed a small molecule compound, VIA-2291, and during 2006 VIA initiated two Phase II clinical trials of VIA-2291 as oral therapies for the treatment of patients undergoing a carotid endarterectomy, or CEA, and patients at risk for acute coronary syndrome, or ACS.

VIA has incurred losses since inception as it has devoted substantially all of its resources to research and development, including early-stage clinical trials. As of December 31, 2006, VIA’s accumulated deficit was approximately $18.5 million. VIA expects to incur substantial and increasing losses for the next several years as it continues to expend substantial resources seeking to successfully research, develop, manufacture, obtain regulatory approval for, market and sell product candidates.

VIA has not generated any revenues to date, and does not expect to generate any revenues from licensing, achievement of milestones or product sales until it is able to commercialize product candidates or execute a collaboration agreement. VIA cannot estimate the actual amounts necessary to successfully complete the successful development and commercialization of its product candidates or whether, or when, it may achieve profitability.

VIA believes that its available cash and cash equivalents at December 31, 2006, without giving effect to the consummation of the merger, will not provide sufficient funds to enable it to meet its ongoing working capital requirements through December 31, 2007. If the merger is not consummated and VIA is unable to raise additional funds prior to that date, it may not have funds sufficient to allow it to continue in operational existence and to meet its obligations beyond December 31, 2007. VIA’s ability to continue as a going concern beyond 2007 is dependent on its ability to access further cash resources through:

•	The consummation of the merger, from which VIA would have access to Corautus’s net cash of an estimated approximately $11.25 million.

•

If the merger is not consummated, VIA would be dependent on accessing additional capital necessary to fund its operations beyond December 31, 2007 through public or private equity offerings, debt financings, and/or collaborative and licensing arrangements. However, additional funds or other third-party arrangements may not be available in the near term or on terms that are acceptable to VIA, if at all.

•

Even if the merger with Corautus is consummated, the combined company will need to raise substantial additional capital shortly after the consummation of the merger to continue its discovery, development and commercialization activities. VIA believes that its cash on hand plus Corautus’ net cash at closing will not be sufficient to meet cash requirements beyond December 31, 2007. VIA plans to retain the development and commercialization rights to its product candidates, including VIA-2291, until the completion of Phase II clinical trials, which will require substantial expenditures.

VIA cannot its investors that the proposed merger with Corautus will be completed or that VIA’s efforts to raise additional private or public funding will be successful. If adequate funds are not available in the near term, VIA may be required to:

•	Terminate or delay clinical trials or studies of VIA-2291.

•	Terminate or delay the preclinical development of one or more of its other preclinical candidates.

•	Curtail its discovery programs that are designed to identify molecular targets and small molecules for treating cardiovascular disease.

•	Relinquish rights to product candidates, development programs, or discovery development programs that it may otherwise seek to develop or commercialize on its own.

Revenue

VIA has not generated any revenues to date and does not expect to generate any revenues from licensing, achievement of milestones or product sales until VIA is able to commercialize product candidates or execute a collaboration arrangement.

Research and Development Expenses

Since inception, VIA has focused on the development of compounds for the treatment of cardiovascular disease. VIA currently has one compound, VIA-2291, in separate phase II clinical trials in the United States and Europe.

Research and development expense represented 70%, 75%, and 32% of VIA’s total operating expenses for the years ended December 31, 2006 and 2005, for the period from June 14, 2004 (date of inception) through December 31, 2004. VIA expenses research and development costs as incurred. Research and development expense consists of expenses incurred in identifying, in-licensing, researching, developing and testing product candidates. These expenses primarily consist of the following:

•	Compensation of personnel associated with research and development activities, including consultants and contract research organizations;

•	In-Licensing fees;

•	Laboratory supplies and materials;

•	Costs associated with the manufacture of product candidates for preclinical testing and clinical studies;

•	Preclinical costs, including toxicology and carcinogenicity studies;

•	Fees paid to professional service providers for independent monitoring and analysis of VIA’s clinical trials;

•	Depreciation of equipment; and

•	Allocated costs of facilities and infrastructure.

The following reflects the breakdown of VIA’s research and development expenses generated internally versus externally for the years ended December 31, 2006 and 2005, and for the periods from inception (June 14, 2004) through December 31, 2004 and 2006:

	Year ending December 31, 2006	Year ending December 31, 2005	Period from inception (June 14, 2004) thru December 31, 2004	Period from inception (June 14, 2004) thru December 31, 2006
Externally generated research and development expense	$3,843,480	$5,563,376	$215,543	$9,622,399
Internally generated research and development expense	1,872,742	771,974	112,084	2,756,800

Total research and development expense	$5,716,222	$6,335,350	$327,627	$12,379,199

Externally generated research and development expenses consist primarily of the following:

	Year ending December 31, 2006	Year ending December 31, 2005	Period from inception (June 14, 2004) thru December 31, 2004	Period from inception (June 14, 2004) thru December 31, 2006
Externally generated research and development expense:
In-licensing expenses	$—	$3,000,000	$—	$3,000,000
CRO expenses	1,208,986	—	—	$1,208,986
Consulting expenses	1,398,507	1,290,663	185,881	2,875,051
Other	1,235,987	1,272,713	29,662	2,538,362

Total	$3,843,480	$5,563,376	$215,543	$9,622,399

Internally generated research and development expenses consist primarily of the following:

	Year ending December 31, 2006	Year ending December 31, 2005	Period from inception (June 14, 2004) thru December 31, 2004	Period from inception (June 14, 2004) thru December 31, 2006
Internally generated research and development expense:
Payroll and payroll related	$1,302,356	$666,835	$78,667	$2,047,858
Stock-based compensation	247,966	—	—	247,966
Travel and entertainment expenses	282,550	105,139	31,817	419,506
Other	39,870	—	1,600	41,470

Total	$1,872,742	$771,974	$112,084	$2,756,800

Because of the risks inherent in research and development, VIA cannot reasonably estimate or know the nature, timing and estimated costs of the efforts necessary to complete the development of its programs, the anticipated completion dates of these programs, or the period in which material net cash inflows are expected to commence, if at all, from the programs described above and any potential future product candidates. Any failure by VIA or one of its partners to complete any stage of the development of any potential products in a timely manner could have a materially adverse effect on VIA’s operations, financial position and liquidity.

VIA does not segregate research and development costs by project because our research is focused exclusively on vascular inflammation in the blood vessel well, as a unitary field of study. Although VIA has a mixture of pre-clinical and clinical research and development, these areas are completely intertwined and have not yet matured to the point where they are separate and distinct projects. The intellectual property, scientists and other resources dedicated to these efforts are not separately allocated to individual projects, but rather are conducting our research on an integrated basis.

VIA expects that research and development expenses will continue to increase in the foreseeable future as we add personnel, expand our pre-clinical research, expand clinical trial activities, and continue our regulatory discussions with the FDA. The amount of these increases is difficult to predict due to the uncertainty inherent in the timing and extent of progress in our research programs, and initiation and progress of clinical trials. In addition, the results from VIA’s pre-clinical and clinical research and development activities, as well as the results of trials of similar therapeutics under development by others, will influence the number, size and duration of planned and unplanned trials. As VIA’s research efforts mature, we will continue to review the direction of our research based on an assessment of the value of possible future compounds emerging from these efforts. Based on this continuing review, VIA expects to establish discrete research programs and evaluate the cost and potential for cash inflows from commercializing products, partnering with others in the biotechnology or pharmaceutical industry, or licensing the technologies associated with these programs to third parties.

VIA believes that it is not possible at this stage to provide a meaningful estimate of the total cost to complete our ongoing projects and bring any proposed products to market. The potential use of compounds targeting vascular inflammation as a therapy is an emerging area, and it is not known what clinical trials will be required by the FDA in order to gain marketing approval. Costs to complete current or future development programs could vary substantially depending upon the projects selected for development, the number of clinical trials required and the number of patients needed for each study. It is possible that the completion of these studies could be delayed for a variety of reasons, including difficulties in enrolling patients, delays in manufacturing, incomplete or inconsistent data from the pre-clinical or clinical trials, and difficulties evaluating the trial results. Any delay in completion of a trial would increase the cost of that trial, which would harm our results of operations. Due to these uncertainties, VIA cannot reasonably estimate the size, nature nor timing of the costs to complete, or the amount or timing of the net cash inflows from our current activities. Until VIA obtains further relevant pre-clinical and clinical data, and progresses further through the FDA regulatory process, VIA will not be able to estimate our future expenses related to these programs or when, if ever, and to what extent we will receive cash inflows from resulting products. VIA’s ACS and CEA clinical trials began in 2006. As a result, VIA expects the rate of spending to increase in future periods as a result of increasing patient enrollment as the trials progress.

General and Administrative

General and administrative expense consists primarily of salaries and other related costs for personnel in executive, finance, accounting, business development, information technology and human resource functions. Other costs include facility costs not otherwise included in research and development expense and professional fees for legal and accounting services.

Following the merger, VIA anticipates increases in general and administrative expenses for investor relations and other activities associated with operating as a publicly-traded company, including costs incurred in connection with maintaining compliance with the Sarbanes-Oxley Act of 2002. These increases also will likely include the hiring of additional personnel.

Interest Income, Interest Expense and Other Expenses

Interest income consists of interest earned on cash and cash equivalents. Interest expense consists of interest due on secured convertible notes payable and capital leases. Other expenses consist of net realized and unrealized gains and losses associated with foreign currency transactions.

Results of Operations

Comparison of the years ending December 31, 2006 and 2005

The following table summarizes VIA’s results of operations with respect to the items set forth in such table for the years ended December 31, 2006 and 2005 together with the change in such items in dollars and as a percentage:

	2006	2005	$ Change	% Change
Revenue	—	—	—	—
Research and development expense	$5,716,222	$6,335,350	$(619,128)	(10%)
General and administrative expense	$2,507,196	$2,116,660	$390,536	18%
Interest income	$96,668	$36,558	$60,110	164%
Interest expense	$498,758	$388,768	$109,990	28%
Other expense	$1,379	$—	$1,379	100%

Revenue. VIA did not generate any revenues in either 2006 or 2005 and does not expect to generate any revenues from licensing, achievement of milestones or product sales until VIA is able to commercialize product candidates or execute a collaboration arrangement.

Research and Development Expense. Research and development expense decreased 10% to $5.7 million for the year ended December 31, 2006 from $6.3 million for the comparable period in 2005. The $619,128 decrease was primarily attributable to in-licensing costs of $3.0 million in 2005 for the license of VIA-2291 from Abbott Laboratories, net of 2006 VIA-2291 Phase II clinical trial expense of approximately $1.4 million; an increase of $636,000 in R&D compensation expense and an increase of $150,000 in R&D facilities and office supplies expense due to additional headcount; and $248,000 of stock-based compensation expense.

General and Administrative Expense. General and administrative expense increased 18% to $2.5 million for the year ended December 31, 2006 from $2.1 million for the comparable period in 2006. The $390,536 increase was primarily attributable to an increase of approximately $178,000 in compensation expense due to additional headcount in 2006; stock based compensation expense of $187,000 in 2006; an increase of approximately $315,000 in audit and legal fees; and an increase of approximately $54,000 in travel-related expenses. These increases were offset by a decrease of approximately $350,000 in consulting fees to $300,000 from $650,000 in 2005. The increased expense in 2006 is due VIA’s anticipation and preparation of becoming a public company in 2007; and the decrease in 2005 consulting expense is due to the hiring of full time employees in 2006 which replaced external consultants contracted in 2005.

Interest Income. Interest income increased 164% to $96,668 from $36,558 in 2005. The increase of approximately $60,000 was primarily attributable to higher average cash and cash equivalents balances in 2006.

Interest Expense. Interest expense increased 28% to $498,758 from $388,768 in 2005. The $109,990 increase was primarily attributable to $11.2 million in additional issuances of secured convertible notes in 2006.

Other Expense. Other expense increased 100% to $1,379 from $0 in 2005. The $1,379 increase was attributable to an increase to $2,785 from $0 in 2005 in realized losses on foreign exchange transactions, net of increase of $1,406 from $0 in 2005 in unrealized gains on foreign exchange transactions.

Comparison of the year ending December 31, 2005 and the period from June 14, 2004 (date of inception) through December 31, 2004

The following table summarizes VIA’s results of operations with respect to the items set forth in such table for the year ended December 31, 2005 and the period from June 14, 2004 (date of inception) through December 31, 2004 together with the change in such items in dollars and as a percentage:

	For the periods ended December 31
	Full Year 2005	From June 14 (date of inception) 2004	$ Change	% Change
Revenue	—	—	—	—
Research and development expense	$6,335,350	$327,627	$6,007,723	1834%
General and administrative expense	$2,116,660	$709,524	$1,407,136	198%
Interest income	$36,558	$3,572	$32,986	923%
Interest expense	$388,768	$51,345	$337,423	657%
Other expense	$0	$0	$0	—

Revenue. VIA did not generate any revenues in either 2005 or 2004 and does not expect to generate any revenues from licensing, achievement of milestones or product sales until VIA is able to commercialize product candidates or execute a collaboration arrangement.

Research and Development Expense. Research and development expense increased 1,834% to $6.3 million for the year ended December 31, 2005 from $327,627 for the period from June 14 through December 31, 2004. The $6.0 million increase was primarily attributable to $3.0 million in-license costs for the license of VIA-2291 from Abbott in 2005; an increase of approximately $1.2 million in pre-clinical costs to $1.2 million from $30,000 in 2004; an increase of approximately $588,000 in R&D compensation expense to $667,000 from $79,000 in 2004; and an increase in consulting expense of approximately $1.1 million to $1.3 million from $186,000 in 2004. The 2005 increase in expense is attributed to the addition of new headcount, the accelerated pre-clinical growth of the company, and the comparison of six months activity in 2004 to twelve months in 2005.

General and Administrative Expense. General and administrative expense increased 198% to $2.1 million for the year ended December 31, 2005 from $709,524 for the period from June 14 through December 31, 2004. The $1.4 million increase was primarily attributable to an increase of approximately $701,000 in compensation expense to $847,000 from $146,000 in 2004; an increase of approximately $43,000 in legal fees to $165,000 from $122,000 in 2004; an increase of approximately $82,000 in travel-related expenses to $116,000 from $34,000 in 2004; an increase of approximately $323,000 in consulting fees to $650,000 from $327,000 in 2005; and an increase of approximately $138,000 in rent and other facilities expense to $167,000 from $29,000 in 2004. The 2005 increase in expense is attributed to the addition of new general and administrative headcount, the accelerated growth of VIA, the leasing of new facilities and the comparison of six months activity in 2004 to twelve months in 2005.

Interest Income. Interest income increased 923% to $36,558 from $3,572 in 2004. The $32,986 increase was primarily attributable to higher average cash and cash equivalents balances in 2005.

Interest Expense. Interest expense increased 657% to $388,768 from $51,345 in 2004. The $337,423 increase was attributable to $6.3 million in additional issuances of secured convertible notes in 2005.

Liquidity and Capital Resources

Since its inception, VIA has financed its business primarily through a series of issuances of secured convertible notes and interest income. VIA has incurred significant losses since its inception.

VIA received $19.4 million in exchange for the issuance of secured convertible notes through December 31, 2006 to finance operations. As of December 31, 2006, $11.4 million of the secured convertible notes and $658,500 of related interest had been converted into 8,702,498 shares of Series A Convertible Preferred Stock.

VIA also received $136,798 in interest on cash and cash equivalents through December 31, 2006.

At December 31, 2006, VIA had $3.3 million in cash and cash equivalents as compared to $442,867 at December 31, 2005. The increase at December 31, 2006 was primarily due to the issuance of $11.2 million of secured convertible notes, net of net losses of $8.6 million for the year ended December 31, 2006.

At December 31, 2005, VIA had $442,867 in cash and cash equivalents as compared to $1.1 million at December 31, 2004. The decrease at December 31, 2005 was primarily due to the issuance of $6.3 million of secured convertible notes, net of net losses of $8.8 million for the year ended December 31, 2005.

At December 31, 2004, VIA had $1.1 million in cash and cash equivalents. The balance reflects the issuance of $2.0 million in secured convertible notes, net of net losses of $1.1 million for the period from June 14 , 2004 (date of inception) through December 31, 2004.

VIA used $8.2 million in net cash from operations in the year ended December 31, 2006, $6.9 million for the year ended December 31, 2005, and $798,764 for the period from June 14, 2004 (date of inception) through December 31, 2004. The increase in net cash used in operating activities from 2004 to 2005 primarily was due to an increase in net loss as a result of an increase in research and development expenses as well as general and administrative expenses. The decrease in net cash used in operating activities from 2005 to 2006 primarily was due to an decrease in net loss as a result of an overall decrease in research and develop expenses primarily resulting from the timing of the expenses related to the in-licensing of VIA-2291. VIA cannot be certain if, when or to what extent it will receive cash inflows from the commercialization of its product candidates. VIA expects its development expenses to be substantial and to increase over the next few years as it continues the advancement of its product development programs.

VIA used $146,532 in net cash from investing activities in the year ended December 31, 2006, $82,068 for the year ended December 31, 2005, and $7,661 for the period from June 14 , 2004 (date of inception) through December 31, 2004. VIA’s investment activities in these periods consisted of purchases of capital equipment.

Net cash provided from financing activities increased by $4.9 million from $6.3 million in 2005 to $11.2 million provided by financing activities in the year ended December 31, 2006. VIA’s financing activities in these periods consisted primarily of the issuance of $11.2 million in secured convertible notes in the year ended December 31, 2006 compared with the issuance of $6.3 million in secured convertible notes in the year ended December 31, 2005.

Net cash provided from financing activities increased by $4.4 million from $1.9 million in 2004 to $6.3 million provided by financing activities in the year ended December 31, 2005. VIA’s financing activities in these periods consisted primarily of the issuance of $6.3 million in secured convertible notes in the year ended December 31, 2005 compared with the issuance of $1.9 million in secured convertible notes in 2004.

As of the date of this proxy statement and assuming the merger with Corautus closes in the second quarter of 2007, Corautus anticipates having approximately $11.25 million of net cash at closing. VIA believes that its cash on hand plus Corautus’ net cash at closing will not be sufficient to meet the combined company’s cash requirements beyond December 31, 2007. VIA currently estimates that the combined company will need to raise approximately $20-$40 million in financing in 2007.

Contractual Obligation and Commitments

The following table describes VIA’s contractual obligations and commitments as of December 31, 2006:

	Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-term capital lease obligations (1)	$5,440	$3,264	$2,176	$—	$—
Operating lease obligations (2)	480,958	203,588	196,520	80,850	—
Short-term convertible notes payable and related interest	8,279,111	8,279,111	—	—	—
Stanford license (3)	880,000	10,000	50,000	70,000	750,000
Abbott license (4)	—	—	—	—	—

	$9,645,509	$8,495,963	$248,696	$150,850	$750,000

(1)	Long-term capital lease of a copier.
(2)	On September 1, 2005, VIA entered into a five-year operating lease for 1,980 square feet of office space for clinical offices in Princeton, New Jersey. On November 1, 2005, VIA entered into a three-year operating lease for 4,776 square feet of office space for the headquarters offices in San Francisco, California. Future minimum lease payments under the operating leases total $203,588, $148,010, $48,510, $48,510, and $32,340 for the years ending December 31, 2007, 2008, 2009, 2010 and 2011, respectively.
(3)	Agreement with the Board of Trustees of the Leland Stanford Junior University granting VIA exclusive worldwide rights to any all patents derived from an invention describing approaches to identify novel candidate genes implicated in the development of atherosclerosis, which represent likely targets for future novel diagnostic and therapeutic strategies in atherosclerosis. VIA, in addition to the $26,000 license fees, net of related accumulated amortization included in other long-term assets in the balance sheet, has long term fixed and determinable commitments to remit to Stanford license maintenance fees in the amount of $10,000 in 2006 and 2007 respectively, $25,000 in 2008 and 2009 respectively, $35,000 in 2010 and 2011 respectively, and $50,000 in 2012 and beyond. The license maintenance fees can be applied to future royalties VIA will pay to Stanford. VIA has agreed to make certain royalty payments to Stanford related to the issuance and sublicense of the Stanford license and payments corresponding to the achievement of certain development and regulatory milestones. The royalty rate varies from 1% to 6% of net sales depending on the type of product sold and whether VIA holds an exclusive right to the Stanford license at the time of sale. VIA is also required, under the agreement, to make milestone payments to Stanford for each VIA licensed product that uses the Stanford patent as the product reaches various development and regulatory milestones. The Stanford license becomes non-exclusive after October 17, 2011 and terminates upon the expiration of the last licensed patent. As of December 31, 2006, we are unable to determine or predict the timing and amount of any potential royally or milestone payments.
(4)	In August of 2005, VIA entered into an exclusive worldwide license agreement with Abbott Laboratories for the development and commercialization of a patented compound and related technology, formerly known as ABT-761 and subsequently renamed VIA-2291. In exchange, VIA agreed to make certain payments to Abbott including $2.0M for the grant of the license which was expensed in the year ending December 31, 2005, $1.0M for the transfer of the licensed technology expensed in the year ending December 31, 2005, and is committed to make payments of various specified amounts upon the achievement of certain development milestones and the achievement of certain worldwide sales milestones. These include $1.0M upon the first dosing of a patient in a Phase III clinical trial, $3.0M upon the acceptance of the filing of the first NDA in the US, $2.0M upon the acceptance of the first filing of an MAA in Europe, $6.0M upon regulatory approval in the US, and $4.0M upon first regulatory approval in either the UK, France, Italy, Germany or Spain, and $3.0M upon the first regulatory approval in Japan. As of December 31, 2006, we are not able to determine with any certainty that these milestones will be attained. Beyond the aforementioned milestones, VIA has also agreed to pay Abbott various sales related milestone payments based upon the volume of future sales. At December 31, 2006, VIA is also not able to determine with any certainty that these milestones will be attained.

VIA also enters into agreements with third parties to manufacture its product candidates, conduct its clinical trials and perform data collection and analysis. VIA’s payment obligations under these agreements depend upon the progress of its development programs. Therefore, VIA is unable at this time to estimate with certainty the future costs to be incurred under the agreements.

Off-Balance Sheet Arrangements

VIA has not engaged in any off-balance sheet activities.

Quantitative and Qualitative Disclosures about Market Risk

VIA’s financial instruments consisted primarily of cash and cash equivalents. These financial instruments, principally comprised of money market funds, are subject to interest rate risk and will decline in value if interest rates increase. Because of the relatively short maturities of our investments, VIA does not expect interest rate fluctuations to materially affect the aggregate value of its financial instruments.

VIA uses forward foreign exchange contracts to hedge certain operational (“cash flow”) exposures resulting from changes in foreign currency exchange rates. These forward foreign exchange contracts, carried at fair value, may have maturities ranging from one to 12 months. The maximum original duration of forward foreign exchange contracts is eight months. Such cash flow exposures result from portions of VIA’s forecasted clinical trial expenses that will be denominated in currencies other than the U.S. dollar, primarily the Euro. VIA enters into these foreign exchange contracts to hedge forecasted clinical service expenses in the normal course of business, and accordingly, the contracts are not speculative in nature. Because these derivatives are hedges related to future purchases, VIA does not expect foreign exchange rate fluctuations will materially affect its earnings.

Critical Accounting Policies

VIA’s discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires VIA to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Note 2 of the notes to VIA’s financial statements included elsewhere in this proxy statement includes a summary of VIA’s significant accounting policies and methods used in the preparation of VIA’s financial statements. On an ongoing basis, VIA’s management evaluates its estimates and judgments, including those related to accrued expenses and the fair value of its common stock. VIA’s management bases its estimates on historical experience, known trends and events, and various other factors that it believes to be reasonable under the circumstances, the results which form its basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

VIA’s management believes the following accounting policies and estimates are most critical to aid in understanding and evaluating VIA’s reported financial results.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgements that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience, facts available to date, and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the financial statements as soon as they became known. The estimates are subjected to variability in the future due to external economic factors as well as the timing and cost of future events. Based on a critical assessment of our accounting policies and the underlying judgements and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements.

Research and Development Accruals

As part of the process of preparing its financial statements, VIA is required to estimate expenses that VIA believes it has incurred, but has not yet been billed for. This process involves identifying services and activities that have been performed by third party vendors on VIA’s behalf and estimating the level to which they have been performed and the associated cost incurred for such service as of each balance sheet date in its financial statements. Examples of expenses for which VIA accrues include professional services, such as those provided by certain clinical research organizations and investigators in conjunction with clinical trials, and fees owed to contract manufacturers in conjunction with the manufacture of clinical trial materials. VIA makes these estimates based upon progress of activities related to contractual obligations and also information received from vendors.

A substantial portion of our preclinical studies and all of the Company’s clinical trials have been performed by third-party contract research organizations (“CROs”) and other vendors. For preclinical studies, the significant factors used in estimating accruals include the percentage of work completed to date and contract milestones achieved. For clinical trial expenses, the significant factors used in estimating accruals include the number of patients enrolled, duration of enrollment and percentage of work completed to date.

The Company monitors patient enrollment levels and related activities to the extent possible through internal reviews, correspondence and status meetings with CROs, and review of contractual terms. The Company’s estimates are dependent on the timeliness and accuracy of data provided by our CROs and other vendors. If we have incomplete or inaccurate data, we may either underestimate or overestimate activity levels associated with various studies or trials at a given point in time. In this event, we could record adjustments to research and development expenses in future periods when the actual activity level become known. No material adjustments to preclinical study and clinical trial expenses have been recognized to date.

Stock-based Compensation

On January 1, 2006, VIA adopted the provisions of, and accounted for stock-based compensation in accordance with SFAS No. 123—revised 2004, or SFAS 123R, Share-Based Payment which replaced Statement of Financial Accounting Standards No. 123, or SFAS 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Board, or APB, Opinion No. 25, or APB 25, Accounting for Stock Issued to Employees. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. VIA elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures. The adoption of SFAS 123R had a material impact on VIA’s financial position, results of operations and cash flows.

VIA currently uses the Black-Scholes option pricing model to determine the fair value of stock option grants. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by VIA’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include VIA’s expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

VIA is a privately-held company, and there is therefore no publicly quoted prices for its common stock. For 2004 and 2005 disclosures under FAS 123, VIA’s calculations are based upon valuations obtained from independent, outside valuation specialists engaged to determine the “fair value” of the common stock at the time of option grants. Fair value of VIA’s stock for 2006 option grants, and related stock-based compensation expense, has been determined based upon the February 22, 2007 quoted stock price of Corautus Genetics Inc., a publicly-traded company that VIA intends to merge with. VIA has taken public shares expected to be issued in connection with the merger, the anticipated exchange ratio for its shares of common stock and Corautus common stock, and has applied a 10% discount to determine fair value of its common stock for 2006 option grants. The stock-based compensation computed under this methodology is then amortized to expense as the underlying options vest.

VIA estimates the expected term of options granted by taking the average of the vesting term and the contractual term of the option, as illustrated in SAB 107. VIA estimates the volatility of its common stock by using an average of a selected peer group volatility in accordance with SAB 107. VIA has decided to use peer group calculated volatility as it is a development stage company with limited stock price history from which to forecast stock price volatility. VIA bases the risk-free interest rate that it uses in the option valuation model on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. Via does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. VIA is required to estimate forfeitures at the time of grant and to revise those estimates in subsequent periods if actual forfeitures differ from those estimates. VIA has determined that an estimated forfeiture rate of five percent is sufficient to conservatively exclude future forfeitures in the determination of option fair value. VIA’s limited historical information precludes it from using actual forfeiture rates. In the future, VIA will monitor actual forfeiture experience, and will periodically update forfeiture estimates based on actual experience. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.

VIA recorded stock-based compensation expense associated with stock options during the year ended December 31, 2006 of $434,837 of which $247,967 was related to research and development, and $186,870 was related to general and administrative expense, respectively. The expense is recorded in the statement of operations for the year ended December 31, 2006.

If all of the remaining non-vested and outstanding stock option awards that have been granted became vested, we would recognize approximately $1,818,250 in compensation expense over a weighted average remaining period of 2.7 years. However, no compensation expense will be recognized for any stock awards that do not vest.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Except where specifically noted, the following information and all other information contained in this proxy statement do not give effect to the proposed reverse stock split described in Corautus Genetics Inc. Proposal No. 3.

The following unaudited pro forma condensed combined financial statements give effect to the proposed merger of Corautus and VIA. For accounting purposes, VIA is considered to be acquiring the assets of Corautus in the merger.

The merger will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles, or GAAP. Under this method of accounting, Corautus will be treated as the “acquired” company for financial reporting purposes. Assuming the merger closes in the second quarter of 2007 and that Corautus has approximately $11.25 million of net cash at closing, we anticipate that VIA will retain control of the combined company post-merger and holders of VIA’s equity securities will own approximately 77.59% of the capital stock of the combined company (on a fully-diluted basis). Immediately following the merger, we anticipate that our board of directors will consist of seven directors, three of whom are current directors of VIA, one of whom is a current director of Corautus and three of whom will be designated by VIA prior to the closing of the merger. In addition, VIA senior management will manage the operations of the combined company. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of VIA issuing stock for the net assets of Corautus. The net assets of Corautus will be stated at fair value, which approximates historical cost, with no goodwill or other intangible assets recorded. The accumulated deficit of VIA will be carried forward after the merger.

The unaudited pro forma condensed combined financial statements presented below are based on the historical financial statements of Corautus and VIA, adjusted to give effect to the acquisition of Corautus by VIA for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined balance sheet as of December 31, 2006 gives effect to the proposed merger as if it occurred on December 31, 2006 and combines the historical balance sheets of Corautus and VIA as of December 31, 2006. The Corautus and VIA balance sheet information was derived from the audited balance sheets as of December 31, 2006 included herein.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is presented as if the merger was consummated on January 1, 2006 and combines the historical results of Corautus and VIA for the year ended December 31, 2006. The historical results of Corautus and VIA were derived from the audited statements of operations for the year ended December 31, 2006 included herein.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Corautus and VIA been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this proxy statement. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of Corautus and VIA for the year ended December 31, 2006 included herein.

VIA PHARMACEUTICALS, INC.

(A Development Stage Company)

Unaudited Pro Forma Condensed Combined Balance Sheets

	As of December 31, 2006
	VIA	Corautus Genetics	Pro Forma Adjustments			Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,337,360	$1,873,586	$			$5,210,946
Short-term investments		14,090,000				14,090,000
Prepaids and other assets	111,107	405,040		(405,040)	B	111,107

Total current assets	3,448,467	16,368,626		(405,040)		19,412,053
PROPERTY AND EQUIPMENT—Net	182,309	48,447		(48,447)	B	182,309

OTHER NONCURRENT ASSETS	95,644					95,644

TOTAL	$3,726,420	$16,417,073		$(453,487)		$19,690,006

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$150,384	$190,054	$			$340,438
Accrued expenses and other liabilities	1,161,307	2,464,529		2,036,000	A	9,186,836
				3,525,000	C
Interest payable	279,111			(279,111)	C
Current portion of capital lease obligation	2,696					2,696
Deferred revenue, current portion		83,333		(83,333)	B	—
Short term convertible notes payable	8,000,000			(8,000,000)	C

Total current liabilities	9,593,498	2,737,916		(2,801,444)		9,529,970
Other non-current liabilities
Capital lease obligation—non-current	2,051					2,051
Deferred revenue, net of current portion		631,945		(631,945)	B	—
Deferred rent	4,776					4,776

Total liabilities	9,600,325	3,369,861		(3,433,389)		9,536,797

STOCKHOLDERS’ EQUITY (DEFICIT):
VIA:
Common stock, $0.001 par value—150,000,000 and 10,000,000 1,197,250 shares issued and outstanding	1,197			(1,197)	C
				140,981	C	140,981
Preferred stock—Series A, $0.001 par value—50,000,000 shares authorized, 8,702,498 issued and outstanding	8,703			(8,703)	C
Additional paid-in capital	12,619,644			20,799,059	C	33,418,703
Accumulated other comprehensive income	12,582					12,582
Deficit accumulated in the development stage	(18,516,031)			(5,007,788)	C	(23,262,028)
				261,791	B
Corautus:
Common stock, $0.001 par value—100,000,000 shares authorized 19,759,078 shares issued and 19,728,854 outstanding at December 31, 2006		19,759		(19,759)	C
Preferred stock—Series C, 2,000 shares issued and outstanding		2		(2)	C
Preferred stock—Series D, 1,385,377 shares issued and outstanding		1,385		(1,385)	C
Preferred stock—Series E, 2,475,659 shares issued and outstanding		2,476		(2,476)	C
Additional paid-in capital		134,348,855		(134,348,855)	C
Treasury stock—30,244 shares at cost		(157,029)				(157,029)
Deficit accumulated in the development stage		(121,168,236)		123,204,236	C
				(2,036,000)	A

Total stockholders’ equity (deficit)	(5,873,905)	13,047,212		2,979,902		10,153,209

TOTAL	$3,726,420	$16,417,073		$(453,487)		$19,690,006

VIA PHARMACEUTICALS, INC.

(A Development Stage Company)

Unaudited Pro Forma Condensed Combined Statement of Operations

	Year ending December 31, 2006
	VIA	Corautus Genetics	Proforma Adjustments		Proforma Combined
REVENUES:
Revenues	$—	$83,333	$—		$83,333
Cost of revenues	—	—	—		—

Net service revenues	—	83,333	—		83,333

OPERATING COSTS AND EXPENSES:
Research and development	5,716,222	9,614,175	—		15,330,397
General and administration	2,507,196	6,306,565	—		8,813,761

Total operating costs and expenses	8,223,418	15,920,740	—		24,144,158

OPERATING LOSS	(8,223,418)	(15,837,407)	—		(24,060,825)

OTHER INCOME (EXPENSE)
Interest income	96,668	976,516	—		1,073,184
Interest expense	(498,758)	(497,860)	—		(996,618)
Other income (expense)	(1,379)	—	—		(1,379)

	(403,469)	478,656	—		75,187

NET LOSS	$(8,626,887)	$(15,358,751)	$—		$(23,985,638)
Series E Preferred stock dividend	—	$(498,350)	—		(498,350)

Net loss available to common stockholders	$(8,626,887)	$(15,857,101)	$—		$(24,483,988)

Basic and diluted loss per share:
Continuing operations		$(0.80)	$—		$(0.19)

Weighted average shares outstanding Basic and diluted		19,722,002	112,121,084	(D)	131,843,086

	Year ending December 31, 2006
	VIA	Corautus Genetics	Proforma Adjustments	Proforma Combined

Hypothetical effect of a reverse stock split (see Proposal #3) on earnings per share (see Note E):

Basic and diluted earnings per share assuming a 1:5 reverse stock split (low end of range):
Basic and diluted loss per share:
Continuing operations	$—	$(4.02)	$—	$(0.93)

Weighted average shares outstanding
Basic and diluted	—	3,944,400	22,424,217	26,368,617

Basic and diluted earnings per share assuming a 1:20 reverse stock split (high end of range):

Basic and diluted loss per share:
Continuing operations	$—	$(16.08)	$—	$(3.71)

Weighted average shares outstanding
Basic and diluted	—	986,100	5,606,054	6,592,154

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

1.	Basis of Presentation

On February 7, 2007, Corautus and VIA entered into an Agreement and Plan of Merger and Reorganization under which a wholly-owned subsidiary of Corautus, Resurgens Merger Corp, will merge with and into VIA. VIA will become a wholly-owned subsidiary of Corautus and the surviving corporation of the merger. Upon completion of the merger, the combined company will change its name to VIA Pharmaceuticals, Inc. Pursuant to the terms of the merger agreement, Corautus will issue to VIA’s stockholders shares of Corautus common stock and will assume all of the stock options of VIA outstanding as of the merger closing date, such that VIA’s stockholders, option holders and warrant holders will own approximately 77.59% of the combined company on a pro forma basis and Corautus stockholders, option holders and warrant holders will own approximately 22.41% of the combined company on a pro forma basis. The merger is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code. The merger is subject to customary closing conditions, including approval by Corautus and VIA stockholders.

Because holders of VIA’s equity securities will own approximately 77.59% of the capital stock of the combined company (on a fully-diluted basis) after the transaction and will have six of seven seats on the board of directors, VIA is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition in accordance with accounting principles generally accepted in the U.S. Accordingly, the assets and liabilities of Corautus will be recorded as of the merger closing date at their estimated fair values.

VIA’s ultimate ownership can vary based upon the level of net cash that is delivered by Corautus upon closing of the merger. It is not expected that any such difference would significantly change the pro forma financial information, and therefore, no alternative pro forma scenarios have been presented.

2.	Purchase Price

The preliminary estimated total purchase price of the proposed merger is as follows (in thousands):

Fair value of Corautus’ common stock	$13,564
Estimated fair value of Corautus stock options and stock warrants assumed	966
Estimated transaction costs of VIA	3,525

Total preliminary estimated purchase price	$18,055

On February 7, 2007, Corautus had 19,728,854 shares of common stock outstanding, and, as part of the merger agreement, holders of our Series D and Series E Preferred Stock agreed to exchange those shares for 9,131,215 shares of common stock. The fair value of Corautus common stock used in determining the purchase price was $0.47 per share based on the closing prices of Corautus’ common stock on the announcement date of the proposed transaction (February 7, 2007). The fair value of Corautus’ stock options and stock warrants assumed by VIA was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $0.47, which is the value ascribed to the Corautus common stock in determining the purchase price; weighted average exercise price of options and warrants of $3.07 and $5.75, respectively, volatility of 93%; dividend rate of 0%; risk-free interest rate of 5.07%; and a weighted average expected life of 4 years for options and 2.8 years for warrants. The estimated purchase price is preliminary because the actual price of the proposed merger will be determined as of the date of final Corautus stockholders’ approval of the merger. Changes in the purchase price will include modifications to a) reflect the market value of Corautus stock as of the date of merger approval, b) reflect the actual number of shares of Corautus common stock and the actual number of Corautus stock options and stock warrants outstanding on the merger closing date, and c) true-up the VIA costs to complete the merger.

The total purchase price is allocated to the acquired tangible assets and assumed liabilities of Corautus based on their estimated fair values as of the merger closing date. The net assets of Corautus will be stated at fair value, with no goodwill or other intangible assets recorded. The excess of purchase price over this fair value of net assets acquired will be expensed upon closing of the merger. The accumulated deficit of VIA will be carried forward after the merger.

A preliminary allocation of the total preliminary estimated purchase price, as shown above, to the acquired tangible assets and assumed liabilities of Corautus based on the estimated fair values as of December 31, 2006 are as follows:

	Initial Allocation of Purchase Price Based on Net Book Value of Net Assets Acquired	Adjustments	Allocation of Purchase Price Based on Fair Value of Assets Acquired
Cash, cash equivalents and short-term investments	$15,963,586	$—	$15,963,586
Fixed Assets	48,447	(48,447)	—
Other assets	405,040	(405,040)	—
Existing assumed liabilities	(3,369,861)	715,278	(2,654,583)
Merger transaction costs	5,007,788	(261,791)	4,745,997

Total	$18,055,000	$—	$18,055,000

The allocation of the estimated purchase price is preliminary because the proposed merger has not yet been completed. The purchase price allocation will remain preliminary until VIA completes its valuation of assets acquired and determines the fair values of other assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

3.	Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to certain significant capital transactions of VIA occurring as a direct result of the proposed merger, the acquisition of Corautus by VIA for accounting purposes and an adjustment for contractual compensation liabilities owed to certain Corautus key employees, in accordance with Emerging Issues Task Force, or EITF, No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

The unaudited pro forma condensed combined financial statements do not include any adjustments for income taxes because the combined company is anticipated to incur taxable losses for the foreseeable future.

The pro forma adjustments are as follows:

(A)	To accrue change of control and severance obligations of $300,000 for certain key employees of Corautus, estimated costs of $650,000 to be incurred by Corautus to consummate the merger, estimated consulting fees of $600,000 to be incurred through closing, estimated costs of $450,000 for director and officer insurance covering former Corautus personnel, and estimated contractual cancellation fees of $36,000 to be incurred through closing. Merger costs include fees payable for legal, accounting, printing and other consulting services.

(B)

To write off $405,040 (100%) of Corautus’ prepaids and other current assets, which consist primarily of non-refundable insurance policies cancelable at the closing of the merger. To write off $48,447 (100%) of Corautus’ property and equipment, consisting primarily of excess office equipment. To write off $715,278 (100%) of Corautus’ deferred revenue, of which $83,333 is short term and $631,945 is long term. Deferred revenue consists primarily of $1.0 million in sublicense fees relating to certain patents licensed to Boston Scientific as part of Boston Scientific’s investment in Corautus. The $1.0 million was prepaid and revenue was being recognized ratably over twelve years. All deferred revenue will be written off as there will be no ongoing liability to VIA following closing of the merger.

(C)	To account for the merger of VIA and Corautus, including the issuance of Corautus common stock in exchange for outstanding pre-merger VIA common stock, the elimination of Corautus’ pre-merger equity, the conversion of outstanding VIA convertible debt and related interest to VIA preferred stock, the issuance of Corautus common stock in exchange for all outstanding VIA preferred stock, and to record the merger transaction costs.

(D)	To eliminate VIA’s weighted average shares outstanding and reflect the issuance of 112,121,084 shares of Corautus common stock pursuant to the merger agreement. The pro forma weighted average shares outstanding upon completion of the merger has not been adjusted for the Corautus reverse stock split that is contemplated in Proposal No. 3.

(E)	Per Proposal No. 3, if approved by the stockholders, the board would have discretion until December 31, 2007 to implement a reverse stock split at a ratio within the range of 1:5 to 1:20. This disclosure reflects the effects of the minimum and maximum reverse stock splits on pro forma earnings per share and weighted average shares should the board take such action.

APPROVAL OF THE AMENDMENT TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

(Proposal No. 2)

Description of Amendment

Our certificate of incorporation currently authorizes the issuance of 105,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Of the 5,000,000 shares of authorized preferred stock, 40,000 shares have been designated as Series A Preferred Stock, 13,000 shares have been designated as Series B Preferred Stock, 17,000 shares have been designated as Series C Preferred Stock, 1,400,000 shares have been designated as Series D Preferred Stock, and 3,500,000 shares have been designated as Series E Preferred Stock.

Our board of directors has adopted and recommends that our stockholders approve an amendment to our certificate of incorporation to increase our authorized common stock from 100,000,000 to 200,000,000 shares. Our authorized preferred stock is currently 5,000,000 shares. If this amendment is approved, our total authorized capital stock will be 205,000,000 shares. A copy of the proposed amendment is attached as Annex C to this proxy statement.

Vote Required

The vote required to approve the amendment to our certificate of incorporation to increase the authorized shares of our common stock is (i) the affirmative vote of the holders of a majority in voting power of our outstanding common stock voting as a single class, and (ii) the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class. Abstentions and broker non-votes will be considered in determining the number of votes required to obtain the necessary majority vote, and will have the same legal effect as voting against the proposal.

Reasons for the Amendment

Our board of directors believes that it is in our best interest to increase the number of shares of common stock that we are authorized to issue in order to give us the number of shares required to effect the merger with VIA pursuant to the terms of the merger agreement. Our board of directors also believes that the availability of additional authorized shares will provide the combined company with the flexibility to issue securities for other proper corporate purposes, which may be identified in the future, such as to raise equity capital, to issue shares (or reserve additional shares for issuance) under additional employee benefit plans, to acquire other companies and to grant warrants. No additional action or authorization by our stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which our common stock is then listed or quoted. We currently do not have any commitment, arrangement, understanding or agreement to issue shares of our common stock subsequent to the increase in authorized shares, but expect that we will need to issue additional shares of our common stock shortly following the consummation of the merger in order to raise additional necessary financing for the combined company. As discussed in “Risk Factors–The combined company will require substantial additional funding shortly after the consummation of the merger to continue operating its business, which may not be available to the combined company on acceptable terms, or at all. Any such financing could dilute your ownership interest in the combined company,” VIA currently estimates that it will need to raise approximately $20-$40 million in financing in 2007. We currently cannot estimate the number of shares of common stock of the combined company that will be necessary to be issued to meet our financing needs following the consummation of the merger. The number of shares required to be issued will depend on a number of factors including, the trading price of our common stock at the time of any such financing, the amount of capital we are able to raise, investor reaction to the merger and investor interest in the combined company, whether our stock is approved, and if approved, whether we are able to maintain our listing on the Nasdaq Capital Market, and general market conditions.

In addition, approval of the amendment to our certificate of incorporation described in this proposal is a condition that we must satisfy to complete the merger with VIA. If the amendment is not approved, we may not be able to complete the merger with VIA and the other transactions contemplated by the merger agreement unless VIA agrees to waive this condition to closing.

Effect of the Amendment

Effectiveness of Amendment. If approved by our stockholders and filed with the Secretary of State of the State of Delaware, the amendment to our certificate of incorporation will increase our authorized common stock from 100,000,000 to 200,000,000 shares. Our authorized preferred stock is currently 5,000,000 shares. If this amendment is approved, our total authorized capital stock will be 205,000,000 shares. Our board of directors expects that the amendment would be filed with the Secretary of State of the State of Delaware immediately before the merger with VIA.

Effect of Reverse Stock Split. The reverse stock split of our common stock proposed in Proposal No. 3 of this proxy statement will have the effect of reducing the number of shares of common stock outstanding immediately prior to such reverse split. However, the reverse stock split will not reduce the number of authorized shares of common stock set forth in this amendment to our certificate of incorporation.

The reverse stock split will have the effect of significantly increasing the authorized but unissued shares of our common stock. For example, based on the 19,728,854 shares of common stock outstanding on February 28, 2007, a:

•

1:5 reverse stock split would have the effect of reducing the number of issued shares of common stock from 19,728,854 to 3,945,770 and increasing the number of authorized but unissued shares of common stock by 15,783,084 shares;

•

1:10 reverse stock split would have the effect of reducing the number of issued shares of common stock from 19,728,854 to 1,972,885 and increasing the number of authorized but unissued shares of common stock by 17,755,969 shares;

•

1:15 reverse stock split would have the effect of reducing the number of issued shares of common stock from 19,728,854 to 1,315,256 and increasing the number of authorized but unissued shares of common stock by 18,413,598 shares; and

•

1:20 reverse stock split would have the effect of reducing the number of issued shares of common stock from 19,728,854 to 986,442 and increasing the number of authorized but unissued shares of common stock by 18,742,412 shares.

Additionally, after giving effect to the 200,000,000 shares of common stock that are authorized under the proposed amendment to our certificate of incorporation, and the 112,121,084 shares proposed to be issued to VIA stockholders (pre-reverse stock split), a:

•

1:5 reverse stock split would have the effect of reducing the number of issued shares of common stock from 140,981,153 to 28,196,230 and increasing the number of authorized but unissued shares of common stock by 112,784,923 shares;

•

1:10 reverse stock split would have the effect of reducing the number of issued shares of common stock from 140,981,153 to 14,098,115. This reduction of issued shares would increase the number of authorized but unissued shares after giving effect to the proposed amendment and the merger by 126,883,038 shares of common stock;

•

1:15 reverse stock split would have the effect of reducing the number of issued shares of common stock from 140,981,153 to 9,398,743 and increasing the number of authorized but unissued shares of common stock by 131,582,410 shares; and

•

1:20 reverse stock split would have the effect of reducing the number of issued shares of common stock from 140,981,153 to 7,049,057 and increasing the number of authorized but unissued shares of common stock by 133,932,096 shares.

Dilutive Effect of Potential New Stock Issuances. The issuance in the future of additional authorized shares of common stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock.

Anti-Takeover Effect of Increase in Authorized Capital Stock. The increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect. Although our board of directors is not proposing an increase in our authorized capital stock for this purpose, the board could, subject to its fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of Corautus, and following the merger, the combined company, through a transaction opposed by our, or the combined company’s, as applicable, board of directors.

Board Discretion to Increase Authorized Shares. Notwithstanding approval of this proposal by the stockholders, the board of directors may abandon the proposed amendment prior to the effectiveness of any filing with the Secretary of State of the State of Delaware without further approval of our stockholders, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware.

Recommendation of our Board of Directors

Our board of directors has adopted a resolution setting forth the proposed amendment to our certificate of incorporation and declaring that such amendment is advisable and in the best interests of Corautus and our stockholders. Accordingly, our board of directors recommends that our stockholders vote in favor of Proposal No. 2.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

APPROVAL OF THE AMENDMENT TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

(Proposal No. 3)

Description of Amendment

Our board of directors has adopted a resolution approving and recommends that our stockholders approve an amendment to our certificate of incorporation to effect a reverse stock split of our common stock within the range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced. Under the proposed amendment, outstanding shares of common stock between a range of 5 to 20 would be reclassified and combined into one share of common stock. The effectiveness of the amendment and the exact reverse stock split ratio, or the abandonment of such amendment, will be determined by our board pursuant to Section 242(c) of the General Corporation Law of the State of Delaware following the special meeting.

If approved by the stockholders, the board would have discretion until December 31, 2007 to implement a reverse stock split at a ratio within the range of 1:5 to 1:20. The board believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) would provide the board with maximum flexibility to achieve the purposes of the reverse stock split and, therefore, is in the best interests of Corautus and our stockholders. The actual timing for implementation of the reverse stock split would be determined by the board based upon its evaluation as to when such action would be most advantageous to Corautus and our stockholders, however, if the issuance of our common stock in connection with the merger agreement is approved we contemplate that the reverse stock split would be effected immediately prior to the closing of the merger. The exact stock split ratio within the 1:5 to 1:20 range will be determined by the board prior to the split effective time and will be publicly announced by Corautus. Furthermore, notwithstanding stockholder approval, the board would also have the discretion not to implement a reverse stock split. If the board were not to implement a reverse stock split by December 31, 2007, stockholder approval would again be required prior to implementing any reverse stock split thereafter. If the board were to elect to implement a reverse stock split, the board would set the exchange ratio within the range approved by the stockholders. The board would base such a determination upon the then current trading price of the common stock, the advice of our financial advisors and the consent of VIA, among other considerations.

The form of the amendment to the certificate of incorporation that would be filed with the Secretary of State of the State of Delaware to effect a reverse stock split is set forth in Annex D to this proxy statement.

Vote Required

The vote required to approve the amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, is (i) the affirmative vote of the holders of a majority in voting power of our outstanding common stock voting as a single class, and (ii) the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class. Abstentions and broker non-votes will be considered in determining the number of votes required to obtain the necessary majority vote, and will have the same legal effect as voting against the proposal.

Reasons for the Amendment; Effect of the Amendment

Our merger agreement with VIA requires that we file an amendment to our certificate of incorporation to effect a reverse stock split of our common stock by reclassifying and combining shares of our common stock immediately prior to the effective time of the merger. The precise number of shares to be combined for each resulting share of our common stock must be approved by VIA prior to the merger. Our board of directors believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) will provide the board with maximum flexibility for obtaining VIA’s approval prior to the merger.

In addition, the NASDAQ Capital Market continued listing requirements specify a minimum bid price of $1.00 per share, and the NASDAQ Capital Market will normally suspend dealings in, or de-list, a security that sells below that price for a certain period of time. If the per share closing bid price of our common stock remains below the minimum bid price and we fail to effect a reverse stock split within the time period specified by the NASDAQ Capital Market, our common stock will be de-listed from the NASDAQ Capital Market, which could reduce the liquidity of our common stock, further decrease the market price of our common stock and negatively impact our ability to obtain additional capital. We received a notice from NASDAQ concerning our share price and had until November 21, 2006 to achieve a bid price of greater than $1.00 in order to comply with the listing requirement. On November 22, 2006, we received an additional notice from NASDAQ stating that our common stock had failed to achieve a bid price of greater than $1.00 during the 180 days following the initial notice of non-compliance. However, because at that time we met the initial listing requirements for the NASDAQ Capital Market (except the minimum bid price), we were afforded an additional 180 days, or until May 21, 2007, to comply with the minimum bid price requirement.

On December 8, 2006, we received a further notification from NASDAQ that our common stock would be delisted from the NASDAQ Capital Market on December 19, 2006 unless we requested an appeal no later than December 15, 2006. In its notification, NASDAQ stated that it believes we are not currently engaged in active business operations and are therefore a “public shell,” which, in NASDAQ’s determination, could be detrimental to the interests of the investing public. Marketplace Rule 4300 provides NASDAQ with discretionary authority to apply more stringent criteria for continued listing and terminate the inclusion of particular securities based on any event that occurs, that in the opinion of NASDAQ, makes inclusion of the securities in NASDAQ inadvisable or unwarranted, even though the securities meet all enumerated criteria for continued inclusion in NASDAQ.

On December 15, 2006, we appealed the “public shell” determination and requested an oral hearing, which occurred on February 8, 2007. During the oral hearing, we requested relief from the “public shell” determination for a 90-day period, or until May 9, 2007, in order to complete the proposed merger. The NASDAQ hearing panel has not rendered a decision as of this date. The maximum amount of relief time we can receive from NASDAQ is 180-days from the date NASDAQ originally sent the delisting determination letter (December 8, 2006), which means the 180 day period expires on June 6, 2007.

In addition, according to the NASDAQ rules, our merger with VIA will constitute a change of control transaction, or “reverse merger,” requiring the combined company to meet NASDAQ’s initial listing requirements at the time of closing of the merger. VIA is filing an initial listing application with the NASDAQ Capital Market (symbol: VIAP), which if approved, will take effect immediately following the merger. These requirements include that the combined company’s stockholders’ equity immediately after the merger exceeds $5.0 million, that the combined company’s common stock satisfies a $4.00 per share minimum bid price immediately after closing of the merger, and that the combined company maintain a public float of common stock of at least $5.0 million. NASDAQ has proposed that the $5.0 million public float requirement be increased to $15.0 million, which increase would apply to the combined company. In order to meet the minimum bid requirement, we are asking you in Proposal No. 3 to approve an amendment to our certificate of incorporation to effectuate a reverse stock split of our common stock at a ratio within the range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced, which is intended to have the effect of increasing the stock price above $4.00 per share. Even if we meet the minimum bid price as a result of the reverse stock split, there can be no assurance that the combined company will either meet, or maintain, the quantitative listing requirements of NASDAQ.

In addition to the quantitative requirements, the combined company will be required to meet all of the qualitative requirements of the NASDAQ Capital Market, including the corporate governance and independent board member requirements. VIA is in the process of identifying additional independent directors to serve on the board of the combined company. If VIA is unable to identify independent directors who are willing to serve on the combined company’s board prior to consummation of the merger, the combined company will not meet the independence requirements and its common stock will not be approved for listing. Even if the combined company meets the stated quantitative and qualitative criteria for listing on the NASDAQ Capital Market, NASDAQ may choose to exercise its discretion and may not approve the combined company’s initial listing application, or may change the quantitative or qualitative listing criteria at any time.

If the combined company is unable to obtain a new listing on the NASDAQ Capital Market, the combined company may seek to have its stock quoted on the NASD’s OTC Bulletin Board, which is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Capital Market, or in a non-NASDAQ over-the-counter market, such as the “pink sheets.” Quotes for stocks included on the OTC Bulletin Board/pink sheets are not as widely listed in the financial sections of newspapers as are those for the NASDAQ Capital Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of the combined company’s common stock may be unable to resell their securities at any price. See “Risk Factors—Risks Related to the Securities Market and Ownership of the Combined Company’s Common Stock.”

Stockholders should note that the effect of a reverse stock split upon the market price for our common stock cannot be accurately predicted. In particular, there is no assurance that the market price for shares of our common stock after a reverse stock split will be 5 to 20 times, as applicable, the market price for shares of our common stock immediately prior to the reverse stock split. Furthermore, there can be no assurance that the market price of our common stock immediately after a reverse stock split will be maintained for any period of time. Even if an increased share price can be maintained, a reverse stock split may not achieve the desired results that have been outlined above. Moreover, because some investors may view a reverse stock split negatively, there can be no assurance that a reverse stock split will not adversely impact the market price of our common stock or, alternatively, that the market price following a reverse stock split will either exceed or remain in excess of the current market price.

If a reverse stock split is implemented, some stockholders may consequently own less than one hundred shares of our common stock. A purchase or sale of less than one hundred shares, referred to as an “odd lot” transaction, may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares of our common stock following a reverse stock split may be required to pay higher transaction costs if they sell their shares.

Because the proposed reverse stock split would reduce the number of shares of Corautus common stock issued, the proposed reverse stock split may also negatively impact the liquidity of the trading market for the combined company’s common stock, which could make it difficult for you to resell shares of the combined company’s common stock at or above the price you paid, or at all. Such diminished liquidity in the combined company’s common stock may also cause the price of the combined company’s common stock to decline.

Board Discretion to Implement a Reverse Stock Split

If this proposal is approved by our stockholders at the special meeting, the reverse stock split would become effective immediately prior to the closing of the merger. Our board may determine to effect the reverse stock split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of shares in the merger.

Effect of a Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

The reverse stock split will have the effect of significantly increasing the authorized but unissued shares of our common stock. For example, based on the 19,728,854 shares of common stock outstanding on February 28, 2007, a:

•

1:5 reverse stock split would have the effect of reducing the number of issued shares of common stock from 19,728,854 to 3,945,770 and increasing the number of authorized but unissued shares of common stock by 15,783,084 shares;

•

1:10 reverse stock split would have the effect of reducing the number of issued shares of common stock from 19,728,854 to 1,972,885 and increasing the number of authorized but unissued shares of common stock by 17,755,969 shares;

•

1:15 reverse stock split would have the effect of reducing the number of issued shares of common stock from 19,728,854 to 1,315,256 and increasing the number of authorized but unissued shares of common stock by 18,413,598 shares; and

•

1:20 reverse stock split would have the effect of reducing the number of issued shares of common stock from 19,728,854 to 986,442 and increasing the number of authorized but unissued shares of common stock by 18,742,412 shares.

Additionally, after giving effect to the 200,000,000 shares of common stock that are authorized under the proposed amendment to our certificate of incorporation, and the 112,121,084 shares proposed to be issued to VIA stockholders (pre-reverse stock split), a:

•

1:5 reverse stock split would have the effect of reducing the number of issued shares of common stock from 140,981,153 to 28,196,230 and increasing the number of authorized but unissued shares of common stock by 112,784,923 shares;

•

1:10 reverse stock split would have the effect of reducing the number of issued shares of common stock from 140,981,153 to 14,098,115. This reduction of issued shares would increase the number of authorized but unissued shares after giving effect to the proposed amendment and the merger by 126,883,038 shares of common stock;

•

1:15 reverse stock split would have the effect of reducing the number of issued shares of common stock from 140,981,153 to 9,398,743 and increasing the number of authorized but unissued shares of common stock by 131,582,410 shares; and

•

1:20 reverse stock split would have the effect of reducing the number of issued shares of common stock from 140,981,153 to 7,049,057 and increasing the number of authorized but unissued shares of common stock by 133,932,096 shares.

The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock.

In addition, the effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect. Although the board is not proposing a reverse stock split for this purpose, the board could, subject to its fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of Corautus, or following the merger, the combined company, through a transaction opposed by the board.

The par value of our common stock and preferred stock would remain at $0.001 per share following the effective time of a reverse stock split, while the number of shares of common stock issued and outstanding would be reduced.

Effect of a Reverse Stock Split on the Outstanding Shares of Preferred Stock

A reverse stock split would reduce the number of shares of our common stock issuable upon conversion of our outstanding preferred stock in proportion to the exchange ratio implemented by the board of directors.

Effect of a Reverse Stock Split on Stock Options and Warrants

A reverse stock split would reduce the number of shares of our common stock available for issuance under Corautus’ 2002 Stock Plan in proportion to the exchange ratio of the reverse stock split implemented by the board of directors. We also have outstanding certain stock options and warrants to purchase shares of our common stock. Under the terms of the outstanding stock options and warrants, a reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. In connection with a reverse stock split, the number of shares of our common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share, and no cash payment will be made in respect of such rounding.

Effective Date

If this proposal is approved at the special meeting and the board of directors elects to proceed with a reverse stock split in one of the approved ratios, the board of directors will publicly announce such ratio and the reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of the amendment to the certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of our common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, reclassified and combined into new shares of common stock in accordance with the reverse stock split ratio determined by the board within the limits set forth in this proposal.

Exchange of Stock Certificates

The reduction in the number of outstanding shares of our common stock as a result of the reverse stock split will occur automatically on the date that the amendment to the certificate of incorporation effectuating the reverse stock split is filed with the Secretary of State of the State of Delaware without any action on the part of our stockholders and without regard to the date that stock certificates representing the shares prior to the reverse stock split are physically surrendered for new stock certificates.

Shortly after the effective date of the reverse stock split, each holder of an outstanding certificate representing shares of our common stock will receive from our exchange agent for the reverse stock split, instructions for the surrender of such certificate to the exchange agent. Such instructions will include a form of transmittal letter to be completed and delivered to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate that prior to the reverse stock split represented shares of common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the reverse stock split represented any shares of common stock shall be deemed at and after the reverse stock split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock. Stockholders should not send their stock certificates until they receive a transmittal letter.

The holder of unexchanged certificates will not be entitled to receive any dividends or other distributions payable by us after the effective date of the reverse stock split until the old certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest.

No Appraisal Rights

Under Delaware law, our stockholders would not be entitled to appraisal rights with respect to the reverse stock split.

Cash Payment in Lieu of Fractional Shares

Implementation of a reverse stock split may result in some of our stockholders owning a fractional share of common stock. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of our common stock as a consequence of the reverse stock split will, instead, receive from us a cash payment in U.S. dollars equal to the value of that fractional share, determined on the basis of the last reported sales price of our common stock on the NASDAQ Capital Market (or such other market (e.g. bulletin board or pink sheets) on which our common stock then trades) on the business day immediately preceding the effective date of the reverse stock split (as adjusted to give effect to reverse stock split). If any stockholder owns, in total, fewer than the number of shares to be converted into one share as a result of the reverse stock split, that stockholder’s shares would be converted into a fractional share of stock and, therefore, that stockholder would receive only cash in place of the fractional share as a result of the implementation of the reverse stock split. The interest of such stockholders in Corautus would, therefore, be terminated, and such stockholders would have no right to share in the assets or future growth of Corautus.

Certain Federal Income Tax Considerations

The following discussion describes the material United States federal income tax considerations of the reverse stock split. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No ruling from the Internal Revenue Service or opinion of tax counsel with respect to the matters discussed herein has been requested, and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders who may be subject to special treatment under the federal income tax laws. This discussion assumes that stockholders do not constructively own any shares of our common stock as a result of attribution from related persons or entities. This discussion also does not address any tax consequences under state, local, or foreign laws. It does not address the consequences of the reverse stock split to holders of our preferred stock, options or warrants.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, OR ANY CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences to Corautus. Corautus will not recognize any gain or loss solely as a result of the reverse stock split.

Tax Consequence to Corautus Stockholders Generally. No gain or loss should be recognized by a stockholder who receives only shares of our common stock as a result of the reverse stock split. A stockholder who receives cash in lieu of a fractional share of our common stock that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the stockholder’s basis in such fractional share of our common stock. For this purpose, a stockholder’s basis in such fractional share of our common stock will be determined as if the stockholder actually received such fractional share.

Stockholder’s Tax Basis in Shares Received upon the Reverse Stock Split. Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of our common stock held by a stockholder following the reverse stock split will equal the stockholder’s aggregate basis in the shares of our common stock held immediately prior to the reverse stock split.

Recommendation of our Board of Directors

Our board of directors has adopted a resolution setting forth the proposed amendment to our certificate of incorporation and declaring that such amendment is advisable and in the best interests of Corautus and our stockholders. Our board of directors recommends that our stockholders vote in favor of Proposal No. 3.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

APPROVAL OF AMENDMENT TO CHANGE OUR NAME TO “VIA PHARMACEUTICALS, INC.”

(Proposal No. 4)

Description of Amendment

Our board of directors has adopted, and recommends that our stockholders approve, an amendment to our certificate of incorporation to change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.” A copy of the proposed amendment is attached as Annex E to this proxy statement.

Vote Required

The vote required to approve the amendment to our certificate of incorporation to change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.” is the affirmative vote of the holders of a majority in voting power of our outstanding common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) voting together as a single class. Abstentions and broker non-votes will be considered in determining the number of votes required to obtain the necessary majority vote, and will have the same legal effect as voting against the proposal.

Reasons for the Amendment; Effect of the Amendment

The merger with VIA represents a change in the scientific focus of our business. Because of this, we agreed in the merger agreement that our name after the merger should be “VIA Pharmaceuticals, Inc.”

In addition, approval of the amendment to our certificate of incorporation described in this proposal is a condition that we must satisfy to complete the merger with VIA. If the amendment is not approved, we may not be able to complete the merger with VIA and the other transactions contemplated by the merger agreement unless VIA agrees to waive this condition to closing.

If approved by our stockholders and filed with the Secretary of State of the State of Delaware, the amendment to our certificate of incorporation will effect a change to our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.” Our board of directors expects that the amendment would be filed with the Secretary of State of the State of Delaware to be effective immediately following the closing of the merger.

Notwithstanding approval of this proposal by the stockholders, the board of directors may abandon the proposed amendment prior to the effectiveness of any filing with the Secretary of State of the State of Delaware without further approval of our stockholders, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware. If the merger with VIA is not completed for any reason, the board expects that this proposal will not be implemented, that the proposed amendment will be abandoned and that our corporate name will remain “Corautus Genetics Inc.”

Recommendation of our Board of Directors

Our board of directors has adopted a resolution setting forth the proposed amendment to our certificate of incorporation and declaring that such amendment is advisable and in the best interests of Corautus and our stockholders. Accordingly, our board of directors recommends that our stockholders vote in favor of Proposal No. 4.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 4.

APPROVAL OF ADJOURNMENT

(Proposal No. 5)

We are asking our stockholders to vote in favor of adjourning the special meeting if necessary to a future date for the purpose of soliciting additional proxies in favor of the issuance of shares of our common stock and the resulting change of control that will occur in connection with the share issuance, and the three proposed amendments to our certificate of incorporation, if we present such a proposal.

If at the special meeting the number of shares of our common stock and Series D and Series E Preferred Stock voting in favor of the issuance of shares of our common stock and the resulting change of control that will occur in connection with the share issuance, and the three proposed amendments to our certificate of incorporation is insufficient to approve any of these proposals, the chairperson of the meeting may move to adjourn the special meeting to enable us to solicit additional proxies in favor of these proposals.

Vote Required

The vote required to approve the adjournment of the special meeting to permit further solicitation of votes is the affirmative vote of the holders of a majority in voting power of our common stock and Series D and Series E Preferred Stock (voting on an as-converted to common stock basis) present, in person or represented by proxy, and entitled to vote at the special meeting and voting together as a single class. Abstentions will be counted towards the vote total and will have the same effect as voting against the proposal. Broker non-votes, if any, will have no effect and will not be counted towards the vote total.

Recommendation of our Board of Directors

Our board of directors recommends that our stockholders vote in favor of Proposal No. 5.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 5.

OTHER BUSINESS

Our board of directors knows of no matters other than those referred to in the accompanying notice of special meeting of stockholders which may properly come before the special meeting. However, if any other matter should be properly presented for consideration and voting at the special meeting or any adjournments or postponements thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Corautus.

STOCKHOLDERS’ PROPOSALS FOR 2007 ANNUAL MEETING

In accordance with our Bylaws, proposals of stockholders, including recommendations for the board of directors, intended to be presented at the 2007 Annual Meeting of Stockholders must have been received by us at our executive offices in Atlanta, Georgia, on or before December 5, 2006 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and/or to be properly brought before the meeting.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Unless contrary instructions are received, we may send a single copy of the proxy statement and notice of special meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process is known as “householding” and helps reduce the volume of duplicate information received at a single household, which reduces costs and expenses borne by us.

If you would like to receive a separate set of our annual disclosure documents this year or in future years, follow the instructions described below and we will deliver promptly a separate set. Similarly, if you share an address with another stockholder and the two of you would like to receive only a single set of our annual disclosure documents, follow the instructions below:

1.	If your shares are registered in your own name, please contact our transfer agent by writing to them at U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204 (Attn: Corautus Genetics Inc. Representative) or calling (818) 502-1404.

2.	If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

This proxy statement is available on our website at www.corautus.com. Your consent to access these documents over the Internet can save us postage and printing expense. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by contacting US Stock Transfer Corporation at www.usstock.com. If you hold your shares through a bank, broker or other holder of record, you should contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. The SEC maintains a website that contains annual, quarterly and current reports, proxy statements and other information that issuers, including us file electronically with the SEC. The SEC’s website is located at www.sec.gov.

We make available, free of charge through our website at www.corautus.com, our Annual Reports on Form 10-K; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, as soon as reasonably practicable after the material is electronically filed with, or furnished to, the SEC. The information on our website is not incorporated by reference into this proxy statement.

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Corautus Genetics Inc.

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-2
Consolidated Statements of Operations for years ended December 31, 2006, 2005 and 2004 and from July 1, 1991 (inception) to December 31, 2006	F-3
Consolidated Statements of Stockholders’ Equity (Deficit) for the period July 1, 1991 (inception) to December 31, 2006	F-4
Consolidated Statements of Cash Flows for years ended December 31, 2006, 2005 and 2004 and from July 1, 1991 (inception) to December 31, 2006	F-8
Notes to Consolidated Financial Statements	F-9

VIA Pharmaceuticals, Inc.

Report of Independent Registered Public Accounting Firm	F-26
Balance Sheets as of December 31, 2006 and 2005	F-27
Statements of Operations for years ended December 31, 2006 and 2005 and for the periods from June 14, 2004 (inception) to December 31, 2004 and June 14, 2004 (inception) to December 31, 2006	F-28
Statements of Stockholders’ Equity (Deficit) for the period June 14, 2004 (inception) to December 31, 2006	F-29
Statements of Cash Flows for years ended December 31, 2006 and 2005 and for the periods from June 14, 2004 (inception) to December 31, 2004 and June 14, 2004 (inception) to December 31, 2006	F-30
Notes to Financial Statements	F-31

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Corautus Genetics Inc.

We have audited the accompanying consolidated balance sheets of Corautus Genetics Inc. (formerly GenStar Therapeutics Corporation) (a development stage enterprise) (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006 and for the period from July 1, 1991 (inception) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principals used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corautus Genetics Inc. (a development stage enterprise) at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 and for the period from July 1, 1991 (inception) to December 31, 2006, in conformity with U. S. generally accepted accounting principles.

As discussed in Note 1 of the Notes to the Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, in 2006.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

February 26, 2007

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,873,586	$1,636,601
Short-term investments	14,090,000	29,325,275
Prepaid and other current assets	405,040	443,234

Total current assets	16,368,626	31,405,110
Property and equipment, net	48,447	83,915
Other assets	—	22,388

TOTAL ASSETS	$16,417,073	$31,511,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$190,054	$538,193
Accrued employee benefits	1,068,200	410,842
Accrued clinical trial costs	1,249,025	3,003,666
Other accrued liabilities	147,304	77,809
Deferred revenue, current portion	83,333	83,333

Total current liabilities	2,737,916	4,113,843
Notes and interest payable	—	16,118,464
Other long-term liabilities	—	1,596
Deferred revenue, net of current portion	631,945	715,278

TOTAL LIABILITIES	3,369,861	20,949,181
Stockholders’ equity:
Convertible Preferred Stock—$0.001 par value, 5,000,000 shares authorized:
Series A Preferred Stock, no shares issued and outstanding	—	—
Series B Preferred Stock, no shares issued and outstanding	—	—
Series C Preferred Stock, 2,000 shares issued and outstanding, liquidation preference of $2,000,000	2	2
Series D Preferred Stock, 1,385,377 shares issued and outstanding, liquidation preference of $9,004,951	1,385	1,385
Series E Preferred Stock, 2,475,659 shares issued and outstanding, liquidation preference of $16,608,103	2,476	—
Common Stock—$0.001 par value, 100,000,000 shares authorized; 19,759,078 issued, 19,728,854 outstanding, as of December 31, 2006; and 19,728,703 issued, 19,698,479 outstanding, as of December 31, 2005	19,759	19,729
Additional paid-in capital	134,348,855	116,507,630
Treasury stock—30,224 shares at cost	(157,029)	(157,029)
Deficit accumulated during development stage	(121,168,236)	(105,809,485)

TOTAL STOCKHOLDERS’ EQUITY	13,047,212	10,562,232

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,417,073	$31,511,413

See accompanying notes.

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,			July 1, 1991 (inception) to December 31, 2006
	2006	2005	2004
Revenues	$83,333	$83,333	$83,333	$2,827,068
Costs and expenses:
Cost of sales	—	—	—	821,878
Research and development	9,614,175	15,949,455	6,593,395	67,625,094
General and administrative	6,213,722	3,896,674	3,681,173	33,477,095
Write-off of acquired in-process technology	—	—	—	24,405,005
Write-off of property and equipment	92,843	—	—	2,686,885

Total costs and expenses	15,920,740	19,846,129	10,274,568	129,015,957

Loss from operations	(15,837,407)	(19,762,796)	(10,191,235)	(126,188,889)
Other income (expense), net	—	42,821	10,101	137,708
Interest expense	(497,860)	(831,471)	(451,705)	(3,720,858)
Interest income	976,516	814,603	250,866	4,878,010

Net loss	(15,358,751)	(19,736,843)	(10,381,973)	(124,894,029)
Series E Preferred Stock dividend	(498,350)	—	—	(498,350)

Net loss available to common stockholders	$(15,857,101)	$(19,736,843)	$(10,381,973)	$(125,392,379)

Basic and diluted loss per share	$(0.80)	$(1.16)	$(0.79)

Number of shares used in the computation of basic and diluted loss per share	19,722,002	16,954,398	13,140,362

See accompanying notes.

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Period July 1, 1991 (Inception) To December 31, 2006

	Preferred Stock		Common Stock		Additional Paid-in Capital	Note Receivable From Stockholder	Deficit Accumulated During Development Stage	Advances From Medstone	Divisional Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total
	Number of Shares	Amount	Number of Shares	Amount
Advances and contributions from Medstone July 1, 1991 to December 31, 1997	—	$—	—	$—	$—	$—	$—	$4,388,875	$—	$—	$4,388,875
Distribution of stock dividend and net assets February 9, 1996	—	—	802,361	802	662,280	—	—	(4,388,875)	3,725,793	—	—
Distribution of Common Stock for Services at $0.35 per share	—	—	51,857	52	18,098	—	—	—	—	—	18,150
Issuance of Common Stock for cash upon exercise of options at $0.35 per share	—	—	201,429	201	70,299	—	—	—	—	—	70,500
Issuance of Common Stock for cash and note receivable at $0.35 per share	—	—	21,113	21	7,369	(7,242)	—	—	—	—	148
Net loss and comprehensive loss July 1, 1991 to December 31, 1997	—	—	—	—	—	—	(743,175)	—	(3,725,793)	—	(4,468,968)

Balance at December 31, 1997	—	—	1,076,760	1,076	758,046	(7,242)	(743,175)	—	—	—	8,705
Issuance of Preferred and Common Stock for equipment and acquired in-process technology at $630 and $4.41 per share, respectively, net of issuance costs of $83,366	5,830	6	263,031	263	5,715,806	—	—	—	—	—	5,716,075
Issuance of warrants for Common Stock valued at $4.13 per share	—	—	—	—	305,910	—	—	—	—	—	305,910
Interest and other related to note receivable from stockholder	—	—	—	—	11,250	(13,280)	—	—	—	—	(2,030)
Net loss and comprehensive loss	—	—	—	—	—	—	(7,962,388)	—	—	—	(7,962,388)

Balance at December 31, 1998	5,830	$6	1,339,791	$1,339	$6,791,012	$(20,522)	$(8,705,563)	$—	$—	$—	$(1,933,728)
Issuance of Preferred Stock from conversion of advance from related party at $1,000 per share	2,998	3	—	—	2,997,997	—	—	—	—	—	2,998,000
Issuance of Common Stock upon conversion of notes payable plus accrued interest at $7.00 and $2.10 per share	—	—	351,544	352	1,512,067	—	—	—	—	—	1,512,419
Collection of note receivable	—	—	—	—	—	20,522	—	—	—	—	20,522
Issuance of Common Stock for cash upon exercise of options at $0.35 per share	—	—	5,188	5	1,506	—	—	—	—	—	1,511
Issuance of warrants valued at $1.26 and $1.40 per share	—	—	—	—	311,667	—	—	—	—	—	311,667
Issuance of Common Stock for cash upon exercise of warrants at $0.007 per share	—	—	31,205	31	187	—	—	—	—	—	218
Issuance of Common Stock for services at $2.03 per share	—	—	1,429	2	2,898	—	—	—	—	—	2,900
Net loss and comprehensive loss	—	—	—	—	—	—	(3,818,827)	—	—	—	(3,818,827)

Balance at December 31, 1999	$8,828	$9	1,729,157	$1,729	$11,617,334	$—	$(12,524,390)	$—	$—	$—	$(905,318)

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)

For the Period July 1, 1991 (Inception) To December 31, 2006

	Preferred Stock		Common Stock		Additional Paid-in Capital	Note Receivable From Stockholder	Deficit Accumulated During Development Stage	Advances From Medstone	Divisional Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total
	Number of Shares	Amount	Number of Shares	Amount
Balance at December 31, 1999	8,828	$9	1,729,157	$1,729	$11,617,334	$—	$(12,524,390)	$—	$—	$—	$(905,318)
Issuance of Preferred Stock from conversion of advance from related party at $1,000 per share	4,043	4	—	—	4,043,075	—	—	—	—	—	4,043,079
Issuance of Common Stock, net of offering costs	—	—	1,194,686	1,195	23,423,194	—	—	—	—	—	23,424,389
Issuance of Common Stock for cash upon exercise of options and warrants	—	—	138,457	138	394,548	—	—	—	—	—	394,686
Net exercises of warrants for Common Stock	—	—	141,707	142	(142)	—	—	—	—	—	—
Issuance of options at less than Fair Market Value	—	—	—	—	217,200	—	—	—	—	—	217,200
Issuance of Common Stock for purchase of technology	—	—	41,143	41	1,458,679	—	—	—	—	—	1,458,720
Issuance of Common Stock for services	—	—	1,429	1	64,999	—	—	—	—	—	65,000
Issuance of stock options to consultant	—	—	—	—	47,436	—	—	—	—	—	47,436
Issuance of warrants valued at $14.00 per share in connection with a loan agreement	—	—	—	—	687,000	—	—	—	—	—	687,000
Comprehensive loss:
Net loss	—	—	—	—	—	—	(9,609,540)	—	—	—	(9,609,540)
Unrealized gain on short-term investments	—	—	—	—	—	—	—	—	—	360,586	360,586

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(9,248,954)

Balance at December 31, 2000	12,871	$13	3,246,579	$3,246	$41,953,323	$—	$(22,133,930)	$—	$—	$360,586	$20,183,238

Issuance of Common Stock for cash upon exercise of options and warrants	—	—	114,131	114	421,311	—	—	—	—	—	421,425
Issuance of Series B Preferred Stock from conversion of advance from related party at $1,000 per share	5,849	6	—	—	5,848,355	—	—	—	—	—	5,848,361
Issuance of Series C Preferred Stock for cash at $1,000 per share	2,000	2	—	—	1,999,998	—	—	—	—	—	2,000,000
Net exercises of warrants for Common Stock	—	—	27,634	28	(28)	—	—	—	—	—	—
Proceeds from investor’s short-swing profit	—	—	—	—	123,820	—	—	—	—	—	123,820
Extension of stock option exercise period for terminated employees	—	—	—	—	35,504	—	—	—	—	—	35,504
Repurchase of restricted stock	—	—	(1,488)	(1)	(2,811)	—	—	—	—	—	(2,812)
Stock grants to employees	—	—	4,428	4	94,146	—	—	—	—	—	94,150
Issuance of options and warrants for services	—	—	—	—	250,705	—	—	—	—	—	250,705
Comprehensive loss:
Net loss	—	—	—	—	—	—	(11,095,010)	—	—	—	(11,095,010)
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	—	(74,686)	(74,686)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(11,169,696)

Balance at December 31, 2001	20,720	$21	3,391,284	$3,391	$50,724,323	$—	$(33,228,940)	$—	$—	$285,900	$17,784,695

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)

For the Period July 1, 1991 (Inception) To December 31, 2006

	Preferred Stock		Common Stock		Additional Paid-in Capital	Note Receivable From Stockholder	Deficit Accumulated During Development Stage	Advances From Medstone	Divisional Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total
	Number of Shares	Amount	Number of Shares	Amount
Balance at December 31, 2001	20,720	$21	3,391,284	$3,391	$50,724,323	$—	$(33,228,940)	$—	$—	$285,900	$17,784,695
Issuance of Common Stock for cash upon exercise of options	—	—	31,549	31	67,939	—	—	—	—	—	67,970
Net exercises of warrants for Common Stock	—	—	1,607	2	(2)	—	—	—	—	—	—
Extension of stock option exercise period for terminated employees	—	—	—	—	47,564	—	—	—	—	—	47,564
Repurchase of restricted stock	—	—	(119)	—	(268)	—	—	—	—	—	(268)
Issuance of options and warrants for services and other	—	—	7,072	7	537,265	—	—	—	—	—	537,272
Comprehensive loss:
Net loss	—	—	—	—	—	—	(12,053,583)	—	—	—	(12,053,583)
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	—	(286,821)	(286,821)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(12,340,404)

Balance at December 31, 2002	20,720	$21	3,431,393	$3,431	$51,376,821	$—	$(45,282,523)	$—	$—	$(921)	$6,096,829
Issuance of Common Stock for cash upon exercise of options	—	—	132,365	133	86,133	—	—	—	—	—	86,266
Net exercises of warrants for Common Stock	—	—	10,436	10	(10)	—	—	—	—	—	—
Conversion of Preferred stock into Common stock	(18,720)	(19)	1,120,131	1,120	(1,101)	—	—	—	—	—	—
Issuance of options and warrants for services and other	—	—	—	—	724,407	—	—	—	—	—	724,407
Issuance of options at less than fair market value	—	—	—	—	164,490	—	—	—	—	—	164,490
Issuance of Common Stock for Services at $5.75 per share	—	—	8,696	9	49,991	—	—	—	—	—	50,000
Extension of stock option exercise period for terminated employees	—	—	—	—	68,340	—	—	—	—	—	68,340
Issuance of Common Stock and Stock Purchase Warrants for Cash	—	—	541,690	542	2,149,426	—	—	—	—	—	2,149,968
Issuance of Common Stock in connection with Merger	—	—	5,320,166	5,320	15,468,429	—	—	—	—	—	15,473,749
Issuance of Preferred Stock for Cash, net of issuance costs of $915,624	1,385,377	1,385	—	—	8,082,991	—	—	—	—	—	8,084,376
Comprehensive loss:
Net loss	—	—	—	—	—	—	(30,408,146)	—	—	—	(30,408,146)
Unrealized loss on short-term investments reclassified into earnings	—	—	—	—	—	—	—	—	—	921	921

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(30,407,225)

Balance at December 31, 2003	1,387,377	$1,387	10,564,877	$10,565	$78,169,917	$—	$(75,690,669)	$—	$—	$—	$2,491,200

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)

For the Period July 1, 1991 (Inception) To December 31, 2006

	Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock		Deficit Accumulated During Development Stage	Total
	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Balance at December 31, 2003	1,387,377	$1,387	10,564,877	$10,565	$78,169,917	—	—	$(75,690,669)	$2,491,200
Issuance of Common Stock for cash upon exercise of options and warrants	—	—	122,550	122	224,512	—	—	—	224,634
Net exercises of warrants for Common Stock	—	—	22,003	22	(22)	—	—	—	—
Issuance of options and warrants for services and other	—	—	—	—	479,000	—	—	—	479,000
Issuance of options at less than fair market value	—	—	—	—	6,720	—	—	—	6,720
Extension of stock option exercise period for terminated employees	—	—	—	—	43,992	—	—	—	43,992
Issuance of Common Stock and Stock Purchase Warrants for Cash, net	—	—	3,812,811	3,813	17,986,879	—	—	—	17,990,692
Issuance of Common Stock pursuant to indemnification agreement from merger	—	—	13,576	14	77,641	—	—	—	77,655
Issuance of Common Stock pursuant to lease settlement agreement	—	—	53,180	53	299,947	—	—	—	300,000
Net loss and comprehensive loss	—	—	—	—	—	—	—	(10,381,973)	(10,381,973)

Balance at December 31, 2004	1,387,377	$1,387	14,588,997	$14,589	$97,288,586	—	—	$(86,072,642)	$11,231,920

Issuance of Common Stock for cash or exchange for common stock owned upon exercise of options and warrants	—	—	204,228	204	409,458	30,224	(157,029)	—	252,633
Net exercises of warrants for Common Stock	—	—	4,152	5	(5)		—	—	—
Issuance of Common Stock for Cash, net	—	—	4,745,319	4,745	17,909,777		—	—	17,914,522
Issuance of Common Stock pursuant to lease settlement agreement	—	—	186,007	186	899,814		—	—	900,000
Net loss and comprehensive loss	—	—	—	—	—	—	—	(19,736,843)	(19,736,843)

Balance at December 31, 2005	1,387,377	$1,387	19,728,703	$19,729	$116,507,630	30,224	$(157,029)	$(105,809,485)	$10,562,232

Issuance of Common Stock for cash upon exercise of warrants and through Employee Stock Purchase Plan	—	—	18,471	18	29,480	—	—	—	29,498
Issuance of options and warrants for services and other	—	—	—	—	12,250	—	—	—	12,250
Net exercises of warrants for Common Stock	—	—	12,653	13	(13)		—	—	—
Non-cash stock based compensation expense	—	—	—	—	1,193,881	—	—	—	1,193,881
Conversion of long-term debt into Series E Preferred Stock	2,475,659	2,476	—	—	16,605,627	—	—	—	16,608,103
Net loss and comprehensive loss	—	—	—	—	—	—	—	(15,358,751)	(15,358,751)

Balance at December 31, 2006	3,863,036	$3,863	19,759,078	$19,759	$134,348,855	30,224	$(157,029)	$(121,168,236)	$13,047,212

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,			July 1, 1991 (inception) to December 31, 2006
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(15,358,751)	$(19,736,843)	$(10,381,973)	$(124,894,029)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-off of in-process technology acquired with stock	—	—	77,655	23,560,174
Expenses satisfied via advances from related party	—	—	—	695,557
Depreciation and amortization	61,785	105,886	215,088	3,787,721
Non-cash stock based compensation expense	1,193,881	—	—	1,193,882
Accrued interest satisfied through issuance of Common Stock	—	—	—	40,245
Stock, stock options and warrants issued for services, extension of stock option exercise period and issuance of options below fair market value	12,250	—	154,711	2,147,334
Charge related to lease termination settlement	—	—	—	3,423,791
Loss (Gain) on disposal of property and equipment	92,843	(31,027)	(9,091)	3,090,323
Amortization of debt discount and loan fee	—	—	—	1,261,297
Deferred rent	—	—	(13,160)	—
Deferred revenue	(83,333)	(83,333)	(83,333)	715,278
Change in operating assets and liabilities, net of acquisition:
Prepaids and other current assets	38,194	272,102	(31,186)	(303,899)
Other assets	22,388	(6,391)	(6,053)	(780,276)
Accounts payable	(348,139)	(479,424)	874,912	(130,629)
Other current liabilities	(1,021,581)	2,782,299	(20,235)	2,503,287
Other long-term liabilities	—	—	—	(13,160)
Lease settlement obligation	—	(955,901)	(925,000)	(1,880,901)

Net cash used in operating activities	(15,390,463)	(18,132,632)	(10,147,665)	(85,584,005)

Cash flows from investing activities:
Purchase of short-term investments	(35,515,000)	(54,874,969)	(56,050,000)	(191,438,269)
Sale of short-term investments	50,750,275	50,364,969	31,935,000	178,048,544
Purchase of property and equipment	(7,698)	(48,147)	(24,720)	(5,746,887)
Proceeds from sale of property and equipment	—	32,678	47,039	241,870

Net cash provided by (used in) investing activities	15,227,577	(4,525,469)	(24,092,681)	(18,894,742)

Cash flows from financing activities:
Advances from related party	—	—	—	12,193,883
Repayment of note receivable from stockholder	—	—	—	20,000
Proceeds from investor’s short-swing profit	—	—	—	123,820
Proceeds from notes payable	—	5,000,000	7,500,000	18,415,292
Interest payable	489,639	788,987	329,477	1,608,103
Repayment of capital lease and notes payable	(114,766)	(33,322)	(344,569)	(3,414,719)
Proceeds from issuance of Common Stock upon exercise of options and warrants	24,998	252,633	224,634	1,543,251
Proceeds from sale of Common Stock, net of issuance costs	—	17,914,522	17,990,692	61,397,942
Proceeds from issuance of Series C Preferred Stock	—	—	—	2,000,000
Proceeds from issuance of Series D Preferred Stock, net of issuance costs	—	—	—	8,084,376
Repurchase of restricted shares of common stock	—	—	—	(3,080)
Net advances from Medstone	—	—	—	3,883,465
Capital contribution by Medstone	—	—	—	500,000

Net cash provided by financing activities	399,871	23,922,820	25,700,234	106,352,333

Net increase (decrease) in cash and cash equivalents	236,985	1,264,719	(8,540,112)	1,873,586
Cash and cash equivalents, beginning of period	1,636,601	371,882	8,911,994	—

Cash and cash equivalents, end of period	$1,873,586	$1,636,601	$371,882	$1,873,586

See Notes 3, 4, 6 and 11 for supplemental cash flow information.

See accompanying notes.

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Organization

Corautus Genetics Inc. (the “Company”) is a development stage company dedicated to the development of innovative products in the life sciences industry.

The Company was incorporated as UroGen Corp. in the State of Delaware on June 30, 1995, as a wholly-owned subsidiary of Medstone International, Inc. Between July 1, 1991 (Inception) and June 30, 1995, the Company operated as a division of Medstone. On December 29, 1995, Medstone declared a dividend of all of the stock of UroGen Corp. to be distributed to all Medstone stockholders. In March 2000, the Company’s name was changed to GenStar Therapeutics Corporation.

On February 5, 2003, the Company completed a merger with Vascular Genetics Inc. and concurrently changed the Company’s name from GenStar Therapeutics Corporation to Corautus Genetics Inc. The Company’s focus from February 2003 through October 30, 2006 was the clinical development of gene therapy products using a vascular growth factor gene known as Vascular Endothelial Growth Factor 2, or VEGF-2, for the treatment of severe cardiovascular and vascular disease.

On October 30, 2006, the Board of Directors of Corautus determined that it was in the best interests of the Company and its stockholders at the present time to not conduct further clinical trials for VEGF-2 for the treatment of cardiovascular and peripheral vascular disease. Corautus began to immediately reduce its cash spending and continued identifying other life sciences technologies that it could acquire or in-license, or other life sciences opportunities. In connection with the realignment of our business activities, the Company incurred approximately $1.4 million in severance and related costs. See Note 14 for more information about the Company’s activities.

Basis of Presentation

The consolidated financial statements include the accounts of Corautus Genetics Inc. and its wholly-owned subsidiary, Vascular Genetics Inc. All significant intercompany transactions and balances have been eliminated in consolidation. As the Company is devoting its efforts to research and the development of its products and there has been no revenue generated from product sales, the Company’s financial statements are presented as statements of a development stage enterprise.

Revenue Recognition

Grant revenue is recognized as the research expenses related to the grants are incurred. Contract and license revenue arising from collaborative research agreements is recognized either (i) ratably over the term of the agreement, which approximates the performance of services, for contracts specifying payment for services over a given period, or (ii) as services are performed under the agreement, for contracts specifying payment on a per full-time employee basis. All amounts received under research grants or from collaborative research agreements are not refundable, regardless of the success of the underlying research. For the years ended December 31, 2006, 2005, and 2004, all revenue was from the license fee related to certain intellectual property licensed to Boston Scientific Corporation, which is being recognized as revenue over the licenses’ expected life of 12 years.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value at December 31, 2006 and 2005.

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(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Short-Term Investments

In accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, management determines the appropriate classification of short-term investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. Securities classified as available-for-sale are carried at fair value based upon quoted market prices, with gains and losses, if any, reported as a separate component of stockholders’ equity and included in comprehensive loss. Realized gains and losses are calculated on the specific identification method and are recorded as interest income. As of December 31, 2006 and 2005, the Company had short-term investments in Auction Rate Securities, or ARS. ARS generally have long-term stated maturities of 20 to 30 years. However, these securities have certain economic characteristics of short-term investments due to a rate-setting mechanism and the ability to liquidate them through a Dutch auction process that occurs on pre-determined intervals of less than 90 days. As such, these investments are classified as short-term investments. These investments are classified as available-for-sale securities due to management’s intent regarding these securities. As of December 31, 2006 and 2005, there were no unrealized gains or losses associated with these investments and the adjusted fair market value equaled the adjusted cost.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets, estimated at three to five years, or the term of the lease if shorter. Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $61,785, $61,939, and $78,278, respectively.

Patents

Costs related to filing and pursuing patent applications are expensed as incurred as recoverability of such expenditures is uncertain.

Stock Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R (revised 2004), Share-Based Payment, (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors including employee stock options and employee stock purchases under the Employee Stock Purchase Plan (“ESPP”) based on estimated fair values. SFAS 123(R) supersedes previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) for periods beginning in fiscal year 2006. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) providing supplemental implementation guidance for SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s Consolidated Statements of Operations. The Company adopted SFAS 123(R) using the modified prospective transition method which requires the application of the accounting standard effective January 1, 2006. The Company’s Consolidated Financial Statements, as of December 31, 2006 and for the year then ended reflect the impact of SFAS 123(R). Stock-based compensation expense for the year ended December 31, 2006, was approximately $1,194,000, which consisted primarily of stock-based compensation expense related to employee stock options and the ESPP recognized under SFAS 123(R). Of the total for the year ended December 31, 2006, approximately $200,000 is included in research and development costs and approximately $994,000 is included in general and administrative costs.

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(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense for employee stock options had been recognized in the Consolidated Statements of Operations because the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant. In accordance with the modified prospective transition method the Company used in adopting SFAS 123(R), the results of operations prior to fiscal year 2006 have not been restated to reflect, and do not include, the impact of SFAS 123(R).

Generally, the Company grants stock options with a contractual term of ten years from the date of grant with a vesting term of 1 to 2 years.

The table below reflects net loss and net loss per share for the year ended December 31, 2006 compared with the pro forma information for the years ended December 31, 2005 and 2004:

	For the Year Ended December 31,
	2006	2005	2004
Net loss available to common stockholders, as reported	$(15,857,101)	$(19,736,843)	$(10,381,973)
Add: Stock based employee compensation included in net loss	1,193,881	—	50,712
Deduct: Total stock based employee compensation expense determined under fair value based methods for all awards	(1,193,881)	(2,014,828)	(1,923,999)

Net loss available to common stockholders, pro forma	$(15,857,101)	$(21,751,671)	$(12,255,260)

Basic and diluted loss per share, as reported	$(0.80)	$(1.16)	$(0.79)

Basic and diluted loss per share, pro forma	$(0.80)	$(1.28)	$(0.93)

As of December 31, 2006, total unamortized stock-based compensation cost related to non-vested stock options was approximately $260,000, which is expected to be recognized over the remaining vesting period of each grant over the next 18 months.

Upon the adoption of SFAS No. 123R, the Company selected the Black-Scholes option-pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The use of the Black-Scholes model requires the use of extensive actual employee exercise behavior data and the use of a number of complex assumptions including expected volatility, risk-free interest rate, and expected dividends. The following are the weighted-average assumptions for 2006, 2005, and 2004: a risk-free interest rate of 5.1%, 3.8%, and 2.7%, respectively, a dividend yield of 0% for all periods, a volatility factor of the expected market price of the Company’s common stock of 93%, 54%, and 93%, respectively, and an expected life of the options ranging from two to five years.

The Company estimated the volatility of its stock using historical volatility. The Company will continue to monitor relevant factors used to measure expected volatility for future option grants. Prior to the adoption of SFAS 123(R), the Company also had used its historical stock price volatility in accordance with SFAS 123 for purposes of pro forma information disclosed in the Notes to Consolidated Financial Statements.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the Company’s employee stock options. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

After January 1, 2006, the expected term of employee stock options is the average between the contractual term and the vesting term as permitted by guidance in SFAS 123(R) and SAB 107. Prior to the adoption of SFAS 123(R), the Company used an estimate of expected term for the purposes of pro forma information under SFAS 123, as disclosed in the Notes to Consolidated Financial Statements for the related periods.

As stock-based compensation expense recognized in the results for the year ended December 31, 2006 is based on awards ultimately expected to vest, the amount has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on our historical experience. Prior to fiscal year 2006, the Company accounted for forfeitures as they occurred for the purposes of its pro forma information under SFAS 123, as disclosed in the Notes to Consolidated Financial Statements for the related periods.

The value of options, warrants, or stock awards issued to non-employees have been determined in accordance with SFAS No. 123R, and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and are periodically remeasured as the options vest, if required. Warrants for common stock are valued at the date of issuance and are recorded to the expense category related to the services provided.

Segment Reporting

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, requires the use of a management approach in identifying segments of an enterprise. Management has determined that the Company operates in one business segment, which is scientific research and development activities.

Net Loss Per Share

Net loss per share is computed on the basis of the weighted average number of common shares outstanding during the periods presented. Loss per share assuming dilution is computed on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all common stock equivalents and convertible securities. Net loss per share assuming dilution for the years ended December 31, 2006, 2005 and 2004 is equal to net loss per share since the effect of common stock equivalents outstanding during the periods, including stock options, warrants and convertible, are antidilutive. Dividends on the Series E Preferred Stock are deducted from net loss to compute net loss and per share net loss available to common stockholders from July 1, 2006 forward. See Note 4 below.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which requires that provision be made for taxes currently due and for the expected future tax effects of temporary differences between book and tax bases of assets and liabilities.

Research and Development

Research and development costs are expensed as incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income or loss, including net income or loss, be reported in the financial statements in the period in which they are recognized. Comprehensive income or loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net loss and other comprehensive income (loss), including foreign currency translation adjustments and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive loss. Comprehensive loss for the years ended December 31, 2006, 2005, and 2004 was the same as the net loss for those periods.

Use of Estimates

The preparation of financial statements in accordance with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In March 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”), which replaces Accounting Principles Board (“APB”) Opinion No. 20, Accounting Changes, and SFAS 3, Reporting Accounting Changes in Interim Financial Statement, and changes the requirements for the accounting for and the reporting of a change in accounting principle. SFAS 154, which became effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, had no effect on the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, aimed at improving the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. SFAS 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect that the adoption of SFAS 155 will have any impact on its financial position and results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies when tax benefits should be recorded in financial statements, requires certain disclosures of uncertain tax matters and indicates how any tax reserves should be classified in a balance sheet. The Company has not determined the impact, if any, the adoption of FIN 48, which is effective for fiscal years beginning after December 15, 2006, will have on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in its first quarter of fiscal 2008. The Company has not determined the impact, if any, the adoption of SFAS 157 will have on its financial position and results of operations.

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Property and Equipment

Property and equipment are comprised of the following:

	December 31,
	2006	2005
Equipment	$367,792	$394,860
Furniture and fixtures	17,527	19,723

	385,319	414,583
Accumulated depreciation	(336,872)	(330,668)

	$48,447	$83,915

Computer and laboratory equipment with a net book value of approximately $23,000 was written off and disposed of in December 2006 in connection with the Company’s reduction in workforce and relocation of its offices to a smaller office.

3. Capital Lease Obligation

During 2005, the Company financed $6,526 of computer equipment under a capital lease arrangement that originally had a maturity date in April 2007. This capital lease was paid in full in January 2007.

In April 2006, the Company executed a capital lease for approximately $114,000 of office furniture. Total payments of approximately $146,000 were scheduled to be made over a five year period. In December 2006, due to the reduction in employees and the Company’s relocation to a smaller office, the Company paid off the remaining balance of the lease and wrote the furniture down by approximately $70,000 to its estimated fair value of $27,500. The Company sold the furniture in January 2007 and recorded no gain or loss at that time on the disposal.

4. Notes and Interest Payable

The Company entered into 4 senior convertible promissory notes payable with Boston Scientific Corporation (“BSC”), each of which bore interest at 6% and were only convertible into shares of common stock upon a change in control. Each note was to be repaid in three equal, annual payments beginning on the fifth anniversary of the note, additional details are as follows:

	Note 1	Note 2	Note 3	Note 4
Date of note	June 30, 2005	September 22, 2004	July 22, 2004	December 31, 2003
Proceeds from note	$5,000,000	$2,500,000	$5,000,000	$2,500,000
Convertible into number of common shares	933,911	376,288	675,740	250,011

On June 30, 2006, the Company entered into a Recapitalization Agreement with BSC, pursuant to which BSC exchanged all of its Promissory Notes, with an aggregate principal amount of $15,000,000, together with accrued interest of $1,608,103 through June 30, 2006, for 2,475,659 shares of the Company’s Series E Preferred Stock with a liquidation preference of $6.71 per share and is entitled to a cumulative annual dividend of 6%. The Series E Preferred Stock is convertible into 2,475,659 shares of Corautus’ common stock, subject to adjustment, and votes with the common stock. The agreement was executed and closed on June 30, 2006. The dividends on the Series E Preferred Stock are payable upon declaration by the board of directors on January 1 and July 1 of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

each year and are payable in additional shares of Series E Preferred Stock until January 1, 2009, when such dividends will be payable in cash from then forward. The Company’s board of directors has not declared any dividends on the Series E Preferred Stock as of December 31, 2006.

5. Acquisition of Technology and Related Agreements

On February 5, 2003, in connection with the merger with Vascular Genetics, a total of 5,320,166 shares of the Company’s common stock were issued to Vascular Genetics stockholders. Additionally, the Company assumed options to purchase 229,648 shares of common stock and warrants to purchase 19,164 shares of common stock. In connection with the acquisition, the Company also reserved 556,904 shares of common stock for potential indemnity obligations to former Vascular Genetics stockholders. In September 2004, the indemnity period for the merger ended and Corautus issued an additional 13,576 shares of common stock to the former Vascular Genetics stockholders resulting from claims asserted against Corautus under the indemnity provisions. Corautus recorded an expense in the third quarter of 2004 of $77,655 representing the fair value of the 13,576 shares computed in accordance with the merger agreement. The acquisition was accounted for as a purchase of assets by the Company for financial reporting purposes, in accordance with U. S. generally accepted accounting principles. Pursuant to the Emerging Issues Task Force’s Issue No. 98-3, Determining Whether a Nonmonetary Transaction Involves the Receipt of Productive Assets or of a Business, Vascular Genetics did not meet the criteria necessary to qualify as a business. Therefore, the Company’s acquisition of Vascular Genetics did not qualify as a business combination under SFAS No. 141, Business Combinations, and no goodwill resulted from the recording of the transaction. The value of the in-process research and development was charged to operations upon the close of the merger. The value allocated to acquired workforce of $80,000 was amortized over two years. Amortization expense in 2005, 2004, and 2003 was $3,334, $40,000, and $36,667, respectively, and is included in general and administrative expenses.

In May 2000, the Company acquired all of the outstanding shares of Allegro Cell Systems, Inc. in exchange for 41,143 shares of common stock and an obligation to issue an additional 1,714 shares of common stock. The additional 1,714 shares of common stock were issued during 2002. Allegro’s sole asset was a license to certain technologies for the treatment and prevention of AIDS and for lentiviral gene therapy. Allegro had no products, revenues, employees, facilities or other assets. The shares issued to acquire the technologies were valued at $1,458,720 based on the fair value of the common stock on the date of the agreement which was charged to acquired in-process technology due to the early stage of development of the technology and the lack of alternative future uses for it.

In July 1998, the Company executed various agreements with Baxter Healthcare pursuant to which the Company acquired certain rights and assets from Baxter Healthcare. Under the terms of the agreements, the Company obtained the rights to Baxter Healthcare’s adenoviral-based gene transfer technologies and certain equipment in exchange for 5,830 shares of non-voting convertible Series A Preferred Stock and 263,031 shares of common stock. The shares issued to acquire the gene transfer technologies were valued at $5,455,505 based upon a discounted cash flow analysis, estimated research and development costs for six years and product revenues commencing in year seven, after the assumed completion of clinical trials and product approval by the U.S. Food and Drug Administration, or FDA. The value of the technology was charged to acquired in-process technology because technological feasibility had not been achieved nor had alternative future uses of the technology been identified. The value of the stock issued for property and equipment was $343,937 based upon the fair value of those assets.

Under the terms of the Company’s Developmental Collaboration Agreement and Credit Agreement with Baxter Healthcare, Baxter Healthcare was required to provide funding for pre-clinical development of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

hemophilia product. When the Company treated the first patient in a Phase I clinical trial for the hemophilia product, a milestone payment of $2,000,000 was due from Baxter Healthcare. On June 13, 2001, the first patient was treated using the hemophilia product, and Baxter Healthcare paid the $2,000,000 milestone payment in exchange for 2,000 shares of Series C Preferred Stock. Additionally, the remaining balance under the Credit Agreement of approximately $5,848,000 was converted to Series B Preferred Stock in August 2001. The Series B Preferred Stock was convertible at Baxter Healthcare’s option into 287,274 shares of common stock and was converted to common stock in February 2003 in connection with the closing of the merger with Vascular Genetics. (See Note 6).

The Company entered into a Distribution Agreement with Baxter Healthcare whereby Baxter Healthcare has an exclusive, worldwide right to market, sell and distribute all products that may be developed under the Developmental Collaboration Agreement. The term of the Distribution Agreement is the longer of ten years from the date of regulatory approval of the first product or the expiration of the last to expire of any related patents issued on or before ten years from the date of regulatory approval.

The Company, Baxter Healthcare and certain founding stockholders of the Company entered into an Investor Rights Agreement under which the shares held by these entities were subject to certain restrictions on transfer until July 8, 2003 and these entities have certain registration rights. Additionally, under this agreement, Baxter Healthcare has the obligation to purchase Series C Preferred Stock at a price of $1,000 per share upon the Company’s achievement of the following milestones: (i) $2,000,000 upon treatment of the first patient in a Phase I clinical trial for a product developed under the Developmental Collaboration Agreement; (ii) $5,000,000 upon commencement of Phase III clinical trials of a product developed under the Developmental Collaboration Agreement; and (iii) $10,000,000 upon approval by the FDA of a product developed under the Developmental Collaboration Agreement. (See related discussion in Note 6).

6. Stockholders’ Equity

Convertible Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, $0.001 par value. As of December 31, 2006, 40,000, 13,000, 17,000, 1,400,000, and 3,500,000 shares were designated Series A, Series B, Series C, Series D and Series E Preferred Stock, respectively.

As of December 31, 2006, there were no shares of Series A or Series B Preferred Stock issued and outstanding.

As of December 31, 2006, there were 2,000 shares of Series C Preferred Stock issued and outstanding. The Company anticipates that Series C Preferred Stock will be sold only to Baxter Healthcare upon the Company meeting certain specified milestones, referred to as the “Series C Milestones.” Holders of the Series C Preferred Stock are not entitled to receive dividends, have a liquidation preference amount of one thousand dollars ($1,000.00) per share prior to any distribution to holders of Series A Preferred Stock and to holders of common stock and have no voting rights, except as to the issuance of additional Series C Preferred Stock. Each share of Series C Preferred Stock becomes convertible into common stock upon the earlier of (i) the first business day following the approval by the FDA of the right to market, sell or distribute any product using the MAXIMUM-AD Vector Technology for treatment of blood clotting disorders in humans relating to Hemophilia A, which product has been developed pursuant to the Company’s Developmental Collaboration Agreement with Baxter Healthcare and (ii) the date seven years after the achievement of the most recently achieved Series C Milestone. The Series C Preferred Stock is convertible into common stock in an amount equal to (a) the quotient

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of (i) the Liquidation Value (adjusted for Recapitalizations), divided by (ii) one hundred and ten percent (110%) of the per share Fair Market Value of the Company’s common stock (as defined), multiplied by (b) the number of shares of Series C Preferred converted. In February 2003, the stockholders approved an amendment to the certificate of designation for the Series C Preferred Stock in which the Series C Preferred Stock would be convertible upon the earlier of (i) the first business day following the approval by the FDA of the right to market, sell or distribute any product using the MAXIMUM-AD Vector Technology for treatment of blood clotting disorders in humans relating to Hemophilia A, which product has been developed pursuant to the Developmental Collaboration Agreement with Baxter Healthcare and (ii) June 13, 2010.

On July 31, 2003, Boston Scientific Corporation made a $9,000,000 investment in exchange for 1,385,377 shares of Series D Preferred Stock, which was initially convertible into the same number of shares of common stock, subject to adjustment. As of December 31, 2006, the 1,385,377 shares of Series D Preferred Stock were convertible into 1,420,339 shares of common stock. The Series D Preferred Stock is convertible into common shares at any time at the option of the holder and votes with the common stock on an “as adjusted basis.” The Series D Preferred Stock has a liquidation preference of $9,004,951 that is payable prior to any distribution to holders of Series A Preferred Stock and common stock.

See Note 4 above for description of Series E Preferred Stock.

Warrants

In conjunction with the lease settlement discussed in Note 9, in November 2003 the Company issued a warrant, exercisable for 5 years, to acquire 100,000 shares of Corautus common stock at an exercise price of $4.50 per share. The value of the warrant totaled approximately $490,000 in 2003, which was recorded in general and administrative expense.

In October 2003, the Company issued a warrant to purchase 1,000 shares of common stock in partial consideration for past public relations services. The warrant is fully vested and exercisable for seven years at an exercise price of $5.87. The warrant was valued at $4,660 and recorded in general and administrative expense in 2003.

In March 2003, a warrant to purchase 100,000 shares of common stock at $1.53 was issued as part of the consideration paid for investor relations and public relations services. One-fourth of the common stock under the warrant vested upon issuance, with the remaining portion vesting over the next nine months. The warrant was exercisable for ten years from the issuance date and was exercised by the holder in 2004. The value of the vested portion of the warrant totaled approximately $104,000 and $230,000 in 2004 and 2003, respectively, and was recorded in general and administrative expense.

In October 2001, the Company issued a warrant to purchase 12,785 shares of common stock to a service provider. The warrant had an exercise price of $16.45 per share and expired in October 2006. The warrant was valued at $134,250 and was recorded to general and administrative expense in 2001.

Holders of the convertible notes payable issued in 1998 and 1999 also were granted warrants to purchase 73,571 and 194,881 shares of common stock at an exercise price of $5.18 and $2.10 per share, respectively. The remaining 48,208 warrants issued in 1998 with an exercise price of $5.18 per share expired unexercised during 2005. The remaining 59,519 warrants issued in 1999 to purchase 97,611 shares of common stock at $2.10 per share expired unexercised in April, 2006.

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(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Private Sale of Common Stock and Warrants

On June 27, 2005, Corautus entered into an investment agreement whereby BSC agreed to purchase 2,105,264 shares of restricted common stock for a per share purchase price of $3.80. The $8,000,000 in proceeds resulting from the sale of shares of common stock to BSC were held in escrow at June 30, 2005, subject to stockholder approval at a special meeting that occurred on August 11, 2005.

Also, on June 27, 2005, Corautus and a group of investors closed a private placement offering. Pursuant to the agreement with the investors, Corautus sold 2,640,055 shares of restricted common stock for a purchase price of $3.80 per share. The proceeds of the offering, which closed on August 11, 2005 (totaling approximately $10,032,000 less direct expenses of $17,000), will be used to fund projected operations, including expenditures related to the GENASIS trial, the manufacturing costs for VEGF-2 for a Phase III trial, and the initial costs related to conducting a planned Phase III clinical trial.

On July 7, 2004, Corautus and thirteen investors entered into the Common Stock and Warrant Purchase Agreement, whereunder the investors agreed to purchase an aggregate of 1,886,952 shares of Corautus common stock and warrants exercisable for an aggregate of 471,732 shares of Corautus common stock for net cash proceeds to Corautus of $9,320,540. The transaction closed in two tranches. The first tranche in the amount of $4,666,572 closed on July 7, 2004. The commitment for the second tranche in the amount of $4,653,968 was initially placed into escrow and then closed on September 14, 2004 after the treatment of the first patient in Corautus’ Phase IIb clinical trial. The common stock in both tranches was issued at a price of $5.22 per share, which equals 90% of the average closing price during the thirteen trading days prior to execution of the definitive agreement. The warrants for each tranche are exercisable for five years at a price equal to 120% of the closing price on the day prior to the closing of that tranche (e.g. $8.064 and $6.30 for the warrants issued in the first and second tranches, respectively). The proceeds of the offering were used for working capital and other general corporate purposes.

On May 10, 2004, thirteen current or former directors, advisors and officers of Corautus or its subsidiaries purchased an aggregate of 97,909 shares of unregistered common stock from the company at $5.50 per share for aggregate net cash proceeds to Corautus of $538,500. The subscription agreements were entered into effective May 7, 2004 and the price per share was the closing price of the publicly traded stock of the Company on that date. The proceeds of the offering were used for working capital and other general corporate purposes.

In March 2004, Corautus and two separate investors entered into Common Stock and Warrant Purchase Agreements, whereunder the investors agreed to purchase an aggregate of 376,000 shares of Corautus common stock and warrants exercisable for 18,800 shares of Corautus common stock. The common stock was issued at a price equal to 88% of the closing market price of Corautus common stock on the day immediately preceding the agreement execution date (i.e., $5.9835 per share). The warrants are exercisable at a price equal to 125% of the closing market price of Corautus common stock on the day immediately preceding the date the transaction closed (i.e., $8.375 per share). Additionally, the warrants are exercisable by the holder for up to five years immediately following issuance. The transaction closed on March 18, 2004. The proceeds of the offering (totaling $2,249,984) were used in funding Corautus’ Phase IIb clinical trial.

On January 8, 2004, Corautus and a group of investors entered into the Common Stock and Warrant Purchase Agreement, whereunder the investors agreed to purchase an aggregate of 1,200,000 shares of Corautus common stock and warrants exercisable for 240,000 shares of Corautus common stock. The common stock was issued at a price equal to 90% of the closing market price of Corautus common stock on the day immediately preceding the agreement execution date (i.e., $4.3819 per share). The warrants are exercisable at a price equal to

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

120% of the closing market price of Corautus common stock on the day immediately preceding the date the transaction closed (i.e., $6.72 per share). Additionally, the warrants are exercisable by the holder for up to five years immediately following issuance. The transaction closed on January 16, 2004. The proceeds of the offering (totaling $5,260,680 less $289,337 in finder’s fees) were used for working capital and other general corporate purposes.

On December 19, 2003, Corautus and three investors entered into the Common Stock and Warrant Purchase Agreement, whereunder the investors agreed to purchase in two tranches an aggregate of 793,640 shares of Corautus common stock and warrants exercisable for 160,639 shares of Corautus common stock. The common stock was issued at a price equal to 90% of the closing market price of Corautus common stock on the day immediately preceding the agreement execution date (i.e., $3.967 per share). The warrants are exercisable at a price equal to 125% of the closing market price of Corautus common stock on the day immediately preceding the date each transaction closed (i.e., $5.4375 per share for tranche one (108,338 shares) and $6.7625 per share for tranche two (50,390 shares)). Additionally, the warrants are exercisable by the holder for up to five years immediately following issuance. The transaction closed on December 31, 2003 with respect to 541,690 shares and January 27, 2004 with respect to the remaining shares. In connection with this offering, the Company issued warrants to purchase an aggregate of 30,420 shares of its common stock at an exercise price of $1.00 per share as a finder’s fee for the offering. The proceeds of the offering (totaling $3,149,957 with no underwriting discounts or commissions) were used for working capital and other general corporate purposes.

Employee Stock Purchase Plan

In May 2001, the Company adopted an Employee Stock Purchase Plan (the “Purchase Plan”), which was approved by the stockholders in July 2001. A total of 142,857 shares of common stock have been authorized and reserved for issuance under this Purchase Plan. The Purchase Plan permits all eligible employees to purchase common stock through payroll deductions (which cannot exceed 15% of each employee’s compensation) at the lower of 85% of fair market value at the beginning or the end of a 24 month offering period. No shares have been issued under this plan. As of December 31, 2006, there were no participants in the plan.

Stock Options

In November 2002, the Board of Directors adopted the 2002 Stock Plan, which was approved by the stockholders in February 2003 and was amended by stockholder approval in May 2004. Under the 2002 Stock Plan, the Board or a committee has the authority to grant options and rights to purchase common stock to officers, key employees, consultants and certain advisors to the Company. Options granted under the 2002 Stock Plan may be either incentive stock options or nonstatutory stock options, as determined by the Board or a committee. The 2002 Stock Plan, as amended in May 2004, reserves 3,500,000 shares for issuance under the Plan plus (a) any shares of common stock which have been reserved but not issued under the 1999 Stock Plan, the 1995 Stock Plan and the 1995 Directors’ Option Plan as of the date of stockholder approval of the 2002 Stock Plan, (b) any shares of common stock returned to the 1999 Stock Plan, the 1995 Stock Plan and the 1995 Directors’ Option Plan as a result of the termination of options or repurchase of shares of common stock issued under those plans and (c) an annual increase on the first day of each year by the lesser of (i) 300,000 shares, (ii) the number of shares equal to two percent of the total outstanding common shares or (iii) a lesser amount determined by the Board of Directors. Generally, options are granted with vesting periods from one to two years and expire ten years from date of grant or 90 days after termination of employment, if sooner.

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the activity of the Company’s stock options:

	Employee and Director Stock Options	Weighted Average Exercise Price
Balance at December 31, 2003	2,062,177	$4.43
Granted	1,048,000	$5.37
Exercised	(23,334)	$3.30
Canceled	(395,707)	$9.23

Balance at December 31, 2004	2,691,136	$4.10
Granted	1,504,200	$4.85
Exercised	(204,228)	$2.01
Canceled	(133,014)	$14.61

Balance at December 31, 2005	3,858,094	$4.14
Granted	1,914,337	$0.84
Exercised	—
Canceled	(352,992)	$2.71

Balance at December 31, 2006	5,419,439	$3.07

Options outstanding as of December 31, 2006:

Exercise Price	Options Outstanding	Weighted Average Contractual Life in Years	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price of Options Exercisable
$0.75 - $0.85	1,726,851	9.37	$0.83	931,488	$0.81
$1.30	1,270,568	6.33	$1.30	1,270,568	$1.30
$2.24 - $2.94	49,783	6.03	$2.80	49,783	$2.80
$3.98 - $4.83	552,092	6.63	$4.40	517,092	$4.39
$5.01 - $7.56	1,771,377	6.99	$5.45	1,771,377	$5.45
$14.35 - $68.25	48,768	4.54	$27.14	48,768	$27.14

	5,419,439	7.53	$3.07	4,589,076	$3.44

The weighted-average grant date fair value of options granted in 2006, 2005, and 2004 was $0.84, $1.70, and $3.06, respectively. The weighted-average grant date fair value of options granted at less than fair value on the grant date in 2004 was $4.64. There were no options granted at less than fair value in 2006 or 2005. The intrinsic value of outstanding and vested options was zero at December 31, 2006.

In the fourth quarter of 2006, the Company’s board of directors approved termination agreements for two senior officers which included acceleration of vesting of all their options. The modification of these awards resulted in $18,000 of non-cash expense in 2006.

During 2004, the Company accelerated the vesting of certain employee stock options upon the employees’ termination. Also, the Company extended the period during which certain vested employee stock options could be exercised upon employee termination. Because these changes qualified as stock option modifications under FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, the Company recorded compensation expense of approximately $44,000

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in general and administrative expense in 2004 representing the excess of the intrinsic value of the options on the modification date over the options’ original intrinsic value.

During 2004, the Company granted stock options to certain individuals, which had exercise prices below the market price of the Company’s common stock on the date of grant. In accordance with APB No. 25, the Company recorded compensation expense over the vesting period of approximately $6,700 in general and administrative expense in 2004 based on the intrinsic value of the options on the date of grant.

The following common stock is reserved for future issuance at December 31, 2006:

Stock options
Granted and outstanding	5,419,439
Reserved for future grants	399,364
Common stock warrants	1,169,024
Series D Preferred Stock	1,420,339
Series E Preferred Stock	2,475,659
Employee stock purchase plan	142,857

Total	11,026,682

The number of shares of common stock into which Series C Preferred Stock will be converted will not be known until the date of conversion because the conversion factor is based on fair value of the Company’s common stock on the date the Series C Preferred Stock becomes convertible, June 13, 2010.

7. Income Taxes

There is no income tax provision (benefit) for federal or state income taxes as the Company has incurred operating losses since inception.

A reconciliation of the statutory income tax rate to the effective income tax rate as recognized in the statements of operations for the years ended December 31, 2006, 2005 and 2004, is as follows:

	For the year ended December 31,
	2006	2005	2004
Federal statutory rate	35%	35%	35%
State tax rate, net of federal benefit	5%	5%	5%
Change in valuation allowance	(40%)	(40%)	(40%)

	—	—	—

As of December 31, 2006, the Company has federal and state net operating loss carryforwards of approximately $138,000,000 and $100,000,000, respectively, which will begin to expire in 2011 and 2007, respectively, unless previously utilized. The Company has federal and state research and development credit carryforwards of approximately $2,135,000 and $1,786,000, respectively. The federal research and development credit carryforwards will begin to expire in 2011 unless previously utilized. The Company has a California manufacturer’s investment credit of approximately $60,000 that will begin to expire in 2008 unless previously utilized.

Under Internal Revenue Code Sections 382 and 383, the Company’s use of net operating loss and tax credit carryforwards could be limited in the event of certain cumulative changes in the Company’s stock ownership.

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets are comprised of the following:

	December 31,
	2006	2005
Net operating loss carryforwards	$53,954,000	$48,088,000
Research and development and other state credit carryforwards	3,597,000	2,637,000
Employee compensation accruals	403,000	—
Other, net	322,000	379,000

Total deferred tax assets	58,276,000	51,104,000
Valuation allowance	(58,276,000)	(51,104,000)

Net deferred tax assets	$—	$—

8. Related Party Balances and Transactions

During 2001, the Company entered into a note receivable with an officer and stockholder in the amount of $37,000. The note was originally to be repaid over a four year period, however in April, 2002, the Company agreed to forgive the loan. Under the terms of the forgiveness arrangement, the loan was forgiven over a four-year period beginning April, 2002. The amount of the loan that was forgiven in 2006, 2005, and 2004 was $3,198, $9,633, and $9,633, respectively. The balance of this loan was $0 and $3,198 as of December 31, 2006 and 2005, respectively.

9. Commitments

Facilities

The Company leases approximately 365 square feet of office space under an operating lease that may be terminated by the Company at any time with forty five days notice. Also, the Company leases approximately 2,200 square feet of office and laboratory space under an operating lease that expires on July 31, 2007.

In May 2003, the Company entered into an agreement to terminate the lease for its manufacturing facility (Barnes Canyon) and to surrender possession of such facility without prejudice to any remedies of the landlord for the recovery of rent. As of the date of such termination, future payments due under this operating lease for the remaining eight year term were approximately $16.5 million. The Company entered into a settlement and release agreement with the landlord, dated as of November 7, 2003, for the settlement of the remaining payments that would have been due for the original term of such lease. Pursuant to the settlement and release agreement, the Company was obligated to pay or deliver to the landlord the following:

•	immediately upon execution of the agreement, a warrant to acquire 100,000 shares of Corautus common stock at an exercise price of $4.50 per share;

•	$650,000 in cash on or before April 15, 2004, in one or more installments;

•	an aggregate of $550,000 in cash in twenty-two equal consecutive monthly installments beginning February 2004;

•	for twenty-four months beginning November 2003, that number of shares of Corautus common stock which on the first day of each such month shall have a trading value of $50,000; and

•	$681,000 in cash on or before January 5, 2006, subject to reduction for certain amounts received by the landlord prior to December 1, 2004 from re-leasing the property.

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company had delivered to the landlord a standby letter of credit, secured by a restricted certificate of deposit, for $680,901, securing a portion of its obligations under the agreement. The Company agreed to file a registration statement to register the shares delivered to the landlord, including the shares underlying the warrants, pursuant to the Securities Act of 1933, on or before June 1, 2004. Such registration statement was filed on January 27, 2004 and was amended on February 3, 2004. Effective with the $650,000 cash payment due on or before April 15, 2004, the Company was released from its obligations under the lease. The net present value of this settlement amount of $3.4 million was charged to expense in 2003. The estimated fair value of the warrants of $490,000 was recorded to additional paid in capital. In 2005 and 2004, the Company made payments of $955,901 and $925,000, respectively, and issued 186,007 and 53,180 shares of common stock valued at $900,000 and $300,000, respectively, to the landlord pursuant to the settlement agreement. As of December 31, 2005, all obligations under this settlement agreement had been met, eliminating the liability.

For the years ended December 31, 2006, 2005, and 2004, rent expense was approximately $222,000, $151,000, and $305,000, respectively.

Future minimum lease payments under the Company’s leases are as follows:

2007	$21,000

Purchase Commitments

On May 13, 2005, the Company entered into a Manufacturing Agreement with Boehringer Ingelheim Austria GmbH (“BI”) regarding BI’s provision of certain development, optimization, and manufacturing services for the Company’s VEGF-2 material. The Manufacturing Agreement with BI was a long-term agreement for manufacturing VEGF-2 for commercial use, the Company’s planned Phase III cardiovascular clinical trial and any potential clinical trials related to peripheral artery disease. The Manufacturing Agreement had a term extending from its execution until seven years after the first licensing of VEGF-2, renewable thereafter on successive four-year terms unless either party terminated with 24 months notice. The Company originally estimated that its total payments under the agreement would be approximately 11.1 million euros (equating to approximately $14.6 million in U.S. dollars as of December 31, 2006), of which approximately 6.0 million euros (equating to approximately $7.6 million in U.S. dollars) have been paid through December 31, 2006. However due to the results of the Company’s Phase IIb clinical trial using VEGF-2 and the Company’s decision to not pursue new trials using VEGF-2, the Company expects to terminate the Manufacturing Agreement in 2007. Any costs incurred under the Manufacturing Agreement related to termination are expected to be minimal.

NASDAQ De-Listing

On December 8, 2006, the Company received notification from NASDAQ that its common stock would be delisted from NASDAQ on December 19, 2006 unless it requested an appeal no later than December 15, 2006 because, in NASDAQ’s determination, it was not currently engaged in active business operations and is therefore a “public shell.” On December 15, 2006, the Company appealed the “public shell” determination and requested an oral hearing, which occurred on February 8, 2007. During the oral hearing, it requested relief from the “public shell” determination for a 90-day period, or until May 9, 2007, in order to complete the proposed merger. The NASDAQ hearing panel has not rendered a decision as of this date. The maximum amount of relief time the Company can receive from NASDAQ is 180 days from the date NASDAQ originally sent the delisting determination letter (December 8, 2006), which means the 180-day period expires on June 6, 2007.

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Profit Sharing Plan

In 1998, the Company established a savings plan which covers all employees working more than 1,000 hours per year which has been established pursuant to the provisions of Section 401(k) of the Internal Revenue Code. Contributions to the plan are discretionary and contributions made prior to September 2005 vest over a four-year period. Beginning September 1, 2005, contributions made to eligible employees under the Safe Harbor Matching Contribution are 100% vested. Employer contributions during the years ended December 31, 2006, 2005 and 2004 were $60,622, $58,946, and $49,774, respectively.

11. Supplemental Cash Flow Information

Cash paid for income taxes was $1,600 for each of the years ended December 31, 2006, 2005 and 2004. Cash paid for interest was $8,221, $1,904, and $23,948 for the years ended December 31, 2006, 2005 and 2004, respectively.

In October 2003, the Company issued common stock with a market value of $50,000 (8,696 common shares) to a vendor in settlement for outstanding obligations. The expense was recorded in general and administrative expense.

During the years ended December 31, 2001 and 2000, amounts due Baxter Healthcare under the Credit Agreement of $5,848,361 and $4,043,079 were converted into 5,849 and 4,043 shares of Series B Preferred Stock, respectively. Additionally, during 2001, 2,000 shares of Series C Preferred Stock were issued to Baxter Healthcare in exchange for a $2,000,000 milestone payment (Note 5).

During 2000, the Company issued 41,143 shares of common stock valued at $1,519,500 to acquire the license for technologies for the treatment and prevention of AIDS and for lentiviral gene therapy (Note 5). During 2002, an additional 1,714 shares of common stock were issued in connection with this transaction.

During 2000, a warrant for 14,286 shares of common stock was issued to Baxter Healthcare in conjunction with Baxter Healthcare’s guarantee of a note payable. The warrant was valued at $687,000 and classified as deferred loan fees and was amortized to interest expense over the term of the note payable, which matured in 2003. Additionally, the Company acquired $200,000 of leasehold improvements under a note payable to a related party.

As more fully described in Note 5, in 1998 the Company acquired certain technology and equipment in exchange for 5,830 shares of Series A Preferred Stock and 263,031 shares of common stock valued at $5,799,442. The equipment acquired was valued at $343,937 based on an appraisal.

CORAUTUS GENETICS INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Selected Quarterly Data (Unaudited)

The following tables set forth certain unaudited quarterly information for each of the eight fiscal quarters in the two-year period ended December 31, 2006. This quarterly information has been prepared on a consistent basis with the audited financial statements and, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The Company’s quarterly operating results may fluctuate significantly as a result of a variety of factors and operating results for any quarter are not necessarily indicative of results for a full fiscal year or future quarters.

2006 Quarter Ended	December 31	September 30	June 30	March 31
Total revenue	$20,834	$20,833	$20,833	$20,833
Operating expenses	3,584,090	3,178,054	3,637,416	5,521,180
Net loss available to common stockholders	(3,610,527)	(3,167,487)	(3,593,844)	(5,485,243)
Basic and diluted net loss available to common stockholders per common share	$(0.18)	$(0.16)	$(0.18)	$(0.28)

2005 Quarter Ended	December 31	September 30	June 30	March 31
Total revenue	$20,834	$20,833	$20,833	$20,833
Operating expenses	5,481,737	4,616,115	5,474,950	4,273,327
Net loss	(5,418,484)	(4,562,143)	(5,476,351)	(4,279,865)
Basic and diluted net loss per common share	$(0.28)	$(0.25)	$(0.37)	$(0.29)

13. Litigation

The Company is involved in various litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims will not, individually or in the aggregate, have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

14. Subsequent Event

On February 7, 2007, the Company executed a definitive merger agreement (“Agreement”) with VIA Pharmaceuticals, Inc. (“VIA”), a privately-held drug development company headquartered in San Francisco, California. The merger is expected to create a drug development company focused on compounds that target inflammation in the blood vessel wall as an innovative approach to the treatment of cardiovascular disease. Under the terms of the Agreement, the Company will issue, and the holders of VIA’s equity securities will receive (or purchase, in the case of optionholders), shares of the Company’s common stock in exchange for their shares of VIA stock. It is expected that the holders of VIA’s equity securities will own approximately 77.59% and existing Company’s stockholders will own approximately 22.41% of the capital stock of the combined company on a pro forma, fully-diluted basis based on the delivery of $11.25 million of net cash at closing (the actual percentages to be determined based on the Company’s net cash at closing). The merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. The transaction is subject to the Company maintaining certain minimum cash levels, as well as certain other customary conditions, including obtaining stockholder approval. The transaction is expected to close in the second quarter of 2007.

REPORT OF DELOITTE & TOUCHE LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

VIA Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of VIA Pharmaceuticals, Inc. (the “Company”) (a development stage company) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006 and 2005, and for the periods from June 14, 2004 (date of inception) to December 31, 2004, and to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, and for the periods from June 14, 2004 (date of inception) to December 31, 2004, and to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The Company is in the development stage at December 31, 2006. As discussed in Note 1, to the financial statements, the Company’s operations commenced on June 14, 2004.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, to the financial statements, the Company’s stockholders’ deficit and negative cash flow from operations raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 of the Notes to the Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, in 2006.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 7, 2007

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,337,360	$442,867
Prepaids and other assets	111,107	109,410

Total current assets	3,448,467	552,277
PROPERTY AND EQUIPMENT—Net	182,309	89,712
OTHER ASSETS	95,644	44,867

TOTAL	$3,726,420	$686,856

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$150,384	$506,886
Accrued expenses and other liabilities	1,161,307	1,287,378
Interest payable	279,111	147,905
Capital lease obligation	2,696	2,300
Short term convertible notes payable	8,000,000	8,616,912

Total current liabilities	9,593,498	10,561,381
Capital lease obligation	2,051	4,946
Deferred rent	4,776	—

Total liabilities	9,600,325	10,566,327

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.001 par value—150,000,000 and 10,000,000 shares authorized; 1,197,250 and 1,129,500 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	1,197	1,130
Preferred stock—Series A, $0.001 par value—50,000,000 shares authorized, 8,702,498 shares issued and outstanding at December 31, 2006	8,703	—
Additional paid-in capital	12,619,644	8,650
Deferred stock compensation	—	(107)
Accumulated other comprehensive income	12,582	—
Deficit accumulated in the development stage	(18,516,031)	(9,889,144)

Total stockholders’ equity (deficit)	(5,873,905)	(9,879,471)

TOTAL	$3,726,420	$686,856

See accompanying notes

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period From June 14, 2004 (Date of Inception) to December 31, 2004	Period From June 14, 2004 (Date of Inception) to December 31, 2006
REVENUES:
Service revenues	$—	$—	$—	$—
Cost of revenues	—	—	—	—

Net service revenues	—	—	—	—

OPERATING COSTS AND EXPENSES:
Research and development	5,716,222	6,335,350	327,627	12,379,199
General and administration	2,507,196	2,116,660	709,524	5,333,380

Total operating costs and expenses	8,223,418	8,452,010	1,037,151	17,712,579

OPERATING LOSS	(8,223,418)	(8,452,010)	(1,037,151)	(17,712,579)

OTHER INCOME (EXPENSE)
Interest income	96,668	36,558	3,571	136,797
Interest expense	(498,758)	(388,768)	(51,344)	(938,870)
Other income (expense), net	(1,379)	—	—	(1,379)

Total other income (expense)	(403,469)	(352,210)	(47,773)	(803,452)

NET LOSS	$(8,626,887)	$(8,804,220)	$(1,084,924)	$(18,516,031)

Loss per share of common stock—basic and diluted	$(7.36)	$(8.04)	$(3.25)

Weighted average shares outstanding—basic and diluted	1,171,511	1,095,040	334,239

See accompanying notes

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Period June 14, 2004 (Inception) To December 31, 2006

	Preferred Series A		Common Stock		Additional Paid-In Capital	Deferred Stock Compensation	Deficit Accumulated in the Development Stage	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Total Comprehensive Income (Loss)
	Shares Issued	Amount	Shares Issued	Amount
BALANCE—June 14, 2004 (date of inception)	—	$—	—	$—	$—	$—	$—	$—	$—	$—
Issuance of common stock	—	—	1,000,000	1,000	—	—	—	—	1,000	—
Stock-based compensation—net	—	—	—	—	6,360	(4,675)	—	—	1,685	—
Net loss	—	—	—	—	—	—	(1,084,924)	—	(1,084,924)	—

BALANCE—December 31, 2004	—	—	1,000,000	1,000	6,360	(4,675)	(1,084,924)	—	(1,082,239)	—
Issuance of common stock	—	—	100,000	100	900	—	—	—	1,000	—
Exercise of common stock options	—	—	29,500	30	266	—	—	—	296	—
Stock-based compensation—net	—	—	—	—	1,124	4,568	—	—	5,692	—
Net loss	—	—	—	—	—	—	(8,804,220)	—	(8,804,220)	—

BALANCE—December 31, 2005	—	—	1,129,500	1,130	8,650	(107)	(9,889,144)	—	(9,879,471)	—
Exercise of common stock options	—	—	67,750	67	1,360	—	—	—	1,427	—
Issuance of series A preferred stock	8,702,498	8,703	—	—	12,174,797	—	—	—	12,183,500	—
Stock-based compensation—net	—	—	—	—	—	107	—	—	107	—
Employee stock based compensation	—	—	—	—	434,837	—	—	—	434,837	—
Unrealized gain from forward currency hedges	—	—	—	—	—	—	—	12,582	12,582	12,582
Net loss	—	—	—	—	—	—	(8,626,887)	—	(8,626,887)	(8,626,887)

Total comprehensive loss										$(8,614,305)

BALANCE—December 31, 2006	8,702,498	$8,703	1,197,250	$1,197	$12,619,644	$—	$(18,516,031)	$12,582	$(5,873,905)

See accompanying notes

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period From June 14, 2004 (Date of Inception) to December 31, 2004	Period From June 14, 2004 (Date of Inception) to December 31, 2006
OPERATING ACTIVITIES:
Net loss	$(8,626,887)	$(8,804,220)	$(1,084,924)	$(18,516,031)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	55,235	12,435	638	68,308
Change in unrealized gain on foreign currency hedge	12,582	—	—	12,582
Stock compensation expense	434,944	5,692	1,685	442,321
Deferred rent	4,776	—	—	4,776
Changes in assets and liabilities:
Other current assets	(53,774)	(149,558)	(4,802)	(208,134)
Accounts payable	(356,502)	375,525	131,361	150,384
Accrued expenses and other liabilities	(126,071)	1,306,444	80,934	1,261,307
Interest payable	497,794	388,473	51,344	937,611
Other liabilities	—	(25,000)	25,000	—

Net cash used in operating activities	(8,157,903)	(6,890,209)	(798,764)	(15,846,876)

INVESTING ACTIVITIES:
Purchase of property and equipment	(146,532)	(82,068)	(7,661)	(236,261)

Net cash used in investing activities	(146,532)	(82,068)	(7,661)	(236,261)

FINANCING ACTIVITIES:
Proceeds from convertible promissary notes	11,200,000	6,300,000	1,925,000	19,425,000
Capital lease payments	(2,499)	(4,727)	—	(7,226)
Issuance of common stock	—	—	1,000	1,000
Exercise of common stock	1,427	296	—	1,723

Net cash provided by financing activities	11,198,928	6,295,569	1,926,000	19,420,497

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,894,493	(676,708)	1,119,575	3,337,360

CASH AND CASH EQUIVALENTS—Beginning of period	442,867	1,119,575	—	—

CASH AND CASH EQUIVALENTS—End of period	$3,337,360	$442,867	$1,119,575	$3,337,360

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Stock issuance for license acquisition		$1,000

Equipment acquired under capital lease		$11,973

Accrued compensation converted to notes payable		$100,000

Interest on convertible debt converted to notes payable	$366,588	$291,912

Conversion of notes to Preferred Stock Series A	$12,183,500

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—Interest paid		$296

See accompanying notes

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization—VIA Pharmaceuticals, Inc. (a development stage company) (the “Company”), was incorporated in Delaware on June 14, 2004. The Company provides drug development services focused on compounds that target inflammation in the blood vessel wall, as an innovative approach to the treatment of cardiovascular disease. Through December 31, 2006, the Company has been primarily engaged in developing initial procedures and product technology, recruiting personnel, screening and in-licensing of target compounds, clinical trial activity, and raising capital. The company is organized and operates as one operating segment.

On March 21, 2006, the Company formed VIA Pharma UK Limited, a private corporation, in the United Kingdom to enable clinical trial activities in Europe. VIA Pharma UK Limited did not engage in operations during 2006.

Significant Risks and Uncertainty—As a development stage company, with no commercial operating history, the Company is subject to all of the risks and expenses inherent in the establishment of a new business enterprise. To address these risks and expenses, the Company must, among other things, respond to competitive developments, attract, retain, and motivate qualified personnel and support the expense of marketing new products based on innovative technology. To date, the Company has incurred expenses in research and development activities without generating any revenues to offset those expenses. As a result, the Company has incurred losses and negative cash flow from operating activities from inception, and as of December 31, 2006, 2005 and 2004, the Company had accumulated net losses of $18,516,031, $9,889,144 and $1,084,924, respectively. Further, the Company does not presently generate revenues from its operations, nor does it expect to in the near future.

The Company’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations and raise additional financing through public or private equity financing, collaborative or other arrangements with corporate sources or other sources of financing, the availability of which cannot be assured. In February of 2007, the Company signed a merger agreement with Corautus Genetics Inc. (“Corautus”) that would initially provide an influx of cash to cover existing obligations and provide operating cash flows (see Note 10). However, Corautus is also a development stage company and does not generate revenues from its operations. Furthermore, there can be no assurances that the additional cash will be sufficient to fund future operations or cash needs.

As such, there are substantial doubts that the Company will be able to continue as a going concern and, therefore, may be unable to realize its assets and discharge its liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts and classifications of liabilities that may be necessary should the entity be unable to continue as a going concern.

2. SUMMARY SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The financial statements of the Company have been prepared in conformity with Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises, and assume the Company will continue as a going concern.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods presented. Actual results could differ from those estimates. The Company’s significant accounting estimates include certain accruals for clinical trial activities, estimated useful life of property and equipment, and intangible assets, and the realization of deferred tax assets including the potential need for valuation allowance against these deferred tax assets.

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents—Cash equivalents are included with cash and consist of short term, highly liquid investments with original maturities of three months or less.

Property and Equipment—Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives or the lease term.

Long-Lived Assets—Long-lived assets include property and equipment and certain purchased licensed patent rights that are included in other assets in the balance sheet. The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Through December 31, 2006 there have been no such impairments.

Acquired Intellectual Property Rights—Payments for the acquisition of intellectual property (“IP”) rights are capitalized and amortized ratably over the estimated life of the IP rights. At the time of acquisition, the Company estimates the product life based upon the term of the agreement, the patent life of the product and the Company’s assessment of future sales and profitability of the product. The Company assesses this estimate regularly during the amortization period and adjusts the asset value or useful life when appropriate. Acquired IP rights were $26,000 as of December 31, 2006 and 2005. The estimated life of the rights is twenty (20) years and accumulated amortization of the IP rights was $2,383 and $1,083 as of December 31, 2006 and 2005, respectively. The Company did not acquire any IP during 2004. Amortization expense for acquired product rights for each of the next five years until fully amortized is as follows: 2007—$1,300; 2008—$1,300; 2009—$1,300; 2010—$1,300; 2011—$1,300; thereafter—$17,117. IP rights, of $23,617 and $24,917 as of December 31, 2006 and 2005 are included in other assets in the balance sheet.

Research and Development Expenses—Research and development (“R&D”) are charged to operations as incurred in accordance with SFAS No. 2, Accounting for Research and Development Costs. R&D expenses include salaries, contractor and consultant fees, external clinical trial expenses performed by contract research organizations (“CRO”), licensing fees and facility allocations. In addition, the Company funds R&D at third-party research institutions under agreements that are generally cancelable at the Company’s option. Research costs typically consist of applied research and preclinical and toxicology work. Pharmaceutical manufacturing development costs consist of product formulation, chemical analysis and the transfer and scale-up of manufacturing at our contract manufacturers. Clinical development costs include the costs of Phase I and Phase II clinical trials. These costs, along with the manufacturing scale-up costs, are a significant component of research and development expenses.

The Company accrues costs for clinical trial activities performed by contract research organizations and other third parties based upon the estimated amount of work completed on each study as provided by the CRO. These estimates may or may not match the actual services performed by the organizations as determined by patient enrollment levels and related activities. The Company monitors patient enrollment levels and related activities using available information; however, if the Company underestimates activity levels associated with various studies at a given point in time, the Company could record significant R&D expenses in future periods when the actual activity level becomes known. The Company charges all such costs to R&D expenses.

Total research and development costs for the years ended December 31, 2006 and 2005, and for the periods for June 14, 2004 (date of inception) to December 31, 2004 and to December 31, 2006, were $5,716,222, $6,335,350, $327,627, and $12,379,199 respectively.

Income Taxes—The Company accounts for income taxes using an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized. The amount of the valuation allowance is based on the Company’s best estimate of the recoverability of its deferred tax assets.

Comprehensive income (Loss)—Comprehensive income (loss) consists of comprehensive income (loss) and unrealized gains or losses on forward currency hedges. Components of comprehensive income (loss) are presented in the statement of stockholders’ equity (deficit).

Earnings (Loss) Per Share of Common Stock—Basic earnings (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially dilutive shares of common stock equivalents outstanding during the period. Diluted earnings (loss) per share of common stock reflects the potential dilution that could occur if options or warrants to issue shares of common stock were exercised, or shares of preferred stock were converted into shares of common stock. The following table details potentially dilutive shares of common stock equivalents that have been excluded from diluted loss per share for 2006, 2005 and 2004 because their inclusion would be anti-dilutive:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period From June 14, 2004 (Date of Inception) to December 31, 2004	Period From June 14, 2004 (Date of Inception) to December 31, 2006
Convertible preferred stock and options:
Shares of common stock subject to outstanding options	1,754,375	777,000	106,000	1,754,375
Shares of common stock subject to conversion from Series A Preferred Stock	8,702,498	—	—	8,702,498

Total shares of common stock equivalents	10,456,873	777,000	106,000	10,456,873

Derivative Instruments—From time to time, the Company uses derivatives to manage its market exposure to fluctuations in foreign currencies. The Company records these derivatives on the balance sheet at fair value in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. To receive hedge accounting treatment, all hedging relationships are formally documented at the inception of the hedge and the hedges must be highly effective in offsetting changes to future cash flows on hedged transactions. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and in the Company’s statement of operations in the same period or periods during which the hedged transaction affects earnings. The gain or loss on the derivative instruments in excess of the cumulative change in the present value of future cash flows of the hedged transaction, if any, is recognized in the Company’s statement of operations during the period of change. The Company does not use derivative instruments for speculative purposes.

The Company recorded at net gain of $181 in other income in the statement of operations relating to hedging transactions for the year ended December 31, 2006. Net unrealizable gain remaining in other accumulated comprehensive income (loss) was $12,582 at December 31, 2006. This amount represents the intrinsic value of the Company’s cash flow hedge contracts that were still open at December 31, 2006. The Company did not enter into any hedge transactions prior to 2006.

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation—On January 1, 2006, the Company adopted the provisions of, and account for stock-based compensation in accordance with SFAS No. 123R, Share-Based Payment which replaced SFAS 123, Accounting for Stock-Based Compensation (“SFAS 123R”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock-based awards under SFAS 123R. The determination of the fair value of stock-based awards on the date of grant using an option-pricing model is affected by the value of the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

The Company is a privately held company and its common stock is not publicly traded. For 2004 and 2005, the Company determined its SFAS 123 pro forma disclosures using valuations obtained from independent, outside valuation specialists engaged to determine the “fair value” of the common stock at the time the options were granted. The fair value of the Company’s stock for 2006 option grants, and related stock-based compensation expense, has been determined based upon on the February 22, 2007 quoted stock price of Corautus, a publicly traded company that the Company intends to merge with (see Note 10). The Company has taken public shares expected to be issued in connection with the merger, the anticipated exchange ratio for the Company’s shares of common stock and Corautus common stock, and have applied a 10% discount to determine fair value of the Company’s common stock for 2006 option grants of $2.19 per share. The stock-based compensation computed under this methodology is then expensed as the underlying options vest.

The Company believes a 10% discount from the trading price of Corautus’ common stock on February 22, 2007 is appropriate in determining the fair value of the Company’s common stock underlying stock options granted in 2006 on the date of grant for the following reasons. The Company is currently a privately held company, and as such, has lower marketability than the securities of a publicly traded company. Accordingly, the Company believes it is appropriate to adjust for the marketability difference by using a discount factor. When determining the amount of its stock-based compensation for option grants in 2006 in connection with the Company’s 2006 year-end audit, the trading price of Corautus’ common stock on February 22, 2007 ($.44) was believed to be the best indicator of the fair market value of the Company’s stock as of that date given the proposed merger transaction with Corautus. The Company applied a 10% discount factor to Corautus’ stock price because it believed that the fair market value of the Company’s common stock on the 2006 option grant dates was less than the fair market value as of February 22, 2007 primarily due to the fact that the Company had not engaged in substantive discussions with Corautus as of those dates and real uncertainty existed at that time as to whether a merger transaction or other financing activity would be consummated. In addition, in determining the discount factor the Company considered a number of other variables including, the prospects for liquidity and the expectations of a market in the future. Because quoted market prices are unavailable in the case of privately issued securities such as the Company, under APB No. 25 the best estimate of market value should be used to measure compensation. Accordingly, the Company believes that the use of a marketability discount in valuing its

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

privately issued securities is not inconsistent with APB No. 25 and that a 10% discount factor was appropriate to determine the fair market value of the Company’s stock as of the dates of grant.

The Company estimates the expected term of options granted by taking the average of the vesting term and the contractual term of the option. The Company estimates volatility of the common stock by using an average of selected peer group volatility. The Company used peer group calculated volatility as the Company is a development stage company with limited stock price history from which to forecast stock price volatility. The risk-free interest rates used in the valuation model are based on U.S. Treasury issues with remaining terms similar to the expected term on the options. The Company does not anticipate paying any dividends in the foreseeable future and therefore used an expected dividend yield of zero.

The Company determined that an estimated forfeiture rate of five percent is sufficient to conservatively exclude future forfeitures in the determination of option fair value. The Company’s limited historical information precludes us from using actual forfeiture rates. In the future, the Company will monitor actual forfeiture experience, and will periodically update forfeiture estimates based on actual experience.

The assumptions used to value option grants for the year ended December 31, 2006 are as follows:

Expected life from grant date (in years)	5.06–6.11
Expected volatility	67%–82%
Risk-free interest rate	3.79%–4.64%
Dividend yield	0%

The Company recorded stock-based compensation expense associated with stock options during the year ended December 31, 2006 of $434,837 of which $247,967 was related to research and development, and $186,870 was related to general and administrative expense, respectively. The expense is recorded in the statement of operations for the year ended December 31, 2006.

During the years ended December 31, 2005 and 2004, the Company granted to consultants, in conjunction with services performed, options to purchase 40,000 and 66,000 common shares, respectively. The vesting of such options vary from fully vested and exercisable at date of grant to monthly vesting over four years. The Company computed the fair value of the options at $6,360 and $1,124 for the years ended December 31, 2005 and 2004, respectively. The Company recognized compensation expense of $107, $5,692 and $1,685 in 2006, 2005 and 2004, respectively.

Prior to January 1, 2006, the Company accounted for stock-based compensation awards using the intrinsic value method in accordance with APB 25 as permitted by SFAS 123. Under the intrinsic value method, the Company does not recognize any compensation expense, as the exercise price of all stock options issued to employees is equal to the fair market value at the time the options are granted. The Company accounts for stock-based awards to non-employees in accordance with SFAS 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring and in Conjunction With Selling Goods or Services.

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Had compensation expense for the Company’s awards been recognized in 2005 and 2004 using the fair value-based method under SFAS 123, the Company would have recorded additional compensation expense and it’s net loss would have been increased to the pro forma amounts as follows:

	Year Ended December 31, 2005	Period From June 14, 2004 (Date of Inception) to December 31, 2004	Period From June 14, 2004 (Date of Inception) to December 31, 2005
Net loss—as reported	$8,804,220	$1,084,924	$9,889,144
Stock-based employee compensation expense determined under fair value-based method for stock option awards	6,610	400	7,010

Net loss—pro forma	$8,810,830	$1,085,324	$9,896,154

Basic earnings per share—as reported	$(8.04)	$(3.25)	$(11.29)
Basic earnings per share—pro forma	$(8.04)	$(3.25)	$(11.29)

New Accounting Pronouncements—In September 2006, SFAS No. 157, Fair Value Measurements (“SFAS 157”), was issued which defines fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 157, but does not expect that its adoption will have a material impact on the Company’s financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, (“SFAS 159”). SFAS 159 establishes a fair value option under which entities can elect to report certain financial assets and liabilities at fair value, with changes in fair value recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 159.

On July 13, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance and recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The new interpretation will be effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN 48, but does not expect that its adoption during the first quarter of fiscal 2007 will have a material impact on the Company’s financial position, results of operations, or cash flows.

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

3. PROPERTY AND EQUIPMENT

Property and equipment—net, at December 31, 2006 and 2005, consisted of the following:

	2006	2005
Computer equipment and software	$79,153	$52,431
Office equipment	31,634	14,400
Capital lease equipment	11,973	11,973
Furniture and fixtures	82,867	—
Leasehold improvements	29,420	22,898
Lab equipment	13,187	—

Total property and equipment	248,234	101,702

Less accumulated depreciation and amortization	(65,925)	(11,990)

Property and equipment—net	$182,309	$89,712

4. FINANCING ARRANGEMENTS

The following table reflects the carrying value of the Company’s short term convertible promissory notes under various financing arrangements as of December 31, 2006 and 2005:

	2006	2005
8% Convertible promissory notes:
Due March 31,2006	$—	$8,616,912
Due August 31, 2007	8,000,000	—

Total	$8,000,000	$8,616,912

On August 27, 2004, the Company issued a secured convertible promissory note for $1,700,000. The note automatically converts into shares of the Company’s preferred stock issued or sold at the Company’s first equity financing for an amount of shares as defined within the note agreement. On September 24, 2004, the Company issued a note for $225,000, with identical terms.

On April 5, 2005, the Company issued a note with identical terms for $3,000,000. Immediately following, the Company issued a note with identical terms for $5,017,333 and extinguished the previously issued notes and $92,333 of unpaid accrued interest. On October 3, 2005, the Company issued a note with identical terms for $2,300,000. Immediately following, the Company issued a note for $7,616,912 and extinguished the previously issued notes, $199,579 of unpaid accrued interest and $100,000 of accrued compensation due to an officer of the Company. This note allowed for additional incremental borrowings of up to a maximum of $9,316,912. The Convertible Notes provided for conversion of the notes based on contingent future financings. On December 19, 2005 and January 6, 2006, the Company received $1,000,000 and $700,000 in additional borrowings under the note.

On February 8, 2006, the Company issued a note with identical terms for $2,500,000. On March 31, 2006, the Company converted the previously issued notes and $366,588 of unpaid accrued interest to $12,183,500 of Series A Preferred Stock (See Note 6). On April 24, 2006, the Company issued a note for $3,000,000. On September 18, 2006, the Company amended the note issued on April 24, 2006 to increase the aggregate principal amount outstanding thereunder from $3,000,000 to up to $13,000,000. Concurrently therewith, the noteholder

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

advanced an additional $5,000,000 to the Company, which together with the existing $3,000,000 principal amount advanced on April 24, 2006, represented an aggregate principal amount advanced to the Company pursuant to the amended April 24, 2006 note of $8,000,000. The notes were secured by the assets of the Company, provided for conversion of the notes based on contingent future financings and allowed for optional conversion by the note holder at a mutually agreed upon price at time of conversion.

On February 7, 2007, the Company received $5,000,000 in additional borrowings under the note. Immediately following, the Company converted the previously issued noted and $334,222 of unpaid accrued interest to $13,334,222 of Series A Preferred Stock.

The Company evaluated the modifications or exchanges of debt described above in accordance with the provisions of EITF 96-19: “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” and determined that no gains or losses should be reflected in the statements of operations.

5. RELATED PARTIES

On September 20, 2004, the Company entered into a sub-lease agreement with its principal investor for office space at its San Francisco, California location. The agreement was subsequently terminated on October 31, 2005. For the year ended December 31, 2005, and for the periods from June 14, 2004 (date of inception) to December 31, 2004, and to December 31, 2006, rent expense of $87,500, $25,000, and $112,500, respectively, related to this agreement, was included in general and administrative expenses in the statements of operations. Accrued rent payable related to this agreement at December 31, 2006, 2005 and 2004 was $112,500, $112,500 and $25,000, respectively. The Company is obligated to pay amounts owed from proceeds obtained in the next round of equity financing.

On February 28, 2005, the Company entered into a licensing agreement with Stanford University (the “University”) where the Company’s founding Chief Scientific Officer is also an affiliate of the University. The Company paid the University a non-creditable, non-refundable license fee of $25,000 and issued 100,000 shares of common stock at $0.001 par value, to two employees of the University who are also stockholders in the Company, pursuant to the terms of a common stock agreement. In addition, the Company paid the University a license maintenance fee of $10,000 for each of the years ended December 31, 2006 and 2005. License maintenance fee payable for 2007 and 2008 is $25,000, 2009 and 2010 is $35,000 and $50,000 for all subsequent years in which the license agreement is effective. The Company will also pay the University royalties on net sales ranging from one percent to six percent depending on the therapy indication of the licensed product, and milestone payments ranging from $25,000 to $250,000 for technology developed under the licensing agreement, reduced by any maintenance fee payments made during the year.

The Company paid consulting fees to the two employees of the University, who are also stockholders of the Company, $170,213 and $256,185 during the years ended December 31, 2006 and 2005, respectively, and $426,398 during the period from June 14 (date of inception) to December 31, 2006. No amounts were paid during 2004.

The Chairman of the Company’s Board of Directors (“Chairman”) is a founder and employee of the Company’s primary investor in convertible promissory notes and Preferred Series A shares (“Primary Investor”). The Company issued to the Chairman 250,000 shares of common stock in 2004, and paid to the Chairman consulting fees of $30,000 and $40,000 for the years ended December 31, 2005 and 2004, respectively. No amount was paid during 2006. The Company also paid a relative of the Chairman, salary and consulting fees of $73,717 and $36,750 for the years ended December 31, 2006 and 2005, respectively, for research and development services. No amounts were paid during 2004.

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

During 2005 and 2006, the Company’s acting Chief Financial Officer (“CFO”) was an employee of the Company’s Primary Investor. In 2006, the Company granted to the CFO 50,000 stock option shares as compensation for services rendered. From inception, the Company’s acting Human Resource (“HR”) Manager was also an employee of the Company’s Primary Investor. In 2006 the Company granted to the HR Manager 10,000 stock option shares as compensation for services rendered. The Company did not pay any compensation to either the acting CFO or HR Manager in 2005 or 2004.

The Company’s Chief Development Officer (“CDO”) is also an employee of the Company’s Primary Investor. The Company paid the CDO a salary and consulting fees of $240,000 and $140,000, and granted 96,000 and 42,000 of stock options to the CDO during 2006 and 2005, respectively. There were no payments or grants during 2004.

6. EQUITY

On March 31, 2006, the Company amended and restated its Certificate of Incorporation and increased its authorized stock to include 150,000,000 shares of common stock and 50,000,000 shares of preferred stock at par value $0.001 per share. Significant components of the Company’s stock are as follows:

Common Stock—The Company’s authorized share common stock was 150,000,000 shares and 10,000,000 shares of voting common stock as of December 31, 2006 and 2005, respectively. Common stockholders are entitled to dividends if and when declared by the Board of Directors, subject to preferred stockholder dividend rights. At December 31, 2006 and 2005, the Company had reserved the following shares of common stock for issuance:

	2006	2005
Convertible preferred stock	$50,000,000	$50,000,000
2004 Stock option plan	3,150,000	1,150,000

	$53,150,000	$51,150,000

Convertible Preferred Stock—The Company’s authorized preferred stock was 50,000,000 shares as of December 31, 2006. On March 31, 2006 the Company issued 8,702,498 shares of Series A Convertible Preferred Stock, par value $0.001 per share in exchange for $12,183,500 of outstanding convertible promissory notes, related interest and accrued compensation due to an officer of the company (see Note 4).

Significant terms of the Series A Preferred Stock are as follows:

Conversion—Preferred stockholders may convert shares at any time for a fixed number of common shares determined by a conversion ratio. The conversion ratio is the initial conversion price ($2 per share) divided by the conversion price in effect at the time of the conversion. Shares automatically convert upon the affirmative vote of the majority of the outstanding preferred stockholders or the closing of a qualified public offering.

Voting Rights—Preferred stockholders are entitled to one vote for each share of common stock into which such share may be converted.

Dividends—Preferred stockholders are entitled to receive when, as and if declared by the Board, out of funds legally available, preferential dividends at the rate of 8% of the applicable Original Issue Price per share of preferred stock per annum payable in cash annually on the first business day of December or such other date as may be determined from time to time by the Board of Directors. Dividends are cumulative from the original issue date and are compounded annually. No dividends were declared by the Board of Directors during 2006, 2005 or 2004.

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Liquidation Preference—In the event of a liquidation, dissolution, or winding-up of the Company, before any distribution or payment shall be made to common stockholders, preferred stockholders shall be entitled to payment out of the available funds and assets an amount equal to the liquidation preference as of the date of such distribution. Thereafter, the remaining assets shall be paid out on a pro rata basis to common and preferred stockholders on an as-converted basis.

Board Designations—Preferred stockholders have the right to designate two of the three directors of the Company’s Board of Directors.

Stock Option Plan—In 2004, the Board of Directors adopted the 2004 Stock Option Plan (the “Plan”). Under the Plan, up to 1,150,000 shares of the Company’s common stock, in the form of both incentive and non-qualified stock options, may be granted to eligible employees, directors, and consultants. In September 2006, the Board authorized an increase of 2,000,000 shares to the Plan for a total of 3,150,000 authorized shares available for grant from the Plan.

The Plan provides that grants of incentive stock options will be made at no less than the estimated fair value of the Company’s common stock, as determined by the Board of Directors at the date of grant. If, at the time the Company grants an option, the holder owns more than ten percent of the total combined voting power of all the classes of stock of the Company, the option price shall be at least 110% of the fair value. Vesting and exercise provisions are determined by the Board of Directors at the time of grant. Option vesting ranges from immediate and full vesting to four year vesting (twenty-five percent of the shares one year after the options’ vesting commencement date and the remainder vesting ratably each month.) Options granted under the Plan have a maximum term of ten years. Options can only be exercised upon vesting, unless the option specifies that the shares can be early exercised. The Company retains the right to repurchase exercised and unvested shares.

The Company had 1,298,375, 343,500 and 1,044,000 shares available for future grants as of December 31, 2006, 2005, and 2004, respectively.

A summary of option activity under the Plan is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding—June 14, 2004 (inception)	—	$—

Granted	106,000	0.01
Exercised	—
Canceled	—

Outstanding—December 31, 2004	106,000	0.01

Granted	701,000	0.01
Exercised	(29,500)	0.01
Canceled	(500)	0.01

Outstanding—December 31, 2005	777,000	0.01

Granted	1,045,125	0.05
Exercised	(67,750)	0.02
Canceled	—

Outstanding—December 31, 2006	1,754,375	0.03

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table summarizes information concerning outstanding and exercisable options outstanding at December 31, 2006:

	Options Outstanding			Options Vested or Expected to Vest			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding	Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable or Expected to Vest	Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.01	728,000	8.43	$0.01	713,479	8.43	$0.01	437,583	$0.01
$0.05	1,026,375	9.69	$0.05	980,812	9.69	$0.05	115,107	$0.05

$0.01-$0.05	1,754,375	9.17	$0.03	1,694,291	9.17	$0.03	552,690	$0.02

The weighted average fair value of options granted was $2.19 in 2006, $0.01 in 2005 and $0.01 in 2004.

7. COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company leases its office facilities for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2011. The Company recognizes rent expense on a straight-line basis over the lease period, and accrues for rent expense incurred but not paid. Rent expense was $224,065, $151,070, $25,000 and $400,135 for the years ended December 31, 2006 and 2005, the periods from June 14, 2004 (date of inception) to December 31, 2004 and , and to December 31, 2006, respectively.

Future minimum lease payments under non-cancelable operating leases, including lease commitments entered into subsequent to December 31, 2006 are as follows:

Amount
2007	$203,588
2008	148,010
2009	48,510
2010	48,510
2011	32,340

Total minimum lease payments	$480,958

Capital Leases—During 2005, the Company acquired office equipment under a capital lease agreement. The cost of the equipment was $11,973 and is included under property and equipment in the balance sheet at December 31, 2006 and 2005. Accumulated depreciation of the leased equipment was $5,321 and $1,330 at December 31, 2006 and 2005, respectively.

The future minimum lease payments required under the capital lease and the present values of the net minimum lease payments as of December 31, 2006 are as follows:

Amount
2007	$3,264
2008	2,176

Total minimum lease payments	5,440
Less amount representing interest	(693)

Present value of net minimum lease payments.	4,747
Capital lease obligation—long-term	2,051

Capital lease obligation—short-term	$2,696

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

8. INCOME TAXES

There is no income tax provision (benefit) for federal or state income taxes as the Company has incurred operating losses since inception.

The following table reconciles the amount of income taxes computed at the federal statutory rate of 34% for all periods presented, to the amount reflected in the Company’s statement of operations for the years ended December 31, 2006 and 2005, and for the periods from June 14, 2004 (date of inception) to December 31, 2004, and December 31, 2006:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period From June 14, 2004 (Date of Inception) to December 31, 2004	Period From June 14, 2004 (Date of Inception) to December 31, 2006
Tax provision (benefit) at federal statutory income tax rate	(34)%	(34)%	(34)%	(34)%
State income taxes, net of federal income tax effect	(9)	(9)	(9)	(9)
Adjustments of deferred tax assets	9	18	26	14
Other	3	2	4	3
Valuation allowance	31	23	13	26

Income tax expense (benefit)	0%	0%	0%	0%

The tax effect of temporary differences related to various assets, liabilities and carryforwards that give rise to deferred tax assets and liabilities at December 31, 2006 and 2005 comprise the following:

	2006	2005
Deferred tax assets and liabilities:
Net operating loss carryforwards	$4,365,476	$1,970,376
Tax credit carryforwards	509,659	232,730
Property and equipment and intangibles	2,171,890	1,253,203
Other	377,964	511,721

	7,424,989	3,968,031
Less valuation allowance	(7,424,989)	(3,968,031)

Net deferred tax assets and liabilities	$—	$—

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income, the Company does not believe it is more likely than not the Company will realize a portion of its gross deferred tax assets, and has thus established a valuation allowance to reflect its estimated realizability. The amount of the deferred tax assets considered realizable, however, could change in the near term if estimates of future income during the carryforward period change.

As of December 31, 2006, the Company had federal and California state net operating loss carryforwards of approximately $11,348,000 and $8,689,000, that expire beginning 2024 and 2014, respectively. The Company also has federal and California state research and development tax credits of approximately $419,000 and $137,000. Federal research credits will expire beginning 2024 while state credits can be carried forward indefinitely.

VIA PHARMACEUTICALS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

9. EMPLOYEE BENEFIT PLANS

The Company established a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. Employees of the Company are eligible to participate in the Company’s 401(k) plan. Employees participating in the plan are permitted to contribute up to the maximum amount allowable by law. Company contributions are discretionary. During the period from June 14, 2004 (date of inception) to December 31, 2006, the Company did not make any contributions to the plan.

10. SUBSEQUENT EVENTS

The Company acquired certain patent applications, know-how and related assets (including compound libraries and quantities of physical materials and reagents) related to the Neuro3D Compounds from Neuro3D pursuant to an agreement entered into in January 2007 (“Neuro3D Agreement”) for an aggregate purchase price of $2.6 million payable in two installments. On January 5, 2007, the Company paid Neuro3D the first installment of $1.6 million and was required to pay the second installment of $1.0 million at the earlier of (i) the initiation by the Company of an IND-enabling study for a Neuro3D Compound; or (ii) January 25, 2008. In February 2007, the Company and Neuro3D entered into an amendment to the Neuro3D Agreement pursuant to which the parties agreed to reduce the purchase price from $2.6 million to $1.8 million (which had the effect of reducing the second and final installment payment from $1.0 million to $0.2 million) in exchange for capping Neuro3D’s maximum liability under the agreement at $2.6 million and reducing the indemnification period with respect to certain events from 20 years to 2 years.

On February 7, 2007, the Company entered into a definitive merger agreement with Corautus in an all share transaction valued at approximately $18.1 million as of such date. Under the terms of the agreement, the Company stockholders will receive 5.5292 shares of Corautus’ common stock for each share of Corautus common stock issued based upon cash expected to be delivered at the closing of the merger. The acquisition is subject to obtaining approval from both the Company and Corautus stockholders and regulatory approvals, and certain other closing conditions.

11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2006
Net service revenues	$—	$—	$—	$—
Operating loss	(1,910,321)	(2,177,858)	(1,959,552)	(2,175,687)
Net loss	(2,119,078)	(2,200,092)	(2,016,146)	(2,291,571)
Net loss per share—Basic and diluted	(1.85)	(1.87)	(1.71)	(1.93)

2005
Net service revenues	—	—	—	—
Operating loss	(925,268)	(1,072,719)	(4,408,608)	(2,045,415)
Net loss	(961,107)	(1,156,864)	(4,498,854)	(2,187,395)
Net loss per share—Basic and diluted	$(0.93)	$(1.05)	$(4.13)	$(1.93)

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

CORAUTUS GENETICS INC.,

a Delaware corporation;

RESURGENS MERGER CORP.,

a Delaware corporation;

and

VIA PHARMACEUTICALS, INC.,

a Delaware corporation.

Dated as of February 7, 2007

i

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of this 7th day of February, 2007 (“Execution Date”), by and among CORAUTUS GENETICS INC., a Delaware corporation (“Corautus”); RESURGENS MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Corautus (“Merger Sub”); and VIA PHARMACEUTICALS, INC., a Delaware corporation (“VIA”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Corautus and VIA intend to effect a merger of Merger Sub with and into VIA (the “Merger”) in accordance with and subject to the terms of this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and VIA will become a wholly-owned subsidiary of Corautus.

B. Corautus, Merger Sub and VIA intend to adopt this Agreement as a plan of reorganization and for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C. The Board of Directors of Corautus (i) has determined that the Merger is advisable, fair to, and in the best interests of, Corautus and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Corautus Common Stock to the stockholders of VIA pursuant to the terms of this Agreement, the Change of Control, the Corautus Charter Amendment, the Corautus Name Change Amendment and the other actions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that the stockholders of Corautus vote to approve the issuance of shares of Corautus Common Stock to the stockholders of VIA pursuant to the terms of this Agreement and the Change of Control, and the adoption of the Corautus Charter Amendment, the Corautus Name Change Amendment and such other actions as contemplated by this Agreement.

D. The Board of Directors of Merger Sub (i) has determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that Corautus, in its capacity as the sole stockholder of Merger Sub, vote to adopt this Agreement and approve the Merger, and such other actions as contemplated by this Agreement.

E. The Board of Directors of VIA (i) has determined that the Merger is advisable and fair to, and in the best interests of, VIA and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and has deemed this Agreement advisable, and (iii) has determined to recommend that the stockholders of VIA vote to adopt this Agreement and approve the Merger and such other actions as contemplated by this Agreement.

F. In order to induce Corautus to enter into this Agreement and to cause the Merger to be consummated, the stockholders of VIA listed on Schedule 1 hereto are executing voting agreements and irrevocable proxies in favor of Corautus concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “VIA Stockholder Voting Agreements”).

G. In order to induce VIA to enter into this Agreement and to cause the Merger to be consummated, the stockholders of Corautus listed on Schedule 2 hereto are executing voting agreements and irrevocable proxies in favor of VIA concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Corautus Stockholder Voting Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. THE MERGER

1.1 Merger of Merger Sub into VIA. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into VIA, and the separate existence of Merger Sub shall cease. VIA will continue as the surviving corporation following the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. As a result of the Merger, VIA will become a wholly-owned subsidiary of Corautus. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of VIA and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of VIA and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Chicago, Illinois, as promptly as practicable (but in no event later than the fifth Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Corautus and VIA may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Corautus and VIA. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger as agreed to by the Parties (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of VIA, as in effect immediately prior to the Effective Time, shall be amended in the Merger to read in its entirety as set forth on Exhibit D hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Bylaws of VIA, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Bylaws; and

(c) the directors of VIA immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and

(d) the officers of VIA immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

1.5 Reverse Split of Corautus Common Stock; Conversion of Corautus Preferred Stock.

(a) Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the Corautus Stockholder Meeting, Corautus shall cause to be filed a Certificate of Amendment to its

Restated Certificate of Incorporation (the “Corautus Charter Amendment”), whereby without any further action on the part of Corautus, VIA or any stockholder of Corautus:

(i) each share of Corautus Common Stock issued and outstanding immediately prior to the filing of the Corautus Charter Amendment shall be reclassified and combined into and become a fractional number of fully paid and nonassessable shares of Corautus Common Stock to be mutually agreed upon by Corautus and VIA (the “Reverse Stock Split”);

(ii) any shares of Corautus Common Stock held as treasury stock or held or owned by Corautus immediately prior to the filing of the Corautus Charter Amendment shall each be reclassified and combined into and become an identical fractional number of shares of Corautus Common Stock as determined by the Board of Directors of Corautus in connection with Section 1.5(a)(i) above; and

(iii) the authorized shares of Corautus Common Stock shall be increased to 200,000,000 shares.

(b) No fractional shares of Corautus Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip representing such fractional shares shall be issued. Any holder of Corautus Common Stock who would otherwise be entitled to receive a fraction of a share of Corautus Common Stock (after aggregating all fractional shares of Corautus Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of Corautus Common Stock, be paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Corautus Common Stock on the NASDAQ Capital Market (or such other market (e.g., bulletin board or pink sheets) on which the Corautus Common Stock then trades) on the date immediately preceding the effective date of the Reverse Stock Split.

(c) The Exchange Ratio set forth herein shall be appropriately adjusted, if needed, at the Effective Time to account for the effect of the Reverse Stock Split without enlarging or diluting the relative rights and ownership of the stockholders of VIA and Corautus resulting from such Exchange Ratios.

(d) Corautus shall use its commercially reasonable efforts to cause all issued and outstanding shares of Corautus Preferred Stock to be converted into Corautus Common Stock at or prior to the Effective Time; provided, however, in the exercise of such efforts Corautus shall not be required to agree to the conversion of the Series C Preferred Stock into shares of Corautus Common Stock in excess of the number referred to in Section 1.7(a)(v)(ii); provided, further in connection with any conversion of Corautus Preferred Stock on or prior to the Effective Time, Corautus shall be entitled to grant registration rights as to the Corautus Common Stock to be issued in such conversion on terms and conditions reasonably satisfactory to VIA.

1.6 Shares to Be Issued; Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Corautus, Merger Sub, VIA or any stockholder of VIA, the following shall occur:

(a) Conversion of VIA Common Stock. Subject to the terms of Section 1.6(h), each share of VIA Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of VIA Common Stock to be canceled pursuant to Section 1.6(c), if any, and excluding any Dissenting Shares (as defined and to the extent provided in Section 1.10(a))) will be converted automatically into the right to receive that number of shares of Corautus Common Stock equal to the Exchange Ratio.

(b) Conversion of VIA Preferred Stock. Subject to the terms of Section 1.6(h), each share of VIA Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of VIA Preferred Stock which are to be canceled pursuant to Section 1.6(c), if any, and excluding any Dissenting Shares (as defined and to the extent provided in Section 1.10(a))) will be converted automatically into the right to receive that number of shares of Corautus Common Stock equal to the Exchange Ratio.

(c) Cancellation of Treasury Shares. Any shares of VIA Capital Stock held as treasury stock or held or owned by VIA immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) VIA Stock Options. All options to purchase VIA Common Stock then outstanding immediately prior to the Effective Time under the VIA Pharmaceuticals, Inc. 2004 Stock Plan (as amended, the “VIA Stock Plan”) shall be exchanged for options to purchase Corautus Common Stock in accordance with Section 5.5(a).

(e) VIA Restricted Stock. If any shares of VIA Common Stock issued and outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with VIA (such shares, the “VIA Restricted Stock”), then the shares of Corautus Common Stock issued in exchange for such shares of VIA Restricted Stock pursuant to Section 1.6(a) will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Corautus Common Stock shall accordingly be marked with appropriate legends. VIA and Corautus shall take all action that may be necessary to ensure that, from and after the Effective Time, Corautus is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(f) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(g) Adjustments to Exchange Ratio. If, between the date of this Agreement and the Effective Time, any outstanding shares of VIA Common Stock, VIA Preferred Stock or Corautus Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares (including the Reverse Stock Split), the Exchange Ratio shall be correspondingly adjusted to provide the holders of VIA Common Stock (including VIA Restricted Stock), VIA Preferred Stock and VIA Options the same economic effect as contemplated by this Agreement prior to such event.

(h) No Fractional Shares. No fractional shares of Corautus Common Stock shall be issued in connection with the Merger, and no certificates or scrip representing such fractional shares shall be issued. The number of shares of Corautus Common Stock received by a holder of shares of VIA Common Stock who would otherwise be entitled to receive a fraction of a share of Corautus Common Stock (after aggregating all fractional shares of Corautus Common Stock to be received by such holder) shall, in lieu of such faction of a share and upon surrender of such holder’s VIA Stock Certificate, paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Corautus Common Stock on the NASDAQ Capital Market (or such other market (e.g., bulletin board or pink sheets) on which the Corautus Common Stock then trades) on the date the Merger becomes effective.

1.7 Calculation of Exchange Ratio; Certain Definitions; Net Cash.

(a) Exchange Ratio. For the purposes of this Agreement, the “Exchange Ratio” shall mean the product of (i) the quotient obtained by dividing the Corautus Aggregate Share Number by the VIA Aggregate Share Number, multiplied by (ii) the Net Cash Adjustment Factor.

(b) Certain Definitions. For the purposes of this Agreement, the following terms used in connection with the calculation of the Exchange Ratio shall have the meanings specified below:

(i) “Closing Net Cash Amount” shall mean the amount of Corautus Net Cash immediately prior to the Effective Time as determined in accordance with Section 1.7(c).

(ii) “Corautus Aggregate Share Number” shall mean that number, determined in accordance with Section 1.7(d), equal to the sum of: (A) the aggregate number of shares of Corautus Common Stock issued and outstanding immediately prior to the Effective Time, plus (B) the Series C Preferred Stock Conversion Share Number, plus (C) to the extent the holder of the Series D Preferred Stock and the Series E Preferred Stock has not converted its shares of either the Series D Preferred Stock or the Series E Preferred Stock at or prior to the Effective Time of the Merger, the aggregate number of shares of Corautus Common Stock issuable upon the conversion of all shares of Corautus Series D Preferred Stock and Series E Preferred Stock issued and outstanding immediately prior to the Effective Time as determined in accordance with the Certificate of Designation of Preferences and Rights of Series D Preferred Stock and the Certificate of Designation of Preferences and Rights of Series E Preferred Stock, in each case as amended and in effect as of the date of determination, and with respect to the Series E Preferred Stock, subject to any caps on the maximum number of shares of Corautus Common Stock so issuable under the Recapitalization Agreement, plus (D) the aggregate number of Corautus Common Stock issuable upon the exercise of all outstanding Corautus Warrants immediately prior to the Effective Time (determined without regard to whether or not such Corautus Warrants are then exercisable or the exercise price therefor), plus (E) the aggregate number of shares of Corautus Common Stock issuable upon the exercise of all outstanding Corautus Options immediately prior to the Effective Time (determined without regard to whether or not such Corautus Options are then exercisable, vested or unvested, or the exercise price therefor), plus (F) the aggregate number of Corautus Common Stock issuable upon the exercise of all other convertible securities, options, warrants or rights not reflected in (A)—(E) above outstanding immediately prior to the Effective Time (determined without regard to whether or not such securities are then exercisable or the exercise price therefor, as applicable). For the avoidance of doubt, to the extent the holders of any series of Corautus Preferred Stock convert their shares of Corautus Preferred Stock into shares of Corautus Common Stock at or prior to the Effective Time of the Merger, all shares of Corautus Common Stock issuable to such holders of Corautus Preferred Stock upon such conversion shall be included in the calculation of (A) above and not in the calculation of (B) and/or (C) above.

(iii) “Net Cash” shall mean, as of any particular date (actual or future), without repetition, (a) the sum of Corautus’s cash and cash equivalents and short-term investments, in each case as of such date and determined in accordance with GAAP, minus (b) the sum of Corautus’s total outstanding liabilities as determined in accordance with GAAP (including, without limitation, all liabilities of the types identified on Corautus’s unaudited consolidated balance sheets at December 31, 2006), minus (c) the sum of Corautus’s total outstanding contractual obligations, liabilities and commitments, including without limitation, any outstanding purchase orders, the cash cost of any termination payments under any Contracts, the cash costs of the wind-down of clinical trials performed by Corautus prior to the Effective Time, and any known costs or expenses arising out of or resulting from the activities of Corautus with respect to any period prior to the Effective Time (regardless of when such amounts are paid or payable), minus (d) the remaining cash cost of restructuring accruals as of such date determined in a manner substantially consistent with the manner in which such item was determined for Corautus’s Unaudited Balance Sheet, minus (e) the cash cost of any change of control payments, severance payments or payments under Section 280G of the Code that become due to any employee of Corautus solely as a result of the Merger and the Contemplated Transactions and the cash cost of any accrued and unpaid retention payments due to any Corautus employee as of such date, minus (f) the cash cost of any and all accrued and unpaid Taxes (including amounts estimated in connection with any audit that may be underway at the Effective Time) for which Corautus is liable in respect of any period ending on or before such date, minus (g) any remaining fees and expenses as of such date for which Corautus is liable pursuant to this Agreement incurred by Corautus in connection with this Agreement and the Contemplated Transactions, minus (h) any net amounts required to be paid by Corautus in connection with purchasing “tail” insurance coverage pursuant to Section 5.7(d), minus (i) the Section 1.7(b)(iii) Amount, plus (j) $75,000. Notwithstanding anything to the contrary herein, Net Cash shall not be reduced by any amounts paid or payable in connection Sections 5.7(c) or 5.7(e).

(iv) “Net Cash Adjustment Factor” shall mean the amount specified on Schedule 1.7(b)(iv) hereto based on the applicable Closing Net Cash Amount.

(v) “Series C Preferred Stock Conversion Share Number” shall mean either (i) the number of shares of Corautus Common Stock into which all outstanding shares of Series C Preferred Stock shall convert at or prior to the Effective Time as determined and mutually agreed upon by the holder of Series C Preferred Stock and Corautus, or (ii) to the extent the Series C Preferred Stock does not convert into shares of Corautus Common Stock at or prior to the Effective Time and remains issued and outstanding, that number of shares of Corautus Common Stock set forth on Schedule 1.7(b)(v) hereto. For the avoidance of doubt, if the Series C Preferred Stock converts into Corautus Common Stock at or prior to the Effective Time, the Series C Preferred Stock Conversion Share Number shall be the number of shares of Corautus Common Stock actually issued to the holder of Series C Preferred Stock in exchange for all of such holder’s shares of Series C Preferred Stock.

(vi) “VIA Aggregate Share Number” shall mean a number of shares equal to the sum of (A) the aggregate number of shares of VIA Common Stock (including all shares of VIA Restricted Stock and including all Dissenting Shares) issued and outstanding immediately prior to the Effective Time, plus (B) the aggregate number of shares of VIA Common Stock issuable upon the conversion of all shares of VIA Preferred Stock issued and outstanding immediately prior to the Effective Time as determined in accordance with the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of VIA Pharmaceuticals, Inc., as amended, plus (C) the aggregate number of shares of VIA Common Stock issuable upon the exercise of all outstanding VIA Options immediately prior to the Effective Time, plus (D) the aggregate number of shares issuable but not outstanding under the VIA Stock Plan immediately prior to the Effective Time, plus (E) the aggregate number of shares of VIA Common Stock issuable upon the exercise of all other convertible securities, options, warrants or rights not reflected in (A)—(D) above outstanding immediately prior to the Effective Time (determined without regard to whether or not such securities are then exercisable or the exercise price therefor, as applicable). For avoidance of doubt the VIA Aggregate Share Number shall be computed as if no shareholder has exercised Appraisal Rights under Section 1.10.

(c) Calculation of Closing Net Cash Amount.

(i) Corautus and VIA shall agree upon an anticipated date for Closing (the “First Anticipated Closing Date”) at least ten Business Days prior to the Corautus Stockholder Meeting. At least five Business Days prior to the First Anticipated Closing Date, but not more than ten Business Days prior to such date, Corautus shall deliver to VIA a schedule (a “Net Cash Schedule”) setting forth, in reasonable detail, Corautus’s estimate of Net Cash (the “Net Cash Estimation”) as of the First Anticipated Closing Date. Corautus shall make the work papers and back-up materials used in preparing the applicable Net Cash Schedule available to VIA and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

(ii) Within ten Business Days after Corautus delivers a Net Cash Schedule (a “Lapse Date”), VIA shall have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to Corautus (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Net Cash Estimation.

(iii) If (1) on or prior to any Lapse Date VIA notifies Corautus that it has no objections to the applicable Net Cash Estimation or (2) VIA fails to deliver a Dispute Notice as provided above prior to the applicable Lapse Date, then the Net Cash Estimation as set forth in the Net Cash Schedule shall be deemed, on the date of such notification (in the case of (1) above) or on the applicable Lapse Date (in the case of (2) above) (the applicable date being referred to herein as the “Non-Dispute Net Cash Determination Date”), to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash Amount for purposes of calculating the values pursuant to Sections 1.7(a) and 8.7 hereto, so long as Closing occurs within five Business Days after the applicable Non-Dispute Net Cash Determination Date.

(iv) If VIA delivers a Dispute Notice on or prior to the applicable Lapse Date, then Corautus and VIA shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by Corautus and VIA, which Net Cash amount shall be deemed, on the date of agreement between Corautus and VIA as to such amount (a “Dispute Net Cash Determination Date”), as the final determination for purposes of this Agreement of the Closing Net Cash Amount for purposes of calculating the values pursuant to Sections 1.7(a) and 8.7 hereto, so long as Closing occurs within five Business Days after the applicable Dispute Net Cash Determination Date.

(v) If Corautus and VIA are unable to negotiate an agreed-upon determination of Net Cash as of a particular date pursuant to Section 1.7(c)(vi) within five Business Days after delivery of the Dispute Notice (or such other period as Corautus and VIA may mutually agree upon), then Corautus and VIA shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Estimation. Corautus shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the applicable Net Cash Schedule and Net Cash Estimation, and Corautus and VIA shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination within fifteen Business Days of accepting its selection. VIA and Corautus shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of each of VIA and Corautus (or their applicable Representatives). The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash as of a particular date set and (an “Accountant Resolved Net Cash Determination Date”) made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash Amount for purposes of calculating the values pursuant to Sections 1.7 and 8.7 hereto, so long as Closing occurs within five Business Days after the applicable Accountant Resolved Net Cash Determination Date. The fees and expenses of the Accounting Firm shall be allocated between Corautus and VIA in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount.

(vi) If the Closing does not occur within five Business Days after a Non-Dispute Net Cash Determination Date, Dispute Net Cash Determination Date or an Accountant Resolved Net Cash Determination Date, as applicable, then Corautus and VIA shall agree upon an additional anticipated date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 1.7(c)(i) through (v) above as many times as necessary (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until the Closing Net Cash Amount for purposes of Sections 1.7(a), and 8.7 hereto is or is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 1.7(c).

(d) Calculation of Corautus Aggregate Share Number.

(i) At least five Business Days prior to the First Anticipated Closing Date, Corautus shall deliver to VIA a schedule (a “Corautus Aggregate Share Number Schedule”) setting forth, in reasonable detail, Corautus’s calculation of the Corautus Aggregate Share Number (the “Preliminary Corautus Aggregate Share Number”). Corautus shall make the work papers and back-up materials used in preparing the Corautus Aggregate Share Number Schedule and calculating the Preliminary Corautus Aggregate Share Number available to VIA and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

(ii) Within two Business Days after Corautus delivers the Corautus Aggregate Share Number Schedule (the “VIA Review Period”), VIA shall have the right to dispute any part of such Corautus Aggregate Share Number Schedule by delivering a written notice to that effect to Corautus (a “CASN Dispute Notice”). Any CASN Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Preliminary Corautus Aggregate Share Number.

(iii) If (1) on or prior to the expiration of the VIA Review Period VIA notifies Corautus that it has no objections to the Preliminary Corautus Aggregate Share Number or (2) VIA fails to deliver a CASN Dispute

Notice as provided above before the termination of the VIA Review Period, then the Preliminary Corautus Aggregate Share Number as set forth on the Corautus Aggregate Share Number Schedule shall be deemed, on the date of such notification (in the case of (1) above) or on the expiration of the VIA Review Period (in the case of (2) above) (the applicable date being referred to herein as the “Non-Dispute Corautus Aggregate Share Number Determination Date”), to have been finally determined, subject to Section 1.7(d)(vi) below, for purposes of this Agreement and to represent the Corautus Aggregate Share Number for purposes of Section 1.7 hereto.

(iv) If VIA delivers a CASN Dispute Notice on or prior to the expiration of the VIA Review Period, then Corautus and VIA shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Corautus Aggregate Share Number, which Corautus Aggregate Share Number amount shall be deemed, on the date of agreement between Corautus and VIA as to such amount (a “Dispute Corautus Aggregate Share Number Determination Date”), as the final determination, subject to Section 1.7(d)(vi) below, for purposes of this Agreement of the Corautus Aggregate Share Number for purposes of Section 1.7 hereto.

(v) If Corautus and VIA are unable to negotiate an agreed-upon determination of the Corautus Aggregate Share Number pursuant to Section 1.7(d)(iv) within five Business Days after delivery of the CASN Dispute Notice (or such other period as Corautus and VIA may mutually agree upon), then Corautus and VIA shall jointly select an Accounting Firm to resolve any remaining disagreements as to the Corautus Aggregate Share Number. Corautus shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Corautus Aggregate Share Number Schedule and Preliminary Corautus Aggregate Share Number, and Corautus and VIA shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination within fifteen Business Days of accepting its selection. VIA and Corautus shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of each of VIA and Corautus (or their applicable Representatives). The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the Corautus Aggregate Share Number as of a particular date set (such date being referred to herein as an “Accountant Resolved Corautus Aggregate Share Number Determination Date”) and made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Corautus Aggregate Share Number for purposes of Section 1.7 hereto, so long as the Closing occurs within five (5) Business Days following the Accountant Resolved Corautus Aggregate Share Number Determination Date. Corautus and VIA shall each bear fifty percent (50%) of the fees and expenses of the Accounting Firm.

(vi) Notwithstanding anything to the contrary contained herein, in the event that a holder of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock elects to convert its shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, into shares of Corautus Common Stock at or prior to the Effective Time, and such election is made by such holder(s) of Corautus Preferred Stock after the time Corautus has delivered the Corautus Aggregate Share Number Schedule and calculated the Preliminary Corautus Aggregate Share Number, the number of shares of Corautus Common Stock issued or to be issued to such holders of Corautus Preferred Stock at or prior to the Effective Time shall be factored into the determination of the Corautus Aggregate Share Number in lieu of the number of shares previously reserved for the Corautus Preferred Stock so converted.

(vii) If the Closing does not occur on the First Anticipated Closing Date, then Corautus and VIA shall follow the procedures set forth in Sections 1.7(d)(i) through (vi) above as many times as necessary for each Subsequent Anticipated Closing Date (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until the Corautus Aggregate Share Number for purposes of Section 1.7 is or is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 1.7(d)

(viii) Attached hereto as Schedule 1.7(d) is a sample calculation of the Corautus Aggregate Share Number as of January 31, 2007.

(e) Calculation of VIA Aggregate Share Number.

(i) At least five Business Days prior to the First Anticipated Closing Date, VIA shall deliver to Corautus a schedule (a “VIA Aggregate Share Number Schedule”) setting forth, in reasonable detail, VIA’s calculation of the VIA Aggregate Share Number (the “Preliminary VIA Aggregate Share Number”). VIA shall make the work papers and back-up materials used in preparing the VIA Aggregate Share Number Schedule and calculating the Preliminary VIA Aggregate Share Number available to Corautus and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

(ii) Within two Business Days after VIA delivers the VIA Aggregate Share Number Schedule (the “Corautus Review Period”), Corautus shall have the right to dispute any part of such VIA Aggregate Share Number Schedule by delivering a written notice to that effect to VIA (a “VASN Dispute Notice”). Any VASN Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Preliminary VIA Aggregate Share Number.

(iii) If (1) on or prior to the expiration of the Corautus Review Period Corautus notifies VIA that it has no objections to the Preliminary VIA Aggregate Share Number or (2) Corautus fails to deliver a VASN Dispute Notice as provided above prior to the expiration of the Corautus Review Period, then the Preliminary VIA Aggregate Share Number as set forth on the VIA Aggregate Share Number Schedule shall be deemed, on the date of such notification (in the case of (1) above) or on the expiration of the Corautus Review Period (in the case of (2) above) (the applicable date being referred to herein as the “Non-Dispute VIA Aggregate Share Number Determination Date”), to have been finally determined, subject to Section 1.7(e)(vi) below, for purposes of this Agreement and to represent the VIA Aggregate Share Number for purposes of Section 1.7 hereto.

(iv) Subject to Section 1.7(e)(v), if Corautus delivers a VASN Dispute Notice on or prior to the expiration of the Corautus Review Period, then VIA and Corautus shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the VIA Aggregate Share Number, which VIA Aggregate Share Number amount shall be deemed, on the date of agreement between VIA and Corautus as to such amount (a “Dispute VIA Aggregate Share Number Determination Date”), as the final determination, subject to Section 1.7(e)(vi) below, for purposes of this Agreement of the VIA Aggregate Share Number for purposes of Section 1.7 hereto.

(v) If VIA and Corautus are unable to negotiate an agreed-upon determination of the VIA Aggregate Share Number pursuant to Section 1.7(e)(iv) within five Business Days after delivery of the VASN Dispute Notice (or such other period as VIA and Corautus may mutually agree upon), then VIA and Corautus shall jointly select an Accounting Firm to resolve any remaining disagreements as to the VIA Aggregate Share Number. VIA shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the VIA Aggregate Share Number Schedule and Preliminary VIA Aggregate Share Number, and VIA and Corautus shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination within fifteen Business Days of accepting its selection. VIA and Corautus shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of each of VIA and Corautus (or their applicable Representatives). The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the VIA Aggregate Share Number (such date being referred to herein as an “Accountant Resolved VIA Aggregate Share Number Determination Date”) made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the VIA Aggregate Share Number for purposes of Section 1.7 hereto, so long as the Closing occurs within five (5) Business Days following the Accountant Resolved VIA Aggregate Share Number Determination Date. VIA and Corautus shall each bear fifty percent (50%) of the fees and expenses of the Accounting Firm.

(vi) Notwithstanding anything to the contrary contained herein, in the event that a holder of VIA Preferred Stock elects to convert its shares of VIA Preferred Stock into shares of VIA Common Stock at or prior to the Effective Time, and such election is made by such holder(s) of VIA Preferred Stock after the time VIA has delivered the VIA Aggregate Share Number Schedule and calculated the Preliminary VIA Aggregate Share Number, the number of shares of VIA Common Stock issued or to be issued to such holders of VIA Preferred Stock at or prior to the Effective Time, shall be factored into the determination of the VIA Aggregate Share Number in lieu of the number of shares previously reserved for the VIA Preferred Stock so converted.

(vii) If the Closing does not occur on the First Anticipated Closing Date, then VIA and Corautus shall follow the procedures set forth in Sections 1.7(e)(i) through (vi) above as many times as necessary for each Subsequent Anticipated Closing Date (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until the VIA Aggregate Share Number for purposes of Section 1.7 is or is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 1.7(e).

(viii) Attached hereto as Schedule 1.7(e) is a sample calculation of the VIA Aggregate Share Number as of February 2, 2007.

1.8 Closing of VIA’s Transfer Books. At the Effective Time: (a) all shares of VIA Common Stock and VIA Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of VIA Common Stock and VIA Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of VIA except as otherwise provided herein; and (b) the stock transfer books of VIA shall be closed with respect to all shares of VIA Common Stock and VIA Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of VIA Common Stock or VIA Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of VIA Common Stock or VIA Preferred Stock outstanding immediately prior to the Effective Time (a “VIA Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such VIA Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.6.

1.9 Surrender of Certificates.

(a) On or prior to the Closing Date, Corautus shall designate a reputable bank, transfer agent, trust company or other Person to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Corautus shall deliver or otherwise make available to Exchange Agent shares of Corautus Common Stock issuable pursuant to Section 1.6. The shares of Corautus Common Stock so delivered or made available to the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, but in no event more than five (5) Business Days after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of VIA Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Corautus may reasonably specify (including a provision confirming that delivery of VIA Stock Certificates shall be effected, and risk of loss and title to VIA Stock Certificates shall pass, only upon delivery of such VIA Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of VIA Stock Certificates in exchange for certificates representing shares of Corautus Common Stock. Upon surrender of a VIA Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Corautus: (A) the holder of such VIA Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Corautus Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6; and (B) the VIA Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9(b), each VIA Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Corautus Common Stock, as contemplated by Section 1.6. If any VIA Stock Certificate shall have been lost, stolen or destroyed, Corautus may, in its discretion and as a condition precedent to the delivery of any shares of Corautus Common Stock, require the owner of such lost, stolen or destroyed VIA Stock Certificate to provide an applicable affidavit with respect to such VIA Stock Certificate and post a bond indemnifying Corautus against any claim suffered by Corautus related to the lost, stolen or destroyed VIA Stock Certificate or any Corautus Common Stock issued in exchange therefor as Corautus may reasonably request.

(c) No dividends or other distributions declared or made with respect to Corautus Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered VIA Stock Certificate with respect to the shares of Corautus Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such VIA Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) If applicable, to the extent any portion of the Exchange Fund that remains undistributed to holders of VIA Stock Certificates as of the date one hundred eighty (180) days after the Closing Date shall be delivered to Corautus upon demand, and any holders of VIA Stock Certificates who have not theretofore surrendered their VIA Stock Certificates in accordance with this Section 1.9 shall thereafter look only to Corautus for satisfaction of their claims for Corautus Common Stock and any dividends or distributions with respect to shares of Corautus Common Stock.

(e) Each of the Exchange Agent and Corautus shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any VIA Stock Certificate such amounts as Corautus determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement, nor the Exchange Agent, shall be liable to any holder of any VIA Stock Certificate or to any other Person with respect to any shares of Corautus Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.10 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of VIA Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted to adopt this Agreement and who properly demand appraisal for such shares of VIA Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares. Such Dissenting Shares shall be converted into the right to receive such consideration as may be determined to be due to them in accordance with the DGCL, unless and until the holders of such Dissenting Shares fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of VIA Capital Stock under the DGCL shall thereupon be deemed to be converted into, as of the Effective Time, the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.9.

(b) VIA shall give Corautus (i) prompt written notice of any demands by holders of Dissenting Shares received by VIA, withdrawals of such demands and any other instruments served on VIA and any material correspondence received by VIA in connection with such demands; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under DGCL. VIA shall not, except with the prior written consent of Corautus (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to any demands for appraisal of capital stock of VIA or offer to settle or settle any such demands.

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of VIA, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of VIA, in the name of Merger Sub and otherwise) to take such action.

1.12 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 2. REPRESENTATIONS AND WARRANTIES OF VIA

VIA represents and warrants to Corautus and Merger Sub that, except as set forth in the written disclosure schedule delivered by VIA to Corautus and attached hereto (the “VIA Disclosure Schedule”), the following representations and warranties are true and correct as of the Execution Date and, subject to the materiality qualifier set forth in Section 7.1 below, shall be true and correct as of the Closing Date. The VIA Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosures in any section or subsection of the VIA Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the VIA Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a VIA Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1 Subsidiaries; Due Organization.

(a) VIA has no Subsidiaries, except for the Entities identified in Section 2.1(a) of the VIA Disclosure Schedule. Neither VIA nor any of the other Entities identified in Section 2.1(a) of the VIA Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 2.1(a) of the VIA Disclosure Schedule. VIA has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. VIA has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of VIA and the VIA Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of VIA and the VIA Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified, individually or in the aggregate, would not be reasonably expected to have a VIA Material Adverse Effect.

2.2 Certificate of Incorporation; Bylaws. VIA has delivered to Corautus accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto for VIA and each VIA Subsidiary.

2.3 Capitalization, Etc.

(a) The authorized capital stock of VIA consists of (i) 150,000,000 shares of common stock, par value $0.001 per share (the “VIA Common Stock”), of which 2,044,208 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 50,000,000 shares of Preferred Stock, par value $0.001 per share (the “VIA Preferred Stock”), of which 18,226,942 shares have been designated as Series A Convertible Preferred Stock, all of which are outstanding as of the date of this Agreement. VIA does not hold any shares of its capital stock in its treasury. All of the outstanding shares of VIA Common Stock and VIA Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Section 2.3(a) of the VIA Disclosure Schedule, none of the outstanding shares of VIA Common Stock or VIA Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of VIA Common Stock or VIA Preferred Stock is subject to any right of first refusal. Except as contemplated herein or as set forth in Section 2.3(a) of the VIA Disclosure Schedule, there is no VIA Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of VIA Common Stock or VIA Preferred Stock. Except as set forth in Section 7.3(c) of the VIA Disclosure Schedule, VIA is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of VIA Common Stock or other securities. Section 2.3(a) of the VIA Disclosure Schedule accurately and completely describes all repurchase rights held by VIA with respect to shares of VIA Common Stock (including shares of VIA Restricted Stock) and VIA Preferred Stock.

(b) Except for the VIA Stock Plan, VIA does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. VIA has reserved 3,150,000 shares of VIA Common Stock for issuance under the VIA Stock Plan, of which, as of the date hereof, (i) VIA has granted options to purchase an aggregate of 1,946,125 shares of VIA Common Stock (500 of which have been cancelled), and (ii) 1,204,375 shares of VIA Common Stock are reserved for future issuance pursuant to stock options or other awards not yet granted under the VIA Stock Plan. VIA has made available to Corautus accurate and complete copies of the VIA Stock Plan and the forms of all stock option agreements evidencing options granted under the VIA Stock Plan.

(c) VIA does not have any outstanding bonds, debentures, notes or other obligations to which the holders have the right to vote (or are convertible into or exchangeable for securities having the right to vote) on any matter.

(d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of VIA; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of VIA; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which VIA is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any VIA. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to VIA.

(e) All outstanding shares of VIA Common Stock, VIA Preferred Stock, VIA Options and other securities of VIA have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in VIA’s certificate of incorporation, bylaws and other applicable Contracts.

(f) All of the outstanding shares of capital stock of each of VIA’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by VIA, free and clear of any Encumbrances.

2.4 Financial Statements.

(a) Attached hereto as Section 2.4(a) of the VIA Disclosure Schedule are the unaudited balance sheets of VIA as of December 31, 2004, 2005 and 2006, and the related unaudited statements of operations, statements of stockholders’ equity and statements of cash flows of VIA for the periods ended December 31, 2004, 2005 and 2006 (collectively, the “VIA Financial Statements”) (the unaudited balance sheet of VIA as of December 31, 2006 is referred to herein as the “VIA Unaudited Balance Sheet”). The VIA Financial Statements (i) were prepared in accordance with United States general accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated (except as may be indicated in the footnotes to such VIA Financial Statements and that unaudited financial statements do not have notes thereto and other presentation items that may be required by GAAP) and (ii) fairly present, in all material respects, the financial condition and operating results of VIA, and, as applicable, its Subsidiaries, as of the dates and for the periods indicated therein.

(b) Each of VIA and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. VIA maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) The financial estimates, forecasts and projections prepared by VIA and delivered to Corautus and identified on Section 2.4(c) of the VIA Disclosure Schedule were prepared in good faith by, and represent the best estimates and reasonable judgment of, VIA’s management as of the Execution Date as to the expected future financial performance and condition of VIA.

2.5 Absence of Changes. Except as set forth on Section 2.5 of the VIA Disclosure Schedule, since the date of the VIA Unaudited Balance Sheet, neither VIA nor any VIA Subsidiary has:

(a) suffered any VIA Material Adverse Effect;

(b) suffered any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of VIA or any VIA Subsidiary (whether or not covered by insurance);

(c) (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) sold, issued, granted, or authorized the issuance of: (i) any capital stock or other security (except for VIA Common Stock issued upon the valid exercise of outstanding VIA Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for VIA Options); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the VIA Stock Plan; (ii) any VIA Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) amended the certificate of incorporation, bylaws or other charter or organizational documents of VIA or any VIA Subsidiary, and neither VIA nor any VIA Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment, individually or in the aggregate, in excess of $50,000;

(i) (i) adopted, established or entered into any VIA Employee Plan; (ii) caused or permitted any VIA Employee Plan to be amended, other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j) changed any of its methods of accounting or accounting practices;

(k) made any Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, entered into any or closing agreement relating to any material Tax, settled or compromised any claim, notice, audit report or assessment in respect of Taxes, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l) commenced, threatened or settled any Legal Proceeding;

(m) entered into any new line of business;

(n) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(o) acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business;

(p) entered into, amended or terminated any VIA Material Contract;

(q) effected or entered into any (i) material change in pricing or royalties or other payments set or charged by VIA or any VIA Subsidiary to its customers or licensees, (ii) agreement by VIA or any VIA Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to VIA or any VIA Subsidiary, or (iii) as of the date of this Agreement, material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to VIA or any VIA Subsidiary;

(r) licensed, sold, transferred, pledged, encumbered modified, disclosed, abandoned, failed to maintain or otherwise disposed of any Intellectual Property, except in the Ordinary Course of Business;

(s) pledged any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(t) entered into any transaction or taken any other action outside of the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions; and

(u) has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(t)” above (other than negotiations between the Parties to enter into this Agreement).

2.6 Title to Assets. Each of VIA and the VIA Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the VIA Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the VIA Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of VIA or any VIA Subsidiary as being owned by VIA or such VIA Subsidiary. All of said assets are owned by VIA or a VIA Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of VIA.

2.7 Real Property; Leasehold.

(a) All items of equipment and other tangible assets owned by or leased to VIA or any VIA Subsidiary (i) are adequate for the uses to which they are being put, and (ii) are adequate for the conduct of its business in the manner in which such business is currently being conducted.

(b) Neither VIA nor any VIA Subsidiary owns any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Section 2.7(b) of the VIA Disclosure Schedule. All premises leased or subleased by VIA or a VIA Subsidiary are supplied with utilities and other services necessary for the operation of its businesses.

2.8 Intellectual Property.

(a) Section 2.8(a) of the VIA Disclosure Schedule sets forth all (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations and applications and reservations therefor, in each case that are owned by VIA, including for each item listed in (i) through (iii) above, as applicable, the owner, the jurisdiction, the serial/application number, the patent/registration number, the filing date, and the issuance/registration date, and for each item listed in (iv), the registrant, the registrar and the expiration date. With respect to each item of Intellectual Property required to be listed on Section 2.8(a) of the VIA Disclosure Schedule, (i) VIA is the sole owner and possesses all right, title and interest in and to the item, free and clear of any Encumbrances, and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of VIA, is threatened that challenges the legality, validity, enforceability, registration, use or ownership of the item.

(b) To the Knowledge of VIA, VIA has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of third parties, VIA has not received any written charge, complaint, claim, demand or notice during the past two (2) years (or earlier, if presently not resolved), alleging any such infringement, misappropriation, dilution or other violation.

(c) To the Knowledge of VIA, during the past two (2) years (or earlier, if not presently resolved), no third party has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of VIA.

(d) VIA owns or has the right to use pursuant to validly and binding license or similar agreements listed on Section 2.8(e) of the VIA Disclosure Schedule all Intellectual Property necessary in the operation of the Business of VIA as currently conducted.

(e) Set forth on Section 2.8(e) of the VIA Disclosure Schedule are all items of Intellectual Property of any third party that VIA uses pursuant to license, sublicense, agreement or permission. VIA has delivered to Corautus correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date)(other than “off-the-shelf” software agreements commercially available on reasonable terms to the public generally). With respect to each item of Intellectual Property required to be identified on Section 2.8(e) of the VIA Disclosure Schedule: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) VIA is not in breach or default of such license, sublicense, agreement or permission, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iii) the execution, delivery and performance by VIA of this Agreement, the Merger and the Contemplated Transactions will not result in a default under or the loss or impairment of, or give rise to any right of any third party to modify or terminate, any such license, sublicense, agreement or permission or any Intellectual Property rights granted thereunder, nor require the consent of any third party.

(f) VIA has taken all actions that it reasonably believes are necessary to maintain and protect all Intellectual Property of VIA, consistent with practices that are customary in the industry in which VIA operates.

(g) Except as may be set forth in the Contracts listed on Sections 2.8(g) of the VIA Disclosure Schedule, VIA is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim. VIA has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

2.9 Agreements, Contracts and Commitments. Section 2.9 of the VIA Disclosure Schedule identifies, as of the date of this Agreement:

(a) each VIA Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) each VIA Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by VIA or its Subsidiaries on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit VIA’s or VIA’s Subsidiaries’ ability to terminate employees at will;

(c) each VIA Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) each VIA Contract relating to any agreement of indemnification or guaranty other than indemnification agreements between VIA and any of its respective officers or directors;

(e) each VIA Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of VIA or its Subsidiaries (or, following the Merger, the Surviving Corporation or any of its Subsidiaries) to engage in any line of business or compete with any Person;

(f) each VIA Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement, individually or in the aggregate, in excess of $25,000 and not cancelable without penalty;

(g) each VIA Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each VIA Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, individually or in the aggregate, in excess of $25,000 or creating any Encumbrances with respect to any assets of VIA or any VIA Subsidiary (or, following the Merger, the Surviving Corporation or any of its Subsidiaries) or any loans or debt obligations with officers or directors of VIA;

(i) each VIA Contract relating to (i) any distribution, license or supply agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of VIA or any VIA Subsidiary; (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which VIA or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which VIA or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by VIA or such VIA Subsidiary; or (iv) any agreement, contract or commitment to license any third party to manufacture or produce any product, service or technology or any agreement, contract or commitment currently in force to sell, distribute or commercialize any products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

(j) each VIA Contract relating to development, ownership, licensing or use of any Intellectual Property, (other than “off-the-shelf” software agreements commercially available on reasonable terms to the public generally);

(k) each VIA Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to VIA or any VIA Subsidiary in connection with the Contemplated Transactions; or

(l) any other agreement, Contract or commitment (i) which involves payment or receipt by VIA or its Subsidiaries under any such agreement, contract or commitment of $50,000 or more, individually or in the aggregate, or obligations after the date of this Agreement in excess of $50,000, individually or in the aggregate, or (ii) that is material to the business or operations of VIA and its Subsidiaries, taken as a whole.

VIA has delivered or made available to Corautus accurate and complete copies of all material written VIA Contracts, including all amendments thereto. There are no VIA Contracts that are not in written form. Except as set forth on Section 2.9 of the VIA Disclosure Schedule, neither VIA nor any of its Subsidiaries has, nor to VIA’s Knowledge, as of the date of this Agreement has any other party to a VIA Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which VIA or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, a “VIA Material Contract”) in such manner as would permit any other party to cancel or terminate any such VIA Material Contract, or would permit any other party to seek damages or other remedies which would reasonably be expected to have a VIA Material Adverse Effect. As to VIA and its Subsidiaries, as of the date of this Agreement, each VIA Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from VIA, any VIA Subsidiary, the Surviving Corporation, any Surviving Corporation Subsidiary, Corautus or any Corautus Subsidiary to any Person under any VIA Contract or give any Person the right to terminate or alter the provisions of any VIA Contract. No Person is renegotiating, or has a right pursuant to the terms of any VIA Material Contract to renegotiate, any amount paid or payable to VIA under any VIA Material Contract or any other material term or provision of any VIA Material Contract. Section 2.9 of the VIA Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by VIA that if entered into by VIA or any VIA Subsidiary would be a VIA Material Contract.

2.10 Liabilities. As of the date hereof, neither VIA nor any VIA Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such on the VIA Unaudited Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by VIA or its Subsidiaries since the date of the VIA Unaudited Balance Sheet in the Ordinary Course of Business; and (c) Liabilities for performance of obligations of VIA or any VIA Subsidiary under VIA Contracts.

2.11 Compliance; Permits; Restrictions.

(a) VIA and each VIA Subsidiary are, and have been, in compliance in all material respects with all applicable Legal Requirements and has not received any written notice of violation or alleged violation of any applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of VIA, threatened against VIA or any VIA Subsidiary, nor has any Governmental Body or authority indicated to VIA an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon VIA or any VIA Subsidiary which has had or would reasonably be expected to have a VIA Material Adverse Effect.

(b) VIA and the VIA Subsidiaries hold all Governmental Authorizations which are material to the operation of the business of VIA (collectively, the “VIA Permits”). Section 2.11(b) of the VIA Disclosure Schedule identifies each VIA Permit, each of which is in full force and effect. Each of VIA and each VIA

Subsidiary is in compliance with the terms of the VIA Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of VIA, threatened, which seeks to revoke, limit, suspend, or materially modify any VIA Permit. The rights and benefits of each material VIA Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by VIA and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or threatened with respect to an alleged violation by VIA or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act, the Public Health Service Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) Except for such Governmental Authorizations listed in Section 2.11(d) of the VIA Disclosure Schedule, VIA and its Subsidiaries holds all Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business as currently conducted and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its existing products (the “VIA Products”) (the “VIA Regulatory Permits”) and no such VIA Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. VIA and each of its Subsidiaries is in compliance in all material respects with the VIA Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any VIA Regulatory Permit or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any VIA Regulatory Permit. Except for the information and files identified in Section 2.11(d) of the VIA Disclosure Schedule, VIA has made available to Corautus all information in its possession or control relating to the VIA Products and the development, clinical testing, manufacturing, importation and exportation of the VIA Products, including without limitation, complete and correct copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, VIA or any VIA Subsidiary or in which VIA or any VIA Subsidiary or its current products or product candidates, including the VIA Products, have participated (the “VIA Studies”) were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Except for such notices listed in Section 2.11(e) of the VIA Disclosure Schedule, neither VIA nor any VIA Subsidiary has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring the termination, suspension or material modification of any clinical studies conducted by or on behalf of, or sponsored by, VIA or its Subsidiaries or in which its current products or product candidates, including the VIA Products, have participated. Except for such material obligations listed in Section 2.11(e) of the VIA Disclosure Schedule, VIA and its Subsidiaries have fulfilled and performed all of their material obligations with respect to the VIA Studies, and no event has occurred which causes, or after notice or lapse of time would reasonably be expected to cause, a VIA Material Adverse Effect.

2.12 Tax Matters.

(a) Except as set forth on in Section 2.12(a) of the VIA Disclosure Schedule, VIA and each VIA Subsidiary have timely filed all Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither VIA nor any VIA Subsidiary are currently the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where VIA or any VIA Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) All Taxes due and owing by VIA or any VIA Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of VIA and any VIA Subsidiary (A) did not, as of the date of the VIA Unaudited Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the VIA Unaudited Balance Sheet (rather than any notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of VIA in filing its Tax Returns. Since the date of the VIA Unaudited Balance Sheet, neither VIA nor any VIA Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) VIA and each VIA Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of VIA or any VIA Subsidiary.

(e) Neither VIA nor any VIA Subsidiary has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against VIA or any VIA Subsidiary. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of VIA to act on behalf of VIA) with respect to any Taxes of VIA or any VIA Subsidiary has been filed or executed with any Governmental Body. There are no matters under discussion with any Governmental Body, or known to VIA or any VIA Subsidiary with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to VIA or any VIA Subsidiary. VIA has delivered or made available to Corautus complete and accurate copies of all Tax Returns of VIA and each VIA Subsidiary (and predecessors of each) for the years ended December 31, 2004 and 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by VIA and each VIA Subsidiary since December 31, 2004. Neither VIA nor any VIA Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

(f) VIA (and any VIA Subsidiary) (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of VIA or any VIA Subsidiary; (ii) has not agreed, nor is VIA or any VIA Subsidiary required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, nor is VIA or any VIA Subsidiary required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; and (v) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (vii) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(g) VIA has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither VIA nor any VIA Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements).

(i) Neither VIA nor any VIA Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is VIA) for federal, state, local or foreign Tax purposes. Neither VIA nor any VIA Subsidiary have any Liability for the Taxes of any Person (other than VIA and any VIA Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j) Neither VIA nor any VIA Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Except as set forth on in Section 2.12(k) of the VIA Disclosure Schedule, neither VIA nor any VIA Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (v) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(l) Neither VIA nor any VIA Subsidiary has participated in or entered into (i) any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), or (ii) any confidential corporate tax shelter within the meaning of Code Section 6111(d) and Treasury Regulation Section 301.6111-2, as in effect prior to the American Job Creation Act of 2004.

(m) Neither VIA nor any VIA Subsidiary has taken any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13 Labor Matters; Benefit Plans.

(a) Neither VIA nor any VIA Subsidiary is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of VIA, seeking to represent any employees of VIA or any VIA Subsidiary.

(b) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting VIA or any VIA Subsidiary or any of its employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(c) Neither VIA nor any VIA Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of VIA, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any VIA employee, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the Ordinary Course of Business.

(d) Section 2.13(d) of the VIA Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation and benefit plans, programs or arrangements, which are currently in effect relating to any present or former employee or director of VIA or any VIA Subsidiary or which is maintained by, administered or contributed to by, or required to be contributed to by, VIA, any VIA Subsidiary or under which VIA or any VIA Subsidiary has incurred or may incur any liability (each, a “VIA Employee Plan”).

(e) With respect to each VIA Employee Plan, VIA has made available to Corautus a true and complete copy of, to the extent applicable, (i) such VIA Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such VIA Employee Plan, (iv) the most recent summary plan description for each VIA Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of VIA, and (v) the most recent Internal Revenue Service determination or opinion letter.

(f) To the Knowledge of VIA, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such VIA Employee Plan or the exempt status of any related trust.

(g) Each VIA Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(h) Neither VIA nor any VIA Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither VIA nor any VIA Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any VIA Employee Plan subject to ERISA and neither VIA nor any VIA Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(i) Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to VIA or any VIA Subsidiary, all contributions required to be made under the terms of each VIA Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected (to the extent required by GAAP) on the most recent consolidated balance sheet filed.

(j) Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to VIA or any VIA Subsidiary, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any VIA Employee Plan (excluding claims for benefits incurred in the ordinary course of business) that is pending or to the Knowledge of VIA threatened against VIA, any VIA Subsidiary or any VIA Employee Plan, and neither VIA nor any VIA Subsidiary has received any notice of, an audit or investigation of any VIA Employee Plan by the Internal Revenue Service or Department of Labor.

(k) No VIA Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither VIA nor any VIA Subsidiary has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No VIA Employee Plan is a Multiemployer Plan, and neither VIA nor any VIA Subsidiary has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No VIA Employee Plan is a Multiple Employer Plan.

(l) Neither VIA nor any VIA Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code.

2.14 Environmental Matters. VIA and each VIA Subsidiary is in compliance in all material respects with all applicable Environmental Legal Requirements, which compliance includes the possession by VIA of all permits and other Governmental Authorizations required under applicable Environmental Legal Requirements and compliance with the terms and conditions thereof. Neither VIA nor any VIA Subsidiary has received, since VIA’s formation, any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that VIA or any VIA Subsidiary is not in compliance with any Environmental

Legal Requirement, and, to the Knowledge of VIA, there are no circumstances that may prevent or interfere with VIA’s compliance with any Environmental Legal Requirement in the future. To the Knowledge of VIA: (i) no current or prior owner of any property leased or controlled by VIA has received, since VIA’s formation, any written notice or other communication relating to property owned or leased at any time by VIA, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or VIA is not in compliance with or violated any Environmental Legal Requirement relating to such property and (ii) it has no material liability under any Environmental Legal Requirement.

2.15 Insurance.

(a) Section 2.15(a) of the VIA Disclosure Schedule sets forth a list of all current insurance policies and coverages maintained by VIA and each VIA Subsidiary, including names of carriers, types and amounts of coverage and premiums therefor. VIA has heretofore made available to Corautus copies of all insurance policies listed on Section 2.15(a) of the VIA Disclosure Schedule. All such policies are in full force and effect, all premiums due and payable in respect thereof have been paid, and all such policies provide insurance coverage in the amounts and against the risks required to comply with the applicable Legal Requirements and/or any contractual or other obligations and customary for a business similar to the business of VIA and each VIA Subsidiary.

(b) Since the respective dates of the policies set forth on Section 2.15(a) of the VIA Disclosure Schedule, no notice of cancellation or non-renewal with respect to any such policy has been received by VIA or any VIA Subsidiary. Other than as set forth on Section 2.15(b) of the VIA Disclosure Schedule, since its inception, VIA has maintained, with no lapses, insurance coverage in the amounts and against the risks required to comply with the applicable Legal Requirements and/or any contractual or other obligations and customary for a business similar to the business of VIA.

(c) Neither VIA nor any VIA Subsidiary has received any notice or other communication from an insurance carrier in which such insurance carrier (i) reserved any rights to deny or limit coverage, (ii) suggested the existence of any basis to deny or limit coverage, or (iii) reflected an intent to explore the existence of any basis to deny or limit coverage.

(d) There is no pending workers’ compensation or other claim under or based upon any insurance policy of VIA or any VIA Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of VIA and each VIA Subsidiary is accurate and complete. VIA and each VIA Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against VIA or any VIA Subsidiary.

2.16 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of VIA, no Person has threatened to commence any Legal Proceeding: (i) that involves VIA or any of its Subsidiaries, or any of the material assets owned or used by VIA or its Subsidiaries; or (ii) that would reasonably be expected to result in a VIA Material Adverse Effect. To the Knowledge of VIA, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which VIA or any VIA Subsidiary, or any of the assets owned or used by VIA or any VIA Subsidiary, is subject. To the Knowledge of VIA, no officer or other Key Employee of VIA or any VIA Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of VIA or any VIA Subsidiary or to any material assets owned or used by VIA or any VIA Subsidiary.

2.17 Authority; Binding Nature of Agreement. VIA and each VIA Subsidiary has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Required VIA Stockholder Vote, to consummate the Contemplated Transactions. The Board of Directors of

VIA (at one or more meetings duly called and held) has: (a) determined that this Agreement and the Merger is advisable and fair to and in the best interests of VIA and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) recommended the adoption of this Agreement by the holders of VIA Common Stock and VIA Preferred Stock and directed that this Agreement be submitted for consideration by VIA’s stockholders at the VIA Stockholder Meeting. This Agreement has been duly executed and delivered by VIA and assuming the due authorization, execution and delivery by Corautus and Merger Sub, constitutes the legal, valid and binding obligation of VIA, enforceable against VIA in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the VIA Stockholder Voting Agreements, the Board of Directors of VIA approved the VIA Stockholder Voting Agreements and the transactions contemplated thereby.

2.18 Inapplicability of Anti-takeover Statutes. VIA is not subject to Section 203 of the DGCL and no other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the VIA Stockholder Voting Agreements or any of the other Contemplated Transactions.

2.19 Vote Required. The affirmative vote (the “VIA Stockholder Approval”) of the holders of (i) the holders of a majority in voting power of the shares of VIA Common Stock and VIA Preferred Stock outstanding on the record date for the VIA Stockholder Meeting and entitled to vote thereon, voting as a single class, and (ii) a majority in voting power of the shares of VIA Preferred Stock then outstanding (collectively, the “Required VIA Stockholder Vote”) are the only votes of the holders of any class or series of VIA Capital Stock necessary to adopt this Agreement.

2.20 Non-Contravention; Consents. Subject to compliance with the HSR Act, obtaining the Required VIA Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by VIA, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of VIA or any VIA Subsidiary, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of VIA;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which VIA or its Subsidiaries, or any of the assets owned or used by VIA or its Subsidiaries, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by VIA or its Subsidiaries or that otherwise relates to the business of VIA or its Subsidiaries or to any of the assets owned or used by VIA or its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any VIA Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any VIA Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such VIA Contract; (iii) accelerate the maturity or performance of any VIA Contract; or (iv) cancel, terminate or modify any term of any VIA Contract, except, in the case of any VIA Material Contract, any non-material breach, default, penalty or modification and, in the case of all other VIA Contracts, any breach, default, penalty or modification that would not result in a VIA Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by VIA or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of VIA); or

(f) result in, or increase the likelihood of, the transfer of any material asset of VIA or its Subsidiaries to any Person. Except (i) for the approval of this Agreement by VIA’s stockholders, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any required filings under the HSR Act, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither VIA nor any of its Subsidiaries was, is, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.21 Certain Payments. Neither VIA, any VIA Subsidiary, nor to VIA’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of VIA, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of VIA;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.

2.22 No Financial Advisor. Except for as set forth on Section 2.22 of the VIA Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of VIA or any of its Subsidiaries.

2.23 Information; Securities Offerings.

(a) The information to be supplied by or on behalf of VIA for inclusion in the Proxy Statement (which shall expressly exclude any and all information supplied by or on behalf of Corautus and Merger Sub), shall not, on the date the Proxy Statement is first mailed to stockholders of Corautus or at the time of the Corautus Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Corautus Stockholder Meeting which has become false or misleading.

(b) Each private placement of VIA securities since its inception has been made pursuant to an effective registration of securities or a valid exemption from registration.

Section 3. REPRESENTATIONS AND WARRANTIES OF CORAUTUS AND MERGER SUB

Corautus and Merger Sub, jointly and severally, represent and warrant to VIA that, except as set forth in the written disclosure schedule delivered by Corautus to VIA and attached hereto (the “Corautus Disclosure Schedule”), the following are true and correct as of the Execution Date and, subject to the materiality qualifier set forth in Section 8.1 below, shall be true and correct as of the Closing Date. The Corautus Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any section or subsection of the Corautus Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Corautus Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Corautus Material Adverse Effect, or is outside the Ordinary Course of Business. For the avoidance of doubt, the use of the term “Subsidiary” with respect to Corautus shall include, without limitation, Merger Sub.

3.1 Subsidiaries; Due Organization; Etc.

(a) Corautus has no Subsidiaries, except for Merger Sub and the Entities identified in Section 3.1(a) of the Corautus Disclosure Schedule. Neither Corautus nor any of the other Entities identified in Section 3.1(a) of the Corautus Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than Merger Sub and the Entities identified in Section 3.1(a) of the Corautus Disclosure Schedule. Corautus has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Corautus has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Corautus and the Corautus Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of Corautus and the Corautus Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually, or in the aggregate, would not be reasonably expected to have a Corautus Material Adverse Effect.

3.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Corautus (i) has delivered to VIA accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Corautus and each Corautus Subsidiary, and (ii) has delivered to VIA or otherwise made available the charters of all committees of Corautus’s Board of Directors, any code of conduct or similar policy adopted by Corautus or by the Board of Directors, or any committee of the Board of Directors, of Corautus.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Corautus consists of (i) 100,000,000 shares of common stock, par value $0.001 per share (the “Corautus Common Stock”), of which, as of the date hereof, 19,728,854 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which: (a) 40,000 shares have been designated as Series A Preferred Stock, no shares of which are outstanding as of the date of this Agreement; (b) 13,000 shares have been designated as Series B Preferred Stock, no shares of which are outstanding as of the date of this Agreement; (c) 17,000 shares have been designated as Series C Preferred Stock, 2,000 shares of which have been issued or are outstanding as of the date of this Agreement; (d) 1,400,000 shares have been designated as Series D

Preferred Stock, 1,385,377 shares of which have been issued or are outstanding as of the date of this Agreement; (e) 3,500,000 shares have been designated as Series E Preferred Stock, 2,475,659 shares of which have been issued or are outstanding as of the date of this Agreement (the Corautus Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock is referred to herein, collectively, as the “Corautus Preferred Stock”). Corautus holds 30,224 shares of its common stock in its treasury. All of the outstanding shares of Corautus Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Section 3.3(a)(i) of the Corautus Disclosure Schedule, none of the outstanding shares of Corautus Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Corautus Common Stock is subject to any right of first refusal in favor of Corautus. Except as contemplated herein and except as identified on Section 3.3(a)(i) of the Corautus Disclosure Schedule there is no Corautus Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Corautus Common Stock. Corautus is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Corautus Common Stock or other securities. Section 3.3(a)(ii) of the Corautus Disclosure Schedule accurately and completely describes all repurchase rights held by Corautus with respect to shares of Corautus Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b) Except for the Corautus 2002 Stock Option Plan, as amended (the “Corautus Stock Plan”) and as set forth on Section 3.3(b) of the Corautus Disclosure Schedule, Corautus does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. As of the date of this Agreement: (i) 5,366,059 shares of Corautus Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Corautus Stock Plan, of which 96,377 must be exercised or will expire by their terms on or prior to April 1, 2007; (ii) 752,744 shares of Corautus Common Stock are reserved for future issuance pursuant to stock options or other awards not yet granted under the Corautus Stock Plan; and (iii) 1,169,024 shares of Corautus Common Stock are reserved for future issuance pursuant to warrants to purchase Corautus Common Stock (“Corautus Warrants”). Corautus has made available to VIA accurate and complete copies of the Corautus Stock Plan and the forms of all stock option agreements evidencing any options granted under the Corautus Stock Plan.

(c) Each grant of a Corautus Option was duly authorized no later than the date on which the Grant of such option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of Corautus (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Exchange Act and all other applicable Legal Requirements, the per share exercise price of each Corautus Option was equal to the fair market value of a share of Corautus Common Stock on the applicable Grant Date and each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Corautus and disclosed in the Corautus SEC Documents in accordance with the Exchange Act and all other applicable Legal Requirements.

(d) Except for the outstanding shares of Corautus Preferred Stock, Corautus Warrants, Corautus Options, or as set forth on Section 3.3(d) of the Corautus Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Corautus; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Corautus; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Corautus Contract under which Corautus is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Corautus (it being agreed that any assertions or claims in respect of not more than an aggregate of 250,000 shares of Corautus Common Stock shall not be deemed a breach of this representation if, and solely to the extent that, the maximum amount shares subject to such assertions or claims are included in the Corautus Aggregate Share Number for the purposes of calculating the Exchange Ratio under Section 1.7). There are no outstanding or authorized stock appreciation, phantom stock, profit participating or other similar rights with respect to Corautus. Except for the Corautus Preferred Stock or as set forth on Section 3.3(d) of the Corautus Disclosure Schedule, Corautus does not have any outstanding bonds, debentures, notes or other obligations to which the holders have the right to vote (or are convertible into or exchangeable for securities having the right to vote) on any matter.

(e) All outstanding shares of Corautus Common Stock, Corautus Options, Corautus Warrants and other securities of Corautus have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Corautus’s certificate of incorporation, bylaws and other applicable Contracts. Corautus has delivered to VIA accurate and complete copies of all Corautus Warrants.

(f) All of the outstanding shares of capital stock of each of Corautus’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Corautus, free and clear of any Encumbrances.

3.4 SEC Filings; Financial Statements.

(a) Since February 4, 2003, Corautus has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. Corautus has delivered or otherwise made available to VIA accurate and complete copies of each report, schedule, registration statement, proxy statement, Certification (as defined below) and other statements, reports, schedules, forms and other documents, including all exhibits, amendments and supplements thereto required to be filed by Corautus with the SEC since February 4, 2003 (the “Corautus SEC Documents”). Except as set forth on Section 3.4(a) of the Corautus Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by Corautus or its officers with the SEC since February 4, 2003 have been so filed on a timely basis. None of Corautus’s Subsidiaries is required to file any documents with the SEC. Corautus has resolved with the staff of the SEC any comments it may have received since February 4, 2003 and prior to the date of this Agreement in comment letters to Corautus from the staff of the SEC or, to the extent such comments are unresolved, has disclosed such unresolved comments in the Corautus SEC Documents. All Corautus SEC Documents (w) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), the rules and regulations of the SEC thereunder applicable to such Corautus SEC Documents (x) were filed on a timely basis, (y) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Corautus SEC Documents, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Corautus is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of

the Sarbanes-Oxley Act) relating to the Corautus SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements.

(c) Corautus maintains a system of internal controls and procedures over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to ensure (i) that Corautus and each of its Subsidiaries maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors of Corautus and each of its Subsidiaries and (iv) regarding prevention of timely detection of the unauthorized acquisition, use or disposition of Corautus’s and each of its Subsidiaries’ assets that could have a material effect on Corautus’s consolidated financial statements. Except as disclosed in Corautus’s SEC Documents, neither Corautus nor any of its Subsidiaries has identified any material weaknesses or significant deficiencies in the design or operation of Corautus’s and each of its Subsidiaries internal controls and procedures over financial reporting. There are no internal investigations and, to Corautus’s Knowledge, there are no SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened in each case regarding any accounting practices of Corautus or any of its Subsidiaries, any malfeasance by any director or executive officer of Corautus or any of its Subsidiaries or any other actions of Corautus or any of its Subsidiaries or their respective Representatives relating to any possible violation of any Legal Requirement. Section 3.4(c) of the Corautus Disclosure Schedule sets forth in reasonable detail all internal investigations conducted by Corautus and all SEC inquiries or investigations or other governmental inquiries or investigations conducted or threatened in each case regarding any accounting practices of Corautus or any of its Subsidiaries, any malfeasance by any director or executive officer of Corautus or any of its Subsidiaries or any other actions of Corautus or any of its Subsidiaries or their respective Representatives relating to any possible violation of any Legal Requirement. Corautus has made available to VIA copies of all SEC comment letters addressed to Corautus since February 4, 2003.

(d) Except as set forth on Section 3.4(d) of the Corautus Disclosure Schedule, (i) to the Knowledge of Corautus, Corautus is in compliance with the applicable listing and other rules and regulations of the NASDAQ Capital Market, and (ii) Corautus has not received any notice from the NASDAQ Capital Market asserting any non-compliance with such rules and regulations.

(e) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Corautus SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the consolidated financial position of Corautus and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Corautus and its consolidated Subsidiaries for the periods covered thereby.

(f) To the Knowledge of Corautus, Corautus’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Corautus and its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Section 3.4(f) of the Corautus Disclosure Schedule contains an accurate and complete description of all non-audit services performed by Corautus’s auditors for Corautus and its Subsidiaries since July 30, 2002 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

(g) Each of Corautus and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Corautus maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(h) Except as set forth in Section 3.4(h) of the Corautus Disclosure Schedule Corautus has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Corautus.

(i) Section 3.4(i) of the Corautus Disclosure Schedule lists, and Corautus has delivered to VIA accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Corautus since February 4, 2003.

(j) From January 1, 2006 through the date hereof, Corautus has not received any comment letter from the SEC or the staff thereof relating to the delisting or maintenance of listing of the Corautus Common Stock on the NASDAQ Capital Market. The SEC has informed Corautus that it has no further comments with regard to the unresolved comments noted in the Corautus SEC Documents.

(k) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Corautus, Corautus’s Board of Director or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(l) The information to be supplied by or on behalf of Corautus for inclusion in the Proxy Statement, which shall expressly exclude any and all information supplied by or on behalf of VIA, shall not, on the date the Proxy Statement is first mailed to stockholders of Corautus or at the time of the Corautus Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Corautus Stockholder Meeting which has become false or misleading.

(m) In connection with each private placement of Corautus equity securities since February 4, 2003 (each, a “Private Placement”) (i) Corautus has filed all registration statements required to be filed with the SEC by Corautus pursuant to the agreement between Corautus and the investors in such Private Placement (each a “Private Placement Agreement”) within the time period required by such Private Placement Agreement and each such registration statement was declared effective by the SEC within the time period required by the Private Placement Agreement and (ii) Corautus has caused each such registration statement to remain effective for the time period required by the Private Placement Agreement. Corautus has not incurred any penalty for failure to comply with any requirement under any Private Placement Agreement.

3.5 Absence of Changes. Except as set forth on Section 3.5 of the Corautus Disclosure Schedule, since the date of the Corautus Unaudited Balance Sheet, neither Corautus nor any Corautus Subsidiary has:

(a) suffered any Corautus Material Adverse Effect;

(b) suffered any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Corautus or any Corautus Subsidiary (whether or not covered by insurance);

(c) (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) sold, issued, granted, or authorized the issuance of: (i) any capital stock or other security (except for Corautus Common Stock issued upon the valid exercise of outstanding Corautus Options and Corautus Warrants); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Corautus Options and Corautus Warrants); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the Corautus Stock Plan; (ii) any Corautus Option or Corautus Warrant; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) amended the certificate of incorporation, bylaws or other charter or organizational documents of Corautus or any Corautus Subsidiary, and neither Corautus nor any Corautus Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment, individually or in the aggregate, in excess of $50,000;

(i) other than in the Ordinary Course of Business: (i) adopted, established or entered into any Corautus Employee Plan; (ii) caused or permitted any Corautus Employee Plan to be amended, other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j) changed any of its methods of accounting or accounting practices;

(k) made any Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, entered into any or closing agreement relating to any material Tax, settled or compromised any claim, notice, audit report or assessment in respect of Taxes, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l) commenced, threatened or settled any Legal Proceeding;

(m) entered into any new line of business;

(n) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(o) acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business;

(p) entered into, amended or terminated any Corautus Material Contract;

(q) effected or entered into any (i) material change in pricing or royalties or other payments set or charged by Corautus or any Corautus Subsidiary to its customers or licensees, (ii) agreement by Corautus or any Corautus Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Corautus or any Corautus Subsidiary, or (iii) as of the date of this Agreement, material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Corautus or any Corautus Subsidiary;

(r) licensed, sold, transferred, pledged, encumbered modified, disclosed, abandoned, failed to maintain or otherwise disposed of any Intellectual Property, except in the Ordinary Course of Business;

(s) pledged any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(t) entered into any transaction or taken any other action outside of the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions; and

(u) has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(t)” above (other than negotiations between the Parties to enter into this Agreement).

3.6 Title to Assets. Except as set forth on Section 3.6 of the Corautus Disclosure Schedule, each of Corautus and the Corautus Subsidiaries owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Corautus Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the Corautus Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of Corautus or any Corautus Subsidiary as being owned by Corautus or such Corautus Subsidiary. All of said assets are owned by Corautus or a Corautus Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Corautus; and (iii) liens described in Section 3.6 of the Corautus Disclosure Schedule.

3.7 Real Property; Leasehold. Neither Corautus nor any Corautus Subsidiary owns any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Section 3.7 of the Corautus Disclosure Schedule. All premises leased or subleased by Corautus or a Corautus Subsidiary are supplied with utilities and other services necessary for the operation of its businesses.

3.8 Intellectual Property.

(a) Section 3.8(a) of the Corautus Disclosure Schedule sets forth all (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations and applications and reservations therefore, in each case that are owned by Corautus, including for each item listed in (i) through (iii) above, as applicable, the owner, the jurisdiction, the serial/application number, the patent/registration number, the filing date, and the issuance/registration date, and for each item listed in (iv), the registrant, the registrar and the expiration date. With respect to each item of Intellectual Property required to be listed on Section 3.8(a) of the Corautus Disclosure Schedule, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Corautus, is threatened that challenges the legality, validity, enforceability, registration, use or ownership of the item.

(b) To the Knowledge of Corautus, except as set forth on Section 3.8(b) of the Corautus Disclosure Schedule, Corautus has not infringed, misappropriated, diluted, or otherwise violated any Intellectual Property rights of third parties, and Corautus has not received any written charge, complaint, claim, demand or notice during the past two (2) years (or earlier, if presently not resolved), alleging any such infringement, misappropriation, dilution, or other violation.

(c) Set forth on Section 3.8(c) of the Corautus Disclosure Schedule are all items of Intellectual Property of any third party that Corautus uses pursuant to license, sublicense, agreement or permission. Corautus has delivered or otherwise made available to VIA correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date) (other than “off-the-shelf” software agreements commercially available on reasonable terms to the public generally). With respect to each item of Intellectual Property required to be identified on Section 3.8(c) of the Corautus Disclosure Schedule, the consequence of any breach or default of such license, sublicense, agreement or permission based upon an event that has occurred is limited to termination of such license, sublicense, agreement, or permission and liabilities that are taken into account in the calculation of the Closing Net Cash Amount.

(d) Except as may be set forth in the Contracts listed on Sections 3.8(c) or 3.8(e) of the Corautus Disclosure Schedule: (i) Corautus is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim, and (ii) Corautus has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

3.9 Agreements, Contracts and Commitments. Section 3.9 of the Corautus Disclosure Schedule identifies, as of the date of this Agreement:

(a) each Corautus Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) each Corautus Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Corautus or its Subsidiaries on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit Corautus’s or Corautus’s Subsidiaries’ ability to terminate employees at will;

(c) each Corautus Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) each Corautus Contract relating to any agreement of indemnification or guaranty other than indemnification agreements between Corautus and any of its respective officers or directors;

(e) each Corautus Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Corautus or its Subsidiaries (or, following the Merger, the Surviving Corporation or any of its Subsidiaries) to engage in any line of business or compete with any Person;

(f) each Corautus Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement, individually or in the aggregate, in excess of $25,000 and not cancelable without penalty;

(g) each Corautus Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each Corautus Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, individually or in the aggregate, in excess of $25,000 or creating any Encumbrances with respect to any assets of Corautus or any Corautus Subsidiary (or, following the Merger, the Surviving Corporation or any of its Subsidiaries) or any loans or debt obligations with officers or directors of Corautus;

(i) each Corautus Contract relating to (i) any distribution, license or supply agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Corautus or any Corautus Subsidiary; (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Corautus or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Corautus or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Corautus or such Corautus Subsidiary; or (iv) any agreement, contract or commitment to license any third party to manufacture or produce any product, service or technology or any agreement, contract or commitment currently in force to sell, distribute or commercialize any products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

(j) each Corautus Contract relating to development, ownership, licensing or use of any Intellectual Property, (other than “off-the-shelf” software agreements commercially available on reasonable terms to the public generally);

(k) each Corautus Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Corautus or any Corautus Subsidiary in connection with the Contemplated Transactions; or

(l) any other agreement, contract or commitment (i) which involves payment or receipt by Corautus or its Subsidiaries under any such agreement, contract or commitment of $50,000 or more, individually or in the aggregate, or obligations after the date of this Agreement in excess of $50,000, individually or in the aggregate, or (ii) that is material to the business or operations of Corautus and its Subsidiaries, taken as a whole.

Corautus has delivered or otherwise made available to VIA accurate and complete copies of all material written Corautus Contracts, including all amendments thereto. There are no Corautus Contracts that are not in written form. Except as set forth on Section 3.9 of the Corautus Disclosure Schedule, neither Corautus nor any of its Subsidiaries has, nor to Corautus’s Knowledge, as of the date of this Agreement has any other party to a Corautus Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Corautus or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (j) above (any such agreement, contract or commitment, a “Corautus Material Contract”) in such manner as would permit any other party to cancel or terminate any such Corautus Material Contract, or would permit any other party to seek damages or other remedies, and which would reasonably be expected to have a Corautus Material Adverse Effect. As to Corautus and its Subsidiaries, as of the date of this Agreement, except as set forth on Section 3.9 of the Corautus Disclosure Schedule, each Corautus Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Corautus, any Corautus Subsidiary, the Surviving Corporation, any Surviving Corporation Subsidiary to any Person under any Corautus Contract or give any Person the right to terminate or alter the provisions of any Corautus Contract. Except as set forth on Section 3.9 of the Corautus Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Corautus Material Contract to renegotiate, any amount paid or payable to Corautus under any Corautus Material Contract or any other material term or provision of any Corautus Material Contract. Section 3.9 of the Corautus Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Corautus that if entered into by Corautus or any Corautus Subsidiary would be a Corautus Material Contract.

3.10 Liabilities.

(a) As of the date hereof, neither Corautus nor any of its Subsidiaries has any Liability, individually or in the aggregate, except for: (i) Liabilities identified as such on the Corautus Unaudited Balance Sheet; (ii) normal and recurring current Liabilities that have been incurred by Corautus or its Subsidiaries since the date of the Corautus Unaudited Balance Sheet in the Ordinary Course of Business; (iii) Liabilities for performance of obligations of Corautus or any Corautus Subsidiary under Corautus Contracts and (iii) Liabilities described in Section 3.10 of the Corautus Disclosure Schedule.

(b) Section 3.10 of the Corautus Disclosure Schedule sets forth a complete and correct detail of all ongoing obligations of Corautus under (i) confidentiality agreements that include “non-solicitation” or “no-shop” provisions, and (ii) material transfer agreements, in each case to which Corautus or any of its Subsidiaries is a party.

3.11 Compliance; Permits; Restrictions.

(a) Except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule, Corautus and each Corautus Subsidiary are, and have been, in compliance in all material respects with all applicable Legal Requirements and has not received any written notice of violation or alleged violation of any applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Corautus, threatened against Corautus or any Corautus Subsidiary, nor has any Governmental Body or authority indicated to Corautus an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Corautus or any Corautus Subsidiary which has had or would reasonably be expected to have a Corautus Material Adverse Effect.

(b) Except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule: (i) Corautus and the Corautus Subsidiaries hold all Governmental Authorizations which are material to the operation of the business of Corautus (collectively, the “Corautus Permits”). Section 3.11(b) of the Corautus Disclosure Schedule identifies each Corautus Permit, each of which is in full force and effect. Each of Corautus and each Corautus Subsidiary is in compliance with the terms of the Corautus Permits. Except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule: (i) no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Corautus, threatened, which seeks to revoke, limit, suspend, or materially modify any Corautus Permit; and (ii) the rights and benefits of each Corautus Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Corautus and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) Except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule, there are no proceedings pending or threatened with respect to an alleged violation by Corautus or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act, the Public Health Service Act or any other similar Legal Requirements promulgated by the FDA or other Drug Regulatory Agency.

(d) Except for such Governmental Authorizations listed in Section 3.11(d) of the Corautus Disclosure Schedule, Corautus and its Subsidiaries holds (or at the relevant time, held) all Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business as currently conducted and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its existing products (the “Corautus Products”) (the “Corautus Regulatory Permits”) and, except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule, no such Corautus Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule, Corautus and each of its Subsidiaries has complied in all material respects with the Corautus Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Corautus Regulatory Permit or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Corautus Regulatory Permit. Except for the information and files identified in Section 3.11(d) of the Corautus Disclosure Schedule, Corautus has made available to VIA all information in its possession or control relating to the Corautus Products and the development, clinical testing, manufacturing, importation and exportation of the Corautus Products, including without limitation, complete and correct copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Corautus or any Corautus Subsidiary or in which Corautus or any Corautus Subsidiary or its current products or product candidates, including the Corautus Products, have participated (the “Corautus Studies”) were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Except for such notices listed in Section 3.11(e) of the Corautus Disclosure Schedule, neither Corautus nor any Corautus Subsidiary has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring the termination, suspension or material modification of any clinical studies conducted by or on behalf of, or sponsored by, Corautus or its Subsidiaries or in which its current products or product candidates, including the Corautus Products, have participated. Except for such material obligations listed in Section 3.11(e) of the Corautus Disclosure Schedule, Corautus and its Subsidiaries have fulfilled and performed all of their material obligations with respect to the Corautus Studies, and no event has occurred which causes, or after notice or lapse of time would reasonably be expected to cause, a Corautus Material Adverse Effect.

3.12 Tax Matters.

(a) Corautus and each Corautus Subsidiary have timely filed all Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Corautus nor any Corautus Subsidiary are currently the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Corautus or any Corautus Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) All Taxes due and owing by Corautus and each Corautus Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Corautus and each Corautus Subsidiary (A) did not, as of the date of the Corautus Unaudited Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Corautus Unaudited Balance Sheet (rather than any notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Corautus in filing its Tax Returns. Since the date of the Corautus Unaudited Balance Sheet, neither Corautus nor any Corautus Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Corautus and each Corautus Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Corautus or any Corautus Subsidiary.

(e) Neither Corautus nor any Corautus Subsidiary has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against Corautus or any Corautus Subsidiary. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of Corautus to act on behalf of Corautus) with respect to any Taxes of Corautus or any Corautus Subsidiary has been filed or executed with any Governmental Body. There are no matters under discussion with any Governmental Body, or known to Corautus or any Corautus Subsidiary with respect to Taxes that are likely to result in an additional material Liability for Taxes with respect to Corautus or any Corautus Subsidiary. Corautus has delivered or otherwise made available to VIA complete and accurate copies of all Tax Returns of Corautus and each Corautus Subsidiary (and predecessors of each) for the years ended December 31, 2003, 2004 and 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Corautus and each Corautus Subsidiary since December 31, 2001. Neither Corautus nor any Corautus Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

(f) Corautus (and each Corautus Subsidiary) (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Corautus or any Corautus Subsidiary; (ii) has not agreed, nor is Corautus or any Corautus Subsidiary required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, nor is Corautus or any Corautus Subsidiary required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; and (v) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(g) Corautus has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither Corautus nor any Corautus Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements).

(i) Neither Corautus nor any Corautus Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Corautus) for federal, state, local or foreign Tax purposes. Neither Corautus nor any Corautus Subsidiary have any Liability for the Taxes of any Person (other than Corautus and any Corautus Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j) Neither Corautus nor any Corautus Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Neither Corautus nor any Corautus Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), or (iv) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(l) Neither Corautus nor any Corautus Subsidiary has participated in or entered into (i) any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), or (ii) any confidential corporate tax shelter within the meaning of Code Section 6111(d) and Treasury Regulation Section 301.6111-2, as in effect prior to the American Job Creation Act of 2004.

(m) Neither Corautus nor any Corautus Subsidiary has taken any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13 Labor Matters; Benefit Plans.

(a) Neither Corautus nor any Corautus Subsidiary is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Corautus, seeking to represent any employees of Corautus or any Corautus Subsidiary.

(b) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting Corautus or any Corautus Subsidiary or any of their employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(c) Neither Corautus nor any Corautus Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Corautus, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Corautus employee, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the Ordinary Course of Business.

(d) Section 3.13(d) of the Corautus Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation and fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Corautus or any Corautus Subsidiary or which is maintained by, administered or contributed to by, or required to be contributed to by Corautus or any Corautus Subsidiary, or under which Corautus or any Corautus Subsidiary has incurred or may incur any liability (each, an “Corautus Employee Plan”). Section 3.13(d) of the Corautus Disclosure Schedule sets forth all amounts owed to any employee or consultant of Corautus or any Corautus Subsidiary, under any severance arrangement with Corautus or any Corautus Subsidiary, as a result of the consummation of the Merger or the Contemplated Transactions.

(e) With respect to each Corautus Employee Plan, Corautus has made available to VIA a true and complete copy of, to the extent applicable, (i) such Corautus Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Corautus Employee Plan, (iv) the most recent summary plan description for each Corautus Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Corautus, and (v) the most recent Internal Revenue Service determination or opinion letter.

(f) To the Knowledge of Corautus, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Corautus Employee Plan or the exempt status of any related trust.

(g) Each Corautus Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(h) Neither Corautus nor any Corautus Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Corautus nor any Corautus Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Corautus Employee Plan subject to ERISA and neither Corautus nor any Corautus Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(i) Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to Corautus or any Corautus Subsidiary, all contributions required to be made under the terms of each Corautus Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected (to the extent required by GAAP) on the most recent consolidated balance sheet filed.

(j) Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to Corautus or any Corautus Subsidiary, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Corautus Employee Plan (excluding claims for benefits incurred in the ordinary course of business) that is pending or to the Knowledge of Corautus threatened against Corautus, any Corautus Subsidiary or any Corautus Employee Plan, and neither Corautus nor any Corautus Subsidiary has received any notice of, an audit or investigation of any Corautus Employee Plan by the Internal Revenue Service or Department of Labor.

(k) No Corautus Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Corautus nor any Corautus Subsidiary has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Corautus Employee Plan is a Multiemployer Plan, and neither Corautus nor any Corautus Subsidiary has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Corautus Employee Plan is a Multiple Employer Plan.

(l) Neither Corautus nor any Corautus Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

3.14 Environmental Matters. Corautus and each Corautus Subsidiary is in compliance in all material respects with all applicable Environmental Legal Requirements, which compliance includes the possession by Corautus and each and each Corautus Subsidiary of all permits and other Governmental Authorizations required under applicable Environmental Legal Requirements and compliance with the terms and conditions thereof. Neither Corautus nor any Corautus Subsidiary has received, since Corautus’s formation, any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Corautus or any Corautus Subsidiary is not in compliance with any Environmental Legal Requirement, and, to the Knowledge of Corautus, there are no circumstances that may prevent or interfere with Corautus’s compliance with any Environmental Legal Requirement in the future. To the Knowledge of Corautus: (i) no current or prior owner of any property leased or controlled by Corautus has received, since Corautus’s formation, any written notice or other communication relating to property owned or leased at any time by Corautus or any Corautus Subsidiary, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or VIA is not in compliance with or violated any Environmental Legal Requirement relating to such property and (ii) it has no material liability under any Environmental Legal Requirement.

3.15 Insurance.

(a) Section 3.15(a) of the Corautus Disclosure Schedule sets forth a list of all current insurance policies and coverages maintained by Corautus and each Corautus Subsidiary, including names of carriers, types and amounts of coverage and premiums therefor. Corautus has heretofore made available to VIA copies of all insurance policies listed on Section 3.15(a) of the Corautus Disclosure Schedule. All such policies are in full force and effect, all premiums due and payable in respect thereof have been paid, and all such policies provide insurance coverage in the amounts and against the risks required to comply with the applicable Legal Requirements and/or any contractual or other obligations and customary for a business similar to the business of Corautus and each Corautus Subsidiary. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by Corautus or any Corautus Subsidiary. Since February 4, 2003, Corautus has maintained, with no lapses, insurance coverage in the amounts and against the risks required to comply with the applicable Legal Requirements and/or any contractual or other obligations and customary for a business similar to the business of Corautus.

(b) Section 3.15(b)(i) of the Corautus Disclosure Schedule sets forth a list of all pending claims with respect to each such policy. Except as set forth on Section 3.15(b)(ii) of the Corautus Disclosure Schedule, neither Corautus nor any Corautus Subsidiary has received any notice or other communication from an insurance carrier in which such insurance carrier (i) reserved any rights to deny or limit coverage, (ii) suggested the existence of any basis to deny or limit coverage, or (iii) reflected an intent to explore the existence of any basis to deny or limit coverage.

(c) There is no pending workers’ compensation or other claim under or based upon any insurance policy of Corautus or any Corautus Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Corautus and each Corautus Subsidiary is accurate and complete. Corautus and each

Corautus Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Corautus or any Corautus Subsidiary.

3.16 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.16 of the Corautus Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of Corautus no Person has threatened to commence any Legal Proceeding: (i) that involves Corautus or any of its Subsidiaries, or any of the material assets owned or used by Corautus or its Subsidiaries; or (ii) that would reasonably be expected to result in a VIA Material Adverse Effect. To the Knowledge of Corautus, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Section 3.16 of the Corautus Disclosure Schedule, Corautus has provided VIA or its counsel all pleadings and material written correspondence related to such Legal Proceeding. Subject to applicable deductibles and retentions (each of which is identified in Section 3.15(a) of the Corautus Disclosure Schedule), Corautus has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which Corautus or any Corautus Subsidiary, or any of the assets owned or used by Corautus or any Corautus Subsidiary, is subject. To the Knowledge of Corautus, no officer or other Key Employee of Corautus or any Corautus Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Corautus or any Corautus Subsidiary or to any material assets owned or used by Corautus or any Corautus Subsidiary.

3.17 Authority; Binding Nature of Agreement. Corautus and each Corautus Subsidiary has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Required Corautus Stockholder Vote and the adoption of this Agreement by Corautus in its capacity as the sole stockholder of Merger Sub, to consummate the Contemplated Transactions. Each of the Boards of Directors of Corautus and Merger Sub (at meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) in the case of Merger Sub, recommended the adoption of this Agreement by its sole stockholder, and (d) in the case of Corautus, recommended that Corautus’s stockholders approve the issuance of Corautus Common Stock in the Merger, the Change of Control, the Corautus Charter Amendment, and the Corautus Name Change Amendment pursuant to proposals to be submitted for consideration by Corautus’s stockholders at the Corautus Stockholder Meeting. This Agreement has been duly executed and delivered by Corautus and Merger Sub, and assuming the due authorization, execution and delivery by VIA constitutes the legal, valid and binding obligation of Corautus or Merger Sub (as applicable), enforceable against each of Corautus and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Corautus Stockholder Voting Agreements, the Board of Directors of Corautus approved the Corautus Stockholder Voting Agreements and the transactions contemplated thereby.

3.18 Inapplicability of Anti-takeover Statutes. The Boards of Directors of Corautus and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Corautus Stockholder Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Corautus Stockholder Voting Agreements or any of the other Contemplated Transactions.

3.19 Votes Required. The affirmative vote of: (i) the holders of a majority of the Corautus Common Stock and Corautus Preferred Stock present in person or represented by proxy and entitled to vote at the Corautus Stockholder Meeting is the only vote of the holders of any class or series of Corautus’s capital stock necessary to approve the issuance of Corautus Common Stock in the Merger and the Change of Control; (ii) the holders of a majority in voting power of the Corautus Common Stock and Corautus Preferred Stock, outstanding on the record date for the Corautus Stockholder Meeting and voting together as a single class, is the only vote of the holders of any class or series of Corautus’s Capital Stock necessary to approve the Corautus Name Change Amendment; and (iii) the holders of (A) a majority in voting power of the Corautus Common Stock, outstanding on the record date for the Corautus Stockholder Meeting and voting as a single class, and (B) the holders of a majority in voting power of the Corautus Common Stock and Corautus Preferred Stock, outstanding on the record date for the Corautus Stockholder Meeting and voting together as a single class, are the only votes of the holders of any class or series of Corautus’s Capital Stock necessary to adopt the Corautus Charter Amendment (collectively, the “Required Corautus Stockholder Vote”).

3.20 Non-Contravention; Consents. Subject to compliance with the HSR Act, obtaining the Required Corautus Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, and except as set forth on Section 3.20 of the Corautus Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement by Corautus or Merger Sub, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Corautus and its Subsidiaries, including Merger Sub, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Corautus or Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Corautus or its Subsidiaries, or any of the assets owned or used by Corautus or its Subsidiaries, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Corautus or its Subsidiaries or that otherwise relates to the business of Corautus or its Subsidiaries or to any of the assets owned or used by Corautus or its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Corautus Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Corautus Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Corautus Contract; (iii) accelerate the maturity or performance of any Corautus Contract; or (iv) cancel, terminate or modify any term of any Corautus Contract; except, in the case of any Corautus Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Corautus Contracts, any breach, default, penalty or modification that would not result in a Corautus Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Corautus or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Corautus); or

(f) result in, or increase the likelihood of, the transfer of any material asset of Corautus or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Section 3.20 of the Corautus Disclosure Schedule under any Corautus Contract, (ii) the approval of the Merger, the issuance of Corautus Common Stock in the Merger, the

Change of Control and the Corautus Charter Amendment, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act, and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Corautus nor any of its Subsidiaries was, is nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.21 Bank Accounts. Section 3.21 of the Corautus Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Corautus or any Corautus Subsidiary at any bank or other financial institution, including the name of the bank or institution, the account number, the balance as of close of business on the most recent Business Day immediately prior to the Execution Date, and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.22 Certain Payments. Neither Corautus, nor any Corautus Subsidiary, nor to Corautus’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of Corautus, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Corautus;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.

3.23 Financial Advisor.

(a) Except for as set forth on Section 3.23(a) of the Corautus Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Corautus or any of its Subsidiaries.

(b) The financial advisor of Corautus, Morgan Keegan & Company, Inc., has delivered to the Board of Directors of Corautus an opinion dated the date of this Agreement to the effect that, as of such date, the terms of the Merger and this Agreement are fair to the holders of Corautus Common Stock from a financial point of view.

3.24 Valid Issuance. The Corautus Common Stock to be issued pursuant to the Merger, will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.25 Investment Company. Corautus is not an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time, unless this Agreement is earlier terminated pursuant to the terms hereof (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly provide the other Party with copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty (20) days after the end of such calendar month;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its senior management;

(iii) any written materials or communications sent by or on behalf of a Party to, or received from, its stockholders and, with respect to Corautus, any self-regulatory organization (including The NASDAQ Capital Market);

(iv) any material notice, document or other communication sent by or on behalf of a Party to any party to any Corautus Material Contract or VIA Material Contract, as applicable, or sent to a Party by any party to any Corautus Material Contract or VIA Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Corautus Material Contract or VIA Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party, and, with regard to any Legal Proceeding set forth on Section 3.16 of the Corautus Disclosure Schedule or Section 2.16 of the VIA Disclosure Schedule, Corautus or VIA, as applicable, shall provide the other Party and its counsel in advance filings to be made by or on behalf of Corautus or VIA, as applicable, with regard to such Legal Proceeding and the other Party the opportunity to comment on such filings and shall provide the other Party all information and correspondence with any broker or insurer in connection with any insurance policy or policies applicable to such Legal Proceeding; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information or if such restriction is needed to protect attorney-client privilege.

4.2 Operation of Corautus’s Business.

(a) Except as set forth on Section 4.2 of the Corautus Disclosure Schedule, during the Pre-Closing Period: (i) each of Corautus and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; (ii) each of Corautus and its Subsidiaries shall preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current employees, officers and consultants and maintain its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with Corautus and its Subsidiaries; and (iii) Corautus shall promptly notify VIA of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Corautus or its Subsidiaries that is commenced, or, to the Knowledge of Corautus, threatened against, Corautus or its Subsidiaries.

(b) Except as set forth in Section 4.2 of the Corautus Disclosure Schedule, and subject to any Legal Requirement applicable to Corautus or any of its Subsidiaries or as specifically required by, or as a direct result of actions required by, this Agreement, during the Pre-Closing Period, neither Corautus nor any of its Subsidiaries shall, without the prior written consent of VIA, which consent shall not be unreasonably withheld, take any action set forth in Section 3.5(c)-(u).

4.3 Operation of VIA’s Business.

(a) Except as set forth on Section 4.3 of the VIA Disclosure Schedule, during the Pre-Closing Period: (i) each of VIA and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; and (ii) each of VIA and its Subsidiaries shall preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with VIA or its Subsidiaries; and (iii) VIA shall promptly notify Corautus of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting VIA or any of its Subsidiaries that is commenced, or, to the Knowledge of VIA, threatened against, VIA or any of its Subsidiaries.

(b) Except as set forth in Section 4.3 of the VIA Disclosure Schedule or as specifically required by, or as a direct result of actions required by, this Agreement, and subject to any Legal Requirement applicable to VIA or any of its Subsidiaries, during the Pre-Closing Period, neither VIA nor any of its Subsidiaries shall, without the prior written consent of Corautus, which consent shall not be unreasonably withheld, take any action set forth in Section 2.5(c)-(u).

4.4 Disclosure Schedule Updates. During the Pre-Closing Period, VIA on the one hand, and Corautus on the other, shall promptly notify the other Party in writing, by delivery of an updated VIA Disclosure Schedule or Corautus Disclosure Schedule, as the case may be, of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, VIA on the one hand, and Corautus on the other, shall promptly advise the other Party in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such Party or (to the Knowledge of such Party) any director, officer, employee or consultant of such Party. No notification given pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2, in the case of VIA, or Section 8.1 or 8.2 in the case of Corautus.

4.5 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, “Representatives”) to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) knowingly solicit, initiate, encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) approve, endorse or recommend any Acquisition Proposal or, with respect to Corautus, effect any Change in the Corautus Board Recommendation; or

(v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or enter into any agreement in principle requiring such Party to abandon, terminate or fail to consummate the Merger or breach its obligations hereunder or propose or agree to do any of the foregoing;

provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Required Corautus Stockholder Vote or the Required VIA Stockholder Vote, as applicable, each Party may furnish information regarding such Party to, and enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement, which such Party’s Board of Directors determines in good faith, after consultation with a nationally-recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have failed to comply with this Section 4.5; (B) the Board of Directors of such Party concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors of Corautus under the DGCL; (C) at least three (3) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least three (3) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a failure to comply with this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a failure to comply with this Section 4.5 by such Party for purposes of this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Required Corautus Stockholder Vote, Corautus receives an unsolicited bona fide written Acquisition Proposal that did not relate to a breach of this Section 4.5 and which the Board of Directors of Corautus determines in good faith (after consultation with its outside counsel and Morgan Keegan & Company, Inc. or a regionally-recognized financial advisor) constitutes a Superior Proposal, and each of Corautus, its Subsidiaries and their respective Representatives have otherwise complied with its obligations under this Section 4.5, the Board of Directors of Corautus may on five (5) Business Days’ prior written notice (a “Notice of Superior Proposal”) to VIA (which notice shall include the forms of agreements pursuant to which the Superior Proposal would be implemented or, if no such agreements have been proposed, a written summary of the material terms and conditions of such Superior Proposal) (it being understood that Corautus must deliver a new Notice of Superior Proposal and thereafter negotiate as provided herein in the event of any modification to an Acquisition Proposal if such modification results in the determination that such Acquisition Proposal is a Superior Proposal), take any action otherwise prohibited by Section 4.5(a)(i), (a)(ii), (a)(iii) or (a)(iv) if (i) the Board of Directors of Corautus shall have first determined in good faith, after consultation with outside counsel, that failure to take such action would result in a breach of its fiduciary duties under the DGCL, and (ii) Corautus shall have notified VIA of such determination and offered to discuss in good faith with VIA (and, if VIA accepts, thereafter negotiated in good faith), for a period of no less than five (5) Business Days, any adjustments in the terms and conditions of this Agreement proposed by VIA, and the Board of Directors of Corautus (after consultation with its outside counsel and Morgan Keegan & Company, Inc. or a regionally-recognized independent financial advisor) shall have resolved, after taking into account the results of such discussions and proposals by VIA, if any, that the Acquisition Proposal remains a Superior Proposal.

(c) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto and related agreements, draft agreements and modifications thereof.

(d) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement, and shall instruct its Representatives accordingly. Each Party shall not terminate, release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the fullest extent possible. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party or destroy all confidential information heretofore furnished to such Person by or on behalf of such Party.

(e) Nothing contained in this Section 4.5 or in Section 5.3 shall prohibit Corautus from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to Corautus’s stockholders if, in the good faith judgment of the Board of Directors of Corautus, after consultation with outside counsel, failure to so disclose would result in a breach of its fiduciary duties under the DGCL; provided that disclosure to stockholders pursuant to Rule 14e-2 relating to an Acquisition Proposal or Acquisition Inquiry shall be deemed to be a Change in the Corautus Board Recommendation under Section 5.3 unless the Board of Directors of Corautus expressly, and without qualification, concurrently with such disclosure reaffirms the Corautus Board Recommendation.

Section 5. ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Corautus, in cooperation with VIA, shall prepare and file the Proxy Statement with the SEC. The Proxy Statement shall, among other things, include the Corautus Board Recommendation and (i) solicit the approval of and include the recommendation of the Board of Directors of Corautus to Corautus’s stockholders that they vote in favor of the issuance of Corautus Common Stock pursuant to the Merger and the Change of Control, (iii) solicit the approval of and include the recommendation of the Board of Directors of Corautus to Corautus’s stockholders that they vote in favor of the Corautus Charter Amendment; and (iv) solicit the approval of and include the recommendation of the Board of Directors of Corautus to Corautus’s stockholders that they vote in favor of the Corautus Name Change Amendment. VIA shall promptly furnish to Corautus all information concerning VIA and its Subsidiaries and shall use its commercially reasonable efforts to cause all information with respect to its stockholders that is required to be disclosed in the Proxy Statement.

(b) Corautus shall cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, and shall respond promptly to any comments of the SEC or its staff as promptly as possible and shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after it is filed with the SEC. Corautus shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to Corautus’s stockholders as promptly as practicable after it is cleared by the SEC. Corautus shall notify VIA promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply VIA with copies of all correspondence between Corautus or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. VIA and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and the related proxy materials, any proposed amendment or supplement to the Proxy Statement and any response to any comments from the SEC or other correspondence prior to its filing with the SEC or dissemination to Corautus’s stockholders. Corautus shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, VIA or Corautus, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Corautus, such amendment or supplement as promptly as possible. Without limiting the foregoing, each of the parties shall promptly provide the other party with corrections to any information provided by it for use in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and Corautus shall take all reasonable steps necessary to correct the same and to cause the Proxy Statement as so corrected to be disseminated to Corautus’s stockholders, in each case to the extent required by applicable law or otherwise deemed appropriate by the parties.

(c) Prior to the Effective Time, Corautus shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Corautus Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of VIA Capital Stock has an address of record; provided, however, that Corautus shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2 VIA Stockholder Approval.

(a) VIA shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of VIA Common Stock and VIA Preferred Stock to vote on the approval of the Merger, adoption of this Agreement, and related matters (the “VIA Stockholders Meeting”). The VIA

Stockholders Meeting shall be held as promptly as practicable after the Execution Date. VIA shall ensure that all proxies solicited in connection with the VIA Stockholders Meeting are solicited in compliance with all applicable Legal Requirements. Alternatively, the parties agree that the holders of VIA Capital Stock may take all action required under this Agreement by action by written consent as permitted by Section 228 of the DGCL in lieu of an actual meeting of the holders of VIA Capital Stock.

(b) VIA agrees that, subject to Sections 4.5: (i) the Board of Directors of VIA shall recommend that the holders of VIA Common Stock and VIA Preferred Stock vote to approve the Merger and adopt this Agreement and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval (the recommendation of the board of directors of VIA that the stockholders of VIA vote to adopt this Agreement and such other matters contemplated by this Agreement being referred to as the “VIA Board Recommendation”); and (ii) the VIA Board Recommendation shall not be withdrawn or modified in a manner adverse to Corautus, and no resolution by the board of directors of VIA or any committee thereof to withdraw or modify the VIA Board Recommendation in a manner adverse to Corautus shall be adopted or proposed.

5.3 Corautus Stockholder Meeting; Change in the Corautus Board Recommendation; Adoption of Agreement by Corautus as Sole Stockholder of Merger Sub.

(a) Corautus shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Corautus Common Stock and, as applicable, Corautus Preferred Stock, to vote on the issuance of Corautus Common Stock pursuant to the Merger, the Change of Control, the Corautus Charter Amendment and the Corautus Name Change Amendment (such meeting, the “Corautus Stockholders Meeting”). Corautus shall use its commercially reasonable efforts to ensure that all proxies solicited in connection with the Corautus Stockholders Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Corautus agrees that, subject to Sections 4.5 and 5.3(c): (i) the Board of Directors of Corautus shall recommend that the holders of Corautus Common Stock and, as applicable, Corautus Preferred Stock, vote to (A) approve the issuance of Corautus Common Stock pursuant to the Merger and the Change of Control, (B) adopt the Corautus Charter Amendment, and (C) adopt the Corautus Name Change Amendment, and shall use commercially reasonable efforts to solicit such approval or adoption, as the case may be, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Corautus recommends that the stockholders of Corautus vote to (A) approve the issuance of Corautus Common Stock pursuant to the Merger and the Change of Control, (B) adopt the Corautus Charter Amendment, and (C) adopt the Corautus Name Change Amendment (such recommendation being referred to herein as the “Corautus Board Recommendation”); and (iii) the Board of Directors of Corautus shall not make or effect any Change in the Corautus Board Recommendation.

(c) Subject to Section 4.5, Corautus shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Corautus Board Recommendation and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of Corautus required by the rules of NASDAQ or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, except as required by NASDAQ requirements or Legal Requirements, Corautus may not adjourn or postpone the Corautus Stockholder Meeting without the written consent of VIA (not to be unreasonably withheld); provided, however, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Required Corautus Stockholder Vote at the Corautus Stockholder Meeting, Corautus will not adjourn or postpone Corautus Stockholder Meeting unless Corautus is advised in writing by outside counsel that failure to do so would result in a breach of NASDAQ requirements or Legal Requirements. If, on the date of Corautus Stockholder Meeting or any subsequent adjournment thereof pursuant to this Section 5.3, Corautus has not received proxies representing a sufficient number of shares of Corautus Common Stock to approve the matters subject to the Corautus Board Recommendation, Corautus shall, if requested by VIA, adjourn the Corautus Stockholder Meeting until such date or dates as Corautus determines in good faith (subject to VIA’s prior approval not to be unreasonably withheld, delayed or conditioned) the Required Corautus Stockholder Vote is reasonably likely to be obtained, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to Corautus stockholder approval.

(d) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the Required Corautus Stockholder Vote, the Board of Directors of Corautus may effect a Change in the Corautus Board Recommendation in accordance with the provisions of Section 4.5(b) and provided that VIA must receive not less than three (3) Business Days prior written notice from Corautus confirming that Corautus’s Board of Directors has determined to make a Change in the Corautus Board Recommendation. For purposes of this Agreement, “Change in the Corautus Board Recommendation” means any: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the Corautus Board Recommendation in any manner that would reasonably be expected to prevent, delay or materially impair the consummation of the Merger or any of the other Contemplated Transactions, or failure of Corautus to include the Corautus Board Recommendation in the Proxy Statement; (ii) action or statement by Corautus, any of its Subsidiaries or any of their respective Representatives in connection with the Corautus Stockholder Meeting contrary to the Corautus Board Recommendation; (iii) Corautus’s Board of Directors taking of a neutral position (or making no recommendation) with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become known to any Person other than Corautus, VIA and their respective Representatives after a reasonable amount of time has elapsed for Corautus’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days after being publicly disclosed or otherwise become known to any Person other than Corautus, VIA and their respective Representatives); (iv) failure of Corautus’s Board of Directors to (A) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by VIA) is commenced, recommend that the Corautus stockholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for Corautus’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days following commencement of such tender offer, take-over bid or exchange offer), or (B) reaffirm in writing the Corautus Board Recommendation in connection with a disclosure pursuant to Section 4.5(e) or otherwise within two Business Days of a request by VIA to do so; or (v) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an Acquisition Proposal.

(e) Corautus’s obligation to call, give notice of and hold the Corautus Stockholder Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any withdrawal or modification of the Corautus Board Recommendation.

(f) Corautus, as sole stockholder of Merger Sub, shall adopt this Agreement as soon as practicable following the Execution Date by action by written consent, as permitted by Section 228 of the DGCL in lieu of an actual meeting of the stockholders of Merger Sub.

5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. VIA and Corautus shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5 VIA Options; Corautus Options and Warrants.

(a) At the Effective Time, each VIA Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Corautus Common Stock, and Corautus shall assume each such VIA Option in accordance with the terms (as in effect as of the date of this Agreement) of the VIA Stock Plan and the terms of the stock option agreement by which such VIA Option is evidenced. All rights with respect to VIA Common Stock under VIA Options assumed by Corautus shall thereupon be converted into rights with respect to Corautus Common Stock. Accordingly, from and after the Effective Time: (i) each VIA Option assumed by Corautus may be exercised solely for shares of Corautus Common Stock; (ii) the number of shares of Corautus Common Stock subject to each VIA Option assumed by Corautus shall be determined by multiplying (A) the number of shares of VIA Common Stock that were subject to such VIA Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Corautus Common Stock; (iii) the per share exercise price for the Corautus Common Stock issuable upon exercise of each VIA Option assumed by Corautus shall be determined by dividing (A) the per share exercise price of VIA Common Stock subject to such VIA Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any VIA Option assumed by Corautus shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such VIA Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a VIA Option, such VIA Option assumed by Corautus in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Corautus Common Stock subsequent to the Effective Time; and (B) Corautus’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of VIA’s Board of Directors or any committee thereof with respect to each VIA Option assumed by Corautus. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each VIA Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Corautus Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a VIA Option shall not constitute a “modification” of such VIA Option for purposes of Section 409A or Section 424 of the Code.

(b) The vesting of all Corautus Options and Corautus Warrants held by the Board of Directors and officers of Corautus as of the date hereof shall be accelerated so that such Corautus Options and Corautus Warrants are fully vested and exercisable from and after the Effective Time.

(c) No later than five (5) Business Days after the Effective Time Corautus shall file a registration statement on Form S-8 under the Securities Act covering the shares of Corautus Common Stock issuable pursuant to VIA Stock Plan and the VIA Options under Section 5.5(a) of this Agreement.

5.6 Employee Benefits. Corautus and VIA shall cause Corautus to comply with terms of any employment, severance, retention, change of control, or similar agreement set forth on Section 5.6 of the Corautus Disclosure Schedule, as of the date of this Agreement, subject to the provisions of such agreements. Nothing set forth herein shall be construed to create a right in any employee to employment with Corautus or any other Subsidiary of Corautus. No provision of this Agreement shall create any third party beneficiary rights in any employee, former employee, or consultant (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Corautus or any current or future Corautus Subsidiary (including VIA), and no provision of this Section 5.6 shall create any third party beneficiary rights. Except for the adjustment of VIA Options under Section 5.5(a), nothing contained herein shall be treated as an amendment or other modification of any Corautus Employee Plan or VIA Employee Plan or shall limit the right of Corautus to amend, terminate or otherwise modify any Corautus Employee Plan or VIA Employee Plan following the Effective Time.

5.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Corautus and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Corautus or VIA (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Corautus or VIA, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Corautus and the Surviving Corporation, jointly and severally, upon receipt by Corautus or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and bylaws of each of Corautus and the Surviving Corporation shall contain, and Corautus shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Corautus and VIA than are presently set forth in the certificate of incorporation and bylaws of Corautus and VIA, as applicable, which provisions shall not be amended, modified or repealed for a period of six (6) years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Corautus or VIA.

(c) After the Effective Time, Corautus, at its election, may purchase “tail” coverage for up to six (6) years from the Closing, relating to the current directors’ and officers’ liability insurance policies maintained by VIA (provided that Corautus may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring on or prior to the Closing; provided, however, that in no event shall Corautus be required to expend pursuant to this Section 5.7(c) more than an amount equal to 150% of current annual premiums paid by VIA for such insurance.

(d) Prior to the Effective Time, Corautus, at its election, may purchase “tail” coverage for up to six (6) years from the Closing, relating to the current directors’ and officers’ liability insurance policies maintained by Corautus (provided that Corautus may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring on or prior to the Closing; provided, however, that in no event shall Corautus be required to expend pursuant to this Section 5.7(d) more than an amount equal to 150% of current annual premiums paid by Corautus for such insurance.

(e) Corautus shall maintain directors’ and officers’ liability insurance policies, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Corautus, and shall use its commercially reasonable efforts to cause to be covered under such policies those directors and officers (or former officers) covered under Corautus’ directors’ and officers’ liability insurance policies as of the Execution Date, in each case to the extent reasonably practicable and for no material incremental cost premium.

(f) Corautus shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(g) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Corautus and VIA by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(h) In the event Corautus or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Corautus or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

(i) Corautus shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8 Additional Agreements.

(a) Subject to Sections 4.5, 5.3(c) and 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) reasonably required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.9 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of VIA and Corautus may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by VIA or Corautus in compliance with this Section 5.9.

5.10 Listing. Corautus shall use its commercially reasonable efforts to maintain its existing listing on the NASDAQ Capital Market, to obtain approval of the listing of the combined company on the NASDAQ Capital Market and to cause the shares of Corautus Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market at or prior to the Effective Time. VIA shall use its commercially reasonable efforts cooperate with, and provide support to, Corautus to maintain its existing listing on NASDAQ and obtain approval of the listing of the combined company on the NASDAQ Capital Market. VIA shall prepare, subject to Corautus’s prior review and approval (not to be unreasonably withheld, delayed or conditioned), an application for initial listing of Corautus following the Effective Time of the Merger on the NASDAQ Capital Market, and VIA and Corautus shall cooperate as to the timing of the filing of such application.

5.11 Directors; Officers.

(a) Prior to the Effective Time, and subject to the receipt of any required stockholder vote, Corautus shall take all action necessary (i) to cause the number of members of the Board of Directors of Corautus to be fixed at a number to be determined by VIA, effective at the Effective Time; (ii) to obtain the resignations, effective at the Effective Time, of all directors of Corautus other than a single director (as shall be designated by Corautus in writing as soon as practicable following the Execution Date, and who shall be reasonably acceptable to VIA and shall be “independent” as defined or construed in accordance with the Exchange Rules (as defined below)), and (iii) cause each of the individuals identified by VIA to Corautus in writing to be appointed as a director of Corautus, effective at the Effective Time.

(b) Upon and after the Effective Time, and subject to the provisions of the DGCL, the Board of Directors of Corautus shall consist of such number of directors as shall be determined pursuant to Section 5.11(a) and in accordance with the requirements of (i) this Section 5.11 and (ii) the rules and regulations of the SEC, as amended, and any more stringent requirements of NASDAQ Capital Market or the New York Stock Exchange from time to time relating to companies’ boards of directors to the extent not inconsistent therewith (collectively, the “Exchange Rules”). A majority of the directors, or such greater number as required by the Exchange Rules, shall be “independent” as defined or construed in accordance with the Exchange Rules. Corautus and the VIA agree to take all actions necessary and appropriate to cause the Board of Directors of Corautus to be composed as set forth in Section 5.11(a) immediately upon and after the Effective Time until their successors have been duly appointed. If, prior to the Effective Time, Corautus and the VIA conclude, after reasonable inquiry, that the majority of the proposed directors are not “independent” as defined or construed in accordance with the Exchange Rules, then the Board of Directors of Corautus shall be expanded to consist of such number of directors as shall be required for the Board of Directors of Corautus to meet the independence requirements set forth in the Exchange Rules and the rules and regulations of the SEC directors immediately upon and after the Effective Time, subject to approval of Corautus’s Board of Directors (which approval shall not be unreasonably withheld or delayed).

(c) Upon and after the Effective Time, the Board of Directors of Corautus shall have the following three (3) committees, and such other committees as may be required by the Exchange Rules, established and maintained pursuant to and in accordance with the requirements of this Section 5.11 and the Exchange Rules: (1) Nominating and Governance Committee; (2) Audit Committee; and (3) Compensation Committee. Each such committee shall be comprised of three (3) directors, or such lesser number determined by the Board of Directors of Corautus after the Effective Time subject to the requirements of the Exchange Rules, all of whom shall be “independent” as defined or construed in accordance with the Exchange Rules. The composition of the Audit Committee shall comply with all other requirements of the Exchange Rules. The Board of Directors of the Corautus in effect after the Effective Time shall appoint the initial members of each committee.

(d) Corautus’s current Chief Financial Officer, Jack W. Callicutt, shall be retained by Corautus following the Effective Time until such time as his employment agreement is terminated by Corautus or, if earlier, his death, disability or resignation.

5.12 Tax Matters.

(a) Corautus, Merger Sub and VIA shall use their respective commercially reasonable efforts to cause the Merger to qualify, and shall use their respective commercially reasonable efforts not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Corautus, Merger Sub and VIA shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The parties hereto shall cooperate and use their commercially reasonable efforts in order for Corautus to obtain the opinion of McKenna Long & Aldridge LLP, in form and substance reasonably acceptable to VIA, dated as of the Closing (the “McKenna Opinion”) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for federal U.S. income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinions, VIA, Corautus (and Merger Sub) shall, as of the Effective Time, execute and deliver to McKenna Long & Aldridge LLP tax representation letters, dated and executed as of the dates of such opinion, in form and substance satisfactory to counsel to VIA and McKenna Long & Aldridge LLP (the “Tax Representation Letters”). In rendering such opinion, McKenna Long & Aldridge LLP shall be entitled to rely on customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in the Tax Representation Letters.

5.13 Lock-up Agreements. The Parties shall use their commercially reasonable efforts to cause each of the stockholders listed on Schedule 5.13 to enter into a Lock-up Agreement in the form attached hereto as Exhibit E (the “Lock-up Agreement”), pursuant to which such parties shall agree not to sell, assign or otherwise transfer the shares of Corautus Common Stock they receive pursuant to the terms of this Agreement or hold at the Effective Time from the Closing Date until two hundred seventy (270) days after the Closing Date; provided, however, the restrictions on the sale, assignment or transfer of such shares of Corautus Common Stock shall not apply to the cashless exercise of VIA Options or Corautus Options.

5.14 Corautus Name Change Amendment. Subject to Section 5.3(c), Corautus agrees to recommend to its stockholders that the Certificate of Incorporation of Corautus be amended, with effect immediately following the Effective Time of the Merger, to change the corporate name of Corautus to “VIA Pharmaceuticals, Inc.” (the “Corautus Name Change Amendment”).

5.15 Corautus Preferred Stock Conversion. Corautus shall use its commercially reasonable efforts to cause all issued and outstanding shares of Corautus Preferred Stock to be converted into Corautus Common Stock at or prior to the Effective Time; provided however, in the exercise of such efforts Corautus shall not be required to convert the Series C Preferred Stock into shares of Corautus Common Stock exceeding the number set forth in Section 1.7(a)(v)(ii) and provided further in connection with any conversion of Corautus Preferred Stock Corautus shall be entitled grant registration rights as to the Corautus Common Stock to be issued in such conversion or include such Corautus Common Stock in any registration statement filed in connection with the Merger.

5.16 VIA’s Auditors. VIA will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Corautus to comply with Legal Requirements, and (ii) the review of VIA’s audit work papers for up to the past three years, including the examination of selected interim financial statements and data.

5.17 Corautus’s Auditors. Corautus will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Corautus to comply with Legal Requirements, and (ii) the review by VIA and its Representatives of Corautus’s audit work papers for up to the past three years, including the examination of selected interim financial statements and data.

5.18 Legends. Corautus shall be entitled to place appropriate legends on the certificates evidencing any shares of Corautus Common Stock to be received in the Merger by equityholders of VIA who may be considered “affiliates” of Corautus for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for Corautus Common Stock.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Stockholder Approval. This Agreement and the Merger shall have been duly adopted by the Required VIA Stockholder Vote, and the issuance of the Corautus Common Stock in the Merger, the Change of Control, the Corautus Charter Amendment, and the Corautus Name Change Amendment shall have been duly approved or adopted, as the case may be, by the Required Corautus Stockholder Vote.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or any material applicable antitrust requirements reasonably determined to apply prior to the Closing to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Corautus, Merger Sub and VIA and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that VIA, on the one hand, nor Corautus on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.

6.4 Governmental Authorization. Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.5 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from Corautus, Merger Sub or VIA any damages or other relief that may be material to Corautus, Merger Sub or VIA; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Corautus; (d) that could materially and adversely affect the right or ability of Corautus or VIA to own the assets or operate the business of Corautus or VIA; or (e) seeking to compel VIA, Corautus or any Subsidiary of Corautus to dispose of or hold separate any material assets as a result of or following the Merger or any of the Contemplated Transactions.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF CORAUTUS AND MERGER SUB

The obligations of Corautus and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Corautus, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of VIA contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a VIA Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “VIA Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the VIA Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that VIA is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by VIA in all material respects.

7.3 No VIA Material Adverse Effect. From the Execution Date through the Effective Time, there shall not have occurred any VIA Material Adverse Effect.

7.4 Consents. All of the Consents set forth on Schedule 7.4 shall have been obtained and shall be in full force and effect.

7.5 Agreements and Other Documents. Corautus shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate of VIA executed on its behalf by the Chief Executive Officer and Chief Financial Officer of VIA confirming that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 have been duly satisfied;

(b) certificates of good standing (or equivalent documentation) of VIA in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Board of Directors of VIA authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by VIA hereunder;

(c) Lock-up Agreements from the individuals and entities listed in Section 5.13;

(d) Corautus shall have received a written opinion from McKenna Long & Aldrige LLP, counsel to Corautus, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if McKenna Long & Aldridge LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if another counsel reasonably acceptable to VIA (which may include VIA’s counsel) renders such opinion to Corautus (it being agreed that Corautus and VIA shall each provide reasonable cooperation, including making reasonable and customary representations, to the counsel rendering such tax opinion to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion); and

(e) Corautus shall have received from VIA a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Corautus along with written authorization for Corautus to deliver such notice form to the Internal Revenue Service on behalf of VIA upon the closing of the Merger.

7.6 Audited Financial Statements. Corautus shall have received VIA’s audited financial statements from inception to December 31, 2006, and such financial statements shall not contain any material adverse differences from the Financial Statements.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF VIA

The obligations of VIA to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by VIA, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of Corautus and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Corautus Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Corautus Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Corautus Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Corautus or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 No Corautus Material Adverse Effect. From the Execution Date through the Effective Time, there shall not have occurred any Corautus Material Adverse Effect.

8.4 Consents. All the Consents set forth on Schedule 8.4 shall have been obtained and shall be in full force and effect.

8.5 Documents. VIA shall have received the following documents:

(a) a certificate of Corautus executed on its behalf by the Chief Executive Officer and Chief Financial Officer of Corautus confirming that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied;

(b) certificates of good standing (or equivalent documentation) of each of Corautus and Merger Sub in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Boards of Directors of Corautus and Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Corautus and Merger Sub hereunder;

(c) Lock-up Agreements from the individuals and entities listed in Section 5.13;

(d) VIA shall have received a written opinion from Latham & Watkins LLP, counsel to VIA, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Latham & Watkins LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if another counsel reasonably acceptable to Corautus (which may include Corautus’s counsel) renders such opinion to VIA (it being agreed that Corautus and VIA shall each provide reasonable cooperation, including making reasonable and customary representations, to the counsel rendering such tax opinion to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion); and

(e) written resignations in forms satisfactory to VIA, dated as of the Closing Date and effective as of the Closing, executed by the directors of Corautus who are not to continue as directors of the Surviving Corporation pursuant to Section 5.11 hereof.

8.6 Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Corautus shall have failed to provide, with respect to any Corautus SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7 Corautus Net Cash. Corautus shall have Net Cash at Closing, determined in accordance with Section 1.7, of at least $11,000,000.

8.8 Board of Directors. Corautus shall have caused the Board of Directors of Corautus to be constituted as set forth in Section 5.11 of this Agreement.

8.9 Officers. Each of the individuals on Section 5.11 of the Corautus Disclosure Schedule shall have been appointed officers of Corautus as of the Effective Time.

8.10 Certificate of Amendment. The Corautus Charter Amendment shall have become effective under the DGCL.

8.11 Fairness Opinion. Corautus shall have received an opinion from Morgan Keegan & Company, Inc., dated the Execution Date to the effect that, as of such date, the Merger is fair to the stockholders of Corautus from a financial point of view.

8.12 Audited Financial Statements. VIA shall have received Corautus’s audited financial statements for the year ended December 31, 2006, and such financial statements shall not contain any material adverse differences from those previously provided to VIA.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after receipt of the Required VIA Stockholder Vote or Required Corautus Stockholder Vote, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of Corautus and VIA;

(b) by either Corautus or VIA if the Merger shall not have been consummated by September 30, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill or diligently pursue fulfillment of any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c) by either Corautus or VIA if a court of competent jurisdiction or other Governmental Body shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that neither Party may terminate this Agreement pursuant to this Section 9.1(c) unless that party first shall have used its reasonable best efforts to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling or action;

(d) by either Corautus or VIA if (i) the Corautus Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Corautus’s stockholders shall have taken a final vote on the issuance of shares of Corautus Common Stock pursuant to the Merger, the Change of Control, the Corautus Charter Amendment and the Corautus Name Change Amendment, and (ii) any of the

issuance of Corautus Common Stock pursuant to the Merger, the Change of Control, the Corautus Charter Amendment and the Corautus Name Change Amendment shall not have been approved or adopted at the Corautus Stockholder Meeting (and shall not have been approved or adopted at any adjournment or postponement thereof) by the Required Corautus Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Corautus where the failure to obtain the Required Corautus Stockholder Vote shall have been caused by the action or failure to act of Corautus and such action or failure to act constitutes a breach by Corautus of this Agreement;

(e) by VIA (at any time prior to the receipt of the Required Corautus Stockholder Vote) if a Corautus Triggering Event shall have occurred;

(f) by Corautus (at any time prior to the receipt of the Required Corautus Stockholder Vote) if a VIA Triggering Event shall have occurred;

(g) by VIA, upon a material breach of any representation, warranty, covenant or agreement on the part of Corautus or Merger Sub set forth in this Agreement, or if any representation or warranty of Corautus or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Corautus’s or Merger Sub’s representations and warranties or breach by Corautus or Merger Sub is curable by Corautus or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earliest of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from VIA to Corautus or Merger Sub of such breach or inaccuracy; and (iii) Corautus or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Corautus or Merger Sub is cured prior to such termination becoming effective);

(h) by Corautus, upon a material breach of any representation, warranty, covenant or agreement on the part of VIA set forth in this Agreement, or if any representation or warranty of VIA shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in VIA’s representations and warranties or breach by VIA is curable by VIA then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from Corautus to VIA of such breach or inaccuracy; and (iii) VIA ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by VIA is cured prior to such termination becoming effective); or

(i) by VIA if, at any time during the Pre-Closing Period, Corautus does not have Net Cash of at least $11,000,000.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.9, this Section 9.2, Section 9.3, and Section 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) Corautus shall pay VIA a nonrefundable, fee in the amount of $425,000 (the “Corautus Termination Fee”), plus an amount equal to VIA’s reasonable documented out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement (including due diligence), compliance with the obligations of VIA hereunder and actions taken in furtherance of the consummation of the transactions contemplated by this Agreement, not to exceed $425,000 in the aggregate (the “VIA Expenses”), in the event that this Agreement is terminated:

(i) by Corautus or VIA pursuant to Section 9.1(b) or Section 9.1(d), or by VIA by pursuant to Section 9.1(g), and (A) at any time before the Corautus Stockholder Meeting or, if applicable, the date of termination of this Agreement, an Acquisition Proposal with respect to Corautus shall have been publicly announced, disclosed or otherwise communicated to Corautus’s Board of Directors or stockholders, and (B) within 12 months after the date of termination of this Agreement, Corautus enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction (in each case, which Acquisition Proposal need not be or result from the same Acquisition Proposal described in clause (A)) (an “Alternative Transaction”); or

(ii) by VIA pursuant to Section 9.1(e).

Any Corautus Termination Fee and VIA Expenses due (1) under Section 9.3(b)(i) shall be paid to VIA by wire transfer of same-day funds no later than the date on which the Alternative Transaction is consummated or, if earlier, the date a definitive agreement is executed by Corautus with respect to such Alternative Transaction, or (2) under Section 9.3(b)(ii), within two Business Days of termination.

(c) VIA shall pay Corautus a nonrefundable, fee in the amount of $425,000 (the “VIA Termination Fee”), plus an amount equal to Corautus’ reasonable documented out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement (including due diligence), compliance with the obligations of Corautus hereunder and actions taken in furtherance of the consummation of the transactions contemplated by this Agreement, not to exceed $425,000 in the aggregate (the “Corautus Expenses”), in the event that this Agreement is terminated by Corautus pursuant to Section 9.1(f). Any VIA Termination Fee and Corautus Expenses due under this Section 9.3(c) shall be paid to Corautus by wire transfer of same-day funds within five Business Days of termination.

(d) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b) or 9.3(c), as applicable then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of VIA, Merger Sub and Corautus contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of VIA and Corautus at any time (whether before or after the receipt of the Required VIA Stockholder Vote or Required Corautus Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of VIA and Corautus.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware.

10.6 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any

Person (other than: (a) the parties hereto; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Corautus or Merger Sub:

Corautus Genetics Inc.

70 Mansell Court, Suite 100

Roswell, Georgia 30076

Telephone: (404) 526-6210

Fax: (404) 601-0200

Attention: Jack Callicutt

with a copy sent concurrently to:

McKenna Long & Aldridge LLP

303 Peachtree Street, NE

Suite 5300

Atlanta, Georgia 30308

Telephone: (404) 527-4000

Fax: (404) 527-4198

Attention: Robert E. Tritt

if to VIA:

VIA Pharmaceuticals, Inc.

750 Battery Street, Suite 330

San Francisco, California 94111

Telephone: (415) 283-2200

Fax: (415) 248-6640

Attention: James G. Stewart

with a copy sent concurrently to:

Latham & Watkins LLP

233 S. Wacker Drive

Suite 5800

Chicago, Illinois 60606

Telephone: (312) 876-7700

Fax: (312) 993-9767

Attention: Michael A. Pucker

10.10 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.12 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, in the event that this Agreement is terminated by VIA pursuant to Section 9.1(e) or by Corautus pursuant to Section 9.1(f) above, VIA’s or Corautus’s sole and exclusive remedy hereunder shall be that provided in Section 9.3(b)(ii) and Section 9.3(c), respectively.

10.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CORAUTUS GENETICS INC.

By:	/s/ RICHARD E OTTO
Name:	Richard E Otto
Title:	President and Chief Executive Officer

RESURGENS MERGER CORP.

By:	/s/ RICHARD E OTTO
Name:	Richard E Otto
Title:	President and Chief Executive Officer

VIA PHARMACEUTICALS, INC.

By:	/s/ LAWRENCE K. COHEN
Name:	Lawrence K. Cohen
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accountant Resolved Corautus Aggregate Share Number Determination Date” shall have the meaning set forth in Section 1.7(d)(v).

“Accountant Resolved Net Cash Determination Date” shall have the meaning set forth in Section 1.7(c)(v).

“Accounting Firm” shall have the meaning set forth in Section 1.7(c)(v).

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by VIA, on the one hand or Corautus, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal from such Party; provided, “Acquisition Inquiry” shall not include (i) correspondence and communications by Corautus to holders of Corautus Preferred Stock related to the conversion into Corautus Common Stock, and (ii) correspondence and communications by a Party in connection with and furthering the PIPE Financing.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by VIA, on the one hand or Corautus, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party; provided, “Acquisition Proposal” shall not include (i) correspondence and communications by Corautus to holders of Corautus Preferred Stock related to the conversion into Corautus Common Stock, and (ii) correspondence and communications by a Party in connection with and furthering the PIPE Financing.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of a Party;

provided, however, none of the following shall constitute an “Acquisition Transaction”: (x) the conversion of Corautus Preferred Stock into Corautus Common Stock; (y) the PIPE Financing transaction; and (z) asset dispositions necessary to effect the termination of Corautus’s clinical operations, including, termination of license agreements and reversion to the licensors of Intellectual Property licensed by Corautus.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Business” shall mean the business and operations of VIA.

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“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“CASN Dispute Notice” shall have the meaning set forth in Section 1.8(d)(ii).

“Certifications” shall have the meaning set forth in Section 3.4(b).

“Change in the Corautus Board Recommendation” shall have the meaning set forth in Section 5.3(d).

“Change of Control” shall mean a change in control of Corautus for purposes of NASD Rule 4350(i)(B).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing Net Cash Amount” shall have the meaning set forth in Section 1.7(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement, dated October 30, 2006, between VIA and Corautus.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions expressly contemplated by the Agreement (including, without limitation, the VIA Stockholder Voting Agreement, the Corautus Stockholder Voting Agreement, and the Lock-up Agreements).

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Corautus” shall have the meaning set forth in the Preamble.

“Corautus Aggregate Share Number” shall have the meaning set forth in Section 1.7(b).

“Corautus Aggregate Share Number Schedule” shall have the meaning set forth in Section 1.7(d)(i).

“Corautus Board Recommendation” shall have the meaning set forth in Section 5.3(b).

“Corautus Charter Amendment” shall have the meaning set forth in Section 1.5(a).

“Corautus Common Stock” shall have the meaning set forth in Section 3.3(a).

“Corautus Contract” shall mean any Contract: (a) to which Corautus or any Corautus Subsidiary is a party; (b) by which Corautus or any Corautus Intellectual Property rights or any other asset of Corautus or any Corautus Subsidiary is or may become bound or under which Corautus has, or may become subject to, any obligation; or (c) under which Corautus or any Corautus Subsidiary has or may acquire any right or interest.

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“Corautus Disclosure Schedule” shall have the meaning set forth in the first paragraph of Section 3.

“Corautus Employee Plan” shall have the meaning set forth in Section 3.13(d).

“Corautus Material Contract” shall have the meaning set forth in Section 3.9.

“Corautus Material Adverse Effect” shall mean any fact, change, event, factor, condition, circumstance, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Corautus and its Subsidiaries (including, following the Merger, the Surviving Corporation and its Subsidiaries), taken as a whole, other than to the extent such effects are due to: (a) the announcement of the transactions contemplated by this Agreement; (b) economic factors affecting the national, regional or world economy; (c) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (d) factors generally affecting the industry or markets, in which Corautus operates; (e) changes in law, rules or regulations applicable to Corautus or its Subsidiaries; (f) changes in GAAP or the interpretation thereof, in each case to the extent required by GAAP; (g) the PIPE Financing, (h) the conversion of the Corautus Preferred Stock, (i) the Reverse Stock Split, (j) any loss of Corautus’s NASDAQ Capital Market listing, (k) Corautus terminating any Corautus Contracts, paying termination costs and severance payments, or disposes of its assets, all as set forth in the Corautus Disclosure Schedules, or (l) any change in the stock price or trading volume of Corautus Common Stock (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Corautus Material Adverse Effect if such facts and circumstances are not otherwise excluded by clauses (a)-(l) of this definition).

“Corautus Name Change Amendment” shall have the meaning set forth in Section 5.14.

“Corautus Options” shall mean options or other rights to purchase or acquire shares of Corautus Common Stock issued by Corautus, other than those rights to purchase otherwise included in another defined term (e.g., Corautus Warrants).

“Corautus Permits” shall have the meaning set forth in Section 3.11(b).

“Corautus Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Corautus Products” shall have the meaning set forth in Section 3.11(d).

“Corautus Regulatory Permits” shall have the meaning set forth in Section 3.11(d).

“Corautus Review Period” shall have the meaning set forth in Section 1.7(e)(ii).

“Corautus SEC Documents” shall have the meaning set forth in Section 3.4(a).

“Corautus Stock Plan” shall have the meaning set forth in Section 3.3(b).

“Corautus Stockholder Meeting” shall have the meaning set forth in Section 5.3(a).

“Corautus Stockholders’ Voting Agreements” shall have the meaning set forth in the Recitals.

“Corautus Studies” shall have the meaning set forth in Section 3.11(e).

“Corautus Termination Fee” shall have the meaning set forth in Section 9.3(b).

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“Corautus Triggering Event” shall be deemed to have occurred if: (i) there shall have occurred a Change in the Corautus Board Recommendation; (ii) Corautus shall have failed to hold the Corautus Stockholder Meeting within sixty (60) days after the definitive Proxy Statement is filed with the SEC (other than to the extent that Corautus determines, in good faith, that the Required Corautus Stockholder Vote will not be obtained at a meeting held within such time, in such case the sixty (60) day period shall be tolled until such time as Corautus determines, in good faith, that the Required Corautus Stockholder Vote can be obtained at a meeting, in each case in accordance with Section 5.3(c)), (iii) Corautus shall have delivered a Notice of Superior Proposal under Section 4.5(b); or (iv) Corautus or any of its Subsidiaries or Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect.

“Corautus Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of Corautus and its consolidated subsidiaries as of December 31, 2006.

“Corautus Warrants” shall have the meaning set forth in Section 3.3(b).

“Costs” shall have the meaning set forth in Section 5.7(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“Dissenting Shares” shall have the meaning set forth in Section 1.10(a).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dispute Corautus Aggregate Share Number Determination Date” shall have the meaning set forth in Section 1.7(d)(iv).

“Dispute Net Cash Determination Date” shall have the meaning set forth in Section 1.7(c)(iv).

“Dispute Notice” shall have the meaning set forth in Section 1.7(c)(ii).

“Drug Regulatory Agency” shall have the meaning set forth in Section 2.11(c).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, claim, encumbrance, infringement, or interference, (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the receipt of any income derived from any asset).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Legal Requirement” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.9(a).

“Exchange Fund” shall have the meaning set forth in Section 1.9(a).

“Exchange Ratio” shall have the meaning set forth in Section 1.7(a).

“FDA” shall have the meaning set forth in Section 2.11(c).

“FDCA” shall have the meaning set forth in Section 2.11(c).

“First Anticipated Closing Date” shall have the meaning set forth in Section 1.7(c)(i).

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority).

“Grant Date” shall have the meaning set forth in Section 3.3(c).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Legal Requirement, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean all domestic and foreign intellectual property and proprietary rights, including but not limited to all (i) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, (ii) trademarks, service marks, trade names, domain names, trade dress, logos, corporate names and brand names, together will all goodwill associated therewith, and all applications and registrations in connection therewith, (iii) all works of authorship (whether or not published), copyrights and designs, and all applications and registrations in connection therewith, (iv) source code and object code versions of computer software (including data and related documentation) and website content, and (v) trade secrets and confidential business information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information, including all membership lists and databases and related information and profiles).

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean, with respect to the VIA or Corautus any executive officer (including any former employees retained pursuant to a consulting agreement as of the date of this Agreement) or employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer.

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“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact. Any Person that is an Entity shall have Knowledge if any executive officer (including any former employees retained pursuant to a consulting agreement as of the date of this Agreement) has Knowledge of such fact or other matter.

“Lapse Date” shall have the meaning set forth in Section 1.7(c)(ii).

“Liability” shall have the meaning set forth in Section 2.10.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, ordinance, code, rule, or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lock-up Agreement” shall have the meaning set forth in Section 5.13.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall mean (A) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“Multiple Employer Plan” shall mean (A) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“NASDAQ” shall mean the electronic inter-dealer quotation system owned and operated by NASDAQ, Inc., a subsidiary of the National Association of Securities Dealers, Inc.

“Net Cash” shall have the meaning set forth in Section 1.7(b).

“Net Cash Adjustment Factor” shall have the meaning set forth in Section 1.7(b).

“Net Cash Estimation” shall have the meaning set forth in Section 1.7(c)(i).

“Net Cash Schedule” shall have the meaning set forth in Section 1.7(c)(i).

“Non-Dispute Corautus Aggregate Share Number Determination Date” shall have the meaning set forth in Section 1.7(d)(iii).

“Non-Dispute Net Cash Determination Date” shall have the meaning set forth in Section 1.7(c)(iii).

“Notice of Superior Proposal” shall have the meaning set forth in Section 4.5(b).

“Ordinary Course of Business” shall mean, in the case of each of VIA and Corautus, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

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“Party” or “Parties” shall mean VIA, Merger Sub and Corautus.

“Person” shall mean any individual, Entity or Governmental Body.

“PIPE Financing” shall mean a private placement of shares of Corautus Common Stock or other securities to one or more qualified institutional buyers or accredited investors pursuant to any agreement entered into concurrently with or following the consummation of the Merger.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Preliminary Corautus Aggregate Share Number” shall have the meaning set forth in Section 1.7(d)(i).

“Private Placement” shall have the meaning set forth in Section 3.4(m).

“Private Placement Agreement” shall have the meaning set forth in Section 3.4(m).

“Proxy Statement” shall mean the Proxy Statement to be filed with the SEC by Corautus in connection with the Merger, as said statement may be amended, and mailed to the Corautus stockholders in connection with the Corautus Stockholder Meeting.

“Recapitalization Agreement” shall mean that certain Recapitalization Agreement by and between Corautus and Boston Scientific Corporation, dated as of June 30, 2006, as amended on October 31, 2006.

“Representatives” shall have the meaning set forth in Section 4.5(a).

“Required Corautus Stockholder Vote” shall have the meaning set forth in Section 3.19.

“Required VIA Stockholder Vote” shall have the meaning set forth in Section 2.19.

“Reverse Stock Split” shall have the meaning set forth in Section 1.5(a)(i).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 1.7(b)(iii) Amount” shall mean 50% of the amount equal to (i) $250,000, minus (ii) any expenses actually paid by Corautus in respect of that certain threatened claim previously disclosed to VIA prior to the Effective Time, provided that the Section 1.7(b)(iii) Amount shall not exceed $120,000. If such threatened claim is fully and finally resolved and all expenses have been paid in connection therewith prior to the Effective Time, the Section 1.7(b)(iii) Amount shall be zero.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series C Preferred Stock” shall mean the Series C preferred stock, par value $0.001 per share, of Corautus.

“Series C Preferred Stock Conversion Share Number” shall have the meaning set forth in Section 1.7(b)(v).

“Series D Preferred Stock” shall mean the Series D preferred stock, par value $0.001 per share, of Corautus.

“Series E Preferred Stock” shall mean the Series E preferred stock, par value $0.001 per share, of Corautus.

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“Subsequent Anticipated Closing Date” shall have the meaning set forth in Section 1.7(c)(vi).

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Proposal” shall mean an unsolicited bona fide Acquisition Proposal by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction with a Party, as a result of which either (A) the Party’s stockholders prior to such transaction do not own in the aggregate at least 15% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate VIA entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 85% or more of the Party’s capital stock, or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 85% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a failure to comply with or breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the Board of Directors of Corautus or VIA, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that it deems relevant (taking into account all financial, regulatory, legal and other aspects thereof) following consultation with its outside legal counsel and Morgan Keegan & Company, Inc. or a regionally-recognized financial advisor: (x) is more favorable, from a financial point of view, to Corautus’s stockholders or VIA’s stockholders, as applicable, than the terms of the Merger (taking into account any offer by the other Party to amend the terms of this Agreement,); and (y) is reasonably capable of being consummated on the terms proposed and on a timely basis (taking into account all financial, regulatory, legal and other aspects thereof); provided, however, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such Acquisition Proposal is not firmly committed and reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall mean any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Body, including without limitation, income, profits, franchise, capital, alternative or add on minimum, withholding, unemployment insurance, social security, occupational, production, severance, environmental, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, payroll employment, disability, worker’s compensation, unclaimed property, escheat, stamp and recording taxes, whether disputed or not, and shall include any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement, or as a transferee or successor, by contract or otherwise).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Treasury Regulations” shall mean the official interpretations of the Code promulgated by the United States Department of the Treasury.

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“VIA” shall have the meaning set forth in the Preamble.

“VIA Aggregate Share Number” shall have the meaning set forth in Section 1.7(b).

“VIA Capital Stock” shall mean the VIA Common Stock and the VIA Preferred Stock.

“VIA Common Stock” shall have the meaning set forth in Section 2.3(a).

“VIA Contract” shall mean any Contract: (a) to which VIA or any VIA Subsidiary is a Party; (b) by which VIA or any VIA Subsidiary or any VIA Intellectual Property rights or any other asset of VIA or any VIA Subsidiary is or may become bound or under which VIA or any VIA Subsidiary has, or may become subject to, any obligation; or (c) under which VIA or VIA Subsidiary has or may acquire any right or interest.

“VIA Disclosure Schedule” shall have the meaning set forth in the first paragraph of Section 2.

“VIA Employee Plan” shall have the meaning set forth in Section 2.13(d).

“VIA Financial Statements” shall have the meaning set forth in Section 2.4(a).

“VIA Material Adverse Effect” shall mean any fact, change, event, factor, condition, circumstance, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of VIA and its Subsidiaries, taken as a whole, other than to the extent such effects are due to: (a) the announcement of the transactions contemplated by this Agreement; (b) economic factors affecting the national, regional or world economy; (c) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (d) factors generally affecting the industry or markets, in which VIA operates; (e) changes in law, rules or regulations applicable to VIA or its Subsidiaries; or (f) changes in GAAP or the interpretation thereof, in each case to the extent required by GAAP.

“VIA Material Contract” shall have the meaning set forth in Section 2.9.

“VIA Options” shall mean options to purchase shares of VIA Common Stock issued by VIA.

“VIA Permits” shall have the meaning set forth in Section 2.11(b).

“VIA Preferred Stock” shall have the meaning set forth in Section 2.3(a).

“VIA Products” shall have the meaning set forth in Section 2.11(d).

“VIA Regulatory Permits” shall have the meaning set forth in Section 2.11(d).

“VIA Restricted Stock” shall have the meaning set forth in Section 1.6(e).

“Via Review Period” shall have the meaning set forth in Section 1.7(d)(ii).

“VIA Stock Certificate” shall have the meaning set forth in Section 1.8(b).

“VIA Stock Plan” shall have the meaning set forth in Section 1.6(d).

“VIA Stockholder Approval” shall have the meaning set forth in Section 2.19.

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“VIA Stockholder Voting Agreements” shall have the meaning set forth in the Recitals.

“VIA Studies” shall have the meaning set forth in Section 2.11(e).

“VIA Termination Fee” shall have the meaning set forth in Section 9.3(a)(ii).

“VIA Triggering Event” shall be deemed to have occurred if (i) VIA or any of its Subsidiaries or Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, or (ii) VIA or any of its Representatives shall change the VIA Board Recommendation or not convene the VIA Stockholders Meeting (or obtain the VIA Stockholder Approval by written consent).

“VIA Unaudited Balance Sheet” shall have the meaning set forth in Section 2.4(a).

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Schedule 1.7(b)(iv)

Net Cash Adjustment Factor

A	B	C
Closing Net Cash Amount*	Corautus Pre-Merger Stockholder Ownership Percentage Post-Merger*	Net Cash Adjustment Factor*
$15,000,000	27.80%	2.597122
$14,750,000	27.46%	2.641661
$14,500,000	27.12%	2.687316
$14,250,000	26.78%	2.734130
$14,000,000	26.43%	2.783579
$13,750,000	26.09%	2.832886
$13,500,000	25.73%	2.886514
$13,250,000	25.38%	2.940110
$13,000,000	25.00%	3.000000
$12,750,000	24.66%	3.055150
$12,500,000	24.29%	3.116921
$12,250,000	23.92%	3.180602
$12,000,000	23.55%	3.246285
$11,750,000	23.17%	3.315926
$11,500,000	22.79%	3.387889
$11,250,000	22.41%	3.462294
$11,000,000	22.02%	3.541326

* NOTE:	To the extent that Closing Net Cash Amount (as determined pursuant to Section 1.7(c)) is an amount between the amounts shown in the above table, the final Corautus Pre-Merger Stockholder Ownership Percentage Post-Merger and Net Cash Adjustment Factor, shall be determined by taking the same ratio of percentages shown in the table as the ratio of Closing Net Cash Amount to amounts shown in the table. For example, Closing Net Cash Amount of $13,125,000 results in Pre-Merger Stockholder Ownership Percentage Post-Merger of 25.19% and Net Cash Adjustment Factor of 2.970055%.

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EXHIBIT B

VIA PHARMACEUTICALS, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of February     , 2007, by and among Corautus Genetics, Inc., a Delaware corporation (“Corautus”); Resurgens Merger Corp., a Delaware corporation and wholly-owned subsidiary of Corautus (“Merger Sub”); Via Pharmaceuticals, Inc., a Delaware corporation (“Via”), and those stockholders of Via whose signatures appear on the signature pages to this Agreement (each, a “Stockholder”) (Corautus, Merger Sub, Via and each Stockholder are individually referred to herein as a “Party” and, collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

A. Each Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of preferred and/or common stock of Via as set forth under such Stockholder’s name on such Stockholder’s signature page hereto.

B. Corautus, Merger Sub and Via have entered into an Agreement and Plan of Merger and Reorganization, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into Via, with Via being the surviving corporation and continuing as a wholly-owned subsidiary of Corautus (the “Merger”).

C. In order to induce Corautus to enter into the Merger Agreement, each Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

1.2 “Subject Securities” shall mean: (i) all shares of Via Common Stock and Via Preferred Stock Owned by any Stockholder as of the date of this Agreement; and (ii) all additional shares of Via Common Stock, Via Preferred Stock or any other voting securities of Via of which any Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

1.3 A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, assigns, encumbers, grants an option with respect to, transfers or otherwise disposes (including by gift) of such security or any interest in such security to any Person other than Corautus; (ii) enters into an agreement, commitment or understanding contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Corautus; or (iii) reduces such Person’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

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1.4 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.5 “Via Common Stock” shall mean the common stock, par value $0.001 per share, of Via.

1.6 “Via Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of Via.

1.7 “Voting Covenant Expiration Date” shall mean the date of the termination of this Agreement in accordance with Section 7.3 hereof.

2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, no Stockholder shall, directly or indirectly, cause or permit any Transfer of any of the Subject Securities Owned by such Stockholder. During the term of this Agreement, each Stockholder agrees to notify, as promptly as is reasonably practicable, Corautus of the number of Subject Securities acquired by such Stockholder, if any, after the date hereof; provided, however that no notice shall be required in connection with the conversion of Via Preferred Stock into Via Common Stock.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, each Stockholder shall ensure that: (a) none of the Subject Securities Owned by such Stockholders is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities Owned by such Stockholders, other than as contemplated hereby.

2.3 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Section 2.1 shall not prohibit a Transfer of Subject Securities by any Stockholder (i) to any member of his or her immediate family, or to a trust for the benefit of such Stockholder or any member of his or her immediate family, (ii) upon the death of such Stockholder, or (iii) if such Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Corautus, to be bound by the terms of this Agreement.

Section 3. VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of Merger Agreement. Each Stockholder hereby agrees that between the date hereof and the Voting Covenant Expiration Date, at any meeting of the stockholders of Via, including the Via Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Via is sought, unless otherwise directed in writing by Corautus, each Stockholder shall appear at such meeting or otherwise cause all Subject Securities Owned by such Stockholder that are entitled to vote on such matter to be counted as present thereat for the purpose of establishing quorum and shall vote (or cause to be voted) the Subject Securities Owned by such Stockholder that are entitled to vote on such matter, as applicable:

(a) in favor of (i) the Merger and (ii) adoption of the Merger;

(b) against any action or agreement (other than the Merger Agreement and the Contemplated Transactions) that would result in a breach of any representation, warranty, covenant or obligation of Via under the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) a merger, consolidation or other business combination involving Via or any subsidiary of Via; (ii) any sale,

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lease or transfer of a material amount of the cash, cash equivalents or investment assets of Via or any subsidiary of Via; (iii) any reorganization, recapitalization, dissolution or liquidation of Via or any subsidiary of Via; (iv) any change in a majority of the board of directors of Via; (v) any Acquisition Proposal or Acquisition Transaction; (vi) any material change in the capitalization of Via, Via’s corporate structure and the voting rights of any class of Via Common Stock or Via Preferred Stock (other than the conversion of the Via Preferred Stock into Via Common Stock); and (vii) any other action (including amendment to Via’s certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, delay, frustrate, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement (including issuance of shares to Via stockholders in connection with the Merger and the Change of Control.)

Prior to the Voting Covenant Expiration Date, no Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy.

Contemporaneously with the execution of this Agreement: (i) each Stockholder shall deliver to Corautus a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) each Stockholder shall cause to be delivered to Corautus an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Via Common Stock or Via Preferred Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by such Stockholder.

Section 4. NO SOLICITATION

Each Stockholder hereby acknowledges and confirms that such Stockholder is aware of the covenants of Via contained in Section 4.5 of the Merger Agreement and hereby agrees that such Stockholder shall, and shall cause such Stockholder’s Representatives to, immediately cease any discussions or negotiations with any parties (other than Corautus) that may be ongoing with respect to any Acquisition Inquiry, Acquisition Proposal or Acquisition Transaction and request the prompt return or destruction of all confidential information previously furnished to such parties or their Representatives. Each Stockholder hereby agrees that it will not, and agrees to use its reasonable best efforts to cause each of its Representatives not to, directly or indirectly: (a) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal, or take any action that could reasonably be expected to lead to an Acquisition Inquiry or Acquisition Proposal; (b) furnish any information regarding Via or any Via subsidiary to any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal; (d) approve, endorse or recommend any Acquisition Proposal; or (e) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Transaction or enter into any agreement in principle causing or encouraging Via to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

Section 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder, on such Stockholder’s own behalf, hereby severally, and not jointly, represents and warrants to Corautus as follows:

5.1 Authorization, Etc. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and the Proxy, to perform his, her or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly and validly executed and delivered by such Stockholder and constitute legal, valid and

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binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Such Stockholder, if not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized or formed.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by such Stockholder do not: (i) breach, conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which he, she or it or any of his, her or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default (or an event that with notice or lapse of time or both would become a default) under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities Owned by such Stockholder pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of his, her or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by such Stockholder do not require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement.

5.3 Title to Securities. As of the date of this Agreement and subject to the potential conversion of Via Preferred Stock into Via Common Stock: (a) such Stockholder owns (free and clear of any claims, liens, encumbrances and security interests whatsoever) the number of outstanding shares of Via Common Stock and/or Via Preferred Stock set forth opposite such Stockholder’s name on its signature page hereto and has sole voting power with respect to all such shares of Via Common Stock and/or Via Preferred Stock that have the power to vote and the sole power of disposition with respect to all of such shares, with no restrictions, subject to applicable federal securities laws on his rights of disposition pertaining thereto and (b) such Stockholder does not directly or indirectly Own any shares of Via Common Stock and Via Preferred Stock other than the shares and other rights set forth opposite such Stockholder’s name on its signature page hereto.

5.4 No Finders Fee. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

5.5 Reliance By Corautus. The Stockholder understands and acknowledges that Corautus is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

5.6 Receipt of Merger Agreement. The Stockholder acknowledges receipt of a copy of the Merger Agreement.

Section 6. REPRESENTATIONS AND WARRANTIES OF VIA, CORAUTUS AND MERGER SUB

Each of Via, Corautus and Merger Sub hereby represents and warrants, severally for Via, and jointly and severally for Corautus and Merger Sub, to each Stockholder that it has all necessary power and authority to execute and deliver this Agreement and it has duly authorized, executed and delivered this Agreement and that this Agreement is legal, valid and binding, and enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of

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this Agreement by each of Via, Corautus and Merger Sub does not, and the consummation by it of the transactions contemplated hereby and compliance by it with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, its certificate of incorporation or by-laws, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, or law applicable to it or to its property or assets.

Section 7. MISCELLANEOUS

7.1 Lack of Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by each Stockholder in this Agreement shall terminate upon the termination of this Agreement and shall not survive.

7.2 Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Stockholder’s sole expense) take such further actions, as Corautus may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

7.3 Termination. This Agreement (and the irrevocable proxies granted hereunder) and all rights and obligations of the Parties under this Agreement (and the irrevocable proxies granted hereunder) shall terminate (in each case, without any further action on the part of any Party hereto) upon the first to occur of (a) the Effective Time, (b) written notice of termination of this Agreement by Corautus to the Stockholders, (c) the termination of the Merger Agreement in accordance with the terms thereof, (d) an amendment of the Merger Agreement that changes the Exchange Ratio or the form of consideration paid in the Merger, or (e) the date that is one year after the date of this Agreement.

7.4 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to a Stockholder:

at the address set forth on the signature page hereof; and

if to Corautus:

70 Mansell Court

Suite 100

Roswell, Georgia 30076 Telephone: (404) 526-6000

Attention: Chief Executive Officer

with a copy to:

McKenna Long & Aldridge LLP

303 Peachtree Street, NE

Suite 5300

Atlanta, Georgia 30308

Telephone: (404) 527-4000

Fax: (404) 527-4198

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401 Eastgate Mall

Attention: Robert E. Tritt

If to Via:

Via Pharmaceuticals, Inc.

750 Battery Street, Suite 330

San Francisco CA 94111

Telephone: (415) 283-2200

Fax: (415) 283-2201

Attention: Lawrence K. Cohen

with a copy to:

Latham & Watkins LLP

233 S. Wacker Drive

Suite 5800

Chicago, Illinois 60606

Telephone: (312) 876-7700

Fax: (312) 993-9767

Attention: Michael A. Pucker

7.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.7 Entire Agreement. This Agreement, the Proxy and any Lock-up Agreement between a Stockholder and Corautus collectively set forth the entire understanding of Corautus and each Stockholder relating to the subject matter hereof and supersede all other prior agreements and understandings between Corautus and such Stockholder relating to the subject matter hereof and thereof.

7.8 Assignment; Binding Effect. Except as provided herein (including in accordance with the transfer provisions set forth in Section 2 hereof), neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Stockholder and his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Corautus and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities Owned by such Stockholder are transferred. Nothing in this Agreement is intended to confer on any Person (other than Corautus and its successors and assigns) any rights or remedies of any nature.

7.9 Fiduciary Duties. Each Party hereto acknowledges and agrees that no Stockholder is making any agreement or understanding herein in any capacity other than in its capacity as a stockholder of Via. If any

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Affiliates, employees or agents of any Stockholder is an officer or member of the Board of Directors of Via, nothing herein shall in any way limit or affect actions taken by them in such capacity, and no action taken in their capacity as such an officer or director in furtherance of their fiduciary duties as an officer or director of Via shall be deemed to be a breach of the provisions of this Agreement.

7.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach by any Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Corautus shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach. Each Stockholder further agrees that neither Corautus nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.10, and each Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.11 Non-Exclusivity. The rights and remedies of Corautus under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Corautus under this Agreement, and the obligations and liabilities of each Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Stockholder’s obligations, or the rights or remedies of Corautus, under any other agreement between Corautus and such Stockholder; and nothing in any such other agreement shall limit any Stockholder’s obligations, or any of the rights or remedies of Corautus, under this Agreement.

7.12 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware.

7.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

7.14 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.15 Attorneys’ Fees. If any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

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7.16 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Signature pages follow.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

CORAUTUS GENETICS INC.

By:
Name:
Title:

RESURGENS MERGER SUB

By:
Name:
Title:

VIA PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature Page to Via Pharmaceuticals, Inc. Voting Agreement]

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STOCKHOLDER:

By:

ADDRESS:

Class of Securities	Certificate Nos.	Shares

[Signature Page to Via Pharmaceuticals, Inc. Voting Agreement]

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EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Via Pharmaceuticals, Inc., a Delaware corporation (“Via”), subject to the terms and conditions set forth herein, hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes CORAUTUS GENETICS, INC., a Delaware corporation (“Corautus”), Richard E. Otto and Robert T. Atwood, and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the Subject Securities Owned by the Stockholder that are entitled to vote on such matter which Subject Securities are specified on the final page of this proxy. Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Subject Securities are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Subject Securities. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Voting Agreement (as defined herein).

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof (the “Voting Agreement”), among Corautus, Via, Resurgens Merger Corp., a Delaware corporation and wholly-owned subsidiary of Corautus (“Merger Sub”), the Stockholder and the other stockholders of Via appearing as signatories thereto, and is granted in consideration of Corautus entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Corautus, Merger Sub and Via (the “Merger Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Subject Securities at any time between the date hereof and the Voting Covenant Expiration Date, at any meeting of the stockholders of Via, including the Via Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Via is sought as follows (the “Proxy Matters”):

(a) in favor of (i) the Merger and (ii) adoption of the Merger Agreement;

(b) against any action or agreement (other than the Merger Agreement and the Contemplated Transactions) that would result in a breach of any representation, warranty, covenant or obligation of Via under the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) a merger, consolidation or other business combination involving Via or any subsidiary of Via; (ii) any sale, lease or transfer of a material amount of the cash, cash equivalents or investment assets of Via or any subsidiary of Via; (iii) any reorganization, recapitalization, dissolution or liquidation of Via or any subsidiary of Via; (iv) any change in a majority of the board of directors of Via; (v) any Acquisition Proposal or Acquisition Transaction; (vi) any material change in the capitalization of Via, Via’s corporate structure and the voting rights of any class of Via Common Stock or Via Preferred Stock (other than the conversion of the Via Preferred Stock into Via Common Stock); and (vii) any other action (including amendment to Via’s certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, delay, frustrate, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement (including issuance of shares to Via stockholders in connection with the Merger and the Change of Control.)

The Stockholder may vote the Subject Securities on all matters that are not Proxy Matters, and the attorneys and proxies named above may not exercise this proxy with respect to any matters other than Proxy Matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Subject Securities).

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Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Signature page follows.

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Dated: February , 2007	STOCKHOLDER:

By:

ADDRESS:

Class of Securities	Certificate Nos.	Shares

[Signature Page to Irrevocable Proxy]

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EXHIBIT C

CORAUTUS GENETICS, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of February     , 2007, by and among Corautus Genetics, Inc., a Delaware corporation (“Corautus”); Resurgens Merger Corp., a Delaware corporation and wholly-owned subsidiary of Corautus (“Merger Sub”); Via Pharmaceuticals, Inc., a Delaware corporation (“Via”), and those stockholders of Corautus whose signatures appear on the signature pages to this Agreement (each, a “Stockholder”) (Corautus, Merger Sub, Via and each Stockholder are individually referred to herein as a “Party” and, collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

A. Each Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of preferred and/or common stock of Corautus as set forth under such Stockholder’s name on such Stockholder’s signature page hereto.

B. Corautus, Merger Sub and Via have entered into an Agreement and Plan of Merger and Reorganization, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into Via, with Via being the surviving corporation and continuing as a wholly-owned subsidiary of Corautus (the “Merger”).

C. In order to induce Via to enter into the Merger Agreement, each Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 “Corautus Common Stock” shall mean the common stock, par value $0.001 per share, of Corautus.

1.2 “Corautus Preferred Stock” shall mean, collectively, the Series C Preferred Stock, par value $0.001 per share, the Series D Preferred Stock, par value $0.001 per share, and the Series E Preferred Stock, par value $0.001 per share, of Corautus.

1.3 “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

1.4 “Subject Securities” shall mean: (i) all shares of Corautus Common Stock and Corautus Preferred Stock Owned by any Stockholder as of the date of this Agreement; and (ii) all additional shares of Corautus Common Stock, Corautus Preferred Stock or any other voting securities of Corautus of which any Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

1.5 A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, assigns, encumbers, grants an option with respect to, transfers or otherwise disposes (including by gift) of such security or any interest in such security to any Person other than Via; (ii) enters into an

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agreement, commitment or understanding contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Via; or (iii) reduces such Person’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.6 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.7 “Voting Covenant Expiration Date” shall mean the date of the termination of this Agreement in accordance with Section 7.3 hereof.

2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, no Stockholder shall, directly or indirectly, cause or permit any Transfer of any of the Subject Securities Owned by such Stockholder. During the term of this Agreement, each Stockholder agrees to notify, as promptly as is reasonably practicable, Via of the number of Subject Securities acquired by such Stockholder, if any, after the date hereof; provided, however that no notice shall be required in connection with the conversion of Corautus Preferred Stock into Corautus Common Stock.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, each Stockholder shall ensure that: (a) none of the Subject Securities Owned by such Stockholders is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities Owned by such Stockholders, other than as contemplated hereby.

2.3 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Section 2.1 shall not prohibit a Transfer of Subject Securities by any Stockholder (i) to any member of his or her immediate family, or to a trust for the benefit of such Stockholder or any member of his or her immediate family, (ii) upon the death of such Stockholder, or (iii) if such Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Via, to be bound by the terms of this Agreement.

Section 3. VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of Merger Agreement. Each Stockholder hereby agrees that between the date hereof and the Voting Covenant Expiration Date, at any meeting of the stockholders of Corautus, including the Corautus Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Corautus is sought, unless otherwise directed in writing by Via, each Stockholder shall appear at such meeting or otherwise cause all Subject Securities Owned by such Stockholder that are entitled to vote on such matter to be counted as present thereat for the purpose of establishing quorum and shall vote (or cause to be voted) the Subject Securities Owned by such Stockholder that are entitled to vote on such matter, as applicable:

(a) in favor of (i) the issuance of Corautus Common Stock pursuant to the Merger, the Change of Control and such other matters contemplated by the Merger Agreement, (ii) the Corautus Charter Amendment and (iii) the Corautus Name Change Amendment;

(b) against any action or agreement (other than the Merger Agreement and the Contemplated Transactions) that would result in a breach of any representation, warranty, covenant or obligation of Corautus or Merger Sub under the Merger Agreement; and

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(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) a merger, consolidation or other business combination involving Corautus or any subsidiary of Corautus; (ii) any sale, lease or transfer of a material amount of the cash, cash equivalents or investment assets of Corautus or any subsidiary of Corautus; (iii) any reorganization, recapitalization, dissolution or liquidation of Corautus or any subsidiary of Corautus; (iv) any change in a majority of the board of directors of Corautus; (v) any Acquisition Proposal or Acquisition Transaction; (vi) any material change in the capitalization of Corautus, Corautus’ corporate structure and the voting rights of any class of Corautus Common Stock or Corautus Preferred Stock (other than the conversion of the Corautus Preferred Stock into Corautus Common Stock); and (vii) any other action (including amendment to Corautus’ certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, delay, frustrate, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement (including issuance of shares to Via stockholders in connection with the Merger and the Change of Control).

Prior to the Voting Covenant Expiration Date, no Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy.

Contemporaneously with the execution of this Agreement: (i) each Stockholder shall deliver to Via a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) each Stockholder shall cause to be delivered to Via an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Corautus Common Stock or Corautus Preferred Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by such Stockholder.

Section 4. NO SOLICITATION

Each Stockholder hereby acknowledges and confirms that such Stockholder is aware of the covenants of Corautus contained in Section 4.5 of the Merger Agreement and hereby agrees that such Stockholder shall, and shall cause such Stockholder’s Representatives to, immediately cease any discussions or negotiations with any parties (other than Via) that may be ongoing with respect to any Acquisition Inquiry, Acquisition Proposal or Acquisition Transaction and request the prompt return or destruction of all confidential information previously furnished to such parties or their Representatives. Each Stockholder hereby agrees that it will not, and agrees to use its reasonable best efforts to cause each of its Representatives not to, directly or indirectly: (a) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal, or take any action that could reasonably be expected to lead to an Acquisition Inquiry or Acquisition Proposal; (b) furnish any information regarding Corautus or any Corautus subsidiary to any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal; (d) approve, endorse or recommend any Acquisition Proposal; or (e) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Transaction or enter into any agreement in principle causing or encouraging Corautus to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

Section 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder, on such Stockholder’s own behalf, hereby severally, and not jointly, represents and warrants to Via as follows:

5.1 Authorization, Etc. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and the Proxy, to perform his, her or its obligations hereunder and thereunder. This Agreement and

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the Proxy have been duly and validly executed and delivered by such Stockholder and constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Such Stockholder, if not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized or formed.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by such Stockholder do not : (i) breach, conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which he, she or it or any of his, her or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default (or an event that with notice or lapse of time or both would become a default) under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities Owned by such Stockholder pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of his, her or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by such Stockholder do not require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement.

5.3 Title to Securities. As of the date of this Agreement and subject to the potential conversion of Corautus Preferred Stock into Corautus Common Stock: (a) such Stockholder Owns (free and clear of any claims, liens, encumbrances and security interests whatsoever) the number of outstanding shares of Corautus Common Stock and/or Corautus Preferred Stock set forth opposite such Stockholder’s name on its signature page hereto and has sole voting power with respect to all such shares of Corautus Common Stock and/or Corautus Preferred Stock that have the power to vote and the sole power of disposition with respect to all of such shares, with no restrictions, subject to applicable federal securities laws on his rights of disposition pertaining thereto and (b) such Stockholder does not directly or indirectly Own any shares of Copper Common Stock and Copper Preferred Stock other than the shares and other rights set forth opposite such Stockholder’s name on its signature page hereto.

5.4 No Finders Fee. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

5.5 Reliance By Via. The Stockholder understands and acknowledges that Via is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

5.6 Receipt of Merger Agreement. The Stockholder acknowledges receipt of a copy of the Merger Agreement.

Section 6. REPRESENTATIONS AND WARRANTIES OF VIA, CORAUTUS AND MERGER SUB

Each of Via, Corautus and Merger Sub hereby represents and warrants, severally for Via, and jointly and severally for Corautus and Merger Sub, to each Stockholder that it has all necessary power and authority to execute and deliver this Agreement and it has duly authorized, executed and delivered this Agreement and that this Agreement is legal, valid and binding, and enforceable against it in accordance with its terms, subject to

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(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by each of Via, Corautus and Merger Sub does not, and the consummation by it of the transactions contemplated hereby and compliance by it with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, its certificate of incorporation or by-laws, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, or law applicable to it or to its property or assets.

Section 7. MISCELLANEOUS

7.1 Lack of Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by each Stockholder in this Agreement shall terminate upon the termination of this Agreement and shall not survive.

7.2 Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Stockholder’s sole expense) take such further actions, as Via may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

7.3 Termination. This Agreement (and the irrevocable proxies granted hereunder) and all rights and obligations of the Parties under this Agreement (and the irrevocable proxies granted hereunder) shall terminate (in each case, without any further action on the part of any Party hereto) upon the first to occur of (a) the Effective Time, (b) written notice of termination of this Agreement by Via to the Stockholders, (c) the termination of the Merger Agreement in accordance with the terms thereof, (d) an amendment of the Merger Agreement that changes the Exchange Ratio or the form of consideration paid in the Merger, or (e) the date that is one year after the date of this Agreement.

7.4 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to a Stockholder:

at the address set forth on the signature page hereof; and

if to Corautus:

70 Mansell Court

Suite 100

Roswell, Georgia 30076

Telephone: (404) 526-6000

Attention: Chief Executive Officer

with a copy to:

McKenna Long & Aldridge LLP

303 Peachtree Street, NE

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Suite 5300

Atlanta, Georgia 30308

Telephone: (404) 527-4000

Fax: (404) 527-4198

401 Eastgate Mall

Attention: Robert E. Tritt

If to Via:

Via Pharmaceuticals, Inc.

750 Battery Street, Suite 330

San Francisco CA 94111

Telephone: (415) 283-2200

Fax: (415) 283-2201

Attention: Lawrence K. Cohen

with a copy to:

Latham & Watkins LLP

233 S. Wacker Drive

Suite 5800

Chicago, Illinois 60606

Telephone: (312) 876-7700

Fax: (312) 993-9767

Attention: Michael A. Pucker

7.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.7 Entire Agreement. This Agreement, the Proxy and any Lock-up Agreement between a Stockholder and Via collectively set forth the entire understanding of Via and each Stockholder relating to the subject matter hereof and supersede all other prior agreements and understandings between Via and such Stockholder relating to the subject matter hereof and thereof.

7.8 Assignment; Binding Effect. Except as provided herein (including in accordance with the transfer provisions set forth in Section 2 hereof), neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Stockholder and his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Via and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities Owned by such Stockholder are transferred. Nothing in this Agreement is intended to confer on any Person (other than Via and its successors and assigns) any rights or remedies of any nature.

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7.9 Fiduciary Duties. Each Party hereto acknowledges and agrees that no Stockholder is making any agreement or understanding herein in any capacity other than in its capacity as a stockholder of Corautus. If any Affiliates, employees or agents of any Stockholder is an officer or member of the Board of Directors of Corautus, nothing herein shall in any way limit or affect actions taken by them in such capacity, and no action taken in their capacity as such an officer or director in furtherance of their fiduciary duties as an officer or director of Corautus shall be deemed to be a breach of the provisions of this Agreement.

7.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach by any Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Via shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach. Each Stockholder further agrees that neither Via nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.10, and each Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.11 Non-Exclusivity. The rights and remedies of Via under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Via under this Agreement, and the obligations and liabilities of each Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Stockholder’s obligations, or the rights or remedies of Via, under any other agreement between Via and such Stockholder; and nothing in any such other agreement shall limit any Stockholder’s obligations, or any of the rights or remedies of Via, under this Agreement.

7.12 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware.

7.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

7.14 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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7.15 Attorneys’ Fees. If any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

7.16 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Signature pages follow.

C-1-8

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

CORAUTUS GENETICS INC.

By:
Name:
Title:

RESURGENS MERGER SUB

By:
Name:
Title:

VIA PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature Page to Corautus Genetics, Inc. Voting Agreement]

C-1-9

STOCKHOLDER:

By:

ADDRESS:

Class of Securities	Certificate Nos.	Shares

[Signature Page to Corautus Genetics, Inc. Voting Agreement]

C-1-10

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Corautus Genetics, Inc., a Delaware corporation (“Corautus”), subject to the terms and conditions set forth herein, hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes VIA PHARMACEUTICALS, INC., a Delaware corporation (“Via”), Lawrence Cohen and James Stewart, and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the Subject Securities Owned by the Stockholder that are entitled to vote on such matter which Subject Securities are specified on the final page of this proxy. Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Subject Securities are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Subject Securities. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Voting Agreement (as defined herein).

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof (the “Voting Agreement”), among Corautus, Via, Resurgens Merger Corp., a Delaware corporation and wholly-owned subsidiary of Corautus (“Merger Sub”), the Stockholder and the other stockholders of Corautus appearing as signatories thereto, and is granted in consideration of Via entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Corautus, Merger Sub and Via (the “Merger Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Subject Securities at any time between the date hereof and the Voting Covenant Expiration Date, at any meeting of the stockholders of Corautus, including the Corautus Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Corautus is sought as follows (the “Proxy Matters”):

(a) in favor of (i) the issuance of Corautus Common Stock pursuant to the Merger, the Change of Control and such other matters contemplated by the Merger Agreement, (ii) the Corautus Charter Amendment and (iii) the Corautus Name Change Amendment;

(b) against any action or agreement (other than the Merger Agreement and the Contemplated Transactions) that would result in a breach of any representation, warranty, covenant or obligation of Corautus or Merger Sub under the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) a merger, consolidation or other business combination involving Corautus or any subsidiary of Corautus; (ii) any sale, lease or transfer of a material amount of the cash, cash equivalents or investment assets of Corautus or any subsidiary of Corautus; (iii) any reorganization, recapitalization, dissolution or liquidation of Corautus or any subsidiary of Corautus; (iv) any change in a majority of the board of directors of Corautus; (v) any Acquisition Proposal or Acquisition Transaction; (vi) any material change in the capitalization of Corautus, Corautus’ corporate structure and the voting rights of any class of Corautus Common Stock or Corautus Preferred Stock (other than the conversion of the Corautus Preferred Stock into Corautus Common Stock); and (vii) any other action (including amendment to Corautus’ certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, delay, frustrate, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement (including issuance of shares to Via stockholders in connection with the Merger and the Change of Control).

The Stockholder may vote the Subject Securities on all matters that are not Proxy Matters, and the attorneys and proxies named above may not exercise this proxy with respect to any matters other than Proxy Matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Subject Securities).

C-A-1

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

C-A-2

Dated: February     , 2007

STOCKHOLDER:

By:

ADDRESS:

Class of Securities	Certificate Nos.	Shares

[Signature Page to Irrevocable Proxy]

C-A-3

EXHIBIT E

Form of Lock-Up Agreement

                     , 2007

Corautus Genetics, Inc.

70 Mansell Court

Suite 100

Roswell, Georgia 30076

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed merger (the “Merger”) of RESURGENS MERGER CORP., a Delaware corporation (“Merger Sub”), with and into Via Pharmaceuticals, Inc., a Delaware corporation (“Via”), pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization dated February —, 2007 (as such agreement may be amended in accordance with its terms, the “Merger Agreement”), by and among Corautus Genetics, Inc., a Delaware corporation (“Corautus”), Merger Sub and Via. Pursuant and subject to the terms of the Merger Agreement, at the Effective Time (i) all issued and outstanding shares of common stock, par value $0.001 per share, of Via (“Via Common Stock”) will be converted into shares of common stock, par value $0.001 per share, of Corautus (“Corautus Common Stock”)(excluding any Dissenting Shares); (ii) all issued and outstanding shares of Series A preferred stock, par value $0.001 per share, of Via (“Via Preferred Stock”) will be converted into shares of Corautus Common Stock (excluding any Dissenting Shares); (iii) all issued and outstanding options to acquire shares of Via Common Stock will become exercisable for Corautus Common Stock; and (iv) Via will become a wholly-owned subsidiary of Corautus. Defined terms used herein and not otherwise defined herein shall have the respective meanings given them in the Merger Agreement.

In order to induce each of Corautus, Merger Sub and Via to consummate the Merger and the other transactions contemplated pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the Effective Time of the Merger and continuing to and including the date 270 days after the Effective Time, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Corautus Common Stock, or any options or warrants to purchase any shares of Corautus Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Corautus Common Stock, whether now owned or hereafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”).

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) pursuant to a bona fide gift or gifts (including, without limitation, to any members of the immediate family of the undersigned, by will or intestate succession), provided, that each donee thereof agrees, as a condition precedent to such transfer, to be bound in writing by the restrictions set forth herein; (ii) to any trust for the direct or indirect benefit of the undersigned or any members of the immediate family of the undersigned, provided, that the trustee

E-1-1

of the trust agrees, as a condition precedent to such transfer, to be bound in writing by the restrictions set forth herein, and provided, further, that any such transfer shall not involve a disposition for value; (iii) to any affiliate of the undersigned, including its partners (if a partnership), members (if a limited liability company) or wholly-owned subsidiaries (if a corporation), provided, that the transferee thereof agrees, as a condition precedent to such transfer, to be bound in writing by the restrictions set forth herein, and provided, further, that any such transfer shall not involve a disposition for value; or (iv) with the prior written consent of Corautus. The foregoing restrictions shall also not apply to the exercise of any options and/or warrants held by the undersigned or any affiliate of the undersigned; provided, that any shares of Corautus Common Stock acquired upon such exercise shall be subject to the terms of this Lock-Up Agreement.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now has, and, except as contemplated by clauses (i) through (iv) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with Corautus’ transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that Corautus, Merger Sub and Via are relying upon this Lock-Up Agreement in proceeding toward consummation of the Merger. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. If for any reason the Merger Agreement shall be terminated prior to the consummation of the Merger, this Lock-Up Agreement shall terminate, cease to be of any further force or effect, and the undersigned and the Undersigned’s Shares shall be released from any and all obligations hereunder.

Very truly yours,

By:
Name:
Title:

E-1-2

Annex B

February 6, 2007

Board of Directors

Corautus Genetics Inc.

70 Mansell Court, Suite 100

Roswell, GA 30076

Lady and Gentlemen:

You have requested our opinion as to whether the consideration to be paid by Corautus Genetics Inc. (the “Company”) in connection with the acquisition of VIA Pharmaceuticals, Inc. (“VIA Pharmaceuticals”) (the “Transaction”) is fair to the stockholders of the Company from a financial point of view. The Transaction is described more fully in the draft Agreement and Plan of Merger (the “Agreement”), dated January 31, 2007, by and between the Company, a Delaware corporation and VIA Pharmaceuticals, a Delaware corporation. We are not expressing any opinion as to the price at which the Company’s Common Stock will trade subsequent to the Transaction. Further, our opinion does not address the relative merits of the Transaction and the other business strategies being considered by the Company’s Board of Directors, nor does it address the Board’s decision to proceed with the Transaction.

Pursuant to the terms of and subject to the conditions set forth in the Agreement, all VIA Pharmaceuticals preferred stock and common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into and exchanged for shares of Corautus common stock. Subject to adjustment, the conversion ratio applicable to the issuance of shares of Corautus Common Stock for Via Pharmaceuticals Common Stock in the Merger shall be a number that results in Corautus Stockholders holding an aggregate of 25% of the Fully-Diluted Capitalization of Corautus immediately following the Merger and without giving effect to any financing.

The Baseline Post-Merger Corautus Ownership Percentage assumes that Corautus has $13 million of “net cash” upon consummation of the Merger. To the extent that Corautus delivers “net cash” less than $13 million but more than $11 million, the Baseline Post-Merger Corautus Ownership Percentage shall be reduced on a pro rata, straight-line basis based on the difference between the actual “net cash” delivered and $13 million. To the extent that Corautus delivers “net cash” more than $13 million up to $15 million, the Baseline Post-Merger Corautus Ownership Percentage shall be increased on a pro rata, straight-line basis based on the difference between the actual “net cash” delivered and $13 million. For the avoidance of doubt, there shall be no adjustments to the Baseline Post-Merger Corautus Ownership Percentage for “net cash” delivered in excess of $15 million.

Based upon an assumed “net cash” of $13 million upon consummation of the Merger, the resulting conversion ratio would be 4.72 Corautus shares for each VIA Pharmaceuticals share, and the total value of the consideration paid in Corautus common stock would be $39 million. The value of the total consideration assumes that the pre-merger value of all fully-diluted Corautus shares is equal to that of “net cash” delivered by Corautus at closing. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the Transaction.

MORGAN KEEGAN & COMPANY, INC. • 3050 PEACHTREE RD. N.W., SUITE 701 • ATLANTA, GA 30305
Members New York Stock Exchange, Inc.

In connection with our review of the Transaction, and in arriving at our opinion, we have, among other things:

(1) reviewed certain publicly available consolidated financial statements of the Company, financial statements of VIA Pharmaceuticals and certain other relevant financial and operating data of the Company and VIA Pharmaceuticals made available to us from published sources and by officers of the Company and VIA Pharmaceuticals, respectively;

(2) reviewed certain internal financial and operating information, including certain projections, relating to the Company and VIA Pharmaceuticals prepared by the managements of the Company and VIA Pharmaceuticals, respectively;

(3) discussed the business, financial condition and prospects of the Company with certain officers of the Company;

(4) discussed the business, financial condition and prospects of VIA Pharmaceuticals with certain officers of VIA Pharmaceuticals;

(5) reviewed the financial terms of the Transaction;

(6) reviewed the financial terms, to the extent publicly available, of certain similar transactions we deemed relevant;

(7) reviewed certain publicly available information relating to certain companies we deemed appropriate in analyzing the Company and VIA Pharmaceuticals;

(8) reviewed the current market environment generally and the biotechnology industry environment in particular; and

(9) performed such other analyses and examinations and considered such other information, financial studies, analysis and investigations and financial, economic and market data as we deemed relevant.

We have not independently verified any of the information concerning the Company or VIA Pharmaceuticals considered by us in connection with our review of the Transaction and, for purposes of the opinion set forth herein, we have assumed and relied upon the accuracy and completeness of all such information. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and VIA Pharmaceuticals as to the expected future financial performance of their respective companies. We have not been engaged to assess the achievability of such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties, or facilities of either the Company or VIA Pharmaceuticals nor have we been furnished with any such evaluation or appraisal. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist on, and can be evaluated as of, the date of this letter. Any change in such conditions would require a reevaluation of this opinion.

In connection with our opinion, we have assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Agreement. We also have assumed that all necessary governmental and regulatory approvals and third-party consents will be obtained on terms and conditions that will not have a material adverse effect on the Company or VIA Pharmaceuticals.

Morgan Keegan & Company, Inc., as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We will receive a fee upon delivery of this opinion to the Board of Directors of the Company which is not contingent upon the completion of the Transaction. In

MORGAN KEEGAN & COMPANY, INC. • 3050 PEACHTREE RD. N.W., SUITE 701 • ATLANTA, GA 30305
Members New York Stock Exchange, Inc.

addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we may trade in the debt and equity securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion stated herein are solely for the use of the Company’s Board of Directors and, except as set for below, may not be reproduced, summarized, excerpted from or otherwise publicly referred to in any manner without prior written consent.

Based upon and subject to the foregoing and such other matters as we deem relevant, we are of the opinion that as of the date hereof, the consideration to be paid by the Company in connection with the Transaction is fair to the stockholders of the Company from a financial point of view.

We hereby consent to the inclusion of the full text of our opinion and summary thereof in any disclosure document or proxy statement relating to the Transaction that the Company must file under the Securities Act of 1933, as amended and distributed to its stockholders. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction.

Sincerely,
MORGAN KEEGAN & COMPANY, INC.

MORGAN KEEGAN & COMPANY, INC. • 3050 PEACHTREE RD. N.W., SUITE 701 • ATLANTA, GA 30305
Members New York Stock Exchange, Inc.

Annex C

CERTIFICATE OF AMENDMENT

TO THE

RESTATED

CERTIFICATE OF INCORPORATION

OF

CORAUTUS GENETICS INC.

Corautus Genetics Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Corautus Genetics Inc. The Corporation was originally incorporated under the name “Urogen Corp.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 1995. Certificates of Amendment to the Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on March 22, 2000, October 1, 2001, February 5, 2003 and March 10, 2003.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law adopted resolutions to amend Article IV of the Restated Certificate of Incorporation of the Corporation by amending and restating the first paragraph within such Article to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 205,000,000 shares, consisting of 200,000,000 shares of Common Stock having a par value of $0.001 per share (“Common Stock”) and 5,000,000 shares of Preferred Stock having a par value of $0.001 per share (“Preferred Stock”).”

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Certificate of Amendment of the Restated Certificate of Incorporation has been duly executed by its authorized officer this          day of                          2007.

CORAUTUS GENETICS INC.

By:
Richard E. Otto Chief Executive Officer

Annex D

CERTIFICATE OF AMENDMENT

TO THE

RESTATED

CERTIFICATE OF INCORPORATION

OF

CORAUTUS GENETICS INC.

Corautus Genetics Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Corautus Genetics Inc. The Corporation was originally incorporated under the name “Urogen Corp.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 1995. Certificates of Amendment to the Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on March 22, 2000, October 1, 2001, February 5, 2003 and March 10, 2003.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law adopted resolutions to amend Article IV of the Restated Certificate of Incorporation of the Corporation by inserting the following paragraph at the end of such Article:

“Effective upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each [*] shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding, and issued and held in the treasury of the Corporation, shall, automatically and without any action on the part of the respective holders thereof, be reclassified and combined into one (1) share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares of Common Stock shall be issued and, in lieu thereof, any stockholder who would otherwise be entitled to receive a fractional share as a result of the actions set forth herein shall instead be entitled to receive cash equal to such fractional share multiplied by the last reported sales price of the Corporation’s Common Stock on the NASDAQ Capital Market (or such other market (e.g., bulletin board or pink sheets) on which the Corporation’s Common Stock then trades) on the business day immediately preceding the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (as adjusted to give effect to the reclassification and combination contemplated hereby).”

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Certificate of Amendment to the Restated Certificate of Incorporation has been duly executed by its authorized officer this      day of      2007.

CORAUTUS GENETICS INC.

Richard E. Otto Chief Executive Officer

*	By approving this amendment, stockholders will approve the reclassification and combination of any number of shares of our common stock between five and twenty into one share of our common stock. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include the specific number determined by our board of directors to be in the best interests of Corautus and our stockholders.

Annex E

CERTIFICATE OF AMENDMENT

TO THE

RESTATED

CERTIFICATE OF INCORPORATION

OF

CORAUTUS GENETICS INC.

Corautus Genetics Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Corautus Genetics Inc. The Corporation was originally incorporated under the name “Urogen Corp.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 1995. Certificates of Amendment to the Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on March 22, 2000, October 1, 2001, February 5, 2003, March 10, 2003 and                         , 2007.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law adopted resolutions to amend and restate Article I of the Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“The name of the corporation (which is hereinafter referred to as the “Corporation”) is VIA Pharmaceuticals, Inc.”

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Certificate of Amendment has been duly executed by its authorized officer on this          day of                          2007.

CORAUTUS GENETICS INC.

By:
Richard E. Otto Chief Executive Officer

PRELIMINARY

REVOCABLE PROXY

CORAUTUS GENETICS INC.

COMMON STOCK, SERIES D PREFERRED STOCK, AND SERIES E PREFERRED STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2007 SPECIAL MEETING OF STOCKHOLDERS. PLEASE COMPLETE, DATE EXECUTE AND RETURN PROMPTLY THIS PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The undersigned hereby appoints Richard E. Otto and Jack W. Callicutt, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock, Series D Preferred Stock, and Series E Preferred Stock of Corautus Genetics Inc. (the “Company”) that the undersigned is entitled to vote at the 2007 Special Meeting of Stockholders of the Company, to be held at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308, on                     , 2007, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE BELOW-LISTED PROPOSALS

1)	To approve the issuance of shares of our common stock, par value $0.001 per share, to the holders of equity securities of VIA Pharmaceuticals, Inc., a privately held Delaware corporation, pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated February 7, 2007, by and among Corautus, VIA Pharmaceuticals, Inc. and Resurgens Merger Corp., a Delaware corporation and our wholly-owned subsidiary, and the resulting change of control that will occur in connection with the share issuance.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2)	To approve an amendment to our certificate of incorporation to increase the authorized shares of our common stock from 100,000,000 to 200,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3)	To approve an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio within a range of 1:5 to 1:20, the final ratio to be determined by our board of directors and publicly announced.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4)	To approve an amendment to our certificate of incorporation to change our name from “Corautus Genetics Inc.” to “VIA Pharmaceuticals, Inc.”

☐ FOR	☐ AGAINST	☐ ABSTAIN

5)	To adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 4.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposals Nos. 2 and 4 are dependent on the approval of Proposal No. 1. As such, if the merger describe in Proposal No. 1 is not consummated, then the amendment to authorize additional shares described in Proposal No. 2 and the name change described in Proposal No. 4 will not be effected. The proxies named herein are authorized to act and vote in their best judgment upon any and all such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

(Continued, and to be signed and dated, on the reverse side)

(Continued from the other side)

PLEASE COMPLETE, DATE, EXECUTE AND RETURN PROMPTLY THIS PROXY CARD IN THE

ACCOMPANYING POSTAGE-PAID ENVELOPE

PROXY—SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Special Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the special meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by (1) giving written notice to Jack W. Callicutt, Senior Vice President and Chief Financial Officer, at 70 Mansell Court, Suite 100, Roswell, Georgia 30076, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the special meeting. Please note, however, that under the rules of the New York Stock Exchange and the American Stock Exchange, or the Exchanges, and the NASDAQ Stock Market, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Special Meeting only in accordance with the applicable rules and procedures of the Exchanges and the NASDAQ Stock Market, as employed by the beneficial owner’s brokerage firm.

Date: , 2007

Signature
Signature, if shares held jointly

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Do you plan to attend the special meeting in person?

☐ YES	☐ NO